Filed pursuant to Rule 424(b)(3)
Registration No.: 333-137784

PROSPECTUS

United States Oil Fund, LP

30,000,000 Units

United States Oil Fund, LP, a Delaware limited partnership, is a commodity pool that will issue units that may be purchased and sold on the American Stock Exchange. United States Oil Fund, LP is referred to as USOF throughout this document. The investment objective of USOF is for changes in percentage terms of the units’ net asset value to reflect the changes in percentage terms of the spot price of West Texas Intermediate light, sweet crude oil delivered to Cushing, Oklahoma, less USOF’s expenses. This is a best efforts offering. USOF will continuously offer creation baskets consisting of 100,000 units to authorized purchasers through ALPS Distributors, Inc., which is the marketing agent. A list of USOF’s current authorized purchasers is available from the marketing agent. Authorized purchasers will pay a transaction fee of $1,000 for the creation of each creation basket. There are no arrangements to place funds in an escrow, trust, or similar account. This will be a continuous offering and will not terminate until all of the registered units have been sold.

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Authorized purchasers may purchase creation baskets of 100,000 units. The per unit price of units on a particular day will be the total net asset value of USOF calculated shortly after the close of the American Stock Exchange on that day divided by the number of issued and outstanding units.

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Authorized purchasers will be the only persons that may place orders to create and redeem baskets. An authorized purchaser is under no obligation to create or redeem baskets, and an authorized purchaser is under no obligation to offer to the public units of any baskets it does create. Authorized purchasers that do offer to the public units from the baskets they create will do so at per-unit offering prices that are expected to reflect, among other factors, the trading price of the units on the American Stock Exchange, the net asset value of USOF at the time the authorized purchaser purchased the creation basket and the net asset value of the units at the time of the offer of the units to the public, the supply of and demand for units at the time of sale, and the liquidity of the oil futures contract market and the market for other oil interests, and are expected to fall between USOF’s net asset value and the trading price of the units on the American Stock Exchange at the time of sale. Units initially comprising the same basket but offered by authorized purchasers to the public at different times may have different offering prices. Units are expected to trade in the secondary market on the American Stock Exchange. Units may trade in the secondary market at prices that are lower or higher relative to their net asset value per unit. The amount of the discount or premium in the trading price relative to the net asset value per unit may be influenced by various factors, including the number of investors who seek to purchase or sell units in the secondary market and the liquidity of the oil futures contract market and the market for other oil interests. Authorized purchasers will not be required to sell any specific number or dollar amount of units.

USOF is not a mutual fund registered under the Investment Company Act of 1940 and is not subject to regulation under such Act.

Some of the risks of investing in USOF include:

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Investing in oil interests subjects USOF to the risks of the oil industry and this could result in large fluctuations in the price of USOF’s units.

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If certain correlations do not exist, then investors may not be able to use USOF as a cost-effective way to invest indirectly in oil or as a hedge against the risk of loss in oil-related transactions.

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USOF does not expect to make cash distributions.

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USOF and its general partner may have conflicts of interest, which may permit them to favor their own interests to your detriment.

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USOF has a limited operating history so there is no extensive performance history to serve as a basis for you to evaluate an investment in USOF.

Investing in USOF involves other significant risks. See “What Are the Risk Factors Involved with an Investment in USOF?” starting on page 11.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OFFERED IN THIS PROSPECTUS, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE COMMODITY FUTURES TRADING COMMISSION (“CFTC”) HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS IT PASSED ON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.

This prospectus is in two parts: a disclosure document and a statement of additional information. These parts are bound together, and both contain important information.

	Per Unit	Per Basket
Price of the units*	$54.68	$5,468,000

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*

Based on the price that would be in effect on October 16, 2006. Price may vary based on NAV in effect on a particular day.

The date of this prospectus is October 18, 2006.

COMMODITY FUTURES TRADING COMMISSION

RISK DISCLOSURE STATEMENT

YOU SHOULD CAREFULLY CONSIDER WHETHER YOUR FINANCIAL CONDITION PERMITS YOU TO PARTICIPATE IN A COMMODITY POOL. IN SO DOING, YOU SHOULD BE AWARE THAT FUTURES AND OPTIONS TRADING CAN QUICKLY LEAD TO LARGE LOSSES AS WELL AS GAINS. SUCH TRADING LOSSES CAN SHARPLY REDUCE THE NET ASSET VALUE OF THE POOL AND CONSEQUENTLY THE VALUE OF YOUR INTEREST IN THE POOL. IN ADDITION, RESTRICTIONS ON REDEMPTIONS MAY AFFECT YOUR ABILITY TO WITHDRAW YOUR PARTICIPATION IN THE POOL.

FURTHER, COMMODITY POOLS MAY BE SUBJECT TO SUBSTANTIAL CHARGES FOR MANAGEMENT, ADVISORY AND BROKERAGE FEES. IT MAY BE NECESSARY FOR THOSE POOLS THAT ARE SUBJECT TO THESE CHARGES TO MAKE SUBSTANTIAL TRADING PROFITS TO AVOID DEPLETION OR EXHAUSTION OF THEIR ASSETS. THIS DISCLOSURE DOCUMENT CONTAINS A COMPLETE DESCRIPTION OF EACH EXPENSE TO BE CHARGED THIS POOL BEGINNING ON PAGE 67 AND A STATEMENT OF THE PERCENTAGE RETURN NECESSARY TO BREAK EVEN, THAT IS, TO RECOVER THE AMOUNT OF YOUR INITIAL INVESTMENT, ON PAGE 7.

THIS BRIEF STATEMENT CANNOT DISCLOSE ALL THE RISKS AND OTHER FACTORS NECESSARY TO EVALUATE YOUR PARTICIPATION IN THIS COMMODITY POOL. THEREFORE, BEFORE YOU DECIDE TO PARTICIPATE IN THIS COMMODITY POOL, YOU SHOULD CAREFULLY STUDY THIS DISCLOSURE DOCUMENT, INCLUDING THE DESCRIPTION OF THE PRINCIPAL RISK FACTORS OF THIS INVESTMENT, BEGINNING ON PAGE 11.

YOU SHOULD ALSO BE AWARE THAT THIS COMMODITY POOL MAY TRADE FOREIGN FUTURES OR OPTIONS CONTRACTS. TRANSACTIONS ON MARKETS LOCATED OUTSIDE THE UNITED STATES, INCLUDING MARKETS FORMALLY LINKED TO A UNITED STATES MARKET, MAY BE SUBJECT TO REGULATIONS WHICH OFFER DIFFERENT OR DIMINISHED PROTECTION TO THE POOL AND ITS PARTICIPANTS. FURTHER, UNITED STATES REGULATORY AUTHORITIES MAY BE UNABLE TO COMPEL THE ENFORCEMENT OF THE RULES OF REGULATORY AUTHORITIES OR MARKETS IN NON-UNITED STATES JURISDICTIONS WHERE TRANSACTIONS FOR THE POOL MAY BE EFFECTED.

Page

Privacy Policy	72
U.S. Federal Income Tax Considerations	72
Other Tax Considerations	80
Investment by ERISA Accounts	80
Information You Should Know	83
Statement Regarding Forward-Looking Statements	83
Where You Can Find More Information	83
Summary of Promotional and Sales Material	84
Patent Application Pending	84
Index to Financial Statements	F-1
Report of Independent Registered Public Accounting Firm
Appendix A:
Glossary of Defined Terms
Appendix B:
United States Oil Fund, LP Form of Second Amended and Restated Agreement of Limited Partnership
Appendix C:
Market Watch Interview with John Hyland — Portfolio Manager, April 10, 2006
STATEMENT OF ADDITIONAL INFORMATION
Overview of the Petroleum Industry
Overview of Crude Oil
Crude Oil Regulation

Until October 28, 2006 (10 days after the date of this prospectus), all dealers effecting transactions in the offered units, whether or not participating in this distribution, may be required to deliver a prospectus. This requirement is in addition to the obligations of dealers to deliver a prospectus when acting as underwriters and with respect to unsold allotments or subscriptions.

PROSPECTUS SUMMARY

This is only a summary of the Prospectus and, while it contains material information about USOF and its units, it does not contain or summarize all of the information about USOF and the units contained in this Prospectus that is material and/or which may be important to you. You should read this entire Prospectus, including “What Are the Risk Factors Involved with an Investment in USOF?” beginning on page 11, before making an investment decision about the units.

Overview of USOF

United States Oil Fund, LP, a Delaware limited partnership (“USOF” or “Us” or “We”), is a commodity pool that issues units that may be purchased and sold on the American Stock Exchange. USOF changed its name from New York Oil ETF, LP to United States Oil Fund, LP on September 30, 2005. The investment objective of USOF is for changes in percentage terms of the units’ net asset value to reflect the changes in percentage terms of the spot price of West Texas Intermediate (“WTI”) light, sweet crude oil delivered to Cushing, Oklahoma (“WTI light, sweet crude oil”), less USOF’s expenses. USOF will invest in futures contracts for WTI light, sweet crude oil, other types of crude oil, heating oil, gasoline, natural gas, and other petroleum-based fuels that are traded on the New York Mercantile Exchange or other U.S. and foreign exchanges (collectively, “Oil Futures Contracts”) and other oil interests such as cash-settled options on Oil Futures Contracts, forward contracts for oil, and over-the-counter transactions that are based on the price of oil, other petroleum-based fuels, Oil Futures Contracts and indices based on the foregoing (collectively, “Other Oil Interests”). The general partner, Victoria Bay Asset Management, LLC (“General Partner”), which is registered as a commodity pool operator, is authorized by the Agreement of Limited Partnership (“LP Agreement”) to manage USOF. The General Partner is authorized by USOF in its sole judgment to employ, establish the terms of employment for, and terminate commodities trading advisors or futures commission merchants.

USOF seeks to achieve its investment objective by investing in a mix of Oil Futures Contracts and Other Oil Interests such that changes in USOF’s NAV will closely track the changes in the price of a specified Oil Futures Contract (“Benchmark Oil Futures Contract”). The General Partner believes the Benchmark Oil Futures Contract historically exhibited a close correlation with the spot price of WTI light, sweet crude oil. On any Valuation Day (a Valuation Day is any day as of which USOF calculates its NAV), the Benchmark Oil Futures Contract is the near month futures contract for WTI light, sweet crude oil traded on the New York Mercantile Exchange unless the near month futures contract will expire within two weeks of the Valuation Day, in which case the Benchmark Oil Futures Contract is the second to nearest out month futures contract for WTI light, sweet crude oil traded on the New York Mercantile Exchange. “Near Month Contract” means the next contract traded on the New York Mercantile Exchange due to expire; “Second to Nearest Out Month Contract” means the first contract traded on the New York Mercantile Exchange due to expire after the Near Month Contract. This convention is used to define the Benchmark Oil Futures Contract because the General Partner believes from its review of past market activity that most Oil Futures Contracts traded on the New York Mercantile Exchange are closed out or offset by the parties prior to the settlement date of the contract and there is lighter trading during the days immediately preceding settlement. Because there is lighter trading during the two-week period prior to settlement, the trading price of the Near Month Contract may not provide as accurate a reflection of the spot price of oil. The General Partner generally intends to invest in the Second to Nearest Out Month Contract during this period.

More specifically, the General Partner will endeavor to place USOF’s trades in Oil Futures Contracts and Other Oil Interests and otherwise manage USOF’s investments so that A will be within plus/minus 10 percent of B, where:

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A is the average daily change in USOF’s NAV for any period of 30 successive Valuation Days, and

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B is the average daily change in the price of the Benchmark Oil Futures Contract over the same period.

The General Partner believes that market arbitrage opportunities will cause USOF’s unit price on the American Stock Exchange to closely track USOF’s NAV per unit. The General Partner further believes that the prices of the Benchmark Oil Futures Contract have historically closely tracked the spot prices of WTI light, sweet crude oil. The General Partner believes that the net effect of these two expected relationships and the expected relationship described above between USOF’s NAV and the Benchmark Oil Futures Contract, will be that the price of USOF’s units on the American Stock Exchange will closely track the spot price of a barrel of WTI light, sweet crude oil, less USOF’s expenses.

USOF will also invest in obligations of the United States government with remaining maturities of two years or less (“Treasuries”) and hold cash and cash equivalents to be used to meet its current or potential margin or collateral requirements with respect to its investments in Oil Futures Contracts and Other Oil Interests. USOF does not expect there to be any meaningful correlation between the performance of USOF’s investments in Treasuries/cash/cash equivalents and the changes in the price of WTI light, sweet crude oil. While the level of interest earned on or market price of these investments may in some respect correlate to changes in the price of oil, this correlation is not anticipated as part of USOF’s efforts to meet its objectives. This and certain risk factors discussed in this Prospectus may cause a lack of correlation between changes in USOF’s NAV and changes in the price of WTI light, sweet crude oil.

The General Partner will employ a “neutral” investment strategy intended to track the spot price of WTI light, sweet crude oil regardless of whether the price of oil goes up or goes down. USOF’s “neutral” investment strategy is designed to permit investors generally to purchase and sell USOF’s units for the purpose of investing indirectly in oil in a cost-effective manner, and/or to permit participants in the oil or other industries to hedge the risk of losses in their oil-related transactions. Accordingly, depending on the investment objective of an individual investor, the risks generally associated with investing in oil and/or the risks involved in hedging may exist. In addition, an investment in USOF involves the risk that the price of USOF’s units will not accurately track the spot price of WTI light, sweet crude oil.

USOF will create and redeem units only in blocks called Creation Baskets and Redemption Baskets, respectively. Only Authorized Purchasers may purchase or redeem Creation Baskets or Redemption Baskets. An Authorized Purchaser is under no obligation to create or redeem baskets, and an Authorized Purchaser is under no obligation to offer to the public units of any baskets it does create. It is expected that baskets will be created when there is sufficient demand for units that the market price per unit is at a premium to the NAV per unit. Authorized Purchasers will then sell such units, which will be listed on the American Stock Exchange, to the public at prices that are expected to reflect, among other factors, the trading price of the units on the American Stock Exchange, the NAV of USOF at the time the Authorized Purchaser purchased the Creation Baskets and the NAV at the time of the offer of the units to the public, the supply of and demand for units at the time of sale, and the liquidity of the Oil Futures Contracts market and the market for Other Oil Interests, and are expected to fall between USOF’s NAV and the trading price of the units on the American Stock Exchange at the time of sale. Similarly, it is expected that baskets will be redeemed when the market price per unit is at a discount to the NAV per unit. Retail investors seeking to purchase or sell units on any day are expected to effect such transactions in the secondary market, on the American Stock Exchange, at the market price per unit, rather than in connection with the creation or redemption of baskets.

The minimum number of Creation Baskets that must be sold is one. All proceeds from the sale of Creation Baskets will be invested as quickly as possible in the investments described in this Prospectus. There will be no escrow or similar holding of funds that has a time period or other conditions. Investments will be held through Brown Brothers Harriman & Co., USOF’s Custodian or, through accounts with USOF’s commodities futures brokers. There is no stated maximum time period for USOF’s operations and the fund will continue until all units are redeemed or the fund is liquidated pursuant to the terms of the LP Agreement.

There is no specified limit on the maximum amount of Creation Baskets that can be sold. At some point, position limits on certain of the futures contracts in which USOF intends to invest may practically limit the maximum amount of Creation Baskets that will be sold if the General Partner determines that the other investment alternatives available to USOF at that time will not enable it to meet its stated investment objective.

Units may also be purchased and sold in smaller increments on the American Stock Exchange. However, these transactions will be effected at bid and ask prices established by specialist firm(s). Like any listed security, units of USOF can be purchased and sold at any time a secondary market is open.

In managing USOF’s assets the General Partner does not intend to use a technical trading system that issues buy and sell orders. The General Partner does intend to employ quantitative methodologies whereby each time one or more baskets are purchased or sold, the General Partner will purchase or sell Oil Futures Contracts and Other Oil Interests with an aggregate face amount that approximates the amount of Treasuries and/or cash received or paid upon the purchase or sale of the basket(s).

Note to Secondary Market Investors: The units can be directly purchased from or redeemed by USOF only in Creation Baskets or Redemption Baskets, respectively, and only by Authorized Purchasers. Each Creation Basket and Redemption Basket will consist of 100,000 units and is expected to be worth several million dollars. Individual investors, therefore, will not be able to directly purchase units from or redeem units with USOF. Some of the information contained in this Prospectus, including information about buying and selling units directly from and to USOF is only relevant to Authorized Purchasers. Units will also be listed and traded on the American Stock Exchange and may be purchased and sold as individual units. Individuals interested in purchasing units in the secondary market should contact their broker. Units purchased or sold through a broker may be subject to commissions.

Except when aggregated in Redemption Baskets, units will not be redeemable securities. There is no guarantee that units will trade at or near NAV.

USOF was organized as a limited partnership under Delaware law on May 12, 2005. USOF is operated pursuant to the LP Agreement, which is included as Appendix B. It is managed and controlled by the General Partner, Victoria Bay Asset Management, LLC. The General Partner is registered as a commodities pool operator (“CPO”) with the CFTC and is a member of the National Futures Association (“NFA”).

The Units

The units are registered as securities under the Securities Act of 1933 (“1933 Act”) and will not provide dividend rights or conversion rights and there will not be sinking funds. The units may only be redeemed when aggregated in Redemption Baskets as discussed under “Creations and Redemptions” and limited partners will have limited voting rights as discussed under “Who is the General Partner?” Cumulative voting will neither be permitted nor required and there will be no preemptive rights. As discussed in the LP Agreement, upon liquidation of USOF, its assets will be distributed pro rata to limited partners based upon the number of units held. Each limited partner will receive its share of the assets in cash or in kind, and the proportion of such share that is received in cash may vary from partner to partner, as the General Partner in its sole discretion may decide.

This will be a continuous offering under Rule 415 of the 1933 Act and it will terminate when all of the registered units have been sold. It is anticipated that when all registered units have been sold, additional units will be registered in subsequent continuous offerings. As discussed above, the minimum purchase requirement for Authorized Purchasers is a Creation Basket, which will consist of 100,000 units. Under the plan of distribution, USOF does not require a minimum purchase amount for investors who purchase units from Authorized Purchasers. There are no arrangements to place funds in an escrow, trust, or similar account.

USOF’s Investments in Oil Interests

USOF will invest in Oil Futures Contracts and Other Oil Interests. For convenience and unless otherwise specified, Oil Futures Contracts and Other Oil Interests collectively are referred to as “oil interests” in this Prospectus. A brief description of the principal types of oil interest-related instruments in which USOF may invest is set forth below.

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An oil futures contract is a standardized contract traded on a futures exchange that calls for the future delivery of a specified quantity of oil at a specified time and place.

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An oil forward contract is a supply contract between principals, not traded on an exchange, to buy or sell a specified quantity of oil at or before a specified date at a specified price.

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A spot contract for oil is a cash market transaction in which the buyer and seller agree to the immediate purchase and sale of oil, usually with a two-day settlement. Spot contracts are not uniform and are not exchange-traded.

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An option on an oil futures contract, forward contract or oil on the spot market gives the buyer of the option the right, but not the obligation, to buy or sell a futures contract, forward contract or oil, as applicable, at a specified price on or before a specified date. Options on futures contracts are standardized contracts traded on an exchange, while options on forward contracts and oil on the spot market, referred to collectively in this Prospectus as over-the-counter options, generally are individually negotiated, principal-to-principal contracts not traded on an exchange.

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Over-the-counter contracts (such as swap contracts) generally involve an exchange of a stream of payments between the contracting parties. Over-the-counter contracts generally are not uniform and not exchange-traded.

A more detailed description of oil interests and other aspects of the oil and oil interest markets can be found later in this Prospectus.

As noted, USOF expects to invest primarily in Oil Futures Contracts, including those traded on the New York Mercantile Exchange. USOF expressly disclaims any association with such Exchange or endorsement of USOF by such Exchange and acknowledges that “NYMEX” and “New York Mercantile Exchange” are registered trademarks of such Exchange.

Principal Investment Risks of an Investment in USOF

An investment in USOF involves a degree of risk. Some of the risks you may face are summarized below. A more extensive discussion of these risks appears beginning on page 11.

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Unlike mutual funds, commodity pools or other investment pools that actively manage their investments in an attempt to realize income and gains from their investing activities and distribute such income and gains to their investors, USOF generally does not expect to distribute cash to limited partners or other unitholders. You should not invest in USOF if you will need cash distributions from USOF to pay taxes on your share of income and gains of USOF, if any, or for any other reason.

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There is the risk that changes in the price of USOF’s units on the American Stock Exchange will not closely track the changes in spot price of WTI light, sweet crude oil. This could happen if the price of units traded on the American Stock Exchange does not correlate closely with USOF’s NAV; changes in USOF’s NAV does not closely correlate with changes in the price of the Benchmark Oil Futures Contract; or the changes in price of the Benchmark Oil Futures Contract does not closely correlate with changes in the cash or spot price of WTI light, sweet crude oil. This is a risk because if these correlations do not exist, then investors may not be able to use USOF as a cost-effective way to invest indirectly in oil or as a hedge against the risk of loss in oil-related transactions.

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USOF seeks to have its NAV track changes in the spot price of WTI light, sweet crude oil rather than profit from speculative trading of oil interests. The General Partner will therefore endeavor to manage USOF’s positions in oil interests so that USOF’s assets are, unlike other commodities pools, not leveraged (i.e., so that the aggregate value of USOF’s unrealized losses from its investments in such oil interests at any time will not exceed the value of USOF’s assets). There is no assurance that the General Partner will successfully implement this investment strategy. If the General Partner permits USOF to become leveraged, you could lose all or substantially all of your investment if USOF’s trading positions suddenly turn unprofitable. These movements in price may be the result of factors outside of the General Partner’s control and may not be anticipated by the General Partner.

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Investors may choose to use USOF as a means of investing indirectly in oil and there are risks involved in such investments. Among other things, the crude oil industry experiences numerous operating risks. These operating risks include the risk of fire, explosions, blow-outs, pipe failure, abnormally pressured formations and environmental hazards. Environmental hazards include oil spills, natural gas leaks, ruptures and discharges of toxic gases. Crude oil operations also are subject to various U.S. federal, state and local regulations that materially affect operations.

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Investors, including those who participate in the oil industry, may choose to use USOF as a vehicle to hedge against the risk of loss and there are risks involved in hedging activities. While hedging can provide protection against an adverse movement in market prices, it can also preclude a hedgor’s opportunity to benefit from a favorable market movement.

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USOF will invest primarily in Oil Futures Contracts, and particularly in Oil Futures Contracts traded on the New York Mercantile Exchange. Representatives of the New York Mercantile Exchange have asserted certain claims regarding USOF’s operations and the Exchange’s service marks and settlement prices of oil futures contracts traded on the Exchange.

The New York Mercantile Exchange initially claimed that USOF’s use of the Exchange’s service marks would cause confusion as to USOF’s source, origin, sponsorship or approval, and constitute infringement of the

Exchange’s trademark rights and unfair competition and dilution of the Exchange’s marks. In response to these claims, the General Partner changed USOF’s name. In addition, USOF expressly disclaims any association with the Exchange or endorsement of USOF by the Exchange and acknowledges that “NYMEX” and “New York Mercantile Exchange” are registered trademarks of such Exchange.

The General Partner has also engaged in discussions with the New York Mercantile Exchange regarding a possible license agreement. In this regard, USOF received a letter from the Exchange dated March 29, 2006 in which the Exchange stated that it would cause the cessation of any market data vendor’s provision of New York Mercantile Exchange settlement prices to USOF and/or take other action to prevent USOF from using any New York Mercantile Exchange settlement prices unless USOF enters into a license agreement with the Exchange, or has indicated in writing that it will cease from using any Exchange settlement prices. USOF will continue to seek an amicable resolution to this situation. It is evaluating the current draft of the license agreement in view of this letter but is also taking into account a recent New York federal district court decision against the NYMEX that found under similar circumstances that NYMEX’s intellectual property rights, including those related to its settlement prices, were significantly limited. USOF and the General Partner have retained separate counsel to represent them in this matter.

At this time, USOF is unable to determine what the outcome from this matter will be. There could be a number of consequences. Under the license agreement currently being negotiated, USOF would be required to pay a license fee to the New York Mercantile Exchange for the use of its settlement prices. Also, if the resolution or lack of resolution of this matter results in a material restriction on, or significant additional expense associated with, the use of the New York Mercantile Exchange’s oil futures contract settlement prices, USOF may be required to invest to a greater degree than currently anticipated in Oil Futures Contracts traded on commodity exchanges other than the New York Mercantile Exchange and Other Oil Interests. These or other consequences may adversely affect USOF’s ability to achieve its investment objective.

Separately, Goldman, Sachs & Co. (“Goldman Sachs”) sent USOF a letter on March 17, 2006, providing USOF notice under 35 U.S.C. Section 154(d) of two pending United States patent applications, Publication Nos. 2004/0225593A1 and 2006/0036533A1. Both patent applications are generally directed to a method and system for creating and administering a publicly traded interest in a commodity pool. In particular, the Abstract of each patent application defines a means for creating and administering a publicly traded interest in a commodity pool that includes the steps of forming a commodity pool having a first position in a futures contract and a corresponding second position in a margin investment, and issuing equity interest of the commodity pool to third party investors. USOF Units are equity interests in a publicly traded commodity pool. In addition, USOF will directly invest in futures contracts and hold other investments to be used as margin for its future contract positions. If patents were to be issued to Goldman Sachs based upon these patent applications as currently drafted, and USOF continued to operate as currently contemplated after the patents were issued, claims against USOF and the General Partner for infringement of the patents may be made by Goldman Sachs. However, as these patent applications are pending and have not been substantively examined by the U.S. Patent and Trademark Office, it is uncertain at this time what subject matter will be covered by the claims of any patent issuing on one of these applications, should a patent issue at all.

Under the provisions of 35 U.S.C. § 154(d), Goldman Sachs may seek damages in the form of a reasonable royalty from the date the Units are publicly offered for sale to the date one of their cited patent applications issues as a U.S. Patent if, and only if, the invention as claimed in the issued patent is substantially identical to the invention as claimed in the published patent application. To obtain a reasonable royalty under 35 U.S.C. § 154(d), one of Goldman Sachs’s patents must issue and then it must be proved that post-issuance acts or systems of USOF infringe a valid claim of the issued patent, and that the infringed claim is substantially identical to one of the claims in the corresponding published application. If at the time a Goldman Sachs patent issues, USOF does not infringe the claims of the issued patent based on its current design or through modifications made prior to issuance, or if any infringed issued claim is not substantially identical to a published claim, then Goldman Sachs will not be able to obtain a reasonable royalty under 35 U.S.C. § 154(d). At this time neither of Goldman Sachs’s patent applications have been substantively examined by an examiner at the U.S. Patent and Trademark Office nor are they currently being considered for examination on an expedited basis under a Petition to Make Special, and considering that both have been placed in Class 705 for examination, which has an average pendency of approximately 44-45 months to issuance (or abandonment) and an issuance rate of approximately 11% in 2004, it is likely that neither application will issue within the next two years. Nonetheless, USOF currently is reviewing the Goldman Sachs published patent applications, and is engaged in discussions with Goldman Sachs regarding their pending applications and USOF’s own pending patent application. At this time, due in part to the requirements of 35 U.S.C. § 154(d) and the fact that the Goldman Sachs patent applications are pending and have not been issued as U.S. Patents, USOF is unable to determine what the outcome from this matter will be.

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USOF expects to invest primarily in Oil Futures Contracts that are traded in the United States. However, a portion of USOF’s trades may take place in markets and on exchanges outside the United States. Some non-U.S. markets present risks because they are not subject to the same degree of regulation as their U.S. counterparts. In some of these non-U.S. markets, the performance on a contract is the responsibility of the counterparty and is not backed by an exchange or clearing corporation and therefore exposes USOF to credit risk. Trading in non-U.S. markets also leaves USOF susceptible to fluctuations in the value of the local currency against the U.S. dollar.

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USOF may also invest in Other Oil Interests, many of which are negotiated contracts that are not as liquid as Oil Futures Contracts and expose USOF to credit risk that its counterparty may not be able to satisfy its obligations to USOF.

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USOF will pay fees and expenses that are incurred regardless of whether it is profitable.

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You will have no rights to participate in the management of USOF and will have to rely on the duties and judgment of the General Partner to manage USOF.

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The structure and operation of USOF may involve conflicts of interest. For example, a conflict may arise because the General Partner and its principal and affiliates may trade for themselves. In addition, the General Partner has sole current authority to manage the investments and operations, which may create a conflict with the unitholders’ best interests. In addition, other conflicts may arise.

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USOF is new and has a limited operating history. Therefore, there is no extensive performance history of this fund to serve as a basis for you to evaluate an investment in it.

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USOF has been the subject of wide media coverage, including articles and television coverage, some of which include statements that may have been made by the General Partner’s employees or officers. Such articles and coverage do not disclose many of the risks and related uncertainties disclosed in this Prospectus. You should rely only on statements made in this Prospectus in determining whether to purchase USOF units. Federal securities laws prohibit the public offering of securities except through a prospectus that satisfies the requirements of such laws. If USOF were determined by a court to have violated Section 5 of the Securities Act of 1933, which the General Partner does not believe has occurred and would vigorously contest if ever alleged, USOF could be required to repurchase the units so offered, plus statutory interest from the date of purchase, for a period of one year following the date of such violation.

For additional risks, see “What Are the Risk Factors Involved with an Investment in USOF?”

Principal Offices of USOF and the General Partner

USOF’s principal office is located at 1320 Harbor Bay Parkway, Suite 145, Alameda, California 94502. The telephone number is 510.522.3336. The General Partner’s principal office is also located at 1320 Harbor Bay Parkway, Suite 145, Alameda, California 94502.

Financial Condition of USOF

USOF’s NAV is determined as of the earlier of the close of the New York Stock Exchange or 4:00 p.m. New York time on each American Stock Exchange trading day. The financial condition of USOF is discussed in the Management’s Discussion and Analysis section set forth below.

Defined Terms

For a glossary of defined terms, see Appendix A.

Breakeven Analysis*

The breakeven analysis below indicates the approximate dollar returns and percentage required for the redemption value of a hypothetical $55.38 initial investment in a single unit to equal the amount invested twelve months after the investment was made. (We based the $55.38 assumption on USOF’s NAV on October 2, 2006. This breakeven analysis refers to the redemption of baskets by Authorized Purchasers and is not related to any gains an individual investor would have to achieve in order to break even. The breakeven analysis is an approximation only.

Assumed initial selling price per unit	$55.38
Management Fee (0.50%)**	$.2769
Creation Basket Fee	$(.01)
Estimated Brokerage Fee (.15%)***	$.0831
Interest Income (4.78%)****	$(2.65)
Amount of trading income (loss) required for the redemption value at the end of one year to equal the initial selling price of the unit	$(2.30)
Percentage of initial selling price per unit	$(4.153%)

——————

*

Authorized Purchasers will pay a transaction fee of $1,000 to USOF for each order they place to create or redeem one or more baskets.

**

USOF is contractually obligated to pay the General Partner a management fee based on daily net assets and paid monthly of 0.50% per annum on average net assets of $1,000,000,000 or less. For purposes of this example we assumed that the average net assets are $1,000,000,000 or less. If the average net assets were greater than $1,000,000,000 then the management fee would be 0.20% and the breakeven amount would be lower.

***

USOF determined this estimate as follows. The breakeven analysis assumes an initial investment by an investor in one unit. USOF would be required to issue one Creation Basket of 100,000 units in order for the investor to purchase the one unit. Assuming the price of the units was $55.38, USOF would receive $5,538,000 upon the sale of the basket. USOF would be required to purchase and sell (in order to close out) 100 oil futures contracts at $553,800 per contract (1,000 barrels of oil per contract × $55.38 per barrel) during each month of the year, or 1,200 contracts bought and sold per year. Futures commission merchants typically charge approximately $3.50 per contract buy or sale ($7.00 per buy and sale, or “round turn”), so the total annual commission charge would be $8400 (1,200 contracts per year × $7.00 per buy and sell per contract). As a percentage of the total investment of $5,538,000 to support the issuance of the Creation Basket, USOF’s annual commission expense would be .015% ($8400 ÷ $5,538,000).

****

USOF earns interest on funds it deposits with the commodities futures merchant and the Custodian and it estimates that the interest rate will be 4.78% based on the current interest rate on three-month Treasury Bills as of September 12, 2006. The actual rate may vary.

Offering

USOF will be offering Creation Baskets consisting of 100,000 units through ALPS Distributors, Inc. (“Marketing Agent”) as marketing agent to Authorized Purchasers. Authorized Purchasers may purchase the Creation Baskets of 100,000 units at USOF’s NAV.

Use of Proceeds

The General Partner will initially apply all of USOF’s assets toward trading in oil interests and investing in Treasuries, cash and cash equivalents. The General Partner expects to deposit substantially all of USOF’s net assets with the futures commission merchant or other custodian to be used to meet its current or potential margin or collateral requirements in connection with its investment in oil interests. USOF will use only Treasuries or cash or cash equivalents to satisfy these requirements. The General Partner expects that all entities that will hold or trade USOF’s assets will be based in the United States and will be subject to United States regulations. The General Partner believes that 5% to 10% of USOF’s assets will normally be committed as margin for commodity futures contracts. However, from time to time, the percentage of assets committed as margin may be substantially more, or less, than such range. The remaining portion of USOF’s assets will be held in Treasuries and/ or cash or cash equivalents by its custodian, Brown Brothers Harriman & Co. (“Custodian”) or posted as collateral to support USOF’s investments in oil interests. All interest income earned on these investments will be retained for USOF’s benefit.

American Stock Exchange Symbol	USO

Creation and Redemption

Authorized Purchasers will pay a $1,000 fee for the creation or redemption of each Creation Basket. Authorized Purchasers will not be required to sell any specific number or dollar amount of units. The per unit price of units offered in Creation Baskets on any day after the effective date of the registration statement relating to this Prospectus will be the total NAV of USOF calculated shortly after the close of the American Stock Exchange on that day divided by the number of issued and outstanding units.

Withdrawal

As discussed in the LP Agreement, if the General Partner gives at least fifteen (15) days’ written notice to a limited partner, then the General Partner may for any reason, in its sole discretion, require any such limited partner to withdraw entirely from the partnership or to withdraw a portion of his partner capital account. If the General Partner does not give at least fifteen (15) days’ written notice to a limited partner, then it may only require withdrawal of all or any portion of the capital account of any limited partner in the following circumstances:

(i) the unitholder made a misrepresentation to the General Partner in connection with its purchase of units; or (ii) the limited partner’s ownership of units would result in the violation of any law or regulations applicable to the partnership or a partner.

Registration Clearance and Settlement

Individual certificates will not be issued for the units. Instead, units will be represented by one or more global certificates, which will be deposited by the Custodian with the Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee for DTC. The global certificates evidence all of the units outstanding at any time. Unitholders are limited to (1) participants in DTC such as banks, brokers, dealers and trust companies (DTC Participants), (2) those who maintain, either directly or indirectly, a custodial relationship with a

DTC Participant (Indirect Participants), and (3) those banks, brokers, dealers, trust companies and others who hold interests in the units through DTC Participants or Indirect Participants, in each case who satisfy the requirements for transfers of units. DTC Participants acting on behalf of investors holding units through such participants’ accounts in DTC will follow the delivery practice applicable to securities eligible for DTC’s Same-Day Funds Settlement System. Units will be credited to DTC Participants’ securities accounts following confirmation of receipt of payment.

The administrator, Brown Brothers Harriman & Co. (“Administrator”) has been appointed registrar and transfer agent for the purpose of registering and transferring units. The General Partner will recognize transfer of units only if such transfer is done on accordance with the LP Agreement, including the delivery of a transfer application.

Net Asset Value

The NAV is calculated by taking the current market value of USOF’s total assets and subtracting any liabilities. Under USOF’s current operational procedures, the Administrator calculates the NAV of USOF’s units as of the earlier of 4:00 p.m. New York time or the close of the New York Stock Exchange each day. The American Stock Exchange currently calculates an approximate net asset value every 15 seconds throughout each day USOF’s units are traded on the American Stock Exchange for as long as the New York Mercantile Exchange’s main pricing mechanism is open.

Fund Expenses

USOF will pay the General Partner a management fee of 0.50% of NAV on the first $1,000,000,000 of assets and 0.20% of NAV after the first $1,000,000,000 of assets. Brokerage fees for Treasuries, Oil Futures Contracts, and Other Oil Interests are estimated to be 0.15% and will be paid to unaffiliated brokers. USOF will also pay the futures commission merchant’s fee which is estimated to be $3.50 per buy or sell. The General Partner, and not USOF, is responsible for payment of the fees of USOF’s Marketing Agent, Administrator and Custodian. USOF and/or the General Partner may be required to indemnify the Marketing Agent, Administrator or Custodian under certain circumstances.

Termination Events

USOF shall continue in effect from the date of its formation in perpetuity, unless sooner terminated upon the occurrence of any one or more of the following events: the death, adjudication of incompetence, bankruptcy, dissolution, withdrawal, or removal of a General Partner who is the sole remaining General Partner, unless a majority in interest of limited partners within ninety (90) days after such event elects to continue the partnership and appoints a successor general partner; or the affirmative vote of a majority in interest of the limited partners subject to certain conditions. Upon termination of the partnership, the affairs of the partnership shall be wound up and all of its debts and liabilities discharged or otherwise provided for in the order of priority as provided by law. The fair market value of the remaining assets of the partnership shall then be determined by the General Partner. Thereupon, the assets of the partnership shall be distributed pro rata to the partners in accordance with their units.

Authorized Purchasers

USOF’s initial Authorized Purchaser was KV Execution Services, LLC. USOF has also entered into agreements with several other Authorized Purchasers. A current list of Authorized Purchasers is set forth on USOF’s website at www.unitedstatesoilfund.com. We expect Authorized Purchasers to purchase or redeem Creation Baskets or Redemption Baskets, respectively, from or to USOF. Authorized Purchasers must be (1) registered broker-dealers or other securities market participants, such as banks and other financial institutions, that are not required to register as broker-dealers to engage in securities transactions, and (2) DTC Participants. To become an Authorized Purchaser, a person must enter into an Authorized Purchaser Agreement with the General Partner.

WHAT ARE THE RISK FACTORS INVOLVED WITH AN INVESTMENT IN USOF?

You should consider carefully the risks described below before making an investment decision. You should also refer to the other information included in this Prospectus, including USOF’s financial statements and the related notes.

Risks Associated With Investing Directly or Indirectly in Oil

Investing in oil interests subjects USOF to the risks of the crude oil industry and this could result in large fluctuations in the price of USOF’s units.

USOF is subject to the risks and hazards of the crude oil industry because it invests in oil interests. The risks and hazards that are inherent in the oil industry may cause the price of oil to widely fluctuate. If USOF’s units accurately track the spot price of WTI light, sweet crude oil, then the price of its units may also fluctuate.

The risks of crude oil drilling and production activities include the following:

•

no commercially productive crude oil or natural gas reservoirs will be found;

•

crude oil and natural gas drilling and production activities may be shortened, delayed or canceled;

•

the ability of an oil producer to develop, produce and market reserves may be limited by:

•

title problems,

•

political conflicts, including war,

•

weather conditions,

•

compliance with governmental requirements,

•

refinery capacity, and

•

mechanical difficulties or shortages or delays in the delivery of drilling rigs and other equipment;

•

decisions of the cartel of oil producing countries (e.g., OPEC, the Organization of the Petroleum Exporting Countries), to produce more or less oil;

•

increases in oil production due to price rises may make it more economical to extract oil from additional sources and may later temper further oil price increases; and

•

economic activity of users, as certain economies’ oil consumption increases (e.g., China, India) and as economies contract (in a recession or depression), oil demand and prices fall.

The crude oil industry experiences numerous operating risks. These operating risks include the risk of fire, explosions, blow-outs, pipe failure, abnormally pressured formations and environmental hazards. Environmental hazards include oil spills, natural gas leaks, ruptures and discharges of toxic gases.

Crude oil operations also are subject to various U.S. federal, state and local regulations that materially affect operations. Matters regulated include discharge permits for drilling operations, drilling and abandonment bonds, reports concerning operations, the spacing of wells and pooling of properties and taxation. At various times, regulatory agencies have imposed price controls and limitations on production. In order to conserve supplies of crude oil and natural gas, these agencies have restricted the rates of flow of crude oil and natural gas wells below actual production capacity. Federal, state, and local laws regulate production, handling, storage, transportation and disposal of crude oil and natural gas, by-products from crude oil and natural gas and other substances and materials produced or used in connection with crude oil and natural gas operations.

The price of USOF’s units may be influenced by factors such as the short-term supply and demand for oil and the short-term supply and demand for USOF’s units. This may cause the units to trade at a price that is above or below USOF’s NAV per unit. Accordingly, changes in the price of units may substantially vary from the changes in the spot price of WTI light, sweet crude oil. If this variation occurs, then you may not be able to effectively use USOF as a way to hedge against oil-related losses or as a way to indirectly invest in oil.

While it is expected that the trading prices of units will fluctuate in accordance with changes in USOF’s NAV, the prices of units may also be influenced by other factors, including the short-term supply and demand for oil and the units. There is no guarantee that the units will not trade at appreciable discounts from, and/or premiums to, USOF’s NAV. This could cause changes in the price of units to substantially vary from changes in the spot price of WTI light, sweet crude oil. This may be harmful to you because if changes in the price of units varies substantially from changes in the spot price of WTI light, sweet crude oil, then you may not be able to effectively use USOF as a way to hedge the risk of losses in your oil-related transactions or as a way to indirectly invest in oil.

Changes in USOF’s NAV may not correlate with changes in the price of the Benchmark Oil Futures Contract. If this were to occur, you may not be able to effectively use USOF as a way to hedge against oil-related losses or as a way to indirectly invest in oil.

The General Partner will endeavor to invest USOF’s assets as fully as possible in short-term Oil Futures Contracts and Other Oil Interests so that the changes in NAV will closely correlate with the changes in the price of the Benchmark Oil Futures Contract. However, changes in USOF’s NAV may not correlate with the changes in the price of the Benchmark Oil Futures Contract for several reasons as set forth below:

•

USOF (i) may not be able to buy/sell the exact amount of Oil Futures Contracts and Other Oil Interests to have a perfect correlation with NAV; (ii) may not always be able to buy and sell Oil Futures Contracts or Other Oil Interests at the market price; (iii) may not experience a perfect correlation between the spot price of WTI light, sweet crude oil and the underlying investments in Oil Futures Contracts and Other Oil Interests and Treasuries; and (iv) is required to pay brokerage fees and the management fee, which will have an effect on the correlation.

•

Short-term supply and demand for WTI light, sweet crude oil may cause the market price of the changes in the Benchmark Oil Futures Contract to vary from changes in USOF’s NAV if USOF has fully invested in Oil Futures Contracts that do not reflect such supply and demand and it is unable to replace such contracts with Oil Futures Contracts that do reflect such supply and demand. In addition, there are also technical differences between the two markets, e.g., one is a physical market while the other is a futures market traded on exchanges, that may cause variations between the spot price of oil and the prices of related futures contracts.

•

USOF plans to buy only as many Oil Futures Contracts and Other Oil Interests that it can to get the changes in the NAV as close as possible to the price of the changes in Benchmark Oil Futures Contract. The remainder of its assets will be invested in Treasuries, cash and cash equivalents and will be used to satisfy initial margin and additional margin requirements, if any, and to otherwise support its investments in oil interests. Investments in Treasuries, cash and cash equivalents, both directly and as margin, will provide rates of return that will vary from changes in the value of the spot price of WTI light, sweet crude oil.

•

In addition, because USOF will incur certain expenses in connection with its investment activities, and will hold most of its assets in more liquid short-term securities for margin and other liquidity purposes and for redemptions that may be necessary on an ongoing basis, the General Partner will not be able to fully invest USOF’s assets in Oil Futures Contracts or Other Oil Interests and there cannot be perfect correlation between changes in USOF’s NAV and the price of the changes in the Benchmark Oil Futures Contract.

•

As USOF grows, there may be more or less correlation. For example, if USOF only has enough money to buy three Benchmark Oil Futures Contracts and it needs to buy four contracts to track the price of oil then the correlation will be lower, but if it buys 20,000 Benchmark Oil Futures Contracts and it needs to buy 20,001 contracts then the correlation will be higher. At certain asset levels, USOF may be limited in its ability to purchase the Benchmark Oil Futures Contract or other Oil Futures Contracts due to speculative position limits imposed by the relevant exchanges. To the extent that USOF invests in these other Oil Futures Contracts or Other Oil Interests the correlation with the Benchmark Oil Futures Contracts may be lower. If USOF is required to invest in other Oil Futures Contracts and Other Oil Interests that are less correlated with the Benchmark Oil Futures Contract, USOF would likely invest in over-the-counter contracts to increase the level of correlation of USOF’s assets. Over-the-counter contracts entail certain risks described below under “Over-the-Counter Contract Risk.”

•

USOF may not be able to buy the exact number of Oil Futures Contracts and Other Oil Interests to have a perfect correlation with the Benchmark Oil Futures Contract if the purchase price of Oil Futures Contracts required to be fully invested in such contracts is higher than the proceeds received for the sale of a Creation Basket on the day the basket was sold. In such case, USOF could not invest the entire proceeds from the purchase of the Creation Basket in such futures contracts (for example, assume USOF receives $6,679,000 for the sale of a Creation Basket and assume that the price of an Oil Futures Contract for WTI light, sweet crude oil is $66,800, then USOF could only invest in only 99 Oil Futures Contracts with an aggregate value of $6,613,200). USOF would be required to invest a percentage of the proceeds in Treasuries to be deposited as margin with the futures commission merchant through which the contract was purchased. The remainder of the purchase price for the Creation Basket would remain invested in cash and Treasuries as determined by the General Partner from time to time based on factors such as potential calls for margin or anticipated redemptions. If the trading market for Oil Futures Contracts is suspended or closed, USOF may not be able to purchase these investments at the last reported price for such investments.

If changes in USOF’s NAV does not correlate with changes in the price of the Benchmark Oil Futures Contract, then investing in USOF may not be an effective way to hedge against oil-related losses or indirectly invest in oil.

The Benchmark Oil Futures Contract may not correlate with the spot price of WTI light, sweet, crude oil and this could cause the price of units to substantially vary from the spot price of WTI light, sweet crude oil. If this were to occur, then you may not be able to effectively use USOF as a way to hedge against oil-related losses or as a way to indirectly invest in oil.

When using the Benchmark Oil Futures Contract as a strategy to track the spot price of WTI light, sweet crude oil, at best the correlation between changes in prices of such oil interests and the spot price can be only approximate. The degree of imperfection of correlation depends upon circumstances such as variations in the speculative oil market, supply of and demand for such oil interests and technical influences in oil futures trading. If there is a weak correlation between the oil interests and the spot price of WTI light, sweet, crude oil, then the price of units may not accurately track the spot price of WTI light, sweet crude oil and you may not be able to effectively use USOF as a way to hedge the risk of losses in your oil-related transactions or as a way to indirectly invest in oil.

USOF may experience a loss if it is required to sell Treasuries at a price lower than the price at which they were acquired.

The value of Treasuries generally moves inversely with movements in interest rates. If USOF is required to sell Treasuries at a price lower than the price at which they were acquired, USOF will experience a loss. This loss may adversely impact the price of the units and may decrease the correlation between the price of the units, the price of USOF’s Oil Futures Contracts and Other Oil Interests, and the spot price of WTI light, sweet crude oil.

Certain of USOF’s investments could be illiquid which could cause large losses to investors at any time or from time to time.

USOF may not always be able to liquidate its positions in its investments at the desired price. It is difficult to execute a trade at a specific price when there is a relatively small volume of buy and sell orders in a market. A market disruption, such as a foreign government taking political actions that disrupt the market in its currency, its oil production or exports, or in another major export, can also make it difficult to liquidate a position. Alternatively, limits imposed by futures exchanges or other regulatory organizations, such as speculative position limits and daily price fluctuation limits, may contribute to a lack of liquidity with respect to some commodity interests.

Unexpected market illiquidity may cause major losses to investors at any time or from time to time. In addition, USOF does not intend at this time to establish a credit facility, which would provide an additional source of liquidity and instead will rely only on the Treasuries, cash and cash equivalents that it holds. The large value of the positions in certain investments, e.g., Oil Futures Contracts, or in negotiated over-the-counter contracts that the General Partner will acquire or enter into for USOF, increases the risk of illiquidity. Such positions may be more difficult to liquidate at favorable prices and there is an additional risk that losses may be incurred during the period in which positions are being liquidated. The Other Oil Interests that USOF invests in may have a greater likelihood of being illiquid since they are contracts between two parties that take into account not only market risk, but also the relative credit, tax, and settlement risks under such contracts. In addition, such contracts have limited transferability that results from such risks and the contract’s express limitations. USOF anticipates that it will invest in Other Oil Interests as a result of the speculative position limits on the New York Mercantile Exchange or other exchanges.

If the nature of hedgors and speculators in futures markets has shifted such that oil purchasers are the predominant hedgors in the market, USOF might have to reinvest at higher futures prices or choose Other Oil Interests.

The changing nature of the hedgors and speculators in the oil market will influence whether futures prices are above or below the expected future spot price. In order to induce speculators to take the corresponding long side of the same futures contract, oil producers must generally be willing to sell futures contracts at prices that are below expected future spot prices. Conversely, if the predominant hedgors in the futures market are the purchasers of the oil who purchase futures contracts to hedge against a rise in prices, then speculators will only take the short side of the futures contract if the futures price is greater than the expected future spot price of oil. This can have significant implications for USOF when it is time to reinvest the proceeds from a maturing futures contract into a new futures contract.

While USOF does not intend to take physical delivery of oil under Oil Futures Contracts, physical delivery under such contracts impacts the value of the contracts.

While it is not the current intention of USOF to take physical delivery of oil under its Oil Futures Contracts, futures contracts are not required to be cash-settled and it is possible to take delivery under these contracts. Storage costs associated with purchasing oil could result in costs and other liabilities that could impact the value of Oil Futures Contracts or Other Oil Interests. Storage costs include the time value of money invested in oil as a physical commodity plus the actual costs of storing the oil less any benefits from ownership of oil that are not obtained by the holder of a futures contract. In general, Oil Futures Contracts have a one-month delay for contract delivery and the back month (the back month is any future delivery month other than the spot month) includes storage costs. To the extent that these storage costs change for oil while USOF holds Oil Futures Contracts or Other Oil Interests, the value of the Oil Futures Contracts or Other Oil Interests, and therefore USOF’s NAV, may change as well.

Regulation of the commodity interests and energy markets is extensive and constantly changing; future regulatory developments are impossible to predict but may significantly and adversely affect USOF.

The regulation of commodity interest transactions in the United States is a rapidly changing area of law and is subject to ongoing modification by government and judicial action. In addition, various national governments have expressed concern regarding the disruptive effects of speculative trading in the energy markets and the need to regulate the derivatives markets in general. The effect of any future regulatory change on USOF is impossible to predict, but could be substantial and adverse.

If you are investing in USOF for purposes of hedging, you might be subject to several risks including the possibility of losing the benefit of favorable market movement.

While USOF will not engage in hedging strategies, participants in the oil or in other industries may use USOF as a vehicle to hedge the risk of losses in their oil-related transactions. There are several risks in connection with using USOF as a hedging device. While hedging can provide protection against an adverse movement in market prices, it can also preclude a hedgor’s opportunity to benefit from a favorable market movement. In a hedging transaction, the hedgor may be concerned that the hedged item will increase in price, but must recognize the risk that the price may instead decline and if this happens he will have lost his opportunity to profit from the change in price because the hedging transaction will result in a loss rather than a gain. Thus, the hedgor foregoes the opportunity to profit from favorable price movements.

In addition, if the hedge is not a perfect one, the hedgor can lose on the hedging transaction and not realize an offsetting gain in the value of the underlying item being hedged.

When using futures contracts as a hedging technique, at best, the correlation between changes in prices of futures contracts and of the items being hedged can be only approximate. The degree of imperfection of correlation depends upon circumstances such as: variations in speculative markets, demand for futures and for oil products, technical influences in futures trading, and differences between anticipated energy costs being hedged and the instruments underlying the standard futures contracts available for trading. Even a well-conceived hedge may be unsuccessful to some degree because of unexpected market behavior as well as the expenses associated with creating the hedge.

In addition, using an investment in USOF as a hedge for changes in energy costs (e.g., investing in oil, gasoline, or other fuels, or electricity) may not correlate because changes in the spot price of oil may vary from changes in energy costs because the spot price of oil does not reflect the refining, transportation, and other costs that may impact the hedgor’s energy costs.

An investment in USOF may provide you little or no diversification benefits. Thus, in a declining market, USOF may have no gains to offset your losses from other investments, and you may suffer losses on your investment in USOF at the same time you incur losses with respect to other asset classes.

Historically, Oil Futures Contracts and Other Oil Interests have generally been non-correlated to the performance of other asset classes such as stocks and bonds. Non-correlation means that there is a low statistically valid relationship between the performance of futures and other commodity interest transactions, on the one hand, and stocks or bonds, on the other hand. However, there can be no assurance that such non-correlation will continue during future periods. If, contrary to historic patterns, USOF’s performance were to move in the same general direction as the financial markets, you will obtain little or no diversification benefits from an investment in the units. In such a case, USOF may have no gains to offset your losses from other investments, and you may suffer losses on your investment in USOF at the same time you incur losses with respect to other investments.

Variables such as drought, floods, weather, embargoes, tariffs and other political events may have a larger impact on oil prices and oil-linked instruments, including Oil Futures Contracts and Other Oil Interests, than on traditional securities. These additional variables may create additional investment risks that subject USOF’s investments to greater volatility than investments in traditional securities.

Non-correlation should not be confused with negative correlation, where the performance of two asset classes would be opposite of each other. There is no historic evidence that the spot price of oil and prices of other financial assets, such as stocks and bonds, are negatively correlated. In the absence of negative correlation, USOF cannot be expected to be automatically profitable during unfavorable periods for the stock market, or vice versa.

USOF’s Operating Risks

USOF is not a registered investment company so you do not have the protections of the Investment Company Act of 1940.

USOF is not an investment company subject to the Investment Company Act of 1940. Accordingly, you do not have the protections afforded by that statute which, for example, requires investment companies to have a majority of disinterested directors and regulates the relationship between the investment company and its investment manager.

USOF has a limited operating history so there is no extensive performance history to serve as a basis for you to evaluate an investment in USOF.

USOF is new and has a limited operating history. Therefore, you do not have the benefit of reviewing extensive past performance of USOF as a basis for you to evaluate an investment in USOF. Mr. Nicholas Gerber (discussed below) is the only principal that has any experience operating a commodity pool. Mr. Gerber ran the Marc Stevens Futures Index Fund (further discussed below) over 10 years ago. This fund combined investments in commodity futures and equity stock index futures and had under $1 million of assets. Mr. Gerber sold the fund to Newport Commodities.

The General Partner is leanly staffed and relies heavily on key personnel to manage trading activities.

In managing and directing the day-to-day activities and affairs of USOF, the General Partner relies heavily on Mr. Nicholas Gerber, Mr. John Love and Mr. John Hyland (all discussed in greater detail below). If Mr. Gerber, Mr. Love or Mr. Hyland were to leave or be unable to carry out their present responsibilities, it may have an adverse effect on the management of USOF. Furthermore, it is anticipated that Mr. Gerber, Mr. Love and Mr. Hyland will be involved in the management of United States Natural Gas Fund, LP (“USNG”). USNG is discussed further in “Who is the General Partner?”. Mr. Gerber and Mr. Love are also employed by Ameristock Corporation, a registered investment adviser that manages a public mutual fund. USOF estimates that Mr. Gerber will spend approximately 50% of his time on USOF and USNG matters, Mr. Love will spend approximately 30% of his time on USOF and USNG matters and Mr. Hyland will spend approximately 50% of his time on USOF and USNG matters.

There are position limits and the potential of tracking error, which could cause the price of units to substantially vary from the spot price of WTI light, sweet crude oil and you may not be able to effectively use USOF as a way to hedge against oil-related losses or as a way to indirectly invest in oil.

Exchanges may have position limits. For example, the New York Mercantile Exchange will only allow any one investor to own a net 20,000 contracts for WTI light, sweet crude oil futures contract for all months. In addition, the New York Mercantile Exchange will only allow only 2,000 contracts to be held in the last 3 days of trading in the spot month before expiration by any one investor. These limits could potentially cause a Tracking Error if USOF’s assets grow to a level that would cause it to meet these limits. A Tracking Error is the possibility that the changes in the daily NAV of USOF will not track the changes in the spot price of WTI light, sweet crude oil. On September 22, 2006, the price of the August Near Month Oil Futures Contract traded on the New York Mercantile Exchange was $605,500. At that price, assuming it was fully invested in those contracts, USOF would not be able to purchase additional contracts once its assets reached $1,211,000,000 ($605,500 × 20,000 contracts).

USOF is not limiting the size of the offering and is committed to utilizing substantially all of its proceeds to purchase Oil Futures Contracts and Other Oil Interests. If USOF encounters position limits for oil contracts on the New York Mercantile Exchange, it may then, if permitted under applicable regulatory requirements, purchase futures contracts on the ICE Futures (formerly, the International Petroleum Exchange) or the Singapore Exchange. The futures contracts available on the ICE Futures or the Singapore Exchange are comparable to the contracts on the New York Mercantile Exchange, but they have different underlying commodities, sizes, deliveries, and prices.

There are technical and fundamental risks inherent in the trading system the General Partner intends to employ.

The General Partner’s trading system is quantitative in nature and it is possible that the General Partner might make a mathematical error. In addition, it is also possible that a computer or software program may malfunction and cause an error in computation.

USOF and the General Partner may have conflicts of interest, which may permit them to favor their own interests to your detriment.

USOF and the General Partner may have inherent conflicts to the extent the General Partner attempts to maintain USOF’s asset size in order to preserve its fee income and this may not always be consistent with USOF’s objective of tracking the spot price of WTI light, sweet crude oil. The General Partner’s officers, directors and employees do not devote their time exclusively to USOF. These persons are directors, officers or employees of other entities that may compete with USOF for their services. They could have a conflict between their responsibilities to USOF and to those other entities.

In addition, the General Partner’s principals, officers, directors or employees may trade futures and related contracts for their own account. A conflict of interest may exist if their trades are in the same markets and at the same time as USOF trades using the clearing broker to be used by USOF. A potential conflict also may occur if the General Partner’s principals, officers, directors or employees trade their accounts more aggressively or take positions in their accounts which are opposite, or ahead of, the positions taken by USOF.

The General Partner has sole current authority to manage the investments and operations of USOF, and this may allow it to act in a way that furthers its own interests which may create a conflict with your best interests. Limited partners have limited voting control, which will limit the ability to influence matters such as amendment of the LP Agreement, change in USOF’s basic investment policy, dissolution of this fund, or the sale or distribution of USOF’s assets.

The General Partner serves as the general partner to both USOF and USNG. The General Partner may have a conflict to the extent that its trading decisions may be influenced by the effect they would have on USNG. In addition, the General Partner is required to indemnify the officers and directors of USNG, if the need for indemnification arises. This potential indemnification will cause the General Partner’s assets to decrease. If the

General Partner’s other sources of income are not sufficient to compensate for the indemnification, then the General Partner may terminate and you could lose your investment.

Only limited partners have voting rights, and such rights are limited. Limited partners will not participate in the management of USOF and do not control the General Partner so they will not have influence over basic matters that affect USOF.

Unitholders that have not applied to become limited partners have no voting rights. Limited partners will have limited voting rights with respect to USOF’s affairs and may remove the General Partner only if 66 2/3% of the limited partners elect to do so. Limited partners will not be permitted to participate in the management or control of USOF or the conduct of its business. Limited partners must therefore rely upon the duties and judgment of the General Partner to manage USOF’s affairs.

The General Partner may manage a large amount of assets and this could affect USOF’s ability to trade profitably.

Increases in assets under management may affect trading decisions. In general, the General Partner does not intend to limit the amount of assets of USOF that it may manage. The more assets the General Partner manages, the more difficult it may be for it to trade profitably because of the difficulty of trading larger positions without adversely affecting prices and performance and of managing risk associated with larger positions.

USOF could terminate at any time and cause the liquidation and potential loss of your investment and could upset the overall maturity and timing of your investment portfolio.

USOF may terminate at any time, regardless of whether USOF has incurred losses, subject to the terms of the LP Agreement. In particular, unforeseen circumstances, including the death, adjudication of incompetence, bankruptcy, dissolution, or removal of the General Partner could cause USOF to terminate unless a majority interest of the limited partners within 90 days of the event elects to continue the partnership and appoints a successor general partner, or the affirmative vote of a majority interest of the limited partners subject to conditions. However, no level of losses will require the General Partner to terminate USOF. USOF’s termination would cause the liquidation and potential loss of your investment. Termination could also negatively affect the overall maturity and timing of your investment portfolio.

Limited partners may not have limited liability in certain circumstances, including potentially having liability for the return of wrongful distributions.

Under Delaware law, a limited partner might be held liable for our obligation as if it were a General Partner if the limited partner participates in the control of the partnership’s business and the persons who transact business with the partnership think the limited partner is the General Partner.

A limited partner will not be liable for assessments in addition to its initial capital investment in any of our capital securities representing limited partnership interests. However, a limited partner may be required to repay to us any amounts wrongfully returned or distributed to it under some circumstances. Under Delaware law, we may not make a distribution to limited partners if the distribution causes our liabilities (other than liabilities to partners on account of their partnership interests and nonrecourse liabilities) to exceed the fair value of our assets. Delaware law provides that a limited partner who receives such a distribution and knew at the time of the distribution that the distribution violated the law will be liable to the limited partnership for the amount of the distribution for three years from the date of the distribution.

With adequate notice, a limited partner may be required to withdraw from the partnership for any reason.

If the General Partner gives at least fifteen (15) days’ written notice to a limited partner, then the General Partner may for any reason, in its sole discretion, require any such limited partner to withdraw entirely from the partnership or to withdraw a portion of his partner capital account. The General Partner may require withdrawal even in situations where the limited partner has complied completely with the provisions of the LP Agreement.

USOF’s existing units are, and any units USOF issues in the future will be, subject to restrictions on transfer. Failure to satisfy these requirements will preclude you from being able to have all the rights of a limited partner.

No transfer of any unit or interest therein may be made if such transfer would (a) violate the then applicable federal or state securities laws or rules and regulations of the SEC, any state securities commission, the CFTC or any other governmental authority with jurisdiction over such transfer, or (b) cause USOF to be taxable as a corporation or affect USOF’s existence or qualification as a limited partnership. In addition, investors may only become limited partners if they transfer their units to purchasers that meet certain conditions outlined in the LP Agreement, which provides that each record holder or limited partner or unitholder applying to become a limited partner (each a record holder) may be required by the General Partner to furnish certain information, including that holder’s nationality, citizenship or other related status. A transferee who is not a U.S. resident may not be eligible to become a record holder or a limited partner if its ownership would subject USOF to the risk of cancellation or forfeiture of any of its assets under any federal, state or local law or regulation. All purchasers of USOF’s units, who wish to become limited partners or record holders, and receive cash distributions, if any, or have certain other rights, must deliver an executed transfer application in which the purchaser or transferee must certify that, among other things, he, she or it agrees to be bound by USOF’s LP Agreement and is eligible to purchase USOF’s securities. Any transfer of units will not be recorded by the transfer agent or recognized by us unless a completed transfer application is delivered to the General Partner or the Administrator. A person purchasing USOF’s existing units, who does not execute a transfer application and certify that the purchaser is eligible to purchase those securities acquires no rights in those securities other than the right to resell those securities. Whether or not a transfer application is received or the consent of the General Partner obtained, our units will be securities and will be transferable according to the laws governing transfers of securities. See “Transfer of Units.”

USOF does not expect to make cash distributions.

The General Partner intends to re-invest any realized gains in additional oil interests rather than distributing cash to limited partners. Therefore, unlike mutual funds, commodity pools or other investment pools that actively manage their investments in an attempt to realize income and gains from their investing activities and distribute such income and gains to their investors, USOF generally does not expect to distribute cash to limited partners. You should not invest in USOF if you will need cash distributions from USOF to pay taxes on your share of income and gains of USOF, if any, or for any other reason. Although USOF does not intend to make cash distributions, the income earned from its investments held directly or posted as margin may reach levels that merit distribution, e.g., at levels where such income is not necessary to support its underlying investments in Oil Interests and investors adversely react to being taxed on such income without receiving distributions that could be used to pay such tax. If this income becomes significant then cash distributions may be made.

There is a risk that USOF will not earn trading gains sufficient to compensate for the fees and expenses that it must pay and as such USOF may not earn any profit.

USOF pays brokerage charges of approximately 0.15%, futures commission merchant fees of $3.50 per buy or sell, management fees of 0.50% of NAV on the first $1,000,000,000 of assets and 0.20% of NAV after the first $1,000,000,000 of assets, and over-the-counter spreads and extraordinary expenses (i.e. expenses not in the ordinary course of business, including the indemnification of any person against liabilities and obligations to the extent permitted by law and required under the LP Agreement and under agreements entered into by the General Partner on USOF’s behalf and the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation and the incurring of legal expenses and the settlement of claims and litigation) that can not be quantified. These fees and expenses must be paid in all cases regardless of whether USOF’s activities are profitable. Accordingly, USOF must earn trading gains sufficient to compensate for these fees and expenses before it can earn any profit.

USOF, to date, has depended upon its affiliates to pay all its expenses. If this offering of units does not raise sufficient funds to pay USOF’s future expenses, its affiliates no longer pay such expenses and no other source of funding of expenses is found, USOF will terminate and investors may lose all or part of their investment.

To date, all of USOF’s and the General Partner’s expenses have been funded by their affiliates. These affiliates are under no obligation to continue payment of USOF’s or the General Partner’s expenses. If such affiliates were to discontinue the payment of these expenses and the General Partner and USOF are unsuccessful in raising sufficient funds to cover its expenses or in locating any other source of funding, USOF will terminate and investors may lose all or part of their investment.

USOF may incur higher fees and expenses upon renewing existing or entering into new contractual relationships.

The clearing arrangements between the clearing brokers and USOF generally are terminable by the clearing brokers once the clearing broker has given USOF notice. Upon termination, the General Partner may be required to renegotiate or make other arrangements for obtaining similar services if USOF intends to continue trading in Oil Futures Contracts or Other Oil Interest contracts at its present level of capacity.

The services of any clearing broker may not be available, or even if available, these services may not be available on the terms as favorable as those of the expired or terminated clearing arrangements.

USOF may miss certain trading opportunities because it will not receive the benefit of the expertise of trading advisors.

The General Partner does not employ trading advisors for USOF; however, it reserves the right to employ them in the future. The only advisor to USOF is the General Partner. A lack of trading advisors may be disadvantageous to USOF because it will not receive the benefit of a trading advisors’ expertise.

An unanticipated number of redemption requests during a short period of time could have an adverse effect on the NAV of USOF.

If a substantial number of requests for redemption of Redemption Baskets are received by USOF during a relatively short period of time, USOF may not be able to satisfy the requests from USOF’s assets not committed to trading. As a consequence, it could be necessary to liquidate positions in USOF’s trading positions before the time that the trading strategies would otherwise dictate liquidation.

The failure or bankruptcy of a clearing broker could result in a substantial loss of USOF’s assets.

Under CFTC regulations, a clearing broker maintains customers’ assets in a bulk segregated account. If a clearing broker fails to do so, or is unable to satisfy a substantial deficit in a customer account, its other customers may be subject to risk of loss of their funds in the event of that clearing broker’s bankruptcy. In that event, the clearing broker’s customers, such as USOF, are entitled to recover, even in respect of property specifically traceable to them, only a proportional share of all property available for distribution to all of that clearing broker’s customers. USOF also may be subject to the risk of the failure of, or delay in performance by, any exchanges and markets and their clearing organizations, if any, on which commodity interest contracts are traded.

From time to time, the clearing brokers may be subject to legal or regulatory proceedings in the ordinary course of their business. A clearing broker’s involvement in costly or time-consuming legal proceedings may divert financial resources or personnel away from the clearing broker’s trading operations, which could impair the clearing broker’s ability to successfully execute and clear USOF’s trades.

Third parties may infringe upon or otherwise violate intellectual property rights or assert that the General Partner has infringed or otherwise violated their intellectual property rights, which may result in significant costs and diverted attention.

Third parties may utilize USOF’s intellectual property or technology, including the use of its business methods, trademarks and trading program software, without permission. The General Partner has a patent pending for USOF’s business method and it is registering its trademarks. USOF does not currently have any proprietary software. However, if it obtains proprietary software in the future, then any unauthorized use of USOF’s proprietary software and other technology could also adversely affect its competitive advantage. USOF may have difficulty monitoring unauthorized uses of its patents, trademarks, proprietary software and other technology. Also, third parties may independently develop business methods, trademarks or proprietary software and other technology similar to that of the General Partner or claim that the General Partner has violated their intellectual property rights, including their copyrights, trademark rights, trade names, trade secrets and patent rights. As a result, the General Partner may have to litigate in the future to protect its trade secrets, determine the validity and scope of other parties’ proprietary rights, defend itself against claims that it has infringed or otherwise violated other parties’ rights, or defend itself against claims that its rights are invalid. Any litigation of this type, even if the General Partner is successful and regardless of the merits, may result in significant costs, divert its resources from USOF, or require it to change its proprietary software and other technology or enter into royalty or licensing agreements. See “Legal Risks” below.

The success of USOF depends on the ability of the General Partner to accurately implement trading systems, and any failure to do so could subject USOF to losses on such transactions.

The General Partner anticipates using mathematical formulas built into a generally available spreadsheet program to decide whether it should buy or sell oil interests each day. Specifically, the General Partner anticipates using the spreadsheet to make mathematical calculations and to monitor positions in oil interests and Treasuries and correlations to the spot price of WTI light, sweet crude oil. The General Partner must accurately process the spreadsheets’ outputs and execute the transactions called for by the formulas. In addition, USOF relies on the General Partner to properly operate and maintain its computer and communications systems. Execution of the formulas and operation of the systems are subject to human error. Any failure, inaccuracy or delay in implementing any of the formulas or systems and executing USOF’s transactions could impair its ability to achieve USOF’s investment objective. It could also result in decisions to undertake transactions based on inaccurate or incomplete information. This could cause substantial losses on transactions.

USOF may experience substantial losses on transactions if the computer or communications system fails.

USOF’s trading activities, including its risk management, depend on the integrity and performance of the computer and communications systems supporting them. Extraordinary transaction volume, hardware or software failure, power or telecommunications failure, a natural disaster or other catastrophe could cause the computer systems to operate at an unacceptably slow speed or even fail. Any significant degradation or failure of the systems that the General Partner uses to gather and analyze information, enter orders, process data, monitor risk levels and otherwise engage in trading activities may result in substantial losses on transactions, liability to other parties, lost profit opportunities, damages to the General Partner’s and USOF’s reputations, increased operational expenses and diversion of technical resources.

If the computer and communications systems are not upgraded, USOF’s financial condition could be harmed.

The development of complex communications and new technologies may render the existing computer and communications systems supporting USOF’s trading activities obsolete. In addition, these computer and communications systems must be compatible with those of third parties, such as the systems of exchanges, clearing brokers and the executing brokers. As a result, if these third parties upgrade their systems, the General Partner will need to make corresponding upgrades to continue effectively its trading activities. USOF’s future success will depend on USOF’s ability to respond to changing technologies on a timely and cost-effective basis.

USOF depends on the reliable performance of the computer and communications systems of third parties, such as brokers and futures exchanges, and may experience substantial losses on transactions if they fail.

USOF depends on the proper and timely function of complex computer and communications systems maintained and operated by the futures exchanges, brokers and other data providers that the General Partner uses to conduct trading activities. Failure or inadequate performance of any of these systems could adversely affect the General Partner’s ability to complete transactions, including its ability to close out positions, and result in lost profit opportunities and significant losses on commodity interest transactions. This could have a material adverse effect on revenues and materially reduce USOF’s available capital. For example, unavailability of price quotations from third parties may make it difficult or impossible for the General Partner to use its proprietary software that it relies upon to conduct its trading activities. Unavailability of records from brokerage firms may make it difficult or impossible for the General Partner to accurately determine which transactions have been executed or the details, including price and time, of any transaction executed. This unavailability of information also may make it difficult or impossible for the General Partner to reconcile its records of transactions with those of another party or to accomplish settlement of executed transactions.

The occurrence of a terrorist attack, or the outbreak, continuation or expansion of war or other hostilities could disrupt USOF’s trading activity and materially affect USOF’s profitability.

The operations of USOF, the exchanges, brokers and counterparties with which USOF does business, and the markets in which USOF does business could be severely disrupted in the event of a major terrorist attack or the outbreak, continuation or expansion of war or other hostilities. The terrorist attacks of September 11, 2001 and the war in Iraq, global anti-terrorism initiatives and political unrest in the Middle East and Southeast Asia continue to fuel this concern.

Risk of Leverage and Volatility

If the General Partner permits USOF to become leveraged, you could lose all or substantially all of your investment if USOF’s trading positions suddenly turn unprofitable.

Commodity pools’ trading positions in futures contracts or other commodity interests are typically required to be secured by the deposit of margin funds that represent only a small percentage of a futures contract’s (or other commodity interests’) entire face value. This feature permits commodity pools to “leverage” their assets by purchasing or selling futures contracts (or other commodity interests) with an aggregate value in excess of the commodity pool’s assets. While this leverage can increase the pool’s profits, relatively small adverse movements in the price of the pool’s futures contracts can cause significant losses to the pool. While the General Partner does not currently intend to leverage USOF’s assets, it is not prohibited from doing so under the LP Agreement or otherwise.

The price of oil is volatile which could cause large fluctuations in the price of units.

Movements in the price of oil may be the result of factors outside of the General Partner’s control and may not be anticipated by the General Partner. For example, price movements for barrels of oil are influenced by, among other things:

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changes in interest rates;

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actions by oil producing countries such as the OPEC countries;

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governmental, agricultural, trade, fiscal, monetary and exchange control programs and policies;

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weather and climate conditions;

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changing supply and demand relationships, including but not limited to increased demand by other countries such as China;

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changes in balances of payments and trade;

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U.S. and international rates of inflation;

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currency devaluations and revaluations;

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U.S. and international political and economic events; and

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changes in philosophies and emotions of market participants.

Over-the-Counter Contract Risk

Over-the-counter transactions are subject to little, if any, regulation.

A portion of USOF’s assets may be used to trade over-the-counter oil interest contracts, such as forward contracts or swap or spot contracts. Over-the-counter contracts are typically traded on a principal-to-principal basis through dealer markets that are dominated by major money center and investment banks and other institutions and are essentially unregulated by the CFTC. You therefore do not receive the protection of CFTC regulation or the statutory scheme of the Commodity Exchange Act in connection with this trading activity by USOF. The markets for over-the-counter contracts rely upon the integrity of market participants in lieu of the additional regulation imposed by the CFTC on participants in the futures markets. The lack of regulation in these markets could expose USOF in certain circumstances to significant losses in the event of trading abuses or financial failure by participants.

USOF will be subject to credit risk with respect to counterparties to over-the-counter contracts entered into by USOF or held by special purpose or structured vehicles.

USOF also faces the risk of non-performance by the counterparties to the over-the-counter contracts. Unlike in futures contracts, the counterparty to these contracts is generally a single bank or other financial institution, rather than a clearing organization backed by a group of financial institutions. As a result, there will be greater counterparty credit risk in these transactions. A counterparty may not be able to meet its obligations to USOF, in which case USOF could suffer significant losses on these contracts.

If a counterparty becomes bankrupt or otherwise fails to perform its obligations due to financial difficulties, USOF may experience significant delays in obtaining any recovery in a bankruptcy or other reorganization proceeding. USOF may obtain only limited recovery or may obtain no recovery in such circumstances.

USOF may be subject to liquidity risk with respect to its over-the-counter contracts.

Over-the-counter contracts may have terms that make them less marketable than Oil Futures Contracts. Over-the-counter contracts are less marketable because they are not traded on an exchange, do not have uniform terms and conditions, and are entered into based upon the creditworthiness of the parties and the availability of credit support, such as collateral, and in general, they are not transferable without the consent of the counterparty. These conditions diminish the ability to realize the full value of such contracts.

Risk of Trading in International Markets

Trading in international markets would expose USOF to credit and regulatory risk.

The General Partner expects to invest primarily in Oil Futures Contracts, a significant portion of which will be on United States Exchanges including the New York Mercantile Exchange. However, a portion of USOF’s trades may take place on markets and exchanges outside the United States. Some non-U.S. markets present risks because they are not subject to the same degree of regulation as their U.S. counterparts. None of the CFTC, NFA, or any domestic exchange regulates activities of any foreign boards of trade or exchanges, including the execution, delivery and clearing of transactions, nor has the power to compel enforcement of the rules of a foreign board of trade or exchange or of any applicable non-U.S. laws. Similarly, the rights of market participants, such as USOF, in the event of the insolvency or bankruptcy of a non-U.S. market or broker are also likely to be more limited than in the case of U.S. markets or brokers. As a result, in these markets, USOF has less legal and regulatory protection than it does when it trades domestically.

In some of these non-U.S. markets, the performance on a contract is the responsibility of the counterparty and is not backed by an exchange or clearing corporation and therefore exposes USOF to credit risk. Trading in non-U.S. markets also leaves USOF susceptible to swings in the value of the local currency against the U.S. dollar. Additionally, trading on non-U.S. exchanges is subject to the risks presented by exchange controls, expropriation, increased tax burdens and exposure to local economic declines and political instability. An adverse development with respect to any of these variables could reduce the profit or increase the loss earned on trades in the affected international markets.

International trading activities subject USOF to foreign exchange risk.

The price of any non-U.S. futures, options on futures or other commodity interest contract and, therefore, the potential profit and loss on such contract, may be affected by any variance in the foreign exchange rate between the time the order is placed and the time it is liquidated, offset or exercised. As a result, changes in the value of the local currency relative to the U.S. dollar may cause losses to USOF even if the contract traded is profitable.

USOF’s international trading would expose it to losses resulting from non-U.S. exchanges that are less developed or less reliable than United States exchanges.

Some non-U.S. exchanges also may be in a more developmental stage so that prior price histories may not be indicative of current price dynamics. In addition, USOF may not have the same access to certain positions on foreign trading exchanges as do local traders, and the historical market data on which General Partner bases its strategies may not be as reliable or accessible as it is in the United States.

Tax Risk

Please refer to “U.S. Federal Income Tax Considerations” for information regarding the U.S. federal income tax consequences of the purchase, ownership and disposition of units.

Your tax liability may exceed the amount of distributions, if any, on your units.

Cash or property will be distributed at the sole discretion of the General Partner, and the General Partner currently does not intend to make cash or other distributions with respect to units. You will be required to pay U.S. federal income tax and, in some cases, state, local, or foreign income tax, on your allocable share of USOF’s taxable income, without regard to whether you receive distributions or the amount of any distributions. Therefore, your tax liability with respect to your units may exceed the amount of cash or value of property (if any) distributed.

Your allocable share of taxable income or loss may differ from your economic income or loss on your units.

Due to the application of the assumptions and conventions applied by USOF in making allocations for tax purposes and other factors, your allocable share of USOF’s income, gain, deduction or loss may be different than your economic profit or loss from your units for a taxable year. This difference could be temporary or permanent and, if permanent, could result in your being taxed on amounts in excess of your economic income.

Items of income, gain, deduction, loss and credit with respect to units could be reallocated if the IRS does not accept the assumptions and conventions applied by USOF in allocating those items, with potential adverse consequences for you.

The U.S. tax rules pertaining to partnerships are complex and their application to large, publicly traded partnerships such as USOF is in many respects uncertain. USOF will apply certain assumptions and conventions in an attempt to comply with the intent of the applicable rules and to report taxable income, gains, deductions, losses and credits in a manner that properly reflects unitholders’ economic gains and losses. These assumptions and conventions may not fully comply with all aspects of the Internal Revenue Code (“Code”) and applicable Treasury Regulations, however, and it is possible that the U.S. Internal Revenue Service will successfully challenge our allocation methods and require us to reallocate items of income, gain, deduction, loss or credit in a manner that adversely affects you. If this occurs, you may be required to file an amended tax return and to pay additional taxes plus deficiency interest.

We could be treated as a corporation for federal income tax purposes, which may substantially reduce the value of your units.

USOF has received an opinion of counsel that, under current U.S. federal income tax laws, USOF will be treated as a partnership that is not taxable as a corporation for U.S. federal income tax purposes, provided that (i) at least 90 percent of USOF’s annual gross income consists of “qualifying income” as defined in the Code, (ii) USOF is organized and operated in accordance with its governing agreements and applicable law and (iii) USOF does not elect to be taxed as a corporation for federal income tax purposes. Although the General Partner anticipates that USOF will satisfy the “qualifying income” requirement for all of its taxable years, that result cannot be assured. USOF has not requested and will not request any ruling from the IRS with respect to its classification as a partnership not taxable as a corporation for federal income tax purposes. If the IRS were to successfully assert that USOF is taxable as a corporation for federal income tax purposes in any taxable year, rather than passing through its income, gains, losses and deductions proportionately to unitholders, USOF would be subject to tax on its net income for the year at corporate tax rates. In addition, although the General Partner does not currently intend to make distributions with respect to units, any distributions would be taxable to unitholders as dividend income. Taxation of USOF as a corporation could materially reduce the after-tax return on an investment in units and could substantially reduce the value of your units.

PROSPECTIVE INVESTORS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE POSSIBLE TAX CONSEQUENCES TO THEM OF AN INVESTMENT IN UNITS; SUCH TAX CONSEQUENCES MAY DIFFER IN RESPECT OF DIFFERENT INVESTORS.

Media Coverage Risk

USOF has been the subject of wide media coverage, including articles and television coverage, some of which include statements that may have been made by the General Partner’s employees or officers. Such articles and coverage do not disclose many of the risks and related uncertainties disclosed in this prospectus. You should rely only on statements made in this prospectus in determining whether to purchase USOF units.

Federal securities laws prohibit the public offering of securities except through a prospectus that satisfies the requirements of such laws. If USOF were determined by a court to have violated Section 5 of the Securities Act of 1933, which the General Partner does not believe has occurred and would vigorously contest if ever alleged, USOF could be required to repurchase the units so offered, plus statutory interest from the date of purchase, for a period of one year following the date of such violation.

Information about USOF has been published in articles and other media coverage and may include statements made by employees or officers of the General Partner, including an interview of John Hyland, USOF’s Portfolio Manager, on Market Watch, that took place on the afternoon of April 10, 2006, the date of USOF’s initial offering of units. The transcript of this interview is included in this prospectus as Appendix B. The interview presented, and certain other articles or media coverage may present, certain statements about USOF in isolation and do not disclose many of the related risks and uncertainties described in this prospectus. As a result, the interview, articles and other media coverage of USOF and the offering of its units should not be considered in isolation and you should make your investment decision only after reading this entire prospectus carefully.

You should carefully evaluate all the information in this Prospectus, including the risks described in this section and throughout the Prospectus. We have in the past received, and may continue to receive media coverage, including coverage that is not directly attributable to statements made by our officers and employees. You should rely only on the information contained in this Prospectus in making your investment decision.

Legal Risks

Representatives of the New York Mercantile Exchange have notified USOF of its belief that USOF is engaging in unauthorized use of such Exchange’s service marks and settlement prices.

USOF will invest primarily in Oil Futures Contracts, and particularly in Oil Futures Contracts traded on the New York Mercantile Exchange. Representatives of the New York Mercantile Exchange have at various times asserted varying claims regarding USOF’s operations and the Exchange’s service marks and settlement prices of oil futures contracts traded on the Exchange.

The New York Mercantile Exchange initially claimed that USOF’s use of the Exchange’s service marks would cause confusion as to USOF’s source, origin, sponsorship or approval, and constitute infringement of the Exchange’s trademark rights and unfair competition and dilution of the Exchange’s marks. In response to these claims, the General Partner changed USOF’s name. In addition, USOF expressly disclaims any association with the Exchange or endorsement of USOF by the Exchange and acknowledges that “NYMEX” and “New York Mercantile Exchange” are registered trademarks of such Exchange.

The General Partner has also engaged in discussions with the New York Mercantile Exchange regarding a possible license agreement. In this regard, USOF received a letter from the Exchange dated March 29, 2006 (the “March 29th Letter”). The March 29th Letter was in response to USOF’s request for additional information in connection with the negotiation of the possible license agreement. In the March 29th Letter, the Exchange stated that it would cause the cessation of any market data vendor’s provision of New York Mercantile Exchange settlement prices to USOF and/or take other action to prevent USOF from using any New York Mercantile Exchange settlement prices unless USOF enters into a license agreement with the Exchange, or has indicated in writing that it will cease from using any Exchange settlement prices. USOF will continue to seek an amicable resolution to this situation. It is evaluating the current draft of the license agreement in view of the March 29th letter but is also taking into account a recent New York federal district court decision against the NYMEX that found under similar circumstances that NYMEX’s intellectual property rights, including those related to its settlement prices, were significantly limited. USOF and the General Partner have retained separate counsel to represent them in this matter.

At this time, USOF is unable to determine what the outcome from this matter will be. There could be a number of consequences. Under the license agreement currently being negotiated, USOF would be required to pay a license fee to the New York Mercantile Exchange for the use of its settlement prices. Also, if the resolution or lack of resolution of this matter results in a material restriction on, or significant additional expense associated with, the use of the New York Mercantile Exchange’s oil futures contract settlement prices, USOF may be required to invest to a greater degree than currently anticipated in Oil Futures Contracts traded on commodity exchanges other than the New York Mercantile Exchange and Other Oil Interests. These or other consequences may adversely affect USOF’s ability to achieve its investment objective.

Others may also notify USOF of intellectual property rights that could adversely impact USOF.

Separately, Goldman, Sachs & Co. (“Goldman Sachs”) sent USOF a letter on March 17, 2006, providing USOF notice under 35 U.S.C. Section 154(d) of two pending United States patent applications, Publication Nos. 2004/0225593A1 and 2006/0036533A1. Both patent applications are generally directed to a method and system for creating and administering a publicly traded interest in a commodity pool. In particular, the Abstract of each patent application defines a means for creating and administering a publicly traded interest in a commodity pool that includes the steps of forming a commodity pool having a first position in a futures contract and a corresponding second position in a margin investment, and issuing equity interest of the commodity pool to third party investors. USOF Units are equity interests in a publicly traded commodity pool. In addition, USOF will directly invest in futures contracts and hold other investments to be used as margin for its future contract positions. If patents were to be issued to Goldman Sachs based upon these patent applications as currently drafted, and USOF continued to operate as currently contemplated after the patents were issued, claims against USOF and the General Partner for infringement of the patents may be made by Goldman Sachs. However, as these patent applications are pending and have not been substantively examined by the U.S. Patent and Trademark Office, it is uncertain at this time what subject matter will be covered by the claims of any patent issuing on one of these applications, should a patent issue at all.

Under the provisions of 35 U.S.C. § 154(d), Goldman Sachs may seek damages in the form of a reasonable royalty from the date the Units are publicly offered for sale to the date one of their cited patent applications issues as a U.S. Patent if, and only if, the invention as claimed in the issued patent is substantially identical to the invention as claimed in the published patent application. To obtain a reasonable royalty under 35 U.S.C. § 154(d), one of Goldman Sachs’s patents must issue and then it must be proved that post-issuance acts or systems of USOF infringe a valid claim of the issued patent, and that the infringed claim is substantially identical to one of the claims in the corresponding published application. If at the time a Goldman Sachs patent issues, USOF does not infringe the claims of the issued patent based on its current design or through modifications made prior to issuance, or if any infringed issued claim is not substantially identical to a published claim, then Goldman Sachs will not be able to obtain a reasonable royalty under 35 U.S.C. § 154(d). At this time neither of Goldman Sachs’s patent applications have been substantively examined by an examiner at the U.S. Patent and Trademark Office nor are they currently being considered for examination on an expedited basis under a Petition to Make Special, and considering that both have been placed in Class 705 for examination, which has an average pendency of approximately 44-45 months to issuance (or abandonment) and an issuance rate of approximately 11% in 2004, it is likely that neither application will issue within the next two years. Nonetheless, USOF currently is reviewing the Goldman Sachs published patent applications, and is engaged in discussions with Goldman Sachs regarding their pending applications and USOF’s own pending patent application. At this time, due in part to the requirements of 35 U.S.C. § 154(d) and the fact that the Goldman Sachs patent applications are pending and have not been issued as U.S. Patents, USOF is unable to determine what the outcome from this matter will be. See “Operating Risks — Third parties may infringe upon or otherwise violate intellectual property rights or assert that the General Partner has infringed or otherwise violated their intellectual property rights, which may result in significant costs and diverted attention.”

THE OFFERING

What is USOF?

USOF is a Delaware limited partnership organized on May 12, 2005. USOF maintains its main business office at 1320 Harbor Bay Parkway, Suite 145, Alameda, California 94502. USOF is a commodity pool. It operates pursuant to the terms of the LP Agreement dated as of October 15, 2006, which grants full management control to the General Partner.

Who is the General Partner?

Our sole General Partner is Victoria Bay Asset Management, LLC (formerly Standard Asset Management, LLC), a single member limited liability company that was formed in the state of Delaware on May 10, 2005 and which changed its name on June 10, 2005. It maintains its main business office at 1320 Harbor Bay Parkway, Suite 145, Alameda, California 94502. The General Partner is a wholly-owned subsidiary of Wainwright Holdings, Inc., a Delaware corporation (“Wainwright”). Mr. Nicholas Gerber (discussed below) controls Wainwright by virtue of his ownership of Wainwright’s shares. Wainwright is a holding company that also owns an insurance company organized under Bermuda law. The General Partner is registered with the CFTC as a CPO and is a member of the NFA.

On September 11, 2006, the General Partner formed USNG, another limited partnership that will be a commodity pool and intends to issue units to be traded on the American Stock Exchange. The investment objective of USNG is for the changes in percentage terms of the unit’s net asset value to reflect the changes in percentage terms of the price of natural gas delivered at the Henry Hub, Louisiana as measured by the “Benchmark Futures Contract,” less USNG’s expenses. The General Partner is the general partner of USNG and will be responsible for the management of the USNG. Wainwright will be the initial limited partner of USNG.

The General Partner is required to evaluate the credit risk for USOF to the futures commission merchant, oversee the purchases and sale of USOF’s units by certain Authorized Purchasers, review daily positions and margin requirements of USOF, and manage USOF’s investments. The General Partner also pays the fees of the Marketing Agent, the Administrator, and the Custodian.

Limited partners have no right to elect the General Partner on an annual or any other continuing basis. If the General Partner voluntarily withdraws, however, the holders of a majority of our outstanding limited partner interests (excluding for purposes of such determination interests owned by the withdrawing General Partner and its affiliates) may elect its successor. The General Partner may not be removed as general partner except upon approval by the affirmative vote of the holders of at least 66 2/3 percent of our outstanding limited partner interests (excluding limited partner interests owned by the General Partner and its affiliates), subject to the satisfaction of certain conditions set forth in the LP Agreement.

The business and affairs of our General Partner are managed by a board of directors, and will be comprised of four management directors who are also its executive officers and three independent directors who meet the independent director requirements established by the American Stock Exchange and the Sarbanes-Oxley Act of 2002. The General Partner has an audit committee which is made up of the three independent directors (Peter M. Robinson, Gordon L. Ellis, and Malcolm R. Fobes III). The audit committee is governed by an audit committee charter that is posted on USOF’s website. Mr. Fobes and Mr. Ellis meet the financial sophistication requirements of the American Stock Exchange and the audit committee charter. Through its management directors, the General Partner manages the day-to-day operations of USOF.

Nicholas Gerber has been the President and CEO of the General Partner since June 9, 2005 and a Management Director of the General Partner since May 10, 2005. He maintains his main business office at 1320 Harbor Bay Parkway, Suite 145, Alameda, California 94502. Mr. Gerber will act as a portfolio manager for USOF. Mr. Gerber has an extensive background in securities portfolio management and in developing investment funds that make use of indexing and futures contracts. Mr. Gerber is the founder of Ameristock Corporation, a California-based investment adviser registered under the Investment Advisers Act of 1940, that has been sponsoring and providing portfolio management services to mutual funds since 1995. Since 1995, Mr. Gerber has been the portfolio manager of the Ameristock Mutual Fund, Inc. a mutual fund registered under the Investment Company Act of 1940, focused on large cap U.S. equities that currently has approximately $800 million in assets. In these roles, Mr. Gerber has gained extensive experience in evaluating and retaining third-party service providers, including custodians, accountants, transfer agents, and distributors. Prior to managing Ameristock Mutual Fund Inc., Mr. Gerber served as a portfolio manager with Bank of America Capital Management. While there he was responsible for the daily stewardship of four funds with a combined value in excess of $240 million. At Bank of America Capital Management, Mr. Gerber worked extensively in the development and managing of mutual funds and institutional accounts that were designed to track assorted equity market indices such as the Standard & Poor’s 500 and the Standard & Poor’s Midcap 400. Before joining Bank of America, he was managing director and founder of the Marc Stevens Futures Index Fund, a fund that combined the use of commodity futures with equity stock index futures. The futures index fund was a commodity pool and Mr. Gerber was the Commodity Pool Operator. It was ultimately purchased by Newport Commodities. Mr. Gerber’s two decades of experience in institutional investment include a period of employment as a floor trader on the New York Futures Exchange. Mr. Gerber has passed the Series 3 examination for associated persons. He holds an MBA in finance from the University of San Francisco and a BA from Skidmore College. Mr. Gerber is 44 years old.

Andrew F. Ngim has been a Management Director of the General Partner since May 10, 2005 and Treasurer of the General Partner since June 9, 2005. He received a Bachelor of Arts from the University of California at Berkeley in 1983. Mr. Ngim has been the Managing Director of Ameristock Corporation since 1999. He was the co-portfolio manager of the Ameristock Large Company Growth Fund from December 2000 to June 2002 and a Benefits Consultant with PriceWaterhouseCoopers from 1994 to 1999. Mr. Ngim is 46 years old.

Howard Mah has been a Management Director of the General Partner since May 10, 2005 and Secretary of the General Partner since June 9, 2005. Mr. Mah also serves as the General Partner’s Chief Compliance Officer. He received a Bachelor of Education from the University of Alberta, in 1986 and an MBA from the University of San Francisco in 1988. He has been the Compliance Officer of Ameristock Corporation since 2001; a tax & finance consultant in private practice since 1995, Secretary of Ameristock Mutual Fund since 1995 and Ameristock Focused Value Fund from December 2000 to January 2005; Chief Compliance Officer of Ameristock Mutual Fund since 2004 and the Co-Portfolio Manager of the Ameristock Focused Value Fund from December 2000 to January 2005. Mr. Mah is 42 years old.

Robert L. Nguyen has been a Management Director of the General Partner since May 10, 2005. He received a Bachelor of Science from California State University Sacramento in 1981. Mr. Nguyen has been the Managing Principal of Ameristock Corporation since 2000. He was Co-Portfolio Manager of the Ameristock Large Company Growth Fund from December 2000 to June 2002 and Institutional Specialist with Charles Schwab & Company Inc. from 1995 to 1999. Mr. Nguyen is 46 years old.

Peter M. Robinson has been an Independent Director of the General Partner since September 30, 2005. Mr. Robinson has been employed with the Hoover Institution since 1993. Mr. Robinson graduated from Dartmouth College in 1979 and Oxford University in 1982. Mr. Robinson spent six years in the White House, serving from 1982 to 1983 as chief speechwriter to Vice President George Bush and from 1983 to 1988 as special assistant and speechwriter to President Ronald Reagan. After the White House, Mr. Robinson received an MBA from the Stanford University Graduate School of Business. Mr. Robinson then spent a year in New York City with Fox Television. He spent a second year in Washington, D.C., with the Securities and Exchange Commission, where he served as the director of the Office of Public Affairs, Policy Evaluation, and Research. Mr. Robinson has also written three books and has been published in the New York Times, Red Herring, and Forbes ASAP and he is the editor of Can Congress Be Fixed?: Five Essays on Congressional Reform (Hoover Institution Press, 1995). Mr. Robinson is 49 years old.

Gordon L. Ellis has been an Independent Director of the General Partner since September 30, 2005. Mr. Ellis has been Chairman of International Absorbents, Inc. since July 1988, President and Chief Executive Officer since November 1996 and a Class I Director of the company since July 1985. Mr. Ellis is also a director of Absorption Corp., International Absorbents, Inc.’s wholly-owned subsidiary. Mr. Ellis is a director/trustee of Polymer Solutions, Inc., a former publicly-held company that sold all of its assets effective as of February 3, 2004 and is currently winding down its operations and liquidating following such sale. Mr. Ellis is a professional engineer with an MBA in international finance. Mr. Ellis is 60 years old.

Malcolm R. Fobes III has been an Independent Director of the General Partner since September 30, 2005. Mr. Fobes manages the investment program of the Berkshire Focus Fund. He is primarily responsible for the day-to-day management of the Berkshire Focus Fund’s portfolio. Mr. Fobes founded the Berkshire Focus Fund’s investment adviser, Berkshire Capital Holdings, Inc., in 1993, where he has been responsible for directing the company’s investment programs in both public and private companies located in the Silicon Valley. Prior to forming Berkshire Capital, Mr. Fobes was employed by various technology-related companies, including Adobe Systems, Inc., a leading provider of digital publishing and imaging software technologies. Mr. Fobes holds a B.S. degree in finance and economics from San Jose State University in California. Mr. Fobes is 42 years old.

John Love will act as the Operations Manager. Mr. Love has served as the operations manager of Ameristock Corporation since 2002, where he is responsible for marketing the Ameristock Mutual Fund. From April 2001 to September 2002, Mr. Love was the project manager for TouchVision Interactive where he provided leadership to project teams while assisting with business and process development. From January 1996 to November 2000, Mr. Love was the managing director of Jamison/Gold (Keane Inc.) where he provided leadership to all departments including operations, production, technology, sales, marketing, administration, recruiting, and finance. From December 2000 to February 2001, Mr. Love was employed by Digital Boardwalk Inc. Mr. Love’s experience also includes leading a group of multimedia producers who controlled web and kiosk projects from pre-contract to deployment. He holds a BFA in cinema-television from the University of Southern California. Mr. Love does not have any experience operating a commodity pool. Mr. Love is 35 years old.

John T. Hyland, CFA will act as a Portfolio Manager and as the Director of Portfolio Research. Mr. Hyland has an extensive background in portfolio management and research with both equity and fixed income securities, as well as in the development of new types of complex investment funds. He is currently a principal at Towerhouse Capital Management, LLC, a firm that provides portfolio management and new fund development expertise to non-U.S. institutional investors. Prior to founding Towerhouse in 2003, Mr. Hyland was the Director of Global Property Securities Research for Roulac International, where he worked on the development of a hedge fund focused on global real estate stocks. From 1996 through 2001, Mr. Hyland was the Director of Securities Research and Portfolio Manager for the capital markets division of CB Richard Ellis, a global commercial real estate services firm. His division provided portfolio management of equities as an advisor or sub-advisor for mutual funds and separate accounts focused on real estate investment trusts. In addition, his group conducted research in the area of structured commercial real estate debt (including Commercial Mortgage-Back Securities, or “CMBS”), and lead the creation of one of the earliest re-securitizations of multiple CMBS pool tranches into a Collateralized Debt Obligation (“CDO”) vehicle. In the ten years prior to working at CB Richard Ellis, Mr. Hyland had worked as a portfolio manager or financial representative for several other investment firms and mutual funds. Mr. Hyland received his Chartered Financial Analyst (“CFA”) designation in 1994. From 1993 until 2003, Mr. Hyland was on the Board of Directors of the Security Analysts of San Francisco (“SASF”), a not-for-profit organization of investment management professionals. He served as the president of the SASF from 2001-2002. Mr. Hyland is a member of the CFA Institute (formerly AIMR). He is also a member of the National Association of Petroleum Investment Analysts (NAPIA), a not-for-profit organization of investment professionals focused on the oil industry. He serves as an arbitrator for the National Association of Securities Dealers (“NASD”), as part of their dispute resolution program. He is a graduate of the University of California, Berkeley and received a BA in political science/international relations in 1982. Mr. Hyland is 47 years old.

Kathryn D. Rooney will act as a Marketing Manager. Her primary responsibilities include soliciting orders, customers and customer funds. Currently, Ms. Rooney is the Director of Business Development for Ameristock Mutual Fund. She has held this position since September of 2003. Prior to working for Ameristock Mutual Fund, Ms. Rooney was the Regional Director for Accessor Capital Management from November of 2002 to September of 2003. Before working at Accessor Capital Management, Ms. Rooney worked at ALPS Mutual Fund Services, Inc. as a National Sales Director. She held this position from May of 1999 through November of 2002. Before working at ALPS Mutual Fund Services, Inc., Ms. Rooney worked as a Trust Officer for Fifth Third Bank from June of 1994 through May of 1999. Ms. Rooney is 34 years old.

The following are individual Principals, as that term is defined in CFTC Rule 3.1, for USOF: Melinda Gerber, Howard Mah, Andrew Ngim, Robert Nguyen, Peter Robinson, Gordon Ellis, Malcolm Fobes, John Love, and John Hyland. These individuals are principals due to their positions, however, Nicholas Gerber and Melinda Gerber are also principals due to their controlling stake in Wainwright. None of the principals owns or has any other beneficial interest in USOF. Nicholas Gerber and John Hyland make trading and investment decisions for USOF. Nicholas Gerber, John Love, and John Hyland execute trades on behalf of USOF. In addition, Nicholas Gerber, John Love, John Hyland and Kathryn Rooney are registered with the CFTC as Associated Persons of the General Partner and are members of the NFA.

Compensation and Fees to the General Partner

USOF pays a management fee to the General Partner as follows:

Assets

First $1,000,000,000	0.50% of NAV
After the first $1,000,000,000	0.20% of NAV

Prior Performance of the General Partner and Affiliates

On September 11, 2006, the General Partner formed USNG, but since it has not begun trading there is no prior performance for USNG. USOF’s offering began on April 10, 2006 and is a continuous offering. As of August 31, 2006, the total amount of money raised by USOF from Authorized Purchasers was $776,368,000; the total number of Authorized Purchasers was 6; the number of baskets purchased by Authorized Purchasers was 117; and the aggregate amount of units purchased was 11.7 million. For more information on the performance of USOF, see the Performance Tables below.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

Table I: Experience in Raising and Investing in Funds

Dollar Amount Offered:	$1,046,860,000

Dollar Amount Raised:	$776,368,000

Organizational Expenses:
SEC registration fee:	$111,369.93
AMEX Listing Fee:	$5,000
Auditor’s fees and expenses*:	$44,000
Legal fees and expenses*:	$1,151,354.68
Printing expenses*:	$400,000

Date Offering Began:	April 10, 2006

Length of Offering:	Continuous

——————

*

Paid for by an affiliate of the General Partner

Table II: Compensation to the General Partner and Other Compensation

Expenses Paid by USOF through July 31, 2006 in dollar terms (unaudited):

Expense	Amount in Dollar Terms

Amount Paid to General Partner:	$329,395
Amount Paid in Portfolio Brokerage Commissions:	$99,542
Other Amounts Paid:	$0
Total Expenses Paid:	$428,937

Expenses Paid by USOF through July 31, 2006 as a Percentage of Average Daily Net Assets (unaudited)

Expenses	Amount as a Percentage of Average Daily Net Assets

General Partner	0.50% annualized
Portfolio Brokerage Commissions	0.13% annualized
Total Expense Ratio	0.63% annualized

 Table III: Operating Results

Total aggregate gross capital subscriptions of USOF from inception through August 31, 2006:	$776,368,000
Total Net Assets as of August 31, 2006:	$413,791,074
Initial NAV per unit as of inception of offering:	$64.65
NAV per unit as of August 31, 2006:	67.39

Table IV: Results of Offering

Rates of Return:

Month and Year	Monthly Rate of Return

April 2006 (inception)	3.35%
May 2006	(2.91%)
June 2006	3.06%
July 2006	(0.50%)
August 2006	(7.40%)

Total Rate of Return Since Inception:	Single Month Largest Draw Down:	Peak-to-Trough Largest Draw Down:

(4.06%)	(7.40%) August 2006	(7.90%) July 2006-August 2006

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

In addition, Nicholas Gerber, the president and CEO of the General Partner, ran the Marc Stevens Futures Index Fund over 10 years ago. This fund combined commodity futures with equity stock index futures. It was a very small private offering, which had under $1 million in assets. The Marc Stevens Futures Index Fund was a commodity pool and Mr. Gerber was the CPO. Ameristock Corporation is an affiliate of the General Partner and it is a California-based registered investment advisor registered under the Investment Advisors Act of 1940 that has been sponsoring and providing portfolio management services to mutual funds since 1995. Ameristock Corporation is the investment adviser to the Ameristock Mutual Fund, Inc., a mutual fund registered under the Investment Company Act of 1940 that focuses on large cap U.S. equities that has approximately $800 million in assets.

How Does USOF Operate?

The investment objective of USOF for changes in percentage terms of the units’ NAV to reflect the changes in percentage terms of the spot price of West Texas Intermediate light, sweet crude oil delivered to Cushing, Oklahoma, less USOF’s expenses. USOF will invest in Oil Futures Contracts, which are futures contracts for WTI light, sweet crude oil, other types of crude oil, heating oil, gasoline, natural gas, and other petroleum-based fuels that are traded on the New York Mercantile Exchange or other U.S. and foreign exchanges, and Other Oil Interests such as cash-settled options on Oil Futures Contracts, forward contracts for oil and over-the-counter transactions that are based on the price of oil, other petroleum-based fuels, Oil Futures Contracts and indices based on the foregoing.

The primary catalyst for determining the allocation mix of Oil Futures Contracts and Other Oil Interests to be purchased by the General Partner is speculative position limits of the exchanges and the ability to manage USOF’s investments in a smooth and controlled manner. As noted above, USOF anticipates investing in Oil Futures Contracts that are traded on U.S. and foreign exchanges. USOF intends to purchase futures contracts on foreign exchanges, such as the ICE Futures or the Singapore Exchange, if permitted under applicable regulatory requirements, as a result of position limits on the New York Mercantile Exchange. It does not intend to trade on foreign exchanges to make a profit.

USOF seeks to achieve its investment objective by investing in a mix of Oil Futures Contracts and Other Oil Interests such that changes in USOF’s NAV will closely track the changes in the price of a specified Oil Futures Contract (“Benchmark Oil Futures Contract”). The General Partner believes the Benchmark Oil Futures Contract historically exhibited a close correlation with the changes in the spot price of WTI light, sweet crude oil. On any Valuation Day (a Valuation Day is any day as of which USOF calculates its NAV), the Benchmark Oil Futures

Contract is the Near Month Contract for WTI light, sweet crude oil traded on the New York Mercantile Exchange unless the Near Month Contract will expire within two weeks of the Valuation Day, in which case the Benchmark Oil Futures Contract is the Second to Nearest Out Month Contract for WTI light, sweet crude oil traded on the New York Mercantile Exchange.

More specifically, the General Partner will endeavor to place USOF’s trades in Oil Futures Contracts and Other Oil Interests and otherwise manage USOF’s investments so that A will be within plus/minus 10 percent of B, where:

•

A is the average daily change in USOF’s NAV for any period of 30 successive Valuation Days, and

•

B is the average daily change in the price of the Benchmark Oil Futures Contract over the same period.

The General Partner believes that market arbitrage opportunities will cause changes in USOF’s unit price on the American Stock Exchange to closely track changes in USOF’s NAV. The General Partner further believes that the prices of the Benchmark Oil Futures Contract have historically closely tracked the spot prices of WTI light, sweet crude oil. The General Partner believes that the net effect of these two expected relationships and the expected relationship described above between USOF’s NAV and the Benchmark Oil Futures Contract, will be that the changes in the price of USOF’s units on the American Stock Exchange will closely track the changes in the spot price of a barrel of WTI light, sweet crude oil, less USOF’s expenses.

These relationships are illustrated in the following diagram:

The Price of USOF’s Units Is Expected to Correlate Closely
With USOF’S NAV

USOF’s units are traded on the American Stock Exchange. The price of units will fluctuate in response to USOF’s NAV and the supply and demand pressures of the exchange. Because of certain arbitrage opportunities, the General Partner believes the price of USOF’s units traded on the Exchange will correlate closely with the USOF’s NAV.

Changes in USOF’s NAV Are Expected to Correlate Closely With the Changes in the Price of the Benchmark Oil
Futures Contract

The General Partner will endeavor to invest USOF’s assets as fully as possible in Oil Futures Contracts and Other Oil Interests so that the changes in the NAV will closely correlate with changes in the price of the Benchmark Oil Futures Contract.

Changes in the Price of the Benchmark Oil Futures
Contract Are Expected to Correlate Closely With Changes
in the Spot Price of Light, Sweet Crude Oil

The General Partner believes that changes in the price of the Benchmark Oil Futures Contract will closely correlate with changes in the cash or spot price of light, sweet crude oil

The General Partner will employ a “neutral” investment strategy intended to track the spot price of WTI light, sweet crude oil regardless of whether the price of oil goes up or goes down. USOF’s “neutral” investment strategy is designed to permit investors generally to purchase and sell USOF’s units for the purpose of investing indirectly in oil in a cost-effective manner, and/or to permit participants in the oil or other industries to hedge the risk of losses in their oil-related transactions.

USOF’s total portfolio composition will be disclosed, each business day that the American Stock Exchange is open for trading, on USOF’s website at http://www.unitedstatesoilfund.com and through the American Stock Exchange’s website at http://www.amex.com. The website disclosure of portfolio holdings will be made daily and will include, as applicable, the name and value of each oil interest, the specific types of Other Oil Interests and characteristics of such Other Oil Interests, Treasuries, and amount of cash and cash equivalents held in USOF’s portfolio. USOF’s website is publicly accessible at no charge.

The units may be purchased by Authorized Purchasers only in blocks of 100,000 units called Creation Baskets. The amount of the purchase payment for a Creation Basket will be equal to the aggregate NAV of units in the Creation Basket. Similarly, Authorized Purchasers may redeem units only in blocks of 100,000 units called Redemption Baskets. The amount of the redemption proceeds for a Redemption Basket will be equal to the aggregate NAV of units in the Redemption Basket. The purchase price for Creation Baskets, and the redemption price for Redemption Baskets will be the actual NAV calculated at the end of the business day when notice for a purchase or redemption is received by USOF. The American Stock Exchange will publish an approximate NAV intra-day based on the prior day’s NAV and the current price of Benchmark Oil Futures Contracts, but the basket price will be determined based on the actual NAV at the end of the day.

While USOF will only issue units in large blocks called Creation Baskets, units may also be purchased and sold in much smaller increments on the American Stock Exchange. These transactions, however, are effected at the bid and ask prices established by specialist firm(s). Like any listed security, units can be purchased and sold at any time a secondary market is open.

The General Partner believes that for many investors the units represent a cost-effective way to invest indirectly in light, sweet crude oil. However, as noted, because USOF invests in Oil Futures Contracts and Other Oil Interests rather than directly in oil, the performance of the price of the units may not accurately and consistently reflect the performance of the spot price of WTI light, sweet crude oil.

Graph A and Graph B on the following page illustrate the correlation between the monthly average spot price of WTI light, sweet crude oil and the monthly average price of futures contracts for WTI light, sweet crude oil delivered to Cushing, Oklahoma traded on the New York Mercantile Exchange. In addition, Graph C illustrates the correlation between the Benchmark Oil Futures Contract and other fuel-based commodity futures contracts in which USOF may invest.

These correlations are relevant because the General Partner will endeavor to invest USOF’s assets in Oil Futures Contracts and Other Oil Interests so that changes in USOF’s NAV will correlate as closely as possible with changes in the price of the Benchmark Oil Futures Contract. As noted, the General Partner also believes that the changes in price of the Benchmark Oil Futures Contract will closely correlate with changes in the spot price of WTI light, sweet crude oil. Assuming that the units’ value tracks the Benchmark Oil Futures Contract as intended because of the correlations illustrated by the following charts, the stated objective of USOF for the units’ NAV to reflect the performance of the spot price of WTI light, sweet crude oil would be met if the trend reflected over the past ten years were to continue. However, there is no guaranty that such trend will continue. To obtain the monthly average prices, USOF added the closing prices for every day in each month and then divided that number by the total number of days in that month.

GRAPH A
1995 thru 1999 Monthly Average Spot Price vs. Monthly Average Futures Price
(WTI light, sweet crude oil delivered to Cushing, Oklahoma)

GRAPH B
2000 thru 2005 Monthly Average Spot Price vs. Monthly Average Futures Price
(WTI light, sweet crude oil delivered to Cushing, Oklahoma)

GRAPH C
WTI Oil Futures Contracts Versus Non-Crude Oil Petroleum-Based Futures Contracts
Commodity Returns 1996-February 1, 2006

What is USOF’s Investment Strategy?

In managing USOF’s assets the General Partner does not intend to use a technical trading system that issues buy and sell orders. The General Partner does intend to employ a quantitative methodology whereby each time a Creation Basket is purchased, the General Partner will purchase oil interests, such as an Oil Futures Contract for WTI light, sweet crude oil traded on the New York Mercantile Exchange, that have an aggregate face amount that approximates the amount of Treasuries and cash received upon the issuance of one or more Creation Baskets.

As an example, assume that a Creation Basket purchase order is placed on January 2, 2007. If one were to assume USOF’s closing NAV per unit for January 2 is $63.76, USOF would receive $6,376,000 for the Creation Basket ($63.76 NAV per unit times 100,000 units, and ignoring the Creation Basket fee of $1,000). Assume that the price of an Oil Futures Contract for WTI light, sweet crude oil on January 3, 2007 is $63,770. Because the price of oil reflected in these Near Month futures contracts on January 3, 2007 is different (in this case, higher) than the price of oil reflected in USOF’s NAV calculated as of January 2, 2007 (the day the corresponding Creation Basket was sold), USOF cannot invest the entire purchase amount corresponding to the Creation Basket in futures contracts — i.e., it can only invest in 99 Oil Futures Contracts with an aggregate value of $6,313,230 ($63,770 per contract times 99 contracts). Assuming a margin equal to 10% of the value of the Oil Futures Contracts which would require $631,323 in Treasuries to be deposited as margin with the futures commission merchant through which the contract was purchased, the remainder of the purchase price for the Creation Basket, $5,744,677, would remain invested in cash and Treasuries as determined by the General Partner from time to time based on factors such as potential calls for margin or anticipated redemptions.

The specific Oil Futures Contracts to be purchased will depend on various factors, including a judgment by the General Partner as to the appropriate diversification of USOF’s investments in futures contracts with respect to the month of expiration, and the prevailing price volatility of particular contracts. While the General Partner anticipates significant investments in New York Mercantile Exchange Oil Futures Contracts, as USOF reaches certain position limits on the New York Mercantile Exchange, or for other reasons, it will invest in Oil Futures Contracts traded on other exchanges or invest in other Oil Interests such as contracts in the “over-the-counter” market.

The General Partner does not anticipate letting its Oil Futures Contracts expire and taking delivery of the underlying oil. Instead, the General Partner will close existing positions when it is determined appropriate to do so and reinvest the proceeds in new Oil Futures Contracts. Positions may also be closed out to meet orders for Redemption Baskets.

By remaining invested as fully as possible in Oil Futures Contracts or Other Oil Interests, the General Partner believes that changes in USOF’s NAV will closely track the changes in the prices of the futures contracts in which USOF invests. The General Partner believes that certain arbitrage opportunities will result in the price of the units traded on the American Stock Exchange closely tracking the NAV of USOF. Additionally, as discussed above, the General Partner has conducted research that indicates that oil futures contracts traded on the New York Mercantile Exchange have closely tracked the spot price of the underlying oil. Based on these expected interrelationships, the General Partner believes that the changes in the price of USOF’s units as traded on the American Stock Exchange will closely track the changes in the spot price of WTI light, sweet crude oil.

What are Oil Futures Contracts?

Oil Futures Contracts are agreements between two parties. One party agrees to buy oil from the other party at a later date at a price and quantity agreed-upon when the contract is made. Oil Futures Contracts are traded on futures exchanges, including the New York Mercantile Exchange. Oil Futures Contracts trade in units of 1,000 barrels. For example, on the New York Mercantile Exchange futures contracts are priced by floor brokers and other exchange members through an “open outcry” of offers to purchase or sell the contracts. In contrast, another exchange, ICE Future, uses an electronic, screen-based system that determines the price by matching electronically offers to purchase and sell.

Certain typical and significant characteristics of Oil Futures Contracts are discussed below. Additional risks of investing in Oil Futures Contracts are included in “What are the Risk Factors Involved with an Investment in USOF?”

Speculative Position Limits. The CFTC and U.S. designated contract markets such as the New York Mercantile Exchange have established limits or position accountability rules (i.e., speculative position limits or position limits) on the maximum net long or net short speculative position that any person or group of persons under common trading control (other than a hedge, which USOF is not) may hold, own or control in commodity interests. The net position is the difference between an individual or firm’s open long contracts and open short contracts in any one commodity. Speculative position limits are intended to, among other things, prevent a corner or squeeze on a market or undue influence on prices by any single trader or group of traders.

Most U.S. futures exchanges also limit the amount of fluctuation in the prices of some futures contracts or options on futures contracts during a single trading day. These regulations specify what are referred to as daily price fluctuation limits (i.e., daily limits). The daily limits establish the maximum amount that the price of a futures contract or an option on a futures contract may vary either up or down from the previous day’s settlement price. Once the daily limit has been reached in a particular futures contract or option on a futures contract, no trades may be made at a price beyond the limit.

Impact of Speculative Position Limits. The foregoing position limits will impact the mix of investments in Oil Interests by USOF, and the mix will vary dependent on the level of assets held by USOF. The following example illustrates how the mix will vary as assets increase, assuming the spot price of WTI light, sweet crude oil remains the same: Assuming the spot price for WTI light, sweet crude oil and the unit price were each $60, USOF anticipates that it would invest the first $300 million of its daily net assets only in Oil Futures Contracts. The majority of those contracts would consist of the current Benchmark Oil Futures Contract. At this level, USOF could purchase 5,000 of such contacts or 25% of the New York Mercantile Exchange’s speculative position limit for such contracts. When daily net assets exceed $300 million, USOF anticipates that it will invest the majority of its assets above that amount in the current Benchmark Oil Futures Contract with the balance of its net assets being invested in a mix of other Oil Futures Contracts, such as the Oil Futures Contracts tied to Brent crude oil as traded on New York Mercantile Exchange or to WTI light, sweet crude oil or Brent Crude Oil as traded on the ICE Futures, and other Oil Interests.

Once the daily net assets of the portfolio exceed approximately $1.2 billion, USOF anticipates that a majority of all further investments will be made in Oil Futures Contracts, other than the current Benchmark Oil Futures Contract, and in Other Oil Interests. These other Oil Futures Contracts would be purchased on New York Mercantile Exchange and on other exchanges, including non-U.S.  exchanges such as the ICE Futures.

USOF anticipates that once the daily net assets of the portfolio exceed approximately $2.4 billion, the ability of the portfolio to invest in additional current Benchmark Oil Futures Contracts may be sharply limited due to certain position limit rules in effect on New York Mercantile Exchange. Assuming the current Benchmark Oil Futures Contract is at the same price level as indicated above and half of USOF’s assets were then fully invested in such contracts ($1.2 billion), the current New York Mercantile Exchange position limits for such contracts (20,000 contracts for WTI light, sweet crude oil futures contracts) would be met. Under that scenario, all additional investments above the $2.4 billion level would be required to be invested in other Oil Futures Contracts and Other Oil Interests. USOF anticipates that at or above the $2.4 billion daily net asset level, the majority of the total portfolio holdings will be in other Oil Futures Contracts or Other Oil Interests.

Under current conditions, USOF anticipates it would not use non-crude oil based Oil Futures Contracts (e.g. futures contracts for heating oil, gasoline, and/or natural gas) or non-crude oil based Other Oil Interests until it reaches the speculative position limits on WTI light, sweet crude oil futures contracts traded on the New York Mercantile Exchange.

USOF anticipates that to the extent it invests in Oil Futures Contracts other than WTI light, sweet crude oil contracts (such as futures contracts for Brent crude oil, natural gas, heating oil, and gasoline) and Other Oil Interests, it will invest in various non-exchange-traded derivative contracts to hedge the short-term price movements of such Oil Futures Contracts and Other Oil Interests against the current Benchmark Oil Futures Contract.

Examples of the position and price limits imposed are as follows:

Futures Contract	Position Accountability Levels and Limits	Maximum Daily Price Fluctuation

New York Mercantile Exchange WTI Light, Sweet Crude Oil	Any one month/all months: 20,000 net futures, but not to exceed 2,000 contracts in the last three days of trading in the spot month.

$10.00 per barrel ($10,000 per contract) for all months. If any contract is traded, bid, or offered at the limit for five minutes, trading is halted for five minutes. When trading resumes, the limit is expanded by $10.00 per barrel in either direction. If another halt were triggered, the market would continue to be expanded by $10.00 per barrel in either direction after each successive five-minute trading halt. There will be no maximum price fluctuation limits during any one trading session.

Futures Contract	Position Accountability Levels and Limits	Maximum Daily Price Fluctuation

New York Mercantile Exchange Natural Gas	Any one month/all months: 12,000 net futures, but not to exceed 1,000 in the last three days of trading in the spot month.

$3.00 per mmBtu ($30,000 per contract) for all months. If any contract is traded, bid, or offered at the limit for five minutes, trading is halted for five minutes. When trading resumes, the limit is expanded by $3.00 per mmBtu in either direction. If another halt were triggered, the market would continue to be expanded by $3.00 per mmBtu in either direction after each successive five-minute trading halt. There will be no maximum price fluctuation limits during any one trading session.

New York Mercantile Exchange Heating Oil	7,000 contracts for all months combined, but not to exceed 1,000 in the last three days of trading in the spot month.

$0.25 per gallon ($10,500 per contract) for all months. If any contract is traded, bid, or offered at the limit for five minutes, trading is halted for five minutes. When trading resumes, the limit is expanded by $0.25 per gallon in either direction. If another halt were triggered, the market would continue to be expanded by $0.25 per gallon in either direction after each successive five-minute trading halt. There will be no maximum price fluctuation limits during any one trading session.

New York Mercantile Exchange Gasoline	Any one month/all months: 7,000 net futures.

$0.25 per gallon ($10,500 per contract) for all months. If any contract is traded, bid, or offered at the limit for five minutes, trading is halted for five minutes. When trading resumes, the limit is expanded by $0.25 per gallon in either direction. If another halt were triggered, the market would continue to be expanded by $0.25 per gallon in either direction after each successive five-minute trading halt. There will be no maximum price fluctuation limits during any one trading session.

ICE Futures e-Brent Crude Futures Electronic	There are no position limits.	There is no maximum daily price fluctuation limit.
ICE WTI Crude Futures	There are no position limits.	There is no maximum daily price fluctuation.

Price Volatility. Despite daily price limits, the price volatility of Oil Futures Contracts generally has been historically greater than that for traditional securities such as stocks and bonds. Price volatility often is greater day-to-day as opposed to intra-day. Oil Futures Contracts tend to be more volatile than stocks and bonds because price movements for barrels of oil are more currently and directly influenced by economic factors for which current data is available and are traded by oil futures traders throughout the day. These economic factors include changes in interest rates; governmental, agricultural, trade, fiscal, monetary and exchange control programs and policies; weather and climate conditions; changing supply and demand relationships; changes in balances of payments and trade; U.S. and international rates of inflation; currency devaluations and revaluations; U.S. and international political and economic events; and changes in philosophies and emotions of market participants. Because USOF invests a significant portion of its assets in Oil Futures Contracts, the assets of USOF, and therefore the prices of USOF units, may be subject to greater volatility than traditional securities.

Marking-to-Market Futures Positions. Oil Futures Contracts are marked to market at the end of each trading day, to ensure that the outstanding futures obligations are limited by the maximum daily permissible price movement. This process of marking-to-market is designed to prevent losses from accumulating in any futures account. Therefore, if USOF’s futures positions have declined in value, USOF may be required to post additional variation margin to cover this decline. Alternatively, if USOF futures positions have increased in value, this increase will be credited to USOF’s account.

What is the Crude Oil Market and the Petroleum-Based Fuel Market?

USOF may purchase Oil Futures Contracts traded on the New York Mercantile Exchange that are based on WTI light, sweet crude oil. It may also purchase contracts on other exchanges, including the ICE Futures and the Singapore Exchange. The contract provides for delivery of several grades of domestic and internationally traded foreign crudes, and, among other things, serves the diverse needs of the physical market.

Light, sweet crudes are preferred by refiners because of their low sulfur content and relatively high yields of high-value products such as gasoline, diesel fuel, heating oil, and jet fuel. The price of WTI light, sweet crude oil has historically exhibited periods of significant volatility.

Demand for petroleum products by consumers, as well as agricultural, manufacturing and transportation industries, determines demand for crude oil by refiners. Since the precursors of product demand are linked to economic activity, crude oil demand will tend to reflect economic conditions. However, other factors such as weather also influence product and crude oil demand.

Crude oil supply is determined by both economic and political factors. Oil prices (along with drilling costs, availability of attractive prospects for drilling, taxes and technology, among other factors) determine exploration and development spending, which influence output capacity with a lag. In the short run, production decisions by OPEC also affect supply and prices. Oil export embargoes and the current conflicts in Iraq represent other routes through which political developments move the market. It is not possible to predict the aggregate effect of all or any combination of these factors.

In Europe, Brent crude oil is the standard for futures contracts traded on the ICE Futures, an electronic marketplace for energy trading and price discovery. Brent crude oil is the price reference for two-thirds of the world’s traded oil.

Heating oil, also known as No. 2 fuel oil, accounts for 25% of the yield of a barrel of crude oil, the second largest “cut” from oil after gasoline. The heating oil futures contract, listed and traded at the New York Mercantile Exchange, trades in units of 42,000 gallons (1,000 barrels) and is based on delivery in New York harbor, the principal cash market center. The price of heating oil is volatile.

Natural gas accounts for almost a quarter of U.S. energy consumption. The natural gas futures contract, listed and traded on the New York Mercantile Exchange, trades in units of 10,000 million British thermal units and is based on delivery at the Henry Hub in Louisiana, the nexus of 16 intra- and interstate natural gas pipeline systems that draw supplies from the region’s prolific gas deposits. The pipelines serve markets throughout the U.S. East Coast, the Gulf Coast, the Midwest, and up to the Canadian border. The price of natural gas is volatile

Gasoline is the largest single volume refined product sold in the U.S. and accounts for almost half of national oil consumption. The natural gas futures contract, listed and traded on the New York Mercantile Exchange, trades in units of 42,000 gallons (1,000 barrels) and is based on delivery at petroleum products terminals in the New York harbor, the major East Coast trading center for imports and domestic shipments from refineries in the New York harbor area or from the Gulf Coast refining centers. The price of gasoline is volatile.

Why Does USOF Purchase and Sell Oil Futures Contracts?

USOF’s investment objective is for changes in percentage terms of the units’ net asset value to reflect the changes in percentage terms of the spot price of West Texas Intermediate light, sweet crude oil delivered to Cushing, Oklahoma, less USOF’s expenses. USOF expects to invest primarily in Oil Futures Contracts. USOF seeks to have its aggregate NAV approximate at all times the outstanding value of Oil Futures Contracts (or Other Oil Interests) USOF holds.

Other than investing in Oil Futures Contracts and Other Oil Interests, USOF will only invest in assets to support these investments in oil interests. At any given time, a significant majority of USOF’s investments will be in Treasuries that serve as segregated assets supporting USOF’s positions in Oil Futures Contracts and Other Oil Interests. For example, the purchase of an Oil Futures Contract with a stated value of $10 million would not require USOF to pay $10 million upon entering into the contract; rather, only a margin deposit, generally of 5%-10% of the stated value of the Oil Futures Contract, would be required. To secure its Oil Futures Contract obligations, USOF would then segregate in a margin account Treasuries in an amount equal to the balance of the current market value of the contract, which at the contract’s inception would be $10 million minus the amount of the deposit, or $9.5 million (assuming a 5% margin).

USOF intends to earn interest income from the Treasuries that it will purchase and it anticipates that the earned interest income will increase the NAV and limited partners’ capital contribution accounts. USOF plans to reinvest the earned interest income, hold it in cash, or use it to pay its expenses. If USOF reinvests the earned interest income, it will make investments that are consistent with its investment objectives.

What is the Flow of Units?

What are the Trading Policies of USOF?

Liquidity

USOF will invest only in Oil Futures Contracts and Other Oil Interests that are traded in sufficient volume to permit, in the opinion of the General Partner, ease of taking and liquidating positions in these financial interests.

Spot Commodities

While the contracts can be physically settled, USOF does not intend to take or make physical delivery as permitted under the contracts. USOF may from time to time trade in spot, or cash, oil.

Leverage

While USOF expects its ratio of variation margin to total assets to generally range from 0% to 5%, the General Partner endeavors to have the value of USOF’s Treasuries, cash and cash equivalents whether held by USOF or posted as margin or collateral at all times approximate the aggregate face value of its obligations under USOF’s Oil Futures Contracts and Other Oil Interests.

Borrowings

Borrowings will not be used by USOF, unless USOF is required to borrow money in the event of delivery, if USOF trades in cash commodities, or for short-term needs created by unexpected redemptions. USOF intends to maintain Treasuries, cash or cash equivalents that equal the value of margin posted and the actual value of the Oil Futures Contracts. USOF does not plan to establish credit lines.

Over-the-Counter Derivatives (Including Spreads and Straddles)

In addition to Oil Futures Contracts, there are also a number of listed options on the Oil Futures Contracts on the principal futures exchanges. These contracts offer investors and hedgors another set of financial vehicles to use in managing exposure to the crude oil market. USOF may purchase oil-related listed options on these exchanges in pursuing its investment objective.

In addition to the Oil Futures Contracts and listed options relating to crude oil futures contracts, there also exists an active non-exchange-traded market in derivatives tied to crude oil. These derivatives transactions (also known as over-the-counter contracts) are usually entered into between two parties. Unlike most of the exchange-traded oil futures contracts or exchange-traded options on such futures, each party to such contract bears the credit risk that the other party may not be able to perform its obligations under its contract.

Some oil-based derivatives transactions contain fairly generic terms and conditions and are available from a wide range of participants. Other oil-based derivatives have highly customized terms and conditions and are not as widely available. Many of these over-the-counter contracts are cash-settled forwards for the future delivery of oil- or petroleum-based fuels that have terms similar to the Oil Futures Contracts. Others take the form of “swaps” in which the two parties exchange cash flows based on pre-determined formulas tied to the price of the crude oil spot, or forward crude oil prices, or crude oil futures prices. For example, USOF may enter into over-the-counter derivative contracts whose value will be tied to changes in the difference between the WTI spot price, the price of Oil Futures Contract traded on New York Mercantile Exchange and the prices of other Oil Futures Contracts that may be invested in by USOF.

To protect itself from the credit risk that arises in connection with such contracts, USOF will enter into agreements with each counterparty that provide for the netting of its overall exposure to its counterparty, such as the agreements published by the International Swaps and Derivatives Association, Inc. USOF will also require that the counterparty be highly rated and/or provide collateral or other credit support to address USOF’s exposure to the counterparty.

USOF anticipates that the use of Other Oil Interests together with its investments in Oil Futures Contracts will produce price and total return results that closely track the investment goals of USOF.

USOF may employ spreads or straddles in its trading to mitigate the differences in its investment portfolio and its goal of tracking the price of the Benchmark Oil Futures Contract. USOF would use a spread when it chooses to take simultaneous long and short positions in futures written on the same underlying asset, but with different delivery months. The effect of holding such combined positions is to adjust the sensitivity of USOF to changes in the price relationship between futures contracts which will expire sooner and those that will expire later. USOF would use such a spread if the General Partner felt that taking such long and short positions, when combined with the rest of its holdings, would more closely track the investment goals of USOF, or the General Partner felt if it would lead to an overall lower cost of trading to achieve a given level of economic exposure to movements in oil prices. USOF would enter into a straddle when it chooses to take an option position consisting of a long (or short) position in both a call option and put option. The economic effect of holding certain combinations of put options and call options can be very similar to that of owning the underlying futures contracts. USOF would make use of such a straddle approach if, in the opinion of the General Partner, the resulting combination would more closely track the investment goals of USOF or if it would lead to an overall lower cost of trading to achieve a given level of economic exposure to movements in oil prices.

Pyramiding

USOF will not employ the technique, commonly known as pyramiding, in which the speculator uses unrealized profits on existing positions as variation margin for the purchase or sale of additional positions in the same or another commodity interest.

Who are the Service Providers?

Brown Brothers Harriman & Co. is the registrar and transfer agent for the units. Brown Brothers Harriman & Co. is also the custodian for USOF. In this capacity, Brown Brothers Harriman & Co. will hold USOF’s cash and Treasuries pursuant to a custodial agreement. In addition, Brown Brothers Harriman & Co. will perform certain administrative and accounting services for USOF and will prepare certain SEC and CFTC reports on behalf of USOF. The General Partner will pay Brown Brothers Harriman & Co.’s fees.

USOF also employs ALPS Distributors, Inc. as a Marketing Agent, which is further discussed under “What is USOF’s Plan of Distribution?” The General Partner will pay ALPS Distributors, Inc.’s fees.

ABN Amro is USOF’s futures commission merchant. USOF and ABN Amro have entered into an Institutional Futures Client Account Agreement. This Agreement requires ABN Amro to provide services to USOF in connection with the purchase and sale of oil interests that may be purchased or sold by or through ABN Amro for USOF’s account. USOF will pay ABN Amro’s fees.

Currently, the General Partner does not employ commodities trading advisors. If, in the future, the General Partner does employ commodities trading advisors, it will choose each advisor based on arms-length negotiations and will consider the advisor’s experience, fees, and reputation.

Fees and Compensation Arrangements with the General Partner and Non-Affiliated Service Providers*

Service Provider	Compensation Paid by the General Partner

Brown Brothers Harriman & Co., Custodian and Administrator

Minimum $300,000 annually and, once assets are above $500 million, an asset charge not in either agreement ranging between 0.035% and 0.06%, plus a $50,000 Transfer Agency Fee, and in either case transaction charges of $7.00 to $15.00 per transaction.

ALPS Distributors, Inc., Marketing Agent	$425,000 per annum plus an incentive fee as follows: 0.0% on USOF’s assets from $0-500 million; .04% on USOF’s assets from $500 million-$4 billion; .03% on USOF’s assets in excess of $4 billion.

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*

The General Partner pays this compensation.

Fees and Compensation Arrangements with USOF and Non-Affiliated Service Providers*

Service Provider	Compensation Paid by USOF

ABN Amro, Futures Commission Merchant	Approximately $3.50 per buy or sell
Non-Affiliated Brokers	Approximately .15% of assets

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*

USOF pays this compensation.

Form of Units

Registered Form. Units are issued in registered form in accordance with the LP Agreement. The Administrator has been appointed registrar and transfer agent for the purpose of transferring units in certificated form. The Administrator will keep a record of all holders of the units in the registry (the “Register”). The General Partner will recognize transfers of units in certificated form only if done in accordance with the LP Agreement. The beneficial interests in such units will be held in book-entry form through participants and/or accountholders in DTC.

Book Entry. Individual certificates will not be issued for the units. Instead, units will be represented by one or more global certificates, which will be deposited by the Administrator with DTC and registered in the name of Cede & Co., as nominee for DTC. The global certificates will evidence all of the units outstanding at any time. Unitholders are limited to (1) participants in DTC such as banks, brokers, dealers and trust companies (DTC Participants), (2) those who maintain, either directly or indirectly, a custodial relationship with a DTC Participant (Indirect Participants), and (3) those banks, brokers, dealers, trust companies and others who hold interests in the units through DTC Participants or Indirect Participants, in each case who satisfy the requirements for transfers of units. DTC participants acting on behalf of investors holding units through such participants’ accounts in DTC will follow the delivery practice applicable to securities eligible for DTC’s Same-Day Funds Settlement System. Units will be credited to DTC Participants’ securities accounts following confirmation of receipt of payment.

DTC. DTC is a limited purpose trust company organized under the laws of the State of New York and is a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” register pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (“Exchange Act”). DTC holds securities for DTC Participants and facilitates the clearance and settlement of transaction between DTC Participants through electronic book-entry changes in accounts of DTC Participants.

Transfer of Units

Transfers of Units Only Through DTC. The units are only transferable through the book-entry system of DTC. Limited partners who are not DTC Participants may transfer their units through DTC by instructing the DTC Participant holding their units (or by instructing the Indirect Participant or other entity through which their units are held) to transfer the units. Transfers are made in accordance with standard securities industry practice.

Transfers of interests in units with DTC will be made in accordance with the usual rules and operating procedures of DTC and the nature of the transfer. DTC has established procedures to facilitate transfers among the participants and/or accountholders of DTC. Because DTC can only act on behalf of DTC Participants, who in turn act on behalf of Indirect Participants, the ability of a person or entity having an interest in a global certificate to pledge such interest to persons or entities that do not participate in DTC, or otherwise take actions in respect of such interest, may be affected by the lack of a definitive security in respect of such interest.

DTC has advised us that it will take any action permitted to be taken by a unitholder (including, without limitation, the presentation of a global certificate for exchange) only at the direction of one or more DTC Participants in whose account with DTC interests in global certificates are credited and only in respect of such portion of the aggregate principal amount of the global certificate as to which such DTC Participant or Participants has or have given such direction.

Transfer/Application Requirements. All purchasers of USOF’s units, and potentially any purchasers of limited partner interests in the future, who wish to become limited partners or other record holders and receive cash distributions, if any, or have certain other rights, must deliver an executed transfer application in which the purchaser or transferee must certify that, among other things, he, she or it agrees to be bound by USOF’s LP Agreement and is eligible to purchase USOF’s securities. Each purchaser of units offered by this Prospectus must execute a transfer application and certification. The obligation to provide the form of transfer application will be imposed on the seller of units or, if a purchase of units is made through an exchange, the form may be obtained directly through USOF. Further, the General Partner may request each record holder to furnish certain information, including that holder’s nationality, citizenship or other related status. A record holder is a unitholder that is, or has applied to be, a limited partner. An investor who is not a U.S. resident may not be eligible to become a record holder or one of the USOF’s limited partners if that investor’s ownership would subject USOF to the risk of cancellation or forfeiture of any of USOF’s assets under any federal, state or local law or regulation. If the record holder fails to furnish the information or if the General Partner determines, on the basis of the information furnished by the holder in response to the request, that such holder is not qualified to become one of USOF’s limited partners, the General Partner may be substituted as a holder for the record holder, who will then be treated as a non-citizen assignee, and USOF will have the right to redeem those securities held by the record holder.

A transferee’s broker, agent or nominee may complete, execute and deliver a transfer application and certification. USOF may, at its discretion, treat the nominee holder of a unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

A person purchasing USOF’s existing units, who does not execute a transfer application and certify that the purchaser is eligible to purchase those securities acquires no rights in those securities other than the right to resell those securities. Whether or not a transfer application is received or the consent of the General Partner obtained, our units will be securities and will be transferable according to the laws governing transfers of securities.

Any transfer of units will not be recorded by the transfer agent or recognized by the General Partner unless a completed transfer application is delivered to the General Partner or the Administrator. When acquiring units, the transferee of such units that complete a transfer application will:

•

be an assignee until admitted as a substituted limited partner upon the consent and sole discretion of the General Partner and the recording of the assignment on the books and records of the partnership;

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automatically request admission as a substituted limited partner;

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agree to be bound by the terms and conditions of, and execute, our LP Agreement;

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represent that such transferee has the capacity and authority to enter into our LP Agreement;

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grant powers of attorney to our General Partner and any liquidator of us; and

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make the consents and waivers contained in our LP Agreement.

An assignee will become a limited partner in respect of the transferred units upon the consent of our General Partner and the recordation of the name of the assignee on our books and records. Such consent may be withheld in the sole discretion of our General Partner.

If consent of the General Partner is withheld such transferee shall be an assignee. An assignee shall have an interest in the partnership equivalent to that of a limited partner with respect to allocations and distributions, including, without limitation, liquidating distributions, of the partnership. With respect to voting rights attributable to units that are held by assignees, the General Partner shall be deemed to be the limited partner with respect thereto and shall, in exercising the voting rights in respect of such units on any matter, vote such units at the written direction of the assignee who is the recordholder of such units. If no such written direction is received, such units will not be voted. An assignee shall have no other rights of a limited partner.

Until a unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Withdrawal of Limited Partners

As discussed in the LP Agreement, if the General Partner gives at least fifteen (15) days’ written notice to a limited partner, then the General Partner may for any reason, in its sole discretion, require any such limited partner to withdraw entirely from the partnership or to withdraw a portion of his partner capital account. If the General Partner does not give at least fifteen (15) days’ written notice to a limited partner, then it may only require withdrawal of all or any portion of the capital account of any limited partner in the following circumstances: (i) the unitholder made a misrepresentation to the General Partner in connection with its purchase of units; or (ii) the limited partner’s ownership of units would result in the violation of any law or regulations applicable to the partnership or a partner. In these circumstances, the General Partner without notice may require the withdrawal at any time, or retroactively. The limited partner thus designated shall withdraw from the partnership or withdraw that portion of his partner capital account specified, as the case may be, as of the close of business on such date as determined by the General Partner. The limited partner thus designated shall be deemed to have withdrawn from the partnership or to have made a partial withdrawal from his partner capital account, as the case may be, without further action on the part of the limited partner and the provisions of the LP Agreement shall apply.

What is the Plan of Distribution?

Buying and Selling Units

Most investors will buy and sell units of USOF in secondary market transactions through brokers. Units will trade on the American Stock Exchange under the ticker symbol listed in this Prospectus. Units will be bought and sold throughout the trading day like other publicly traded securities. The Authorized Purchaser’s function will be to maintain an orderly market in the units, including establishing the bid and ask prices on the Exchange. When buying or selling units through a broker, most investors will incur customary brokerage commissions and charges. Investors are encouraged to review the terms of their brokerage account for details on applicable charges.

Marketing Agent and Authorized Purchasers

The offering of USOF’s units is a best efforts offering. USOF will continuously offer Creation Baskets consisting of 100,000 units through the Marketing Agent, to Authorized Purchasers. KV Execution Services, LLC was the initial Authorized Purchaser. The initial Authorized Purchaser purchased the initial Creation Basket of 100,000 units at USOF’s NAV. Authorized Purchasers will pay a $1,000 fee for the creation of Creation Baskets. The Marketing Agent will receive, for its services as marketing agent to USOF, as a marketing fee $425,000 per annum plus an incentive fee as follows: 0.0% on USOF’s assets from $0-500 million; .04% on USOF’s assets from $500 million-$4 billion; .03% on USOF’s assets in excess of $4 billion; provided, however, that in no event may the aggregate compensation paid to the Marketing Agent and any affiliate of the General Partner for distribution-related services in connection with this offering of Units exceed ten percent (10%) of the gross proceeds of this offering.

Kathryn D. Rooney, a registered representative of the Marketing Agent, will solicit orders, customers and customer funds in connection with the offering of the Units. Ms. Rooney is also the Director of Business Development for Ameristock Corporation, an affiliate of the General Partner, and is not an employee of the General Partner. Previously, she worked at ALPS Mutual Fund Services, Inc. as a National Sales Director. She is also registered with the NFA as an Associated Person of the General Partner.

The initial Authorized Purchaser offered to the public these 100,000 units at per-unit offering prices that are expected to reflect, among other factors, the trading price of the units on the American Stock Exchange, the NAV of USOF at the time the Authorized Purchaser purchased the Creation Baskets and the NAV of the units at the time of the offer of the units to the public, the supply of and demand for units at the time of sale, and the liquidity of the Oil Futures Contract market and the market for Other Oil Interests, and are expected to fall between USOF’s NAV and the trading price of the units on the American Stock Exchange at the time of sale. Units offered by the initial Authorized Purchaser at different times may have different offering prices. The initial Authorized Purchaser did not receive from USOF, the General Partner or any of their affiliates any fee or other compensation in connection with the sale of the units. USOF did not bear any expenses in connection with the offering or sales of the initial Creation Basket of units.

The offering of baskets is being made in compliance with Conduct Rule 2810 of the NASD. Accordingly, the initial Authorized Purchaser will not make any sales to any account over which it has discretionary authority without the prior written approval of a purchaser of units.

The per unit price of units offered in Creation Baskets on any subsequent day will be the total NAV of USOF calculated on that day divided by the number of issued and outstanding units. An Authorized Purchaser is not required to sell any specific number or dollar amount of units.

By executing an Authorized Purchaser Agreement, the Authorized Purchaser becomes part of the group of parties eligible to purchase baskets from, and put baskets for redemption to, USOF. An Authorized Purchaser is under no obligation to create or redeem baskets, and an Authorized Purchaser is under no obligation to offer to the public units of any baskets it does create.

KV Execution Services, LLC was the initial Authorized Purchaser. A list of other Authorized Purchasers is available from the Marketing Agent. Because new units can be created and issued on an ongoing basis, at any point during the life of USOF, a “distribution”, as such term is used in the 1933 Act, will be occurring. Authorized Purchasers, other broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in a distribution in a manner that would render them statutory underwriters and subject them to the prospectus-delivery and liability provisions of the 1933 Act. Authorized Purchasers will comply with the prospectus-delivery requirements in connection with the sale of units to customers. For example, an Authorized Purchaser, other broker-dealer firm or its client will be deemed a statutory underwriter if it purchases a basket from USOF, breaks the basket down into the constituent units and sells the units to its customers; or if it chooses to couple the creation of a supply of new units with an active selling effort involving solicitation of secondary market demand for the units. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the broker-dealer or its client in the particular case, and the examples mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject them to the prospectus-delivery and liability provisions of the 1933 Act.

Dealers who are neither Authorized Purchasers nor “underwriters” but are nonetheless participating in a distribution (as contrasted to ordinary secondary trading transactions), and thus dealing with units that are part of an “unsold allotment” within the meaning of Section 4(3)(C) of the 1933 Act, would be unable to take advantage of the prospectus-delivery exemption provided by Section 4(3) of the 1933 Act.

The General Partner may qualify the units in states selected by the General Partner and intends that sales be made through broker-dealers who are members of the NASD. Investors intending to create or redeem baskets through Authorized Purchasers in transactions not involving a broker-dealer registered in such investor’s state of domicile or residence should consult their legal advisor regarding applicable broker-dealer or securities regulatory requirements under the state securities laws prior to such creation or redemption.

While the Authorized Purchasers may be indemnified by the General Partner, they will not be entitled to receive a discount or commission from USOF for their purchases of Creation Baskets. The difference between the price paid by Authorized Purchasers as underwriters and the price paid to such Authorized Purchasers by investors will be deemed underwriting compensation.

Calculating NAV

USOF’s NAV is calculated by:

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Taking the current market value of its total assets

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Subtracting any liabilities

The Administrator will calculate the NAV of USOF once each trading day. The NAV for a particular trading day will be released after 4:15 p.m. New York time. It will calculate NAV as of the earlier of the close of the New York Stock Exchange or 4:00 p.m. New York time. Trading on the American Stock Exchange typically closes at 4:15 p.m. New York time. USOF will use the New York Mercantile Exchange closing price (determined at the earlier of the close of that exchange or 2:30 p.m. New York time) for the contracts held on the New York Mercantile Exchange, but will calculate or determine the value of all other USOF investments as of the earlier of the close of the New York Stock Exchange or 4:00 p.m. New York time.

In addition, in order to provide updated information relating to USOF for use by investors and market professionals, the American Stock Exchange will calculate and disseminate throughout the trading day an updated indicative fund value. The indicative fund value will be calculated by using the prior day’s closing NAV per unit of USOF as a base and updating that value throughout the trading day to reflect changes in the most recently reported trade price for the active WTI light, sweet Oil Futures Contract on the New York Mercantile Exchange. The prices reported for the active Oil Futures Contract month will be adjusted based on the prior day’s spread differential between settlement values for that contract and the spot month contract. In the event that the spot month contract is also the active contract, the last sale price for the active contract will not be adjusted. The indicative fund value unit basis disseminated during American Stock Exchange trading hours should not be viewed as an actual real time update of the NAV, because NAV is calculated only once at the end of each trading day.

The indicative fund value will be disseminated on a per unit basis every 15 seconds during regular American Stock Exchange trading hours of 9:30 a.m. New York time to 4:15 p.m. New York time. The normal trading hours of the New York Mercantile Exchange are 10:00 a.m. New York time to 2:30 p.m. New York time. This means that there will be a gap in time at the beginning and the end of each day during which USOF’s units will be traded on the American Stock Exchange, but real-time New York Mercantile Exchange trading prices for oil futures contracts traded on such Exchange will not be available. As a result, during those gaps there will be no update to the indicative fund value.

The American Stock Exchange will disseminate the indicative fund value through the facilities of CTA/ CQ High Speed Lines. In addition, the indicative fund value will be published on the American Stock Exchange’s website and will be available through on-line information services such as Bloomberg and Reuters.

Dissemination of the indicative fund value provides additional information that is not otherwise available to the public and is useful to investors and market professionals in connection with the trading of USOF units on the American Stock Exchange. Investors and market professionals will be able thorough out the trading day to compare the market price of USOF and the indicative fund value. If the market price of USOF units diverges significantly from the indicative fund value, market professionals will have an incentive to execute arbitrage trades. For example, if USOF appears to be trading at a discount compared to the indicative fund value, a market professional could buy USOF units on the American Stock Exchange and sell short oil future contracts. Such arbitrage trades can tighten the tracking between the market price of USOF and the indicative fund value and thus can be beneficial to all market participants.

In addition, other Oil Futures Contracts, Other Oil Interests and Treasuries held by USOF will be valued by the Administrator, using rates and points received from client approved third party vendors (such as Reuters and WM Company) and advisor quotes. These investments will not be included in the indicative value. The indicative fund value is based on the prior day’s NAV and moves up and down according to changes in Near Month Oil Futures Contracts for WTI light, sweet oil traded on the New York Mercantile Exchange.

Creation and Redemption of Units

USOF will create and redeem units from time to time, but only in one or more Creation Baskets or Redemption Baskets. The creation and redemption of baskets will only be made in exchange for delivery to USOF or the distribution by USOF of the amount of Treasuries and any cash represented by the baskets being created or redeemed, the amount of which will be based on the combined NAV of the number of units included in the baskets being created or redeemed determined as of 4:00 p.m. New York time on the day the order to create or redeem baskets is properly received.

Authorized Purchasers will be the only persons that may place orders to create and redeem baskets. Authorized Purchasers must be (1) registered broker-dealers or other securities market participants, such as banks and other financial institutions, that are not required to register as broker-dealers to engage in securities transactions as described below, and (2) DTC Participants. To become an Authorized Purchaser, a person must enter into an Authorized Purchaser Agreement with the General Partner. The Authorized Purchaser Agreement provides the procedures for the creation and redemption of baskets and for the delivery of the Treasuries and any cash required for such creations and redemptions. The Authorized Purchaser Agreement and the related procedures attached thereto may be amended by USOF, without the consent of any limited partner or unitholder or Authorized Purchaser. Authorized Purchasers will pay a transaction fee of $1,000 to USOF for each order they place to create or redeem one or more baskets. Authorized Purchasers who make deposits with USOF in exchange for baskets will receive no fees, commissions or other form of compensation or inducement of any kind from either USOF or the General Partner, and no such person will have any obligation or responsibility to the General Partner or USOF to effect any sale or resale of units.

Certain Authorized Purchasers are expected to have the facility to participate directly in the physical oil market and the oil futures market. In some cases, an Authorized Purchaser or its affiliates may from time to time acquire oil or sell oil and may profit in these instances. The General Partner believes that the size and operation of the oil market make it unlikely that an Authorized Purchaser’s direct activities in the oil or securities markets will impact the price of oil, Oil Futures Contracts, or the price of the units.

Each Authorized Purchaser will be registered as a broker-dealer under the Exchange Act and is a member in good standing with the NASD, or will be exempt from being or otherwise will not be required to be licensed as a broker-dealer or a member of NASD, and will be qualified to act as a broker or dealer in the states or other jurisdictions where the nature of its business so requires. Certain Authorized Purchasers may be regulated under federal and state banking laws and regulations. Each Authorized Purchaser will have its own set of rules and procedures, internal controls and information barriers as it determines is appropriate in light of its own regulatory regime.

Under the Authorized Purchaser Agreement, the General Partner has agreed to indemnify the Authorized Purchasers against certain liabilities, including liabilities under the Securities Act, and to contribute to the payments the Authorized Purchasers may be required to make in respect of those liabilities.

The following description of the procedures for the creation and redemption of baskets is only a summary and an investor should refer to the relevant provisions of the LP Agreement and the form of Authorized Purchaser

Agreement for more detail, each of which is attached as an exhibit to the registration statement of which this Prospectus is a part. See “Where You Can Find More Information” for information about where you can obtain the registration statement.

Creation Procedures

On any business day, an Authorized Purchaser may place an order with the Marketing Agent to create one or more baskets. For purposes of processing purchase and redemption orders, a “business day” means any day other than a day when any of the American Stock Exchange, the New York Mercantile Exchange or the New York Stock Exchange is closed for regular trading. Purchase orders must be placed by 12:00 p.m. New York time or the close of regular trading on the American Stock Exchange, whichever is earlier; except in the case of the initial Authorized Purchaser’s or any other Authorized Purchaser’s initial order to purchase one or more Creation Baskets on the first day the baskets are to be offered and sold, when such orders shall be placed by 9:00 a.m. New York time on the day agreed to by the General Partner and the initial Authorized Purchaser. The day on which the Marketing Agent receives a valid purchase order is the purchase order date.

By placing a purchase order, an Authorized Purchaser agrees to deposit Treasuries with USOF, or a combination of Treasuries and cash, as described below. Prior to the delivery of baskets for a purchase order, the Authorized Purchaser must also have wired to the Custodian the non-refundable transaction fee due for the purchase order. Authorized Purchasers may not withdraw a creation request.

Determination of Required Deposits

The total deposit required to create each basket (“Creation Basket Deposit”) will be an amount of Treasuries and cash that is in the same proportion to the total assets of USOF (net of estimated accrued but unpaid fees, expenses and other liabilities) on the date the order to purchase is properly received as the number of units to be created under the purchase order is in proportion to the total number of units outstanding on the date the order is received. The General Partner determines, directly in his sole discretion or in consultation with the Administrator, the requirements for Treasuries and the amount of cash, including the maximum permitted remaining maturity of a Treasury and proportions of Treasury and cash that may be included in deposits to create baskets. The Marketing Agent will publish such requirements at the beginning of each business day. The amount of cash deposit required will be the difference between the aggregate market value of the Treasuries required to be included in a Creation Basket Deposit as of 4:00 p.m. New York time on the date the order to purchase is properly received and the total required deposit.

Delivery of Required Deposits

An Authorized Purchaser who places a purchase order is responsible for transferring to USOF’s account with the Custodian the required amount of Treasuries and cash by the end of the third business day following the purchase order date. Upon receipt of the deposit amount, the Administrator will direct DTC to credit the number of baskets ordered to the Authorized Purchaser’s DTC account on the third business day following the purchase order date. The expense and risk of delivery and ownership of Treasuries until such Treasuries have been received by the Custodian on behalf of USOF shall be borne solely by the Authorized Purchaser.

Because orders to purchase baskets must be placed by 12:00 p.m., New York time (except in the case of the initial Authorized Purchaser’s or any other Authorized Purchaser’s initial order to purchase one or more Creation Baskets on the first day the baskets are to be offered and sold, when such orders shall be placed by 9:00 a.m. New York time on the day agreed to by the General Partner and the initial Authorized Purchaser), but the total payment required to create a basket during the continuous offering period will not be determined until 4:00 p.m., New York time, on the date the purchase order is received, Authorized Purchasers will not know the total amount of the payment required to create a basket at the time they submit an irrevocable purchase order for the basket. USOF’s NAV and the total amount of the payment required to create a basket could rise or fall substantially between the time an irrevocable purchase order is submitted and the time the amount of the purchase price in respect thereof is determined.

Rejection of Purchase Orders

The General Partner acting by itself or through the Marketing Agent may reject a purchase order or a Creation Basket Deposit if:

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it determines that the investment alternative available to USOF at that time will not enable it to meet its investment objective;

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it determines that the purchase order or the Creation Basket Deposit is not in proper form;

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it believes that the purchase order or the Creation Basket Deposit would have adverse tax consequences to USOF or its unitholders;

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the acceptance or receipt of the Creation Basket Deposit would, in the opinion of counsel to the General Partner, be unlawful; or

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circumstances outside the control of the General Partner, Marketing Agent or Custodian make it, for all practical purposes, not feasible to process creations of baskets.

None of the General Partner, Marketing Agent or Custodian will be liable for the rejection of any purchase order or Creation Basket Deposit.

Redemption Procedures

The procedures by which an Authorized Purchaser can redeem one or more baskets mirror the procedures for the creation of baskets. On any business day, an Authorized Purchaser may place an order with the Marketing Agent to redeem one or more baskets. Redemption orders must be placed by 12:00 p.m. New York time or the close of regular trading on the American Stock Exchange, whichever is earlier. A redemption order so received will be effective on the date it is received in satisfactory form by the Marketing Agent. The redemption procedures allow Authorized Purchasers to redeem baskets and do not entitle an individual unitholder to redeem any units in an amount less than a basket, or to redeem baskets other than through an Authorized Purchaser. By placing a redemption order, an Authorized Purchaser agrees to deliver the baskets to be redeemed through DTC’s book-entry system to USOF not later than 3:00 p.m. New York time on the third business day following the effective date of the redemption order. Prior to the delivery of the redemption distribution for a redemption order, the Authorized Purchaser must also have wired to USOF’s account at the Custodian the non-refundable transaction fee due for the redemption order. Authorized Purchasers may not withdraw a redemption request.

Determination of Redemption Distribution

The redemption distribution from USOF will consist of a transfer to the redeeming Authorized Purchaser of an amount of Treasuries and cash that is in the same proportion to the total assets of USOF (net of estimated accrued but unpaid fees, expenses and other liabilities) on the date the order to redeem is properly received as the number of units to be redeemed under the redemption order is in proportion to the total number of units outstanding on the date the order is received. The General Partner, directly or in consultation with the Administrator, determines the requirements for Treasuries and the amounts of cash, including the maximum permitted remaining maturity of a Treasury, and the proportions of Treasuries and cash that may be included in distributions to redeem baskets. The Marketing Agent will publish such requirements as of 4:00 p.m. New York time on the redemption order date.

Delivery of Redemption Distribution

The redemption distribution due from USOF will be delivered to the Authorized Purchaser by 3:00 p.m. New York time on the third business day following the redemption order date if, by 3:00 p.m. New York time on such third business day, USOF’s DTC account has been credited with the baskets to be redeemed. If USOF’s DTC account has not been credited with all of the baskets to be redeemed by such time, the redemption distribution will be delivered to the extent of whole baskets received. Any remainder of the redemption distribution will be delivered on the next business day to the extent of remaining whole baskets received if USOF receives the fee applicable to the extension of the redemption distribution date which the General Partner may, from time to time, determine and the remaining baskets to be redeemed are credited to USOF’s DTC account by 3:00 p.m. New York time on such next business day. Any further outstanding amount of the redemption order shall be cancelled.  Pursuant to information from the General Partner, the Custodian will also be authorized to deliver the redemption distribution notwithstanding that the baskets to be redeemed are not credited to USOF’s DTC account by 3:00 p.m. New York time on the third business day following the redemption order date if the Authorized Purchaser has collateralized its obligation to deliver the baskets through DTC’s book entry-system on such terms as the General Partner may from time to time determine.

Suspension or Rejection of Redemption Orders

The General Partner may, in its discretion, suspend the right of redemption, or postpone the redemption settlement date, (1) for any period during which the American Stock Exchange or the New York Mercantile Exchange is closed other than customary weekend or holiday closings, or trading on the American Stock Exchange or the New York Mercantile Exchange is suspended or restricted, (2) for any period during which an emergency exists as a result of which delivery, disposal or evaluation of Treasuries is not reasonably practicable, or (3) for such other period as the General Partner determines to be necessary for the protection of the limited partners. None of the General Partner, the Marketing Agent, the Administrator, or the Custodian will be liable to any person or in any way for any loss or damages that may result from any such suspension or postponement.

The General Partner will reject a redemption order if the order is not in proper form as described in the Authorized Purchaser Agreement or if the fulfillment of the order, in the opinion of its counsel, might be unlawful.

Creation and Redemption Transaction Fee

To compensate USOF for its expenses in connection with the creation and redemption of baskets, an Authorized Purchaser is required to pay a transaction fee to USOF of $1,000 per order to create or redeem baskets. An order may include multiple baskets. The transaction fee may be reduced, increased or otherwise changed by the General Partner. The General Partner shall notify DTC of any change in the transaction fee and will not implement any increase in the fee for the redemption of baskets until 30 days after the date of the notice.

Tax Responsibility

Authorized Purchasers are responsible for any transfer tax, sales or use tax, stamp tax, recording tax, value added tax or similar tax or governmental charge applicable to the creation or redemption of baskets, regardless of whether or not such tax or charge is imposed directly on the Authorized Purchaser, and agree to indemnify the General Partner and USOF if they are required by law to pay any such tax, together with any applicable penalties, additions to tax or interest thereon.

Secondary Market Transactions

As noted, USOF will create and redeem units from time to time, but only in one or more Creation Baskets or Redemption Baskets. The creation and redemption of baskets will only be made in exchange for delivery to USOF or the distribution by USOF of the amount of Treasuries and cash represented by the baskets being created or redeemed, the amount of which will be based on the aggregate NAV of the number of units included in the baskets being created or redeemed determined on the day the order to create or redeem baskets is properly received.

As discussed above, Authorized Purchasers are the only persons that may place orders to create and redeem baskets. Authorized Purchasers must be registered broker-dealers or other securities market participants, such as banks and other financial institutions that are not required to register as broker-dealers to engage in securities transactions. An Authorized Purchaser is under no obligation to create or redeem baskets, and an Authorized Purchaser is under no obligation to offer to the public units of any baskets it does create. Authorized Purchasers that do offer to the public units from the baskets they create will do so at per-unit offering prices that are expected to reflect, among other factors, the trading price of the units on the American Stock Exchange, the NAV of USOF at the time the Authorized Purchaser purchased the Creation Baskets and the NAV of the units at the time of the offer of the units to the public, the supply of and demand for units at the time of sale, and the liquidity of the Oil Futures Contract market and the market for Other Oil Interests, and are expected to fall between USOF’s NAV and the trading price of the units on the American Stock Exchange at the time of sale. Units initially comprising the same basket but offered by Authorized Purchasers to the public at different times may have different offering prices. An order for one or more baskets may be placed by an Authorized Purchaser on behalf of multiple clients. Authorized Purchasers who make deposits with USOF in exchange for baskets receive no fees, commissions or other form of compensation or inducement of any kind from either USOF or the General Partner, and no such person has any obligation or responsibility to the General Partner or USOF to effect any sale or resale of units. Units are expected to trade in the secondary market on the American Stock Exchange. Units may trade in the secondary market at prices that are lower or higher relative to their NAV per unit. The amount of the discount or premium in the trading price relative to the NAV per unit may be influenced by various factors, including the number of investors who seek to purchase or sell units in the secondary market and the liquidity of the Oil Futures Contracts market and the market for Other Oil Interests. While the units trade on the American Stock Exchange until 4:15 p.m. New York time, liquidity in the market for Oil Futures Contracts and Other Oil Interests may be reduced after the close of the New York Mercantile Exchange at 2:30 p.m. New York time. As a result, during this time, trading spreads, and the resulting premium or discount, on the units may widen.

Use of Proceeds

The General Partner will initially apply all of USOF’s assets toward trading in Oil Futures Contracts and other Oil Interests and cash reserves. The General Partner has sole authority to determine the percentage of assets that will be:

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held on deposit with the futures commission merchant or other custodian

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used for other investments, and

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held in bank accounts to pay current obligations and as reserves.

The General Partner expects to deposit substantially all of USOF’s net assets with the futures commission merchant or other custodian for trading. When USOF purchases an Oil Futures Contract and certain exchange traded Other Oil Interests, USOF is required to deposit with the selling futures commission merchant on behalf of the exchange a portion of the value of the contract or other interest as security to ensure payment for the obligation under oil interests at maturity. This deposit is known as “variation margin.” USOF will invest the remainder of its assets equal to the difference between the margin deposited and the face value of the futures contract in Treasuries.

The General Partner expects that all entities that will hold or trade USOF’s assets will be based in the United States and will be subject to United States regulations.

The General Partner believes that 5% to 10% of USOF’s assets will normally be committed as margin for commodity futures contracts. However, from time to time, the percentage of assets committed as margin may be substantially more, or less, than such range. The General Partner intends to invest the balance of USOF’s assets not invested in oil interests or held in margin as reserves to be available for changes in margin. All interest income will be used for USOF’s benefit.

The futures commission merchant, government agency or commodity exchange could increase margins applicable to USOF to hold trading positions at any time. Moreover, margin is merely a security deposit and has no bearing on the profit or loss potential for any positions taken.

The Commodity Interest Markets

General

The Commodity Exchange Act or CEA governs the regulation of commodity interest transactions, markets and intermediaries. In December 2000, the CEA was amended by the Commodity Futures Modernization Act of 2000, or CFMA, which substantially revised the regulatory framework governing certain commodity interest transactions and the markets on which they trade. The CEA, as amended by the CFMA, now provides for varying degrees of regulation of commodity interest transactions depending upon the variables of the transaction. In general, these variables include (1) the type of instrument being traded (e.g., contracts for future delivery, options, swaps or spot contracts), (2) the type of commodity underlying the instrument (distinctions are made between instruments based on agricultural commodities, energy and metals commodities and financial commodities), (3) the nature of the parties to the transaction (retail, eligible contract participant, or eligible commercial entity), (4) whether the transaction is entered into on a principal-to-principal or intermediated basis, (5) the type of market on which the transaction occurs, and (6) whether the transaction is subject to clearing through a clearing organization. Information regarding commodity interest transactions, markets and intermediaries, and their associated regulatory environment, is provided below.

Futures Contracts

A futures contract such as an Oil Futures Contract is a standardized contract traded on, or subject to the rules of, an exchange that calls for the future delivery of a specified quantity and type of a commodity at a specified time and place. Futures contracts are traded on a wide variety of commodities, including agricultural products, bond, stock index, interest rate, currency, energy and metal markets. The size and terms of futures contracts on a particular commodity are identical and are not subject to any negotiation, other than with respect to price and the number of contracts traded between the buyer and seller.

The contractual obligations of a buyer or seller may generally be satisfied by taking or making physical delivery of the underlying of commodity or by making an offsetting sale or purchase of an identical futures contract on the same or linked exchange before the designated date of delivery. The difference between the price at which the futures contract is purchased or sold and the price paid for the offsetting sale or purchase, after allowance for brokerage commissions, constitutes the profit or loss to the trader. Some futures contracts, such as stock index contracts, settle in cash (reflecting the difference between the contract purchase/sale price and the contract settlement price) rather than by delivery of the underlying commodity.

In market terminology, a trader who purchases a futures contract is long in the market and a trader who sells a futures contract is short in the market. Before a trader closes out his long or short position by an offsetting sale or purchase, his outstanding contracts are known as open trades or open positions. The aggregate amount of open positions held by traders in a particular contract is referred to as the open interest in such contract.

Forward Contracts

A forward contract is a contractual obligation to purchase or sell a specified quantity of a commodity at or before a specified date in the future at a specified price and, therefore, is economically similar to a futures contract. Unlike futures contracts, however, forward contracts are typically traded in the over-the-counter markets and are not standardized contracts. Forward contracts for a given commodity are generally available for various amounts and maturities and are subject to individual negotiation between the parties involved. Moreover, generally there is no direct means of offsetting or closing out a forward contract by taking an offsetting position as one would a futures contract on a U.S. exchange. If a trader desires to close out a forward contract position, he generally will establish an opposite position in the contract but will settle and recognize the profit or loss on both positions simultaneously on the delivery date. Thus, unlike in the futures contract market where a trader who has offset positions will recognize profit or loss immediately, in the forward market a trader with a position that has been offset at a profit will generally not receive such profit until the delivery date, and likewise a trader with a position that has been offset at a loss will generally not have to pay money until the delivery date. In recent years, however, the terms of forward contracts have become more standardized, and in some instances such contracts now provide a right of offset or cash settlement as an alternative to making or taking delivery of the underlying commodity.

The forward markets provide what has typically been a highly liquid market for foreign exchange trading, and in certain cases the prices quoted for foreign exchange forward contracts may be more favorable than the prices for foreign exchange futures contracts traded on U.S. exchanges. The forward markets are largely unregulated. Forward contracts are, in general, not cleared or guaranteed by a third party. Commercial banks participating in trading foreign exchange forward contracts often do not require margin deposits, but rely upon internal credit limitations and their judgments regarding the creditworthiness of their counterparties. In recent years, however, many over-the-counter market participants in foreign exchange trading have begun to require that their counterparties post margin.

Further, as the result of the CFMA, over-the-counter derivative instruments such as forward contracts and swap agreements (and options on forwards and physical commodities) may begin to be traded on lightly-regulated exchanges or electronic trading platforms that may, but are not required to, provide for clearing facilities. Exchanges and electronic trading platforms on which over-the-counter instruments may be traded and the regulation and criteria for that trading are more fully described below under “Futures Exchanges and Clearing Organizations.” Nonetheless, absent a clearing facility, USOF’s trading in foreign exchange and other forward contracts is exposed to the creditworthiness of the counterparties on the other side of the trade.

Options on Futures Contracts

Options on futures contracts are standardized contracts traded on an exchange. An option on futures contract gives the buyer of the option the right, but not the obligation, to take a position at a specified price (the striking, strike, or exercise price) in the underlying futures contract or underlying interest. The buyer of a call option acquires the right, but not the obligation, to purchase or take a long position in the underlying interest, and the buyer of a put option acquires the right, but not the obligation, to sell or take a short position in the underlying interest.

The seller, or writer, of an option is obligated to take a position in the underlying interest at a specified price opposite to the option buyer if the option is exercised. Thus, the seller of a call option must stand ready to take a short position in the underlying interest at the strike price if the buyer should exercise the option. The seller of a put option, on the other hand, must stand ready to take a long position in the underlying interest at the strike price.

A call option is said to be in-the-money if the strike price is below current market levels and out-of-the-money if the strike price is above current market levels. Conversely, a put option is said to be in-the-money if the strike price is above the current market levels and out-of-the-money if the strike price is below current market levels.

Options have limited life spans, usually tied to the delivery or settlement date of the underlying interest. Some options, however, expire significantly in advance of such date. The purchase price of an option is referred to as its premium, which consists of its intrinsic value (which is related to the underlying market value) plus its time value. As an option nears its expiration date, the time value shrinks and the market and intrinsic values move into parity. An option that is out-of-the-money and not offset by the time it expires becomes worthless. On certain exchanges, in-the-money options are automatically exercised on their expiration date, but on others unexercised options simply become worthless after their expiration date.

Regardless of how much the market swings, the most an option buyer can lose is the option premium. The option buyer deposits his premium with his broker, and the money goes to the option seller. Option sellers, on the other hand, face risks similar to participants in the futures markets. For example, since the seller of a call option is assigned a short futures position if the option is exercised, his risk is the same as someone who initially sold a futures contract. Because no one can predict exactly how the market will move, the option seller posts margin to demonstrate his ability to meet any potential contractual obligations.

Options on Forward Contracts or Commodities

Options on forward contracts or commodities operate in a manner similar to options on futures contracts. An option on a forward contract or commodity gives the buyer of the option the right, but not the obligation, to take a position at a specified price in the underlying forward contract or commodity. However, similar to forward contracts, options on forward contracts or on commodities are individually negotiated contracts between counterparties and are typically traded in the over-the-counter market. Therefore, options on forward contracts and physical commodities possess many of the same characteristics of forward contracts with respect to offsetting positions and credit risk that are described above.

Swap Contracts

Swap transactions generally involve contracts with a counterparty to exchange a stream of payments computed by reference to a notional amount and the price of the asset that is the subject of the swap. Swap contracts are principally traded off-exchange, although recently, as a result of regulatory changes enacted as part of the CFMA, certain swap contracts are now being traded in electronic trading facilities and cleared through clearing organizations.

Swaps are usually entered into on a net basis, that is, the two payment streams are netted out in a cash settlement on the payment date or dates specified in the agreement, with the parties receiving or paying, as the case may be, only the net amount of the two payments. Swaps do not generally involve the delivery of underlying assets or principal. Accordingly, the risk of loss with respect to swaps is generally limited to the net amount of payments that the party is contractually obligated to make. In some swap transactions one or both counterparties may require collateral deposits from the other counterparty to support that counterparty’s obligation under the swap agreement. If one counterparty to such a swap defaults, the risk of loss consists of the net amount of payments that the party is contractually entitled to receive less to any collateral deposits it is holding.

Participants

The two broad classes of persons who trade commodities are hedgors and speculators. Hedgors include financial institutions that manage or deal in interest rate-sensitive instruments, foreign currencies or stock portfolios, and commercial market participants, such as farmers and manufacturers, that market or process commodities.

Hedging is a protective procedure designed to lock in profits that could otherwise be lost due to an adverse movement in the underlying commodity, for example, the adverse price movement between the time a merchandiser or processor enters into a contract to buy or sell a raw or processed commodity at a certain price and the time he must perform the contract. In such a case, at the time the hedgor contracts to physically sell the commodity at a future date he will simultaneously buy a futures or forward contract for the necessary equivalent quantity of the commodity. At the time for performance of the contract, the hedgor may accept delivery under his futures contract and sell the commodity quantity as required by his physical contract or he may buy the actual commodity, sell if under the physical contract and close out his position by making an offsetting sale of a futures contract.

The commodity interest markets enable the hedgor to shift the risk of price fluctuations. The usual objective of the hedgor is to protect the profit that he expects to earn from farming, merchandising, or processing operations rather than to profit from his trading. However, at times the impetus for a hedge transaction may result in part from speculative objectives.

Unlike the hedgor, the speculator generally expects neither to make nor take delivery of the underlying commodity. Instead, the speculator risks his capital with the hope of making profits from price fluctuations in the commodities. The speculator is, in effect, the risk bearer who assumes the risks that the hedgor seeks to avoid. Speculators rarely make or take delivery of the underlying commodity; rather they attempt to close out their positions prior to the delivery date. Because the speculator may take either a long or short position in commodities, it is possible for him to make profits or incur losses regardless of whether prices go up or down.

Futures Exchanges and Clearing Organizations

Futures exchanges provide centralized market facilities in which multiple persons have the ability to execute or trade contracts by accepting bids and offers from multiple participants. Futures exchanges may provide for execution of trades at a physical location utilizing trading pits and/or may provide for trading to be done electronically through computerized matching of bids and offers pursuant to various algorithms. Members of a particular exchange and the trades executed on such exchanges are subject to the rules of that exchange. Futures exchanges and clearing organizations are given reasonable latitude in promulgating rules and regulations to control and regulate their members. Examples of regulations by exchanges and clearing organizations include the establishment of initial margin levels, rules regarding trading practices, contract specifications, speculative position limits, daily price fluctuation limits, and execution and clearing fees.

Clearing organizations provide services designed to mutualize or transfer the credit risk arising from the trading of contracts on an exchange or other electronic trading facility. Once trades made between members of an exchange or electronic trading facility have been confirmed, the clearing organization becomes substituted for the clearing member acting on behalf of each buyer and each seller of contracts traded on the exchange or trading platform and in effect becomes the other party to the trade. Thereafter, each clearing member party to the trade looks only to the clearing organization for performance. The clearing organization generally establishes some sort of security or guarantee fund to which all clearing members of the exchange must contribute; this fund acts as an emergency buffer that is intended to enable the clearing organization to meet its obligations with regard to the other side of an insolvent clearing member’s contracts. Furthermore, the clearing organization requires margin deposits and continuously marks positions to market to provide some assurance that its members will be able to fulfill their contractual obligations. Thus, a central function of the clearing organization is to ensure the integrity of trades, and members effecting transactions on an exchange need not concern themselves with the solvency of the party on the opposite side of the trade; their only remaining concerns are the respective solvencies of their own customers, their clearing broker and the clearing organization. The clearing organizations do not deal with customers, but only with their member firms and the guarantee of performance for open positions provided by the clearing organization does not run to customers.

U.S. Futures Exchanges

Futures exchanges in the United States are subject to varying degrees of regulation by the CFTC based on their designation as one of the following: a designated contract market, a derivatives transaction execution facility, an exempt board of trade or an electronic trading facility.

A designated contract market is the most highly regulated level of futures exchange. Designated contract markets may offer products to retail customers on an unrestricted basis. To be designated as a contract market, the exchange must demonstrate that it satisfies specified general criteria for designation, such as having the ability to prevent market manipulation, rules and procedures to ensure fair and equitable trading, position limits, dispute resolution procedures, minimization of conflicts of interest and protection of market participants. Among the principal designated contract markets in the United States are the Chicago Board of Trade, the Chicago Mercantile Exchange and the New York Mercantile Exchange. Each of the designated contract markets in the United States must provide for the clearance and settlement of transactions with a CFTC-registered derivatives clearing organization.

A derivatives transaction execution facility, or DTEF, is a new type of exchange that is subject to fewer regulatory requirements than a designated contract market but is subject to both commodity interest and participant limitations. DTEFs limit access to eligible traders that qualify as either eligible contract participants or eligible commercial entities for futures and option contracts on commodities that have a nearly inexhaustible deliverable supply, are highly unlikely to be susceptible to the threat of manipulation, or have no cash market, security futures products, and futures and option contracts on commodities that the CFTC may determine, on a case-by-case basis, are highly unlikely to be susceptible to the threat of manipulation. In addition, certain commodity interests excluded or exempt from the CEA, such as swaps, etc. may be traded on a DTEF. There is no requirement that a DTEF use a clearing organization, except with respect to trading in security futures contracts, in which case the clearing organization must be a securities clearing agency. However, if futures contracts and options on futures contracts on a DTEF are cleared, then it must be through a CFTC-registered derivatives clearing organization, except that some excluded or exempt commodities traded on a DTEF may be cleared through a clearing organization other than one registered with the CFTC.

An exempt board of trade is also a newly designated form of exchange. An exempt board of trade is substantially unregulated, subject only to CFTC anti-fraud and anti-manipulation authority. An exempt board of trade is permitted to trade futures contracts and options on futures contracts provided that the underlying commodity is not a security or securities index and has an inexhaustible deliverable supply or no cash market. All traders on an exempt board of trade must qualify as eligible contract participants. Contracts deemed eligible to be traded on an exempt board of trade include contracts on interest rates, exchange rates, currencies, credit risks or measures, debt instruments, measures of inflation, or other macroeconomic indices or measures. There is no requirement that an exempt board of trade use a clearing organization. However, if contracts on an exempt board of trade are cleared, then it must be through a CFTC-registered derivatives clearing organization. A board of trade electing to operate as an exempt board of trade must file a written notification with the CFTC.

An electronic trading facility is a new form of exchange that operates by means of an electronic or telecommunications network and maintains an automated audit trail of bids, offers, and the matching of orders or the execution of transactions on the electronic trading facility. The CEA does not apply to, and the CFTC has no jurisdiction over, transactions on an electronic trading facility in certain excluded commodities that are entered into between principals that qualify as eligible contract participants, subject only to CFTC anti-fraud and anti-manipulation authority. In general, excluded commodities include interest rates, currencies, securities, securities indices or other financial, economic or commercial indices or measures.

The General Partner intends to monitor the development of and opportunities and risks presented by the new less-regulated exchanges and exempt boards and may, in the future, allocate a percentage of USOF’s assets to trading in products on these exchanges. Provided USOF maintains assets exceeding $5 million, USOF would qualify as an eligible contract participant and thus would be able to trade on such exchanges.

Non-U.S. Futures Exchanges

Non-U.S. futures exchanges differ in certain respects from their U.S. counterparts. Importantly, non-U.S. futures exchanges are not subject to regulation by the CFTC, but rather are regulated by their home country regulator. In contrast to U.S. designated contract markets, some non-U.S. exchanges are principals’ markets, where trades remain the liability of the traders involved, and the exchange or an affiliated clearing organization, if any, does not become substituted for any party. Due to the absence of a clearing system, such exchanges are significantly more susceptible to disruptions. Further, participants in such markets must often satisfy themselves as to the individual creditworthiness of each entity with which they enter into a trade. Trading on non-U.S. exchanges is often in the currency of the exchange’s home jurisdiction. Consequently, USOF is subject to the additional risk of fluctuations in the exchange rate between such currencies and U.S. dollars and the possibility that exchange controls could be imposed in the future. Trading on non-U.S. exchanges may differ from trading on U.S. exchanges in a variety of ways and, accordingly, may subject USOF to additional risks.

Speculative Position Limits

The CFTC and U.S. designated contract markets have established limits or position accountability rules, referred to as speculative position limits or position limits, on the maximum net long or net short speculative position that any person or group of persons under common trading control (other than a hedgor, which USOF is not) may hold, own or control in commodity interests. Among the purposes of speculative position limits is to prevent a corner or squeeze on a market or undue influence on prices by any single trader or group of traders. The position limits currently established by the CFTC apply to certain agricultural commodity interests, such as grains (oats, barley, and flaxseed), soybeans, corn, wheat, cotton, eggs, rye, and potatoes, but not to interests in energy products. In addition, U.S. exchanges may set position limits for all commodity interests traded on that exchange, including those involving energy products. Certain exchanges or clearing organizations also set limits on the total net positions that may be held by a clearing broker. In general, no position limits are in effect in forward or other over-the-counter contract trading or in trading on non-U.S. futures exchanges, although the principals with which USOF and the clearing brokers may trade in such markets may impose such limits as a matter of credit policy. For purposes of determining position limits USOF’s commodity interest positions will not be attributable to investors in their own commodity interest trading.

Daily Price Limits

Most U.S. futures exchanges (but generally not non-U.S. exchanges) may limit the amount of fluctuation in some futures contract or options on futures contract prices during a single trading day by regulations. These regulations specify what are referred to as daily price fluctuation limits or more commonly, daily limits. The daily limits establish the maximum amount that the price of a futures or options on futures contract may vary either up or down from the previous day’s settlement price. Once the daily limit has been reached in a particular futures or options on futures contract, no trades may be made at a price beyond the limit. Positions in the futures or options contract may then be taken or liquidated, if at all, only at inordinate expense or if traders are willing to effect trades at or within the limit during the period for trading on such day. Because the daily limit rule governs price movement only for a particular trading day, it does not limit losses and may in fact substantially increase losses because it may prevent the liquidation of unfavorable positions. Futures contract prices have occasionally moved the daily limit for several consecutive trading days, thus preventing prompt liquidation of positions and subjecting the trader to substantial losses for those days. The concept of daily price limits is not relevant to over-the-counter contracts, including forwards and swaps, and thus such limits are not imposed by banks and others who deal in those markets.

Commodity Prices

Commodity prices are volatile and, although ultimately determined by the interaction of supply and demand, are subject to many other influences, including the psychology of the marketplace and speculative assessments of future world and economic events. Political climate, interest rates, treaties, balance of payments, exchange controls and other governmental interventions as well as numerous other variables affect the commodity markets, and even with comparatively complete information it is impossible for any trader to predict reliably commodity prices.

Regulation

Futures exchanges in the United States are subject to varying degrees of regulation under the CEA depending on whether such exchange is a designated contract market, DTEF, exempt board of trade or ETF. Derivatives clearing organizations are also subject to the CEA and CFTC regulation. The CFTC is the governmental agency charged with responsibility for regulation of futures exchanges and commodity interest trading conducted on those exchanges. The CFTC’s function is to implement the CEA’s objectives of preventing price manipulation and excessive speculation and promoting orderly and efficient commodity interest markets. In addition, the various exchanges and clearing organizations themselves exercise regulatory and supervisory authority over their member firms.

The CFTC possesses exclusive jurisdiction to regulate the activities of commodity pool operators and commodity trading advisors and has adopted regulations with respect to the activities of those persons and/or entities. Under the CEA, a registered commodity pool operator, such as the General Partner, is required to make annual filings with the CFTC describing its organization, capital structure, management and controlling persons. In addition, the CEA authorizes the CFTC to require and review books and records of, and documents prepared by, registered commodity pool operators. Pursuant to this authority, the CFTC requires commodity pool operators to keep accurate, current and orderly records for each pool that they operate. The CFTC may suspend the registration of a commodity pool operator (1) if the CFTC finds that the operator’s trading practices tend to disrupt orderly market conditions, (2) if any controlling person of the operator is subject to an order of the CFTC denying such person trading privileges on any exchange, and (3) in certain other circumstances. Suspension, restriction or termination of the General Partner’s registration as a commodity pool operator would prevent it, until that registration were to be reinstated, from managing USOF, and might result in the termination of USOF. USOF itself is not required to be registered with the CFTC in any capacity.

The CEA gives the CFTC similar authority with respect to the activities of commodity trading advisors. If a trading advisor’s commodity trading advisor registration were to be terminated, restricted or suspended, the trading advisor would be unable, until the registration were to be reinstated, to render trading advice to USOF.

The CEA requires all futures commission merchants, such as USOF’s clearing brokers, to meet and maintain specified fitness and financial requirements, to segregate customer funds from proprietary funds and account separately for all customers’ funds and positions, and to maintain specified books and records open to inspection by the staff of the CFTC. The CFTC has similar authority over introducing brokers, or persons who solicit or accept orders for commodity interest trades but who do not accept margin deposits for the execution of trades. The CEA authorizes the CFTC to regulate trading by futures commission merchants and by their officers and directors, permits the CFTC to require action by exchanges in the event of market emergencies, and establishes an administrative procedure under which customers may institute complaints for damages arising from alleged violations of the CEA. The CEA also gives the states powers to enforce its provisions and the regulations of the CFTC.

USOF’s investors are afforded prescribed rights for reparations under the CEA. Investors may also be able to maintain a private right of action for violations of the CEA. The CFTC has adopted rules implementing the reparation provisions of the CEA, which provide that any person may file a complaint for a reparations award with the CFTC for violation of the CEA against a floor broker or a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, and their respective associated persons.

Pursuant to authority in the CEA, the NFA has been formed and registered with the CFTC as a registered futures association. At the present time, the NFA is the only self-regulatory organization for commodity interest professionals, other than futures exchanges. The CFTC has delegated to the NFA responsibility for the registration of commodity trading advisors, commodity pool operators, futures commission merchants, introducing brokers, and their respective associated persons and floor brokers. The General Partner, each trading advisor, the selling agents and the clearing brokers are members of the NFA. As such, they are subject to NFA standards relating to fair trade practices, financial condition and consumer protection. USOF itself is not required to become a member of the NFA. As the self-regulatory body of the commodity interest industry, the NFA promulgates rules governing the conduct of professionals and disciplines those professionals that do not comply with these rules. The NFA also arbitrates disputes between members and their customers and conducts registration and fitness screening of applicants for membership and audits of its existing members.

The regulations of the CFTC and the NFA prohibit any representation by a person registered with the CFTC or by any member of the NFA, that registration with the CFTC, or membership in the NFA, in any respect indicates that the CFTC or the NFA, as the case may be, has approved or endorsed that person or that person’s trading program or objectives. The registrations and memberships of the parties described in this summary must not be considered as constituting any such approval or endorsement. Likewise, no futures exchange has given or will give any similar approval or endorsement.

The regulation of commodity interest trading in the United States and other countries is an evolving area of the law. The various statements made in this summary are subject to modification by legislative action and changes in the rules and regulations of the CFTC, the NFA, the futures exchanges, clearing organizations and other regulatory bodies.

The function of the CFTC is to implement the objectives of the CEA of preventing price manipulation and other disruptions to market integrity, avoiding systemic risk, preventing fraud and promoting innovation, competition and financial integrity of transactions. As mentioned above, this regulation, among other things, provides that the trading of commodity interest contracts generally must be upon exchanges designated as contract markets or DTEFs and that all trading on those exchanges must be done by or through exchange members. Under the CFMA, commodity interest trading in some commodities between sophisticated persons may be traded on a trading facility not regulated by the CFTC. As a general matter, trading in spot contracts, forward contracts, options on forward contracts or commodities, or swap contracts between eligible contract participants is not within the jurisdiction of the CFTC and may therefore be effectively unregulated. The trading advisors may engage in those transactions on behalf of USOF in reliance on this exclusion from regulation.

In general, the CFTC does not regulate the interbank and forward foreign currency markets with respect to transactions in contracts between certain sophisticated counterparties such as USOF or between certain regulated institutions and retail investors. Although U.S. banks are regulated in various ways by the Federal Reserve Board, the Comptroller of the Currency and other U.S. federal and state banking officials, banking authorities do not regulate the forward markets.

While the U.S. government does not currently impose any restrictions on the movements of currencies, it could choose to do so. The imposition or relaxation of exchange controls in various jurisdictions could significantly affect the market for that and other jurisdictions’ currencies. Trading in the interbank market also exposes USOF to a risk of default since failure of a bank with which USOF had entered into a forward contract would likely result in a default and thus possibly substantial losses to USOF.

The CFTC is prohibited by statute from regulating trading on non-U.S. futures exchanges and markets. The CFTC, however, has adopted regulations relating to the marketing of non-U.S. futures contracts in the United States. These regulations permit certain contracts traded on non-U.S. exchanges to be offered and sold in the United States.

Commodity Margin

Original or initial margin is the minimum amount of funds that must be deposited by a commodity interest trader with the trader’s broker to initiate and maintain an open position in futures contracts. Maintenance margin is the amount (generally less than the original margin) to which a trader’s account may decline before he must deliver additional margin. A margin deposit is like a cash performance bond. It helps assure the trader’s performance of the futures contracts that he or she purchases or sells. Futures contracts are customarily bought and sold on initial margin that represents a very small percentage (ranging upward from less than 2%) of the aggregate purchase or sales price of the contract. Because of such low margin requirements, price fluctuations occurring in the futures markets may create profits and losses that, in relation to the amount invested, are greater than are customary in other forms of investment or speculation. As discussed below, adverse price changes in the futures contract may result in margin requirements that greatly exceed the initial margin. In addition, the amount of margin required in connection with a particular futures contract is set from time to time by the exchange on which the contract is traded and may be modified from time to time by the exchange during the term of the contract.

Brokerage firms, such as USOF’s clearing brokers, carrying accounts for traders in commodity interest contracts may not accept lower, and generally require higher, amounts of margin as a matter of policy to further protect themselves. The clearing brokers require USOF to make margin deposits equal to exchange minimum levels for all commodity interest contracts. This requirement may be altered from time to time in the clearing brokers’ discretion.

Trading in the over-the-counter markets where no clearing facility is provided generally does not require margin but generally does require the extension of credit between counterparties.

When a trader purchases an option, there is no margin requirement; however, the option premium must be paid in full. When a trader sells an option, on the other hand, he or she is required to deposit margin in an amount determined by the margin requirements established for the underlying interest and, in addition, an amount substantially equal to the current premium for the option. The margin requirements imposed on the selling of options, although adjusted to reflect the probability that out-of-the-money options will not be exercised, can in fact be higher than those imposed in dealing in the futures markets directly. Complicated margin requirements apply to spreads and conversions, which are complex trading strategies in which a trader acquires a mixture of options positions and positions in the underlying interest.

Margin requirements are computed each day by a trader’s clearing broker. When the market value of a particular open commodity interest position changes to a point where the margin on deposit does not satisfy maintenance margin requirements, a margin call is made by the broker. If the margin call is not met within a reasonable time, the broker may close out the trader’s position. With respect to USOF’s trading, USOF (and not its investors personally) is subject to margin calls.

Finally, many major U.S. exchanges have passed certain cross margining arrangements involving procedures pursuant to which the futures and options positions held in an account would, in the case of some accounts, be aggregated and margin requirements would be assessed on a portfolio basis, measuring the total risk of the combined positions.

Potential Advantages of Investment

The Advantages of Non-Correlation

Given that historically, the price of oil and of Oil Futures Contracts and Other Oil Interests has had very little correlation to the stock and bond markets, the General Partner believes that the performance of USOF should also exhibit a substantial degree of non-correlation with the performance of traditional equity and debt portfolio components, in part because of the ease of selling commodity interests short. This feature of many commodity interest contracts — being able to be long or short a commodity interest position with similar ease — means that profit and loss from commodity interest trading is not dependent upon economic prosperity or stability.

However, non-correlation will not provide any diversification advantages unless the non-correlated assets are outperforming other portfolio assets, and it is entirely possible that USOF may not outperform other sectors of an investor’s portfolio, or may produce losses. Additionally, although adding USOF’s units to an investor’s portfolio may provide diversification, USOF is not a hedging mechanism vis-à-vis traditional debt and equity portfolio components and you should not assume that USOF units will appreciate during periods of inflation or stock and bond market declines.

Non-correlated performance should not be confused with negatively correlated performance. Negative correlation occurs when the performance of two asset classes are in opposite direction to each other. Non-correlation means only that USOF’s performance will likely have little relation to the performance of equity and debt instruments, reflecting the General Partner’s belief that certain factors that affect equity and debt prices may affect USOF differently and that certain factors that affect equity and debt prices may not affect USOF at all. USOF’s net asset value per unit may decline or increase more or less than equity and debt instruments during both rising and falling cash markets. The General Partner does not expect that USOF’s performance will be negatively correlated to general debt and equity markets.

Interest Income

Unlike some alternative investment funds, USOF does not borrow money in order to obtain leverage, so USOF does not incur any interest expense. Rather, USOF’s margin deposits are maintained in Treasuries and interest is earned on 100% of USOF’s available assets, which include unrealized profits credited to USOF’s accounts.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Results of Operations.

On April 10, 2006, USOF listed its units on the American Stock Exchange under the ticker symbol “USO”. On that day USOF established its initial NAV by setting the price at $67.39 per unit and issued 200,000 units to the Initial Authorized Purchaser, KV Execution Services LLC, in exchange for $13,478,000 in cash. USOF also commenced investment operations on that day by purchasing oil futures contracts traded on the New York Mercantile Exchange that are based on WTI light, sweet crude oil. The total market value of the crude oil futures contracts purchased on that day was $13,418,501 at the time of purchase. USOF established cash deposits equal to $13,478,000 at the time of the initial sale of units. The majority of those cash assets were held at USOF’s custodian bank while less than 10% of the cash balance was held as margin deposits with USOF’s futures commission merchant relating to the Oil Futures Contracts purchased.

Portfolio Expenses. USOF’s expenses consist of investment management fees and commissions. The investment advisory fee that USOF pays to the General Partner is calculated as a percentage of the total net assets of USOF. For total net assets of up to $1 billion, the investment advisory fee is 0.5%. For assets over $1 billion, the investment advisory fee is 0.2% on the incremental amount of assets. During the period from April 10, 2006 to June 30, 2006, the daily average total net assets of the USOF were approximately $194,984,049. At no time during the period from April 10, 2006 to June 30, 2006, did the total net assets of USOF exceed $1 billion. The investment advisory fee paid by USOF amounted to $219,023, which was calculated at the 0.50% rate and accrued daily.

USOF also incurs commissions to brokers for the purchase and sale of futures contracts, other oil interests, or U.S. Treasury bills and notes. During the period from April 10, 2006 to June 30, 2006, total commissions paid amounted to $70,300. Prior to the initial offering, USOF had estimated that the annual level of such commissions for USOF was expected to be 0.35 % of total net assets. As an annualized percentage of total net assets, the second quarter figure represents approximately 0.16% of total net assets. However, there can be no assurance that commission costs and portfolio turnover will not cause commission expenses to rise in future quarters.

Expenses incurred from inception through June 30, 2006 in connection with organizing USOF and the initial offering costs of the units were borne by the General Partner, and are not subject to reimbursement by USOF.

Interest Income. USOF seeks to invest its assets such that it holds crude oil futures contracts and other oil interests in an amount equal to the total net assets of the portfolio. Typically, such investments do not require USOF to pay the full amount of the contract value at the time of purchase, but rather require USOF to post an amount as a margin deposit against the eventual settlement of the contract. As a result, USOF retains an amount that is approximately equal to its total net assets, which USOF invests in cash deposits or in U.S. Treasuries. This includes both the amount on deposit with the futures brokerage firms as margin as well as unrestricted cash held with USOF’s custodian bank. The cash or U.S. Treasuries earn interest that accrues on a daily basis. For the period from April 10, 2006 through June 30, 2006, USOF earned $1,883,807 in interest income in such cash holdings. Based on USOF’s average daily total net assets, this is equivalent to an annualized yield of 4.3%. USOF did not purchase U.S. Treasury bills or notes during the period from April 10, 2006 through June 30, 2006.

Tracking USOF’s Benchmark. USOF seeks to manage its portfolio such that changes in its average daily NAV, on a percentage basis, closely track changes in the average daily price of the benchmark crude oil futures contract, also on a percentage basis. Specifically, USOF seeks to manage the portfolio such that over any rolling 30-day period, the average daily change in the NAV is within a range of 90% to 110% (0.9 to 1.1), of the average daily change of the benchmark crude oil futures contract. As an example, if the average daily movement of the crude oil benchmark for a particular 30-day time period was 0.5% per day, USOF management would attempt to manage the portfolio such that the average daily movement of the NAV during that same time period fell between 0.45% and 0.55% (i.e., between 0.9 and 1.1 of the benchmark’s results). USOF’s portfolio management goals do not include trying to make the nominal price of USOF’s NAV equal to the nominal price of the current benchmark crude oil futures contract. Management believes that it is not practical to manage the portfolio to achieve such an investment goal when investing in listed crude oil futures contracts.

For the 30 valuation days ending June 30, 2006, the simple average daily change in the benchmark contract was 0.1573%, while the simple average daily change in the NAV of USOF over the same time period was 0.1728%. The average daily difference was 0.00154% (or 1.5 basis points, where 1 basis point equals 1/100 of 1%). As a percentage of the daily movement of the benchmark contract, the average error in daily tracking by the NAV was 4.5%, meaning that over this time period USOF’s tracking error was within the plus or minus 10% range established as its benchmark tracking goal.

Since the inception date of USOF, April 10, 2006, the simple average daily change in the benchmark contract was 0.0677%, while the simple average daily change in the NAV of USOF over the same time period was 0.0738%. The average daily difference was 0.008% (or 0.8 of 1 basis point, where 1 basis point equals 1/100 of 1%). As a percentage of the daily movement of the benchmark contract, the average error in daily tracking by the NAV was 1.019%, meaning that over this time period USOF’s tracking error was within the plus or minus 10% range established as its benchmark tracking goal.

An alternative tracking measurement of the return performance of USOF versus the return of its benchmark can be calculated by comparing the actual return of USOF, measured by changes in its NAV, versus the expected changes in its NAV under the assumption that USOF’s returns had been exactly the same as the daily changes in its benchmark.

As a point of reference, during that relevant time period the starting benchmark contract for USOF as of April 10th, 2006 was the June 2006 light, sweet crude oil contract. The benchmark contract than became the July 2006 contract. The 2nd quarter ended with the August 2006 contract as the benchmark contract.

For the period April 10th through June 30th, the actual total return of USOF as measured by changes in its NAV was 3.61%. This is based on an initial offering price of $67.39 and an ending NAV as of June 30th of $69.82 (During this time period USOF made no distributions to its unit holders). However, if USOF’s daily changes in its NAV had instead exactly tracked the changes in the daily return of the benchmark contracts, USOF would have ended the 2nd Quarter with an estimated NAV of $69.50, for a total return over the relevant time period of 3.13%. The difference between the actual NAV total return of USOF of 3.61% and the expected total return based on the benchmark contracts of 3.13% was an error over the time period of +0.48%, which is to say that USOF’s actual total return exceeded the benchmark result by that percentage. Management believes that the majority of the difference between the actual return and the expected benchmark return can be attributed to the impact of the interest that USOF collects on its cash and U.S. Treasury holdings. In addition, during the period USOF also collected fees from brokerage firms creating or redeeming baskets of units. This income also contributed to USOF’s actual return exceeding the benchmark results. However, if the total assets of USOF continue to increase Management believes that the impact on total returns of these fees from creations and redemptions will diminish as a percentage of the total return.

Although USOF’s NAV was higher at the end of the period compared to its initial offering price, the NAV had fluctuated during the period and was higher than the ending price at various times. The flow of new cash into USOF by the creation of new units at that day’s NAV also occurred at various times during the time period and at various NAV levels. A large number of USOF’s units were created at prices that were higher than the ending NAV price of $69.84. As a result although USOF showed a total return gain for the time period measured by the beginning NAV compared to the ending NAV, on a cash flow basis USOF showed a loss of $2,315,186, or $0.79 per unit, because of the timing of these cash flows during the time period.

Of the various factors that could impact USOF’s ability to accurately track its benchmark, there are currently three factors that have during the latest period, or are most likely to impact in the future, these tracking results.

The first major factor that could affect tracking results is if USOF buys or sells its holdings in the then current benchmark crude oil futures contract at a price other than the closing settlement price of that contract on the day in which USOF executes the trade. In that case, USOF may get a price that is higher, or lower, than that of the benchmark contract, which, if such transactions did occur, could cause the changes in the daily NAV of USOF to either be too high or too low relative to the changes in the daily benchmark. In the second quarter of 2006, management attempted to minimize the effect of these transactions by seeking to execute its purchase or sales of the benchmark futures contracts at, or as close as possible to, the end of the day settlement price. However, it is not always possible for USOF to obtain the closing settlement price and there is no assurance that failure to obtain in the future will not adversely impact USOF’s attempt to track its benchmark over time.

The second major factor that could affect tracking results is if the interest that USOF earns on its cash and U.S. Treasury holdings. USOF is not required to distribute any portion of its income to its unit holders and did not make any distribution to unit holders in the second quarter of 2006. Interest payments, and any other income, were retained within the portfolio and added to USOF’s NAV. When this income exceeds the level of USOF’s expenses for its investment advisory fee and its brokerage commissions, USOF will realize a net yield that will tend to cause daily changes in the NAV of USOF to track slightly higher than daily changes in the benchmark crude oil futures contracts. During the second quarter of 2006, USOF earned on an annualized basis approximately 4.3% on its cash holdings. It also incurred cash expenses on an annualized basis of .5% for investment advisory fees and approximately .14% in brokerage commission costs related to the purchase and sale of futures contracts. During the latest period, the foregoing resulted in a net yield on an annualized basis of approximately 3.6% affected USOF’s ability to track its benchmark. If short-term interest rates rise above the current levels, the level of deviation created by the yield would increase. Conversely, if short-term interest rates were to decline, the amount of error created by the yield would decrease. If short term yields drop to a level lower than the combined expenses of the investment advisory fee and the brokerage commissions, than their tracking error would become a negative number and would tend to cause the daily returns of the NAV to underperform the daily returns of the benchmark crude oil futures contracts.

The third major factor affecting tracking results is if USOF holds oil related investments in its portfolios other than the current benchmark crude oil futures contract that fail to closely track the benchmark contract’s total return movements. In that case the error in tracking the benchmark can result in daily changes in the NAV of USOF that are either too high or too low relative to the daily changes in the benchmark. During the second quarter of 2006, since USOF did not hold any oil related investments other than the then current benchmark crude oil futures contract. However, there can be no assurance that in future quarters USOF will not make use of such non-benchmark oil related investments.

Crude oil market. During the period from April 10, 2006 to June 30, 2006, crude oil prices were impacted by several factors. On the consumption side, demand remained strong as continued global economic growth, especially in emerging economies such as China and India, remained brisk. On the supply side, production increases remained muted since the lingering effects of Hurricane Katrina continued to impact U.S. production and violence impacted production in Iraq and Nigeria. In addition, geo-political concerns regarding other key crude oil producing countries, such as Iran and Venezuela, added to supply concerns. As a result, crude oil prices trended higher over the course of the second quarter of 2006 and showed periods of greater than usual volatility.

The closing price on March 31, 2006 of the then near month WTI light, sweet crude oil futures contract traded on the New York Mercantile Exchange was $62.70. During the period from April 10, 2006 to June 30, 2006, the highest price of the USOF’s benchmark crude oil future was $75.17, which occurred in mid April of 2006. As of June 30, 2006, the closing price of the then near month WTI light, sweet crude oil futures contract traded on the New York Mercantile Exchange was $73.93.

Critical Accounting Policies

Preparation of the financial statements and related disclosures in compliance with accounting principles generally accepted in the United States of America requires the application of appropriate accounting rules and guidance, as well as the use of estimates. USOF’s application of these policies involves judgments and actual results may differ from the estimates used. The General Partner has evaluated the nature and types of estimates that it will make in preparing USOF’s financial statements and related disclosures once USOF commences trading operations and has determined that the valuation of its investments which are not traded on a United States or internationally recognized futures exchange (such as forward contracts and over-the-counter contracts) involves a critical accounting policy. While not currently applicable given the fact that during the time period covered by this report, USOF was not involved in trading activities, the values used by USOF for its forward contracts will be provided by its commodity broker who uses market prices when available, while over-the-counter contracts will be valued based on the present value of estimated future cash flows that would be received from or paid to a third party in settlement of these derivative contracts prior to their delivery date and valued on a daily basis.

Liquidity and Capital Resources

USOF does not anticipate making use of borrowings or other lines of credit to meet its obligations. USOF has met, and it is anticipated that USOF will meet, its liquidity needs in the normal course of business from the proceeds of the sale of its investments or from cash and/or short-term U.S. Treasuries that it intends to hold at all times. USOF’s liquidity needs include redeeming units, providing margin deposits for its existing oil futures contracts on the purchase of additional crude oil futures contracts and posting collateral for its over-the-counter contracts and payment of its expenses, summarized below under “Contractual Obligations.”

USOF generates cash primarily from (i) the sale of Creation Baskets and (ii) interest earned on cash. USOF allocated its nets assets to trading in oil interests. A significant portion of the NAV was held in cash that was used as margin for USOF’s trading in oil interests. The percentage that cash or U.S. Treasuries will bear to the total net assets will vary from period to period as the market values of the oil interests change. The balance of the net assets is held in USOF’s Oil Futures Contracts and Other Oil Interests trading account. Interest earned on USOF’s interest bearing-funds is paid to USOF.

USOF’s investment in oil interests will be subject to periods of illiquidity because of market conditions, regulatory considerations and other reasons. For example, commodity exchanges limit the fluctuations in Oil Futures Contracts prices during a single day by regulations referred to as “daily limits.” During a single day, no trades may be executed at prices beyond the daily limit. Once the price of an Oil Futures Contract has increased or decreased by an amount equal to the daily limit, positions in the contracts can neither be taken or liquidated unless the traders are willing to effect trades at or within the limit. Such market conditions could prevent USOF from promptly liquidating its positions in Oil Futures Contracts. To date, all of USOF’s and the General Partner’s expenses have been funded by their affiliates. Neither USOF nor the General Partner have any obligation or intention to refund such payments by their affiliates. These affiliates are under no obligation to continue payment of USOF’s or the General Partner’s expenses. If such affiliates were to discontinue the payment of these expenses and the General Partner and USOF are unsuccessful in raising sufficient funds to cover USOF’s expenses or in locating any other source of funding, USOF will terminate and investors may lose all or part of their investment.

Market Risk

Trading in Oil Futures Contracts and Other Oil Interests such as forwards will involve USOF entering into contractual commitments to purchase or sell oil at a specified date in the future. The gross or face amount of the contracts will significantly exceed USOF’s future cash requirements since USOF intends to close out its open positions prior to settlement. As a result, USOF should only be subject to the risk of loss arising from the change in value of the contracts. USOF considers the “fair value” of its derivative instruments to be the unrealized gain or loss on the contracts. The market risk associated with USOF’s commitments to purchase oil will be limited to the gross face amount of the contacts held. However, should USOF enter into a contractual commitment to sell oil, it would be required to make delivery of the oil at the contract price, repurchase the contract at prevailing prices or settle in cash. Since there are no limits on the future price of oil, the market risk to USOF could be unlimited. USOF’s exposure to market risk will depend on a number of factors including the markets for oil, the volatility of interest rates and foreign exchange rates, the liquidity of the Oil Futures Contracts and Other Oil Interests markets and the relationships among the contracts held by USOF. The limited experience that USOF has had in utilizing its model to trade in oil interests in a manner intended to track the spot price of oil, as well as drastic market occurrences, could ultimately lead to the loss of all or substantially all of an investor’s capital.

Credit Risk

When USOF enters into Oil Futures Contracts and Other Oil Interests, it will be exposed to the credit risk that the counterparty will not be able to meet its obligations. The counterparty for the Oil Futures Contracts traded on the New York Mercantile Exchange and on most other foreign futures exchanges is the clearinghouse associated with the particular exchange. In general, clearinghouses are backed by their members who may be required to share in the financial burden resulting from the nonperformance of one of their members and therefore, this additional member support should significantly reduce credit risk. Some foreign exchanges are not backed by their clearinghouse members but may be backed by a consortium of banks or other financial institutions. There can be no assurance that any counterparty, clearinghouse, or their members or financial backers will satisfy their obligations to USOF. The General Partner will attempt to manage the credit risk of USOF by following various trading limitations and policies. In particular, USOF intends to post margin and/or hold liquid assets that will be approximately equal to the face amount of its obligations to counterparties under the Oil Futures Contracts and Other Oil Interests it holds. The General Partner will implement procedures that will include, but will not be limited to, executing and clearing trades only with creditworthy parties and/or requiring the posting of collateral or margin by such parties for the benefit of USOF to limit its credit exposure. ABN Amro, USOF’s commodity broker, or any other broker that may be retained by USOF in the future, when acting as USOF’s futures commission merchant in accepting orders to purchase or sell Oil Futures Contracts on United States exchanges, will be required by the U.S. Commodities Futures Trading Commission (“CFTC”) regulations to separately account for and segregate as belonging to USOF, all assets of USOF relating to domestic Oil Futures Contracts trading. These commodity brokers are not allowed to commingle USOF’s assets with their other assets. In addition, the CFTC requires commodity brokers to hold in a secure account the USOF assets related to foreign Oil Futures Contracts trading.

Off Balance Sheet Financing

As of September 30, 2006, USOF has no loan guarantee, credit support or other off-balance sheet arrangements of any kind other than agreements entered into in the normal course of business, which may include indemnification provisions relating to certain risks that service providers undertake in performing services that are in the best interests of USOF. While USOF’s exposure under these indemnification provisions cannot be estimated, they are not expected to have a material impact on USOF’s financial position.

Redemption Basket Obligation

Other than the liquidity necessary to meet its investment objective and pay its contractual obligations described below, USOF will require liquidity to redeem Redemption Baskets. USOF intends to satisfy this obligation through the sale of its U.S. Treasuries or cash in an amount proportionate to the number of units being redeemed, as described above under “Determination of Redemption Distribution.”

Contractual Obligations

USOF’s primary contractual obligations will be with the General Partner. In return for its services, the General Partner will be entitled to a management fee calculated as a fixed percentage of USOF’s NAV, currently .50% for an NAV of $1 billion or less, and thereafter .20% of the NAV above $1 billion. The General Partner or its affiliate has agreed to pay the start-up costs associated with the formation of USOF, primarily its legal, accounting and other costs in connection with its registration with the CFTC as a commodity pool operator and the initial registration and listing of USOF’s units with the U.S. Securities and Exchange Commission (“SEC”) and the American Stock Exchange, respectively. The General Partner has agreed to pay the fees of the custodian and transfer agent, Brown Brothers Harriman & Co., as well as Brown Brothers Harriman & Co.’s fees for performing administrative services, including in connection with USOF’s preparation of its financial statements and its SEC and CFTC reports. The General Partner will also pay the fees of USOF’s accountants and a separate firm for providing tax related services, as well as those of its marketing agent, ALPS Distributors, Inc. The General Partner is also in the process of negotiating a licensing agreement with the New York Mercantile Exchange under which certain licensing fees would be paid to the exchange.

In addition to the General Partner’s management fee, USOF pays its brokerage fees, over-the-counter dealer spreads, fees to ABN Amro, and extraordinary expenses. The latter are expenses not in the ordinary course of its business, including the indemnification of any person against liabilities and obligations to the extent permitted by law and under the LP Agreement, the bringing or defending of actions in law or in equity or otherwise conducting litigation and incurring legal expenses and the settlement of claims and litigation. Commission payments to ABN Amro are on a contract-by-contract, or round turn, basis.

The parties cannot anticipate the amount of payments that will be required under these arrangements for future periods as USOF’s net asset values and trading levels to meet its investment objectives will not be known until a future date. These agreements are effective for a specific term agreed upon by the parties with an option to renew, or, in some cases, are in effect for the duration of USOF’s existence. Either party may terminate these agreements earlier for certain reasons listed in the agreements.

Limited Partnership Agreement

The following paragraphs are a summary of certain provisions of our LP Agreement. The following discussion is qualified in its entirety by reference to our LP Agreement.

Authority of the General Partner

Our General Partner is generally authorized to perform all acts deemed necessary to carry out these purposes and to conduct our business. Our partnership existence will continue into perpetuity, until terminated in accordance with our LP Agreement. Our General Partner has a power of attorney to take certain actions, including the execution and filing of documents, on our behalf and with respect to our LP Agreement. However, our partnership agreement limits the authority of our General Partner as follows:

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Other than in connection with the issuance or redemption of units, or upon termination of the partnership as contemplated by the LP Agreement, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the partnership’s assets in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination with any other person) or approve on behalf of the partnership, the sale, exchange or other disposition of all or substantially all of the assets of all of the partnership, taken as a whole, without the approval of at least a majority of the limited partners; provided, however, that this provision shall not preclude or limit the General Partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the partnership’s assets and shall not apply to any forced sale of any or all of the partnership’s assets pursuant to the foreclosure of, or other realization upon, any such encumbrance.

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The General Partner is not authorized to institute or initiate on behalf of, or otherwise cause, the partnership to (a) make a general assignment for the benefit of creditors; (b) file a voluntary bankruptcy petition; or (c) file a petition seeking for the partnership a reorganization, arrangement, composition, readjustment liquidation, dissolution or similar relief under any law.

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The General Partner may not, without written approval of the specific act by all of the limited partners or by other written instrument executed and delivered by all of the limited partners subsequent to the date of the LP Agreement, take any action in contravention of the LP Agreement, including, without limitation, (i) any act that would make it impossible to carry on the ordinary business of the partnership, except as otherwise provided in the LP Agreement; (ii) possess partnership property, or assign any rights in specific partnership property, for other than a partnership purpose; (iii) admit a person as a partner, except as otherwise provided in the LP Agreement; (iv) amend the LP Agreement in any manner, except as otherwise provided in the LP Agreement or applicable law; or (v) transfer its interest as General Partner of the partnership, except as otherwise provided in the LP Agreement.

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In general, unless approved by a majority of the limited partners, our General Partner shall not take any action, or refuse to take any reasonable action, the effect of which would be to cause us, to the extent it would materially and adversely affect limited partners, to be taxable as a corporation or to be treated as an association taxable as a corporation for federal income tax purposes.

Withdrawal or Removal of Our General Partner

The General Partner shall be deemed to have withdrawn from the partnership upon the occurrence of any one of the following events:

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the General Partner voluntarily withdraws from the partnership by giving written notice to the other partners;

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the General Partner transfers all of its rights as General Partner;

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the General Partner is removed;

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the General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition; (C) files a petition or answer seeking for itself a reorganization, arrangement, composition, readjustment liquidation, dissolution or similar relief under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A) – (C) of this sentence; or (E) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the General Partner or of all or any substantial part of its properties;

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a final and non-appealable judgment is entered by a court with appropriate jurisdiction ruling that the General Partner is bankrupt or insolvent or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the General Partner, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect; or

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a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation.

The General Partner may be removed with or without cause if such removal is approved by at least 66 2/3% of the units (excluding for this purpose units held by the General Partner and its affiliates).

Meetings

All acts of the limited partners should be done in accordance with the Delaware Revised Uniform Limited Partnership Act (“DRULPA”). Upon the written request of 20% or more in interest of the limited partners, the General Partner may, but is not required to, call a meeting of the limited partners. Notice of such meeting shall be given within 30 days after, and the meeting shall be held within 60 days after, receipt of such request. The General Partner may also call a meeting not less than 20 and not more than 60 days prior to the meeting. Any such notice shall state briefly the purpose of the meeting, which shall be held at a reasonable time and place. Any limited partner may obtain a list of names, addresses, and interests of the limited partners upon written request to the General Partner.

Limited Liability

Assuming that a limited partner does not take part in the control of our business, and that he otherwise acts in conformity with the provisions of our LP Agreement, his liability under Delaware law will be limited, subject to certain possible exceptions, generally to the amount of capital he is obligated to contribute to us in respect of his units or other limited partner interests plus his share of any of our undistributed profits and assets. In light of the fact that a limited partner’s liability may extend beyond his capital contributions, a limited partner may lose more money than he contributed.

Under Delaware law, a limited partner might be held liable for USOF’s obligations as if it were a General Partner if the limited partner participates in the control of the partnership’s business and the persons who transact business with the partnership think the limited partner is the General Partner.

Under the LP Agreement, a limited partner will not be liable for assessments in addition to its initial capital investment in any of USOF’s capital securities representing limited partnership interests. However, a limited partner still may be required to repay to USOF any amounts wrongfully returned or distributed to it under some circumstances. Under Delaware law, USOF may not make a distribution to limited partners if the distribution causes USOF’s liabilities (other than liabilities to partners on account of their partnership interests and nonrecourse liabilities) to exceed the fair value of USOF’s assets. Delaware law provides that a limited partner who receives such a distribution and knew at the time of the distribution that the distribution violated the law will be liable to the limited partnership for the amount of the distribution for three years from the date of the distribution.

Fees of USOF

Management Fees

Assets	Management Fee

First $1,000,000,000	0.50% of NAV
After the first $1,000,000,000	0.20% of NAV

Fees are calculated on a daily basis (accrued at 1/365 of the applicable percentage of NAV on that day) and paid on a monthly basis.

Brokerage Fees

Brokerage fee for Oil Futures Contracts, Other Oil Interests, and Treasuries	0.15%

Fees are calculated on a daily basis (based on a percentage of the value of the transaction) and paid on a monthly basis. The brokerage fee for Oil Futures Contracts is estimated based upon the Futures Commission Merchant’s fees shown below on an annualized percentage basis.

Futures Commission Merchant Fee

Futures Commission Merchant fee	$3.50 per buy or sell

Fees are calculated on a daily basis for each buy or sell and paid on a monthly basis. These are the bases for and not in addition to the brokerage fee for Oil Futures Contracts shown above.

The General Partner Has Conflicts of Interest

There are present and potential future conflicts of interest in USOF’s structure and operation you should consider before you purchase units. The General Partner will use this notice of conflicts as a defense against any claim or other proceeding made.

The General Partner’s officers, directors and employees, do not devote their time exclusively to USOF. These persons are directors, officers or employees of other entities which may compete with USOF for their services. They could have a conflict between their responsibilities to USOF and to those other entities. The General Partner believes that it has sufficient personnel, time, and working capital to discharge its responsibilities in a fair manner and that these persons’ conflicts should not impair their ability to provide services to USOF.

The General Partner’s principals, officers, directors and employees may trade futures and related contracts for their own account. Limited partners and other unitholders will not be permitted to inspect the trading records of the principals. A conflict of interest may exist if their trades are in the same markets and at the same time as USOF trades using the clearing broker to be used by USOF. A potential conflict also may occur when the General Partner’s principals trade their accounts more aggressively or take positions in their accounts which are opposite, or ahead of, the positions taken by USOF. The General Partner will adopt a Code of Ethics to ensure that the officers, directors, and employees of the General Partner and its affiliates do not engage in trades that will harm the fund or the unitholders.

The General Partner has sole current authority to manage the investments and operations of USOF, and this may allow it to act in a way that furthers its own interests which may create a conflict with your best interests. Limited partners have limited voting control, which will limit the ability to influence matters such as amendment of the LP Agreement, change in USOF’s basic investment policy, dissolution of this fund, or the sale or distribution of USOF’s assets.

The General Partner serves as the general partner to both USNG and USOF. The General Partner may have a conflict to the extent that its trading decisions may be influenced by the effect they would have on USNG. In addition, the General Partner is required to indemnify the officers and directors of USNG, if the need for indemnification arises. This potential indemnification will cause the General Partner’s assets to decrease. If the General Partner’s other sources of income are not sufficient to compensate for the indemnification, then the General Partner may terminate and you could lose your investment.

No Resolution of Conflicts Procedures

Whenever a conflict of interest exists or arises between the General Partner on the one hand, and the partnership or any limited partner, on the other hand, any resolution or course of action by the General Partner in respect of such conflict of interest shall be permitted and deemed approved by all partners and shall not constitute a breach of the LP Agreement or of any agreement contemplated hereby or of a duty stated or implied by law or equity, if the resolution or course of action is, or by operation of the LP Agreement is deemed to be, fair and reasonable to the partnership. If a dispute arises, under the LP Agreement it will be resolved either through negotiations with the General Partner or by courts located in the State of Delaware.

Under the LP Agreement, any resolution is deemed to be fair and reasonable to the partnership if the resolution is:

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approved by the audit committee, although no party is obligated to seek approval and the General Partner may adopt a resolution or course of action that has not received approval;

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on terms no less favorable to the limited partners than those generally being provided to or available from unrelated third parties; or

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fair to the limited partners, taking into account the totality of the relationships of the parties involved including other transactions that may be particularly favorable or advantageous to the limited partners.

The previous risk factors and conflicts of interest are complete as of the date of this prospectus; however, additional risks and conflicts may occur which are not presently foreseen by the General Partner. You may not construe this Prospectus as legal or tax advice. Before making an investment in this fund, you should read this entire Prospectus, including the LP Agreement (Appendix B). You should also consult with your personal legal, tax, and other professional advisors.

Interests of Named Experts and Counsel

The General Partner has employed Sutherland Asbill & Brennan LLP to prepare this Prospectus. Neither the law firm nor any other expert hired by USOF to give advice on the preparation of this offering document have been hired on a contingent fee basis. Nor do any of them have any present or future expectation of interest in the General Partner, Marketing Agent, Authorized Purchasers, Custodian, Administrator or other service providers to USOF.

The General Partner’s Responsibility and Remedies

Pursuant to the DRULPA, parties may contractually modify or even eliminate fiduciary duties in a partnership agreement to the limited partnership itself, or to another partner or person otherwise bound by the partnership agreement. Parties may not, however, eliminate the implied covenant of good faith and fair dealing. Where parties unambiguously provide for fiduciary duties in a partnership agreement, those expressed duties become the standard courts will use to determine whether such duties were breached. For this reason, USOF’s limited partnership agreement does not explicitly provide for any fiduciary duties so that common law fiduciary duty principles will apply to measure the General Partner’s conduct.

A prospective investor should be aware that the General Partner has a responsibility to limited partners of USOF to exercise good faith and fairness in all dealings. The fiduciary responsibility of a general partner to limited partners is a developing and changing area of the law and limited partners who have questions concerning the duties of the General Partner should consult with their counsel. In the event that a limited partner of USOF believes that the General Partner has violated its fiduciary duty to the limited partners, he may seek legal relief individually or on behalf of USOF under applicable laws, including under DRULPA and under commodities laws, to recover damages from or require an accounting by the General Partner. Limited partners may also have the right, subject to applicable procedural and jurisdictional requirements, to bring class actions in federal court to enforce their rights under the federal securities laws and the rules and regulations promulgated thereunder by the SEC. Limited partners who have suffered losses in connection with the purchase or sale of the units may be able to recover such losses from the General Partner where the losses result from a violation by the General Partner of the federal securities laws. State securities laws may also provide certain remedies to limited partners. Limited partners should be aware that performance by the General Partner of its fiduciary duty to is measured by the terms of the LP Agreement as well as applicable law. Limited partners are afforded certain rights to institute reparations proceedings under the Commodity Exchange Act for violations of the Commodity Exchange Act or of any rule, regulation or order of the CFTC by the General Partner.

Liability and Indemnification

Under the LP Agreement, neither a General Partner nor any employee or other agent of USOF nor any officer, director, stockholder, partner, employee or agent of a General Partner (a “Protected Person”) shall be liable to any partner or USOF for any mistake of judgment or for any action or inaction taken, nor for any losses due to any mistake of judgment or to any action or inaction or to the negligence, dishonesty or bad faith of any officer, director, stockholder, partner, employee, agent of USOF or any officer, director, stockholder, partner, employee or agent of such General Partner, provided that such officer, director, stockholder, partner, employee, or agent of the partner or officer, director, stockholder, partner, employee or agent of such General Partner was selected, engaged or retained by such General Partner with reasonable care, except with respect to any matter as to which such General Partner shall have been finally adjudicated in any action, suit or other proceeding not to have acted in good faith in the reasonable belief that such Protected Person’s actions was in the best interests of USOF and except that no Protected Person shall be relieved of any liability to which such Protected Person would otherwise be subject by reason of willful misfeasance, gross negligence or reckless disregard of the duties involved in the conduct of the Protected Person’s office.

USOF shall, to the fullest extent permitted by law, but only out of USOF assets, indemnify and hold harmless a General Partner and each officer, director, stockholder, partner, employee or agent thereof (including persons who serve at the USOF’s request as directors, officers or trustees of another organization in which USOF has an interest as a unitholder, creditor or otherwise) and their respective Legal Representatives and successors (hereinafter referred to as a “Covered Person” against all liabilities and expenses, including but not limited to amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees reasonably incurred by any Covered Person in connection with the defense or disposition of any action, suit or other proceedings, whether civil or criminal, before any court or administrative or legislative body, in which such Covered Person may be or may have been involved as a party or otherwise or with which such person may be or may have been threatened, while in office or thereafter, by reason of an alleged act or omission as a General Partner or director or officer thereof, or by reason of its being or having been such a General Partner, director or officer, except with respect to any matter as to which such Covered Person shall have been finally adjudicated in any such action, suit or other proceeding not to have acted in good faith in the reasonable believe that such Covered Person’s action was in the best interest of USOF, and except that no Covered Person shall be indemnified against any liability to USOF or limited partners to which such Covered Person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person’s office. Expenses, including counsel fees so incurred by any such Covered Person, may be paid from time to time by USOF in advance of the final disposition of any such action, suit or proceeding on the condition that the amounts so paid shall be repaid to USOF if it is ultimately determined that the indemnification of such expenses is not authorized hereunder.

Provisions of Law

According to applicable law, indemnification of the General Partner is payable only if the General Partner determined, in good faith, that the act, omission or conduct that gave rise to the claim for indemnification was in the best interest of USOF and the act, omission or activity that was the basis for such loss, liability, damage, cost or expense was not the result of negligence or misconduct and such liability or loss was not the result of negligence or misconduct by the General Partner, and such indemnification or agreement to hold harmless is recoverable only out of the assets of USOF and not from the members, individually.

Provisions of Federal and State Securities Laws

This offering is made pursuant to federal and state securities laws. If any indemnification of the General Partner arises out of an alleged violation of such laws, it is subject to the following legal conditions.

Those conditions require that no indemnification may be made in respect of any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws unless: there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the General Partner or other particular indemnitee, or such claim has been dismissed with prejudice on the merits by a court of competent jurisdiction as to the General Partner or other particular indemnitee, or a court of competent jurisdiction approves a settlement of the claims against the General Partner or other agent of USOF and finds that indemnification of the settlement and related costs should be made, provided, before seeking such approval, the General Partner or other indemnitee must apprise the court of the position held by regulatory agencies against such indemnification. These agencies are the SEC and the securities administrator of the State or States in which the plaintiffs claim they were offered or sold membership interests.

Provisions of the Securities Act of 1933 and NASAA Guidelines

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the General Partner or its directors, officers, or persons controlling USOF, USOF has been informed that SEC and the various State administrators believe that such indemnification is against public policy as expressed in the Securities Act of 1933 and the North American Securities Administrators Association, Inc. (NASAA) commodity pool guidelines and is therefore unenforceable.

Books and Records

USOF will keep proper books of record and account of USOF at its office located at 1320 Harbor Bay Parkway, Suite 145, Alameda, California 94502 or such office, including of an administrative agent, as it may subsequently designate upon notice. These books and records are open to inspection by any person who establishes to USOF’s satisfaction that such person is a limited partner upon reasonable advance notice at all reasonable times during the usual business hours of USOF.

USOF will keep a copy of USOF’s LP Agreement on file in its office which will be available for inspection on reasonable advance notice at all reasonable times during its usual business hours by any limited partner.

Analysis of Critical Accounting Policies

USOF’s critical accounting policies are set forth in the financial statements in this Prospectus prepared in accordance with accounting principles generally accepted in the United States of America, which require the use of certain accounting policies that affect the amounts reported in these financial statements, including the following: USOF trades are accounted for on a trade-date basis and marked to market on a daily basis. The difference between their cost and market value is recorded as “change in unrealized profit/loss” for open (unrealized) contracts, and recorded as “realized profit/loss” when open positions are closed out; the sum of these amounts constitutes USOF’s trading revenues. Earned interest income revenue, as well as management fee, and brokerage fee expenses of USOF are recorded on an accrual basis. The General Partner believes that all relevant accounting assumptions and policies have been considered.

Statements, Filings, and Reports

At the end of each fiscal year, USOF will furnish to DTC Participants for distribution to each person who is a unitholder at the end of the fiscal year an annual report containing USOF’s audited financial statements and other information about USOF. The General Partner is responsible for the registration and qualification of the units under the federal securities laws and federal commodities laws and any other securities and blue sky laws of the United States or any other jurisdiction as the General Partner may select. The General Partner is responsible for preparing all reports required by the SEC and the CFTC, but has entered into an agreement with Brown Brother Harriman & Co. to prepare these reports as required by the SEC, CFTC and the American Stock Exchange on USOF’s behalf.

The financial statements of USOF will be audited, as required by law and as may be directed by the General Partner, by an independent registered public accounting firm designated from time to time by the General Partner. The accountants report will be furnished by USOF to unitholders upon request. USOF will make such elections, file such tax returns, and prepare, disseminate and file such tax reports, as it is advised by its counsel or accountants are from time to time required by any applicable statute, rule or regulation.

Reports to Limited Partners

As provided in the LP Agreement, the following reports will be provided to limited partners:

Annual Reports. Within 90 days after the end of each fiscal year, the General Partner shall cause to be delivered to each limited partner who was a limited partner at any time during the fiscal year, an annual report containing the following:

(i) financial statements of the partnership, including, without limitation, a balance sheet as of the end of the partnership’s fiscal year and statements of income, partners’ equity and changes in financial position, for such fiscal year, which shall be prepared in accordance with accounting principles generally accepted in the United States of America consistently applied and shall be audited by a firm of independent certified public accountants registered with the Public Company Accounting Oversight Board,

(ii) a general description of the activities of the partnership during the period covered by the report, and

(iii) a report of any material transactions between the partnership and the General Partner or any of its affiliates, including fees or compensation paid by the partnership and the services performed by the General Partner or any such affiliate of or such fees or compensation.

Quarterly Reports. Within 45 days after the end of each quarter of each fiscal year, the General Partner shall cause to be delivered to each limited partner who was a limited partner at any time during the quarter then ended, a quarterly report containing a balance sheet and statement of income for the period covered by the report, each of which may be unaudited but shall be certified by the General Partner as fairly presenting the financial position and results of operations of the partnership during the period covered by the report. The report shall also contain a description of any material event regarding the business of the partnership during the period covered by the report.

Monthly Reports. Within 30 days after the after the end of each month, the General Partner shall cause to be delivered to each limited partner who was a limited partner at any time during the month then ended, a monthly report containing an account statement, which will include a statement of income (loss) and a statement of changes in NAV, for the prescribed period. In addition, the account statement will disclose any material business dealings between the partnership, General Partner, commodity trading advisor (if any), futures commission merchant, or the principals thereof that previously have not been disclosed in the this Prospectus or any amendment thereto, other account statements or annual reports.

USOF will provide information to its unitholders to the extent required by applicable SEC, CFTC, and American Stock Exchange requirements. An issuer, such as USOF, of exchange-traded securities may not always readily know the identities of the investors who own those securities. USOF will post the same information that would otherwise be provided in USOF’s reports to limited partners described above including its monthly account statements, which will include, without limitation, USOF’s NAV, on USOF’s website (www.unitedstatesoilfund.com).

Fiscal Year

The fiscal year of USOF will initially be the calendar year. The General Partner may select an alternate fiscal year.

Governing Law; Consent to Delaware Jurisdiction

The rights of the General Partner, USOF, DTC (as registered owner of USOF’s global certificate for units) and the unitholders, are governed by the laws of the State of Delaware. The General Partner, USOF and DTC and, by accepting units, each DTC Participant and each unitholder, consents to the jurisdiction of the courts of the State of Delaware and any federal courts located in Delaware. Such consent in not required for any person to assert a claim of Delaware jurisdiction over the General Partner or USOF.

Legal Matters

Litigation and Claims

Within the past 5 years of the date of this Prospectus, there have been no material administrative, civil or criminal actions against the General Partner, underwriter, or any principal or affiliate of either of them. This includes any actions pending, on appeal, concluded, threatened, or otherwise known to them.

Legal Opinion

Sutherland Asbill & Brennan LLP is counsel to advise USOF and the General Partner with respect to the preparation of units being offered hereby and will pass upon the validity of the units being issued hereunder. Sutherland Asbill & Brennan LLP has also provided the General Partner with its opinion with respect to federal income tax matters addressed herein.

Experts

The General Partner, with the approval of its audit committee, engaged an independent registered public accounting firm to audit USOF. Spicer Jeffries LLP an independent registered public accounting firm, has audited the financial statements of United States Oil Fund, LP, at December 31, 2005 and of Victoria Bay Asset Management, LLC, at December 31, 2005, appearing in this Prospectus and in the registration statement and have been included herein in reliance upon the report of Spicer Jeffries LLP, given on its authority of such firm as experts in accounting and auditing.

Privacy Policy

USOF and the General Partner collect certain nonpublic personal information about investors from the information provided by them in certain documents, as well as in the course of processing transaction requests. None of this information is disclosed except as necessary in the course of processing creations and redemptions and otherwise administering USOF — and then only subject to customary undertakings of confidentiality. USOF and the General Partner do not disclose nonpublic personal information about investors to anyone, except as required by law. USOF and the General Partner restrict access to the nonpublic personal information they collect from investors to those employees who need access to this information to provide products and services to investors. USOF and the General Partner each maintain physical, electronic and procedural controls to safeguard this information. These standards are reasonably designed to (1) ensure the security and confidentiality of investors’ records and information, (2) protect against any anticipated threats or hazards to the security or integrity of investors’ records and information, and (3) protect against unauthorized access to or use of investors’ records or information that could result in substantial harm or inconvenience to any investor.

U.S. Federal Income Tax Considerations

The following discussion summarizes the material U.S. federal income tax consequences of the purchase, ownership and disposition of units in USOF, and the U.S. federal income tax treatment of USOF, as of the date hereof. This discussion is applicable to a beneficial owner of units who purchases units in the offering to which this Prospectus relates, including a beneficial owner who purchases units from an Authorized Purchaser. Except where noted otherwise, it deals only with units held as capital assets and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, tax-exempt entities, insurance companies, persons holding units as a part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated transaction for federal income tax purposes, traders in securities or commodities that elect to use a mark-to-market method of accounting, or holders of units whose “functional currency” is not the U.S. dollar. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations (“Treasury Regulations”), rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in U.S. federal income tax consequences different from those discussed below.

Persons considering the purchase, ownership or disposition of units should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction. As used herein, a “U.S. unitholder” of a unit means a beneficial owner of a unit that is, for United States federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust (X) that is subject to the supervision of a court within the United States and the control of one or more United States persons as described in section 7701(a)(30) of the Code or (Y) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person. A “Non-U.S. unitholder” is a holder that is not a U.S. unitholder. If a partnership holds our units, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our units, you should consult your own tax advisor regarding the tax consequences.

The General Partner of USOF has received the opinion of Sutherland Asbill & Brennan LLP, counsel to USOF, that the material U.S. federal income tax consequences to USOF and to U.S. unitholders and Non-U.S. unitholders will be as described below. In rendering its opinion, Sutherland Asbill & Brennan LLP has relied on the facts described in this Prospectus as well as certain representations made by USOF and the General Partner. The opinion of Sutherland Asbill & Brennan LLP is not binding on the Internal Revenue Service (“IRS”), and as a result, the IRS may not agree with the tax positions taken by USOF. If challenged by the IRS, USOF’s tax positions might not be sustained by the courts. No ruling has been requested from the IRS with respect to any matter affecting USOF or prospective investors.

EACH PROSPECTIVE INVESTOR IS ADVISED TO CONSULT ITS OWN TAX ADVISOR AS TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN USOF AND AS TO APPLICABLE STATE, LOCAL OR FOREIGN TAXES.

Tax Status of USOF

USOF is organized and will be operated as a limited partnership in accordance with the provisions of the LP Agreement and applicable state law. Under the Code, an entity classified as a partnership that is deemed to be a “publicly traded partnership” is generally taxable as a corporation for federal income tax purposes. The Code provides an exception to this general rule for a publicly traded partnership whose gross income for each taxable year of its existence consists of at least 90% “qualifying income” (“qualifying income exception”). For this purpose, section 7704 defines “qualifying income” as including, in pertinent part, interest (other than from a financial business), dividends and gains from the sale or disposition of capital assets held for the production of interest or dividends. In addition, in the case of a partnership a principal activity of which is the buying and selling of commodities (other than as inventory) or of futures, forwards and options with respect to commodities, “qualifying income” includes income and gains from such commodities and futures, forwards and options with respect to commodities. USOF and the General Partner have represented the following to Sutherland Asbill & Brennan LLP:

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At least 90% of USOF’s gross income for each taxable year will constitute “qualifying income” within the meaning of Code section 7704 (as described above);

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USOF will be organized and operated in accordance with its governing agreements and applicable law;

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USOF has not elected, and will not elect, to be classified as a corporation for U.S. federal income tax purposes.

Based in part on these representations, Sutherland Asbill & Brennan LLP is of the opinion that USOF will be classified as a partnership for federal income tax purposes and that it will not be taxable as a corporation for such purposes.

If USOF failed to satisfy the qualifying income exception in any year, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, USOF would be taxable as a corporation for federal income tax purposes and would pay federal income tax on its income at regular corporate rates. In that event, unitholders would not report their share of USOF’s income or loss on their returns. In addition, distributions to unitholders would be treated as dividends to the extent of USOF’s current and accumulated earnings and profits. To the extent a distribution exceeded USOF’s earnings and profits, the distribution would be treated as a return of capital to the extent of a unitholder’s basis in its units, and thereafter as gain from the sale of units. Accordingly, if USOF were to be taxable as a corporation, it would likely have a material adverse effect on the economic return from an investment in USOF and on the value of the units.

The remainder of this summary assumes that USOF will be classified as a partnership for federal income tax purposes and that it will not be taxable as a corporation.

U.S. Unitholders

Tax Consequences of Ownership of Units

Taxation of USOF’s Income. No U.S. federal income tax will be paid by USOF on its income. Instead, USOF will file annual information returns, and each U.S. unitholder will be required to report on its U.S. federal income tax return its allocable share of the income, gain, loss and deduction of USOF. For example, unitholders will take into account their share of ordinary income realized by USOF from accruals of interest on Treasuries and other investments, and their share of gain from Oil Futures Contracts and Other Oil Interests. These items must be reported without regard to the amount (if any) of cash or property the unitholder receives as a distribution from USOF during the taxable year. Consequently, a unitholder may be allocated income or gain by USOF but receive no cash distribution with which to pay its tax liability resulting from the allocation, or may receive a distribution that is insufficient to pay such liability. Because the General Partner currently does not intend to make distributions, it is likely that in any year USOF realizes net income and/or gain that a U.S. unitholder will be required to pay taxes on its allocable share of such income or gain from sources other than USOF distributions.

Allocations of USOF’s Profit and Loss. Under Code section 704, the determination of a partner’s distributive share of any item of income, gain, loss, deduction or credit is governed by the applicable organizational document unless the allocation provided by such document lacks “substantial economic effect.” An allocation that lacks substantial economic effect nonetheless will be respected if it is in accordance with the partners’ interests in the partnership, determined by taking into account all facts and circumstances relating to the economic arrangements among the partners.

In general, USOF will apply a monthly closing-of-the-books convention in determining allocations of economic profit or loss to unitholders. Income, gain, loss and deduction will be determined on a monthly “mark-to-market” basis, taking into account our accrued income and deductions and realized and unrealized gains and losses for the month. These items will be allocated among the holders of units in proportion to the number of units owned by them as of the close of business on the last business day of the month. Items of taxable income, deduction, gain, loss and credit recognized by USOF for federal income tax purposes for any taxable year will be allocated among holders in a manner that equitably reflects the allocation of economic profit or loss. USOF intends to make the election permitted by section 754 of the Code, which election will be irrevocable without the consent of the Service. The effect of this election will be that when a secondary market sale of our units occur, we will adjust the purchaser’s proportionate share of the tax basis of our assets to fair market value, as reflected in the price paid for the units, as if the purchaser had directly acquired an interest in our assets. The section 754 election is intended to eliminate disparities between a partner’s basis in its partnership interest and its share of the tax bases of the partnership’s assets, so that the partner’s allocable share of taxable gain or loss on a disposition of an asset will correspond to its share of the appreciation or depreciation in the value of the asset since it acquired its interest. Depending on the price paid for units and the tax bases of USOF’s assets at the time of the purchase, the effect of the section 754 election on a purchaser of units may be favorable or unfavorable.

USOF will apply certain assumptions and conventions in determining and allocating items for tax purposes in order to reduce the complexity and costs of administration. The General Partner believes that application of these assumptions and conventions will be consistent with the intent of the partnership provisions of the Code, and that the resulting allocations will have substantial economic effect or otherwise will be respected as being in accordance with unitholders’ interests in USOF for federal income tax purposes. However, the Code and Treasury Regulations do not expressly permit adoption of these assumptions and conventions, and Sutherland Asbill & Brennan LLP is therefore unable to opine on the validity of our allocation method. It is possible that the IRS could successfully challenge this method and require a unitholder to report a greater or lesser share of items of income, gain, loss, deduction, or credit than if our method were respected. The General Partner is authorized to revise our allocation method to conform to any method permitted under future Treasury Regulations.

The assumptions and conventions used in making tax allocations may cause a unitholder to be allocated more or less income or loss for federal income tax purposes than its proportionate share of the economic income or loss realized by USOF during the period it held its units. This “mismatch” between taxable and economic income or loss in some cases may be temporary, reversing itself in a later year when the units are sold, but could be permanent. For example, a unitholder could be allocated income accruing before it purchased its units, resulting in an increase in the basis of the units (see “Tax basis in units”, below). On a subsequent disposition of the units, the additional basis might produce a capital loss the deduction of which may be limited (see “Limitations on Deductibility of Losses and Certain Expenses”, below).

Mark to market of certain exchange-traded contracts. For federal income tax purposes, USOF generally will be required to use a “mark-to-market” method of accounting under which unrealized gains and losses on instruments constituting “section 1256 contracts” are recognized currently. A section 1256 contract is defined as: (1) a futures contract that is traded on or subject to the rules of a national securities exchange which is registered with the SEC, a domestic board of trade designated as a contract market by the CFTC, or any other board of trade or exchange designated by the Secretary of the Treasury, and with respect to which the amount required to be deposited and the amount that may be withdrawn depends on a system of “marking to market”; (2) a forward contract on exchange-traded foreign currencies, where the contracts are traded in the interbank market; (3) a non-equity option traded on or subject to the rules of a qualified board or exchange; (4) a dealer equity option; or (5) a dealer securities futures contract.

Under these rules, section 1256 contracts held by USOF at the end of each taxable year, including for example Oil Futures Contracts and options on Oil Futures Contracts traded on a U.S. exchange or board of trade or certain foreign exchanges, will be treated as if they were sold by USOF for their fair market value on the last business day of the taxable year. A unitholder’s distributive share of USOF’s net gain or loss with respect to each section 1256 contract generally will be treated as long-term capital gain or loss to the extent of 60 percent thereof, and as short-term capital gain or loss to the extent of 40 percent thereof, without regard to the actual holding period.

Limitations on Deductibility of Losses and Certain Expenses. A number of different provisions of the Code may defer or disallow the deduction of losses or expenses allocated to you by USOF, including but not limited to those described below.

A unitholder’s deduction of its allocable share of any loss of USOF will be limited to the lesser of (1) the tax basis in its units or (2) in the case of a unitholder that is an individual or a closely held corporation, the amount which the unitholder is considered to have “at risk” with respect to our activities. In general, the amount at risk will be your invested capital plus your share of any recourse debt of USOF for which you are liable. Losses in excess of the amount at risk must be deferred until years in which USOF generates additional taxable income against which to offset such carryover losses or until additional capital is placed at risk.

Noncorporate taxpayers are permitted to deduct capital losses only to the extent of their capital gains for the taxable year plus $3,000 of other income. Unused capital losses can be carried forward and used to offset capital gains in future years. In addition, a noncorporate taxpayer may elect to carry back net losses on section 1256 contracts to each of the three preceding years and use them to offset section 1256 contract losses in those years, subject to certain limitations. Corporate taxpayers generally may deduct capital losses only to the extent of capital gains, subject to special carryback and carryforward rules.

Otherwise deductible expenses incurred by noncorporate taxpayers constituting “miscellaneous itemized deductions,” generally including investment-related expenses (other than interest and certain other specified expenses), are deductible only to the extent they exceed 2 percent of the taxpayer’s adjusted gross income for the year. Although the matter is not free from doubt, we believe management fees we pay to the General Partner and other expenses we incur will constitute investment-related expenses subject to the miscellaneous itemized deduction limitation, rather than expenses incurred in connection with a trade or business.

Noncorporate unitholders generally may deduct “investment interest expense” only to the extent of their “net investment income.” Investment interest expense of a unitholder will generally include any interest accrued by USOF and any interest paid or accrued on direct borrowings by a unitholder to purchase or carry its units, such as interest with respect to a margin account. Net investment income generally includes gross income from property held for investment (including “portfolio income” under the passive loss rules but not, absent an election, long-term capital gains or certain qualifying dividend income) less deductible expenses other than interest directly connected with the production of investment income.

To the extent that we allocate losses or expenses to you that must be deferred or disallowed as a result of these or other limitations in the Code, you may be taxed on income in excess of your economic income or distributions (if any) on your units. As one example, you could be allocated and required to pay tax on your share of interest income accrued by USOF for a particular taxable year, and in the same year allocated a share of a capital loss that you cannot deduct currently because you have insufficient capital gains against which to offset the loss. As another example, you could be allocated and required to pay tax on your share of interest income and capital gain for a year, but be unable to deduct some or all of your share of management fees and/or margin account interest incurred by you with respect to your units. Unitholders are urged to consult their own professional tax advisors regarding the effect of limitations under the Code on your ability to deduct your allocable share of USOF’s losses and expenses.

Tax Basis of Units.

A unitholder’s tax basis in its units is important in determining (1) the amount of taxable gain it will realize on the sale or other disposition of its units, (2) the amount of non-taxable distributions that it may receive from USOF and (3) its ability to utilize its distributive share of any losses of USOF on its tax return. A unitholder’s initial tax basis of its units will equal its cost for the units plus its share of USOF’s liabilities (if any) at the time of purchase. In general, a unitholder’s “share” of those liabilities will equal the sum of (i) the entire amount of any otherwise nonrecourse liability of USOF as to which the unitholder or an affiliate is the creditor (a “partner nonrecourse liability”) and (ii) a pro rata share of any nonrecourse liabilities of USOF that are not partner nonrecourse liabilities as to any unitholder.

A unitholder’s tax basis in its units generally will be (1) increased by (a) its allocable share of USOF’s taxable income and gain and (b) any additional contributions by the unitholder to USOF and (2) decreased (but not below zero) by (a) its allocable share of USOF’s tax deductions and losses and (b) any distributions by USOF to the unitholder. For this purpose, an increase in a unitholder’s share of USOF’s liabilities will be treated as a contribution of cash by the unitholder to USOF and a decrease in that share will be treated as a distribution of cash by USOF to the unitholder. Pursuant to certain IRS rulings, a unitholder will be required to maintain a single, “unified” basis in all units that it owns. As a result, when a unitholder that acquired its units at different prices sells less than all of its units, such unitholder will not be entitled to specify particular units (e.g., those with a higher basis) as having been sold. Rather, it must determine its gain or loss on the sale by using an “equitable apportionment” method to allocate a portion of its unified basis in its units to the units sold.

Treatment of Fund Distributions. If USOF makes non-liquidating distributions to unitholders, such distributions generally will not be taxable to the unitholders for federal income tax purposes except to the extent that the sum of (i) the amount of cash and (ii) the fair market value of marketable securities distributed exceeds the unitholder’s adjusted basis of its interest in USOF immediately before the distribution. Any cash distributions in excess of a unitholder’s tax basis generally will be treated as gain from the sale or exchange of units.

Constructive termination of the partnership. We will be considered to have been terminated for tax purposes if there is a sale or exchange of 50 percent or more of the total interests in our units within a 12-month period. A termination would result in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in its taxable income for the year of termination. We would be required to make new tax elections after a termination. A termination could result in tax penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Tax Consequences of Disposition of Units

If a unitholder sells it units, it will recognize gain or loss equal to the difference between the amount realized and its adjusted tax basis for the units sold. A unitholder’s amount realized will be the sum of the cash or the fair market value of other property received plus its share of any USOF debt outstanding.

Gain or loss recognized by a unitholder on the sale or exchange of units held for more than one year will generally be taxable as long-term capital gain or loss; otherwise, such gain or loss will generally be taxable as short-term capital gain or loss. A special election is available under the Treasury Regulations that will allow unitholders to identify and use the actual holding periods for the units sold for purposes of determining whether the gain or loss recognized on a sale of units will give rise long-term or short-term capital gain or loss. It is expected that most unitholders will be eligible to elect, and generally will elect, to identify and use the actual holding period for units sold. If a unitholder fails to make the election or is not able to identify the holding periods of the units sold, the unitholder will have a split holding period in the units sold. Under such circumstances, a unitholder will be required to determine its holding period in the units sold by first determining the portion of its entire interest in USOF that would give rise to long-term capital gain or loss if its entire interest were sold and the portion that would give rise to short-term capital gain or loss if the entire interest were sold. The unitholder would then treat each unit sold as giving rise to long-term capital gain or loss and short-term capital gain or loss in the same proportions as if it had sold its entire interest in USOF.

Under Section 751 of the Code, a portion of a unitholder’s gain or loss from the sale of units (regardless of the holding period for such units), will be separately computed and taxed as ordinary income or loss to the extent attributable to “unrealized receivables” or “inventory” owned by USOF. The term “unrealized receivables” includes, among other things, market discount bonds and short-term debt instruments to the extent such items would give rise to ordinary income if sold by USOF.

If some or all of your units are lent by your broker or other agent to a third party — for example, for use by the third party in covering a short sale — you may be considered as having made a taxable disposition of the loaned units, in which case —

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you may recognize taxable gain or loss to the same extent as if you had sold the units for cash;

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any of USOF’s income, gain, loss or deduction allocable to those units during the period of the loan will not be reportable by you for tax purposes; and

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any distributions you receive with respect to the units will be fully taxable, most likely as ordinary income.

Unitholders desiring to avoid these and other possible consequences of a deemed disposition of their units should consider modifying any applicable brokerage account agreements to prohibit the lending of their units.

Other Tax Matters

Information reporting. We intend to report tax information to the beneficial owners of units. Unitholders who have become additional limited partners will be treated as partners for federal income tax purposes. The IRS has ruled that assignees of partnership interests who have not been admitted to a partnership as partners but who have the capacity to exercise substantial dominion and control over the assigned partnership interests will be considered partners for federal income tax purposes. On the basis of such ruling, except as otherwise provided herein, we intend to treat the following persons as partners for federal income tax purposes: (1) assignees of units who are pending admission as limited partners, and (2) unitholders whose units are held in street name or by another nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their units. USOF will furnish unitholders each year with tax information on IRS Schedule  K-1 (Form 1065), which will be used by the unitholders in completing their tax returns.

Persons who hold an interest in USOF as a nominee for another person are required to furnish to us the following information: (1) the name, address and taxpayer identification number of the beneficial owner and the nominee; (2) whether the beneficial owner is (a) a person that is not a U.S. person, (b) a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing, or (c) a tax-exempt entity; (3) the amount and description of units acquired or transferred for the beneficial owner; and (4) certain information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales. Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and certain information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code of 1986, as amended for failure to report such information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Partnership Audit Procedures. The IRS may audit the federal income tax returns filed by USOF. Adjustments resulting from any such audit may require each unitholder to adjust a prior year’s tax liability and could result in an audit of the unitholder’s own return. Any audit of a unitholder’s return could result in adjustments of non-partnership items as well as USOF items. Partnerships are generally treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS, and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined at the partnership level in a unified partnership proceeding rather than in separate proceedings with the unitholders. The Code provides for one unitholder to be designated as the “tax matters partner” and represent the partnership purposes of these proceedings. The LP Agreement appoints the General Partner as the tax matters partner of USOF.

Tax shelter disclosure rules. In certain circumstances the Code and Treasury Regulations require that the IRS be notified of taxable transactions through a disclosure statement attached to a taxpayer’s United States federal income tax return. In addition, certain “material advisers” must maintain a list of persons participating in such transactions and furnish the list to the IRS upon written request. These disclosure rules may apply to transactions irrespective of whether they are structured to achieve particular tax benefits. They could require disclosure by USOF or unitholders (1) if a unitholder incurs a loss in excess a specified threshold from a sale or redemption of its units, (2) if USOF engages in transactions producing differences between its taxable income and its income for financial reporting purposes, or (3) possibly in other circumstances. While these rules generally do not require disclosure of a loss recognized on the disposition of an asset in which the taxpayer has a “qualifying basis” (generally a basis equal to the amount of cash paid by the taxpayer for such asset), they apply to a loss recognized with respect to interests in a passthrough entity, such as the units, even if the taxpayer’s basis in such interests is equal to the amount of cash it paid. In addition, under recently enacted legislation, significant penalties may be imposed in connection with a failure to comply with these reporting requirements. Investors should consult their own tax advisors concerning the application of these reporting requirements to their specific situation.

Tax-exempt organizations. Subject to numerous exceptions, qualified retirement plans and individual retirement accounts, charitable organizations and certain other organizations that otherwise are exempt from federal income tax (collectively “exempt organizations”) nonetheless are subject to the tax on unrelated business taxable income (“UBTI”). Generally, UBTI means the gross income derived by an exempt organization from a trade or business that it regularly carries on, the conduct of which is not substantially related to the exercise or performance of its exempt purpose or function, less allowable deductions directly connected with that trade or business. If USOF were to regularly carry on (directly or indirectly) a trade or business that is unrelated with respect to an exempt organization unitholder, then in computing its UBTI, the unitholder must include its share of (1) USOF’s gross income from the unrelated trade or business, whether or not distributed, and (2) USOF’s allowable deductions directly connected with that gross income.

UBTI generally does not include dividends, interest, or payments with respect to securities loans and gains from the sale of property (other than property held for sale to customers in the ordinary course of a trade or business). Nonetheless, income on, and gain from the disposition of, “debt-financed property” is UBTI. Debt-financed property generally is income-producing property (including securities), the use of which is not substantially related to the exempt organization’s tax-exempt purposes, and with respect to which there is “acquisition indebtedness” at any time during the taxable year (or, if the property was disposed of during the taxable year, the 12-month period ending with the disposition). Acquisition indebtedness includes debt incurred to acquire property, debt incurred before the acquisition of property if the debt would not have been incurred but for the acquisition, and debt incurred subsequent to the acquisition of property if the debt would not have been incurred but for the acquisition and at the time of acquisition the incurrence of debt was foreseeable. The portion of the income from debt-financed property attributable to acquisition indebtedness is equal to the ratio of the average outstanding principal amount of acquisition indebtedness over the average adjusted basis of the property for the year. USOF currently does not anticipate that it will borrow money to acquire investments; however, USOF cannot be certain that it will not borrow for such purpose in the future. In addition, an exempt organization unitholder that incurs acquisition indebtedness to purchase its units in USOF may have UBTI.

The federal tax rate applicable to an exempt organization unitholder on its UBTI generally will be either the corporate or trust tax rate, depending upon the unitholder’s form of organization. USOF may report to each such unitholder information as to the portion, if any, of the unitholder’s income and gains from USOF for any year that will be treated as UBTI; the calculation of that amount is complex, and there can be no assurance that USOF’s calculation of UBTI will be accepted by the Service. An exempt organization unitholder will be required to make payments of estimated federal income tax with respect to its UBTI.

Regulated investment companies. Under recently enacted legislation, interests in and income from “qualified publicly traded partnerships” satisfying certain gross income tests are treated as qualifying assets and income, respectively, for purposes of determining eligibility for regulated investment company (“RIC”) status. A RIC may invest up to 25% of its assets in interests in a qualified publicly traded partnership. The determination of whether a publicly traded partnership such as USOF is a qualified publicly traded partnership is made on an annual basis. USOF expects to be a qualified publicly traded partnership in each of its taxable years. However, such qualification is not assured.

Non-U.S Unitholders

Generally, non-U.S. persons who derive U.S. source income or gain from investing or engaging in a U.S. business are taxable on two categories of income. The first category consists of amounts that are fixed, determinable, annual and periodic income, such as interest, dividends and rent that are not connected with the operation of a U.S. trade or business (“FDAP”). The second category is income that is effectively connected with the conduct of a U.S. trade or business (“ECI”). FDAP income (other than interest that is considered “portfolio interest”) is generally subject to a 30 percent withholding tax, which may be reduced for certain categories of income by a treaty between the U.S. and the recipient’s country of residence. In contrast, ECI is generally subject to U.S. tax on a net basis at graduated rates upon the filing of a U.S. tax return. Where a non-U.S. person has ECI as a result of an investment in a partnership, the ECI is subject to a withholding tax at a rate of 35 percent for both individual and corporate unitholders.

Withholding on Allocations and Distributions. The Code provides that a non-U.S.  person who is a partner in a partnership that is engaged in a U.S. trade or business during a taxable year will also be considered to be engaged in a U.S. trade or business during that year. Classifying an activity by a partnership as an investment or an operating business is a factual determination. Under certain safe harbors in the Code, an investment fund whose activities consist of trading in stocks, securities, or commodities for its own account generally will not be considered to be engaged in a U.S. trade or business unless it is a dealer is such stocks, securities, or commodities. This safe harbor applies to investments in commodities only if the commodities are of a kind customarily dealt in on an organized commodity exchange and if the transaction is of a kind customarily consummated at such place. Although the matter is not free from doubt, USOF believes that the activities directly conducted by USOF will not result in USOF being engaged in a trade or business within in the United States. However, there can be no assurance that the IRS would not successfully assert that USOF’s activities constitute a U.S. trade or business.

In the event that USOF’s activities were considered to constitute a U.S. trade or business, USOF would be required to withhold at the highest rate specified in Code section 1 (currently 35 percent) on allocations of our income to non-U.S. unitholders. A non-U.S. unitholder with ECI will generally be required to file a U.S. federal income tax return, and the return will provide the non-U.S. unitholder with the mechanism to seek a refund of any withholding in excess of such unitholder’s actual U.S. federal income tax liability. Any amount withheld by USOF will be treated as a distribution to the non-U.S. unitholder.

If USOF is not treated as engaged in a U.S. trade or business, a non-U.S. unitholder may nevertheless be treated as having FDAP income, which would be subject to a 30 percent withholding tax (possibly subject to reduction by treaty), with respect to some or all of its distributions from USOF or its allocable share of USOF income. Amounts withheld on behalf of a non-U.S. unitholder will be treated as being distributed to such unitholder.

To the extent any interest income allocated to a non-U.S. unitholder that otherwise constitutes FDAP is considered “portfolio interest,” neither the allocation of such interest income to the non-U.S. unitholder nor a subsequent distribution of such interest income to the non-U.S. unitholder will be subject to withholding, provided that the non-U.S. unitholder is not otherwise engaged in a trade or business in the U.S. and provides USOF with a timely and properly completed and executed IRS Form W-8BEN or other applicable form. In general, “portfolio interest” is interest paid on debt obligations issued in registered form, unless the “recipient” owns 10 percent or more of the voting power of the issuer.

USOF expects that most of its interest income will qualify as “portfolio interest.” In order for USOF to avoid withholding on any interest income allocable to non-U.S. unitholders that would qualify as “portfolio interest,” it will be necessary for all non-U.S. unitholders to provide USOF with a timely and properly completed and executed Form W-8BEN (or other applicable form). If a non-U.S. unitholder fails to provide a properly completed Form W-8BEN, the General Partner may request that the non-U.S. unitholder provide, within 15 days after the request by the General Partner, a properly completed Form W-8BEN. If a non-U.S. unitholder fails to comply with this request, the units owned by such non-U.S. unitholder will be subject to redemption.

Gain from sale of units. Gain from the sale or exchange of the units may be taxable to a non-U.S. unitholder if the non-U.S. unitholder is a nonresident alien individual who is present in the U.S. for 183 days or more during the taxable year. In such case, the nonresident alien individual will be subject to a 30 percent withholding tax on the amount of such individual’s gain.

Branch profits tax on corporate non-U.S. unitholders. In addition to the taxes noted above, any non-U.S. unitholders that are corporations may also be subject to an additional tax, the branch profits tax, at a rate of 30 percent. The branch profits tax is imposed on a non-U.S. corporation’s dividend equivalent amount, which generally consists of the corporation’s after-tax earnings and profits that are effectively connected with the corporation’s U.S. trade or business but are not reinvested in a U.S. business. This tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the non-U.S. unitholder is a “qualified resident.”

Prospective non-U.S. unitholders should consult their tax advisor with regard to these and other issues unique to non-U.S. unitholders.

Backup Withholding

USOF may be required to withhold U.S. federal income tax (“backup withholding”) at a rate of 28 percent from all taxable distributions payable to: (1) any unitholder who fails to furnish USOF with his, her or its correct taxpayer identification number or a certificate that the unitholder is exempt from backup withholding, and (2) any unitholder with respect to whom the IRS notifies USOF that the unitholder has failed to properly report certain interest and dividend income to the IRS and to respond to notices to that effect. Backup withholding is not an additional tax and may be returned or credited against a taxpayer’s regular federal income tax liability if appropriate information is provided to the IRS.

Other Tax Considerations

In addition to federal income taxes, unitholders may be subject to other taxes, such as state and local income taxes, unincorporated business taxes, business franchise taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which USOF does business or owns property or where the unitholders reside. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on its investment in USOF. It is each unitholder’s responsibility to file the appropriate U.S. federal, state, local, and foreign tax returns. Sutherland Asbill & Brennan LLP has not provided an opinion concerning any aspects of state, local or foreign tax or U.S. federal tax other than those U.S. federal income tax issues discussed herein.

Investment By ERISA Accounts

General

Most employee benefit plans and individual retirement accounts (“IRAs”) are subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or the Internal Revenue Code of 1986, as amended (the “Code”), or both. This section discusses certain considerations that arise under ERISA and the Code that a fiduciary of an employee benefit plan as defined in ERISA or a plan as defined in Section 4975 of the Code who has investment discretion should take into account before deciding to invest the plan’s assets in USOF. Employee benefit plans and plans are collectively referred to below as plans, and fiduciaries with investment discretion are referred to below as plan fiduciaries.

This summary is based on the provisions of ERISA and the Code as of the date hereof. This summary is not intended to be complete, but only to address certain questions under ERISA and the Code likely to be raised by your advisors. The summary does not include state or local law.

Potential plan investors are urged to consult with their own professional advisors concerning the appropriateness of an investment in USOF and the manner in which units should be purchased.

Special Investment Considerations

Each plan fiduciary must consider the facts and circumstances that are relevant to an investment in USOF, including the role that an investment in USOF would play in the plan’s overall investment portfolio. Each plan fiduciary, before deciding to invest in USOF, must be satisfied that the investment is prudent for the plan, that the investments of the plan are diversified so as to minimize the risk of large losses and that an investment in USOF complies with the terms of the plan.

USOF and Plan Assets

A regulation issued under ERISA contains rules for determining when an investment by a plan in an equity interest of a limited partnership will result in the underlying assets of the partnership being deemed plan assets for purposes of ERISA and Section 4975 of the Code. Those rules provide that assets of a limited partnership will not be plan assets of a plan that purchases an equity interest in the partnership if the equity interest purchased is a publicly-offered security. If the underlying assets of a partnership are considered to be assets of any plan for purposes of ERISA or Section 4975 of the Code, the operations of that partnership would be subject to and, in some cases, limited by, the provisions of ERISA and Section 4975 of the Code.

The publicly-offered security exception described above applies if the equity interest is a security that is:

1.

freely transferable (determined based on the relevant facts and circumstances);

2.

part of a class of securities that is widely held (meaning that the class of securities is owned by 100 or more investors independent of the issuer and of each other); and

3.

either (a) part of a class of securities registered under Section 12(b) or 12(g) of the Exchange Act or (b) sold to the plan as part of a public offering pursuant to an effective registration statement under the Securities Act of 1933 and the class of which such security is a part is registered under the Exchange Act within 120 days (or such later time as may be allowed by the SEC) after the end of the fiscal year of the issuer in which the offering of such security occurred.

The plan asset regulations under ERISA state that the determination of whether a security is freely transferable is to be made based on all the relevant facts and circumstances. In the case of a security that is part of an offering in which the minimum investment is $10,000 or less, the following requirements, alone or in combination, ordinarily will not affect a finding that the security is freely transferable: (1) a requirement that no transfer or assignment of the security or rights relating to the security be made that would violate any federal or state law, (2) a requirement that no transfer or assignment be made without advance written notice given to the entity that issued the security, and (3) any restriction on the substitution of assignee as a limited partner of a partnership, including a general partner consent requirement, provided that the economic benefits of ownership of the assignor may be transferred or assigned without regard to such restriction or consent (other than compliance with any of the foregoing restrictions).

The General Partner believes that the conditions described above will be satisfied with respect to the units. The General Partner believes that the units should therefore constitute publicly-offered securities, and the underlying assets of USOF should not be considered to constitute plan assets of any plan that purchases units.

Prohibited Transactions

ERISA and the Code generally prohibit certain transactions involving the plan and persons who have certain specified relationships to the plan.

In general, units may not be purchased with the assets of a plan if the General Partner, the clearing brokers, the trading advisors (if any), or any of their affiliates, agents or employees either:

•

exercise any discretionary authority or discretionary control with respect to management of the plan;

•

exercise any authority or control with respect to management or disposition of the assets of the plan;

•

render investment advice for a fee or other compensation, direct or indirect, with respect to any moneys or other property of the plan;

•

have any authority or responsibility to render investment advice with respect to any monies or other property of the plan; or

•

have any discretionary authority or discretionary responsibility in the administration of the plan.

Also, a prohibited transaction may occur under ERISA or the Code when circumstances indicate that (1) the investment in a unit is made or retained for the purpose of avoiding application of the fiduciary standards of ERISA, (2) the investment in a unit constitutes an arrangement under which USOF is expected to engage in transactions that would otherwise be prohibited if entered into directly by the plan purchasing the unit, (3) the investing plan, by itself, has the authority or influence to cause USOF to engage in such transactions, or (4) a person who is prohibited from transacting with the investing plan may, but only with the aid of certain of its affiliates and the investing plan, cause USOF to engage in such transactions with such person.

Special IRA Rules

IRAs are not subject to ERISA’s fiduciary standards, but are subject to their own rules, including the prohibited transaction rules of Section 4975 of the Code, which generally mirror ERISA’s prohibited transaction rules. For example, IRAs are subject to special custody rules and must maintain a qualifying IRA custodial arrangement separate and distinct from USOF and its custodial arrangement. Otherwise, if a separate qualifying custodial arrangement is not maintained, an investment in the units will be treated as a distribution from the IRA. Second, IRAs are prohibited from investing in certain commingled investments, and the General Partner makes no representation regarding whether an investment in units is an inappropriate commingled investment for an IRA. Third, in applying the prohibited transaction provisions of Section 4975 of the Code, in addition to the rules summarized above, the individual for whose benefit the IRA is maintained is also treated as the creator of the IRA. For example, if the owner or beneficiary of an IRA enters into any transaction, arrangement, or agreement involving the assets of his or her IRA to benefit the IRA owner or beneficiary (or his or her relatives or business affiliates) personally, or with the understanding that such benefit will occur, directly or indirectly, such transaction could give rise to a prohibited transaction that is not exempted by any available exemption. Moreover, in the case of an IRA, the consequences of a non-exempt prohibited transaction are that the IRA’s assets will be treated as if they were distributed, causing immediate taxation of the assets (including any early distribution penalty tax applicable under Section 72 of the Code), in addition to any other fines or penalties that may apply.

Exempt Plans

Certain employee benefit plans may be governmental plans or church plans. Governmental plans and church plans are generally not subject to ERISA, nor do the above-described prohibited transaction provisions described above apply to them. These plans are, however, subject to prohibitions against certain related-party transactions under Section 503 of the Code, which operate similar to the prohibited transaction rules described above. In addition, the fiduciary of any governmental or church plan must consider any applicable state or local laws and any restrictions and duties of common law imposed upon the plan.

No view is expressed as to whether an investment in USOF (and any continued investment in USOF), or the operation and administration of USOF, is appropriate or permissible for any governmental plan or church plan under Code Section 503, or under any state, county, local or other law relating to that type of plan.

Allowing an investment in USOF is not to be construed as a representation by USOF, its General Partner, any trading advisor, any clearing broker, the Marketing Agent or legal counsel or other advisors to such parties or any other party that this investment meets some or all of the relevant legal requirements with respect to investments by any particular plan or that this investment is appropriate for any such particular plan. The person with investment discretion should consult with the plan’s attorney and financial advisors as to the propriety of an investment in USOF in light of the circumstances of the particular plan, current tax law and ERISA.

INFORMATION YOU SHOULD KNOW

This Prospectus contains information you should consider when making an investment decision about the units. You may rely on the information contained in this Prospectus. Neither USOF nor its General Partner has authorized any person to provide you with different information and, if anyone provides you with different or inconsistent information, you should not rely on it. This Prospectus is not an offer to sell the units in any jurisdiction where the offer or sale of the units is not permitted.

The information contained in this Prospectus was obtained from us and other sources believed by us to be reliable.

You should rely only on the information contained in this Prospectus or any applicable prospectus supplement or any information incorporated by reference to this Prospectus. We have not authorized anyone to provide you with any information that is different. If you receive any unauthorized information, you must not rely on it. You should disregard anything we said in an earlier document that is inconsistent with what is included in this Prospectus or any applicable prospectus supplement or any information incorporated by reference to this Prospectus. Where the context requires, when we refer to this “Prospectus,” we are referring to this Prospectus and (if applicable) the relevant prospectus supplement.

You should not assume that the information in this Prospectus or any applicable prospectus supplement is current as of any date other than the date on the front page of this Prospectus or the date on the front page of any applicable prospectus supplement.

We include cross references in this Prospectus to captions in these materials where you can find further related discussions. The table of contents tells you where to find these captions.

STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus includes “forward-looking statements” which generally relate to future events or future performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or the negative of these terms or other comparable terminology. All statements (other than statements of historical fact) included in this Prospectus that address activities, events or developments that will or may occur in the future, including such matters as changes in inflation in the United States movements in the stock market, movements in the U.S. and foreign currencies, and movements in the commodities markets and indexes that track such movements, USOF’s operations, the General Partner’s plans and references to USOF’s future success and other similar matters, are forward-looking statements. These statements are only predictions. Actual events or results may differ materially. These statements are based upon certain assumptions and analyses the General Partner has made based on its perception of historical trends, current conditions and expected future developments, as well as other factors appropriate in the circumstances. Whether or not actual results and developments will conform to the General Partner’s expectations and predictions, however, is subject to a number of risks and uncertainties, including the special considerations discussed in this Prospectus, general economic, market and business conditions, changes in laws or regulations, including those concerning taxes, made by governmental authorities or regulatory bodies, and other world economic and political developments. See “What Are the Risk Factors Involved with an Investment in USOF?” Consequently, all the forward-looking statements made in this Prospectus are qualified by these cautionary statements, and there can be no assurance that the actual results or developments the General Partner anticipates will be realized or, even if substantially realized, that they will result in the expected consequences to, or have the expected effects on, USOF’s operations or the value of the units.

WHERE YOU CAN FIND MORE INFORMATION

The General Partner has filed on behalf of USOF a registration statement on Form S-1 with the SEC under the Securities Act of 1933. This Prospectus does not contain all of the information set forth in the registration statement (including the exhibits to the registration statement), parts of which have been omitted in accordance with the rules and regulations of the SEC. For further information about USOF or the units, please refer to the registration statement, which you may inspect, without charge, at the public reference facilities of the SEC at the below address or online at www.sec.gov, or obtain at prescribed rates from the public reference facilities of the SEC at the below address. Information about USOF and the units can also be obtained from USOF’s website, which is

www.unitedstatesoilfund.com. USOF’s website address is only provided here as a convenience to you and the information contained on or connected to the website is not part of this Prospectus or the registration statement of which this Prospectus is part. USOF is subject to the informational requirements of the Exchange Act and the General Partner and USOF will each, on behalf of USOF, file certain reports and other information with the SEC. The General Partner will file an updated Prospectus annually for USOF pursuant to the Securities Act. The reports and other information can be inspected at the public reference facilities of the SEC located at 100 F Street, NE, Washington, D.C. 20549 and online at www.sec.gov. You may also obtain copies of such material from the public reference facilities of the SEC at 100 F Street, NE, Washington, D.C. 20549, at prescribed rates. You may obtain more information concerning the operation of the public reference facilities of the SEC by calling the SEC at
1-800-SEC-0330 or visiting online at www.sec.gov.

SUMMARY OF PROMOTIONAL AND SALES MATERIAL

USOF has or intends to use the following sales material it has prepared:

•

USOF’s website, www.unitedstatesoilfund.com

•

Press release dated the effective date of USOF’s initial registration statement; and

•

Brochure to be dated the date USOF has received and appropriately incorporated the comments of the staff of the Securities and Exchange Commission.

The materials described above are not a part of this Prospectus or the registration statement of which this Prospectus is a part and have been or will be submitted to the staff of the Securities and Exchange Commission for their review pursuant to Securities Act Guide 5.

PATENT APPLICATION PENDING

A patent application by the General Partner directed to the creation and operation of the United States Oil Fund, LP is pending and the General Partner’s registration of USOF’s trademarks is in process at the United States Patent and Trademark Office.

UNITED STATES OIL FUND, LP
(Formerly New York Oil ETF, LP)

CONTENTS

Page

Financial Statements
Report of independent registered public accounting firm	F-2
Statement of financial condition as of December 31, 2005	F-3
Notes to statement of financial condition	F-4 to F-7

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of
United States Oil Fund, LP (formerly New York Oil ETF, LP)

We have audited the accompanying statement of financial condition of United States Oil Fund, LP, (formerly New York Oil ETF, LP) (the “Fund”) as of December 31, 2005. This financial statement is the responsibility of the Fund’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the financial position of United States Oil Fund, LP (formerly New York Oil ETF, LP) as of December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ SPICER JEFFRIES LLP

Greenwood Village, Colorado
September 25, 2006

UNITED STATES OIL FUND, LP
(Formerly New York Oil ETF, LP)

STATEMENT OF FINANCIAL CONDITION
December 31, 2005

ASSETS

Cash	$1,000

Partnership Capital
Limited partner	$980
General partner	20
Total partnership capital	$1,000

The accompanying notes are an integral part of this financial statement.

UNITED STATES OIL FUND, LP
(formerly New York Oil ETF, LP)

NOTES TO STATEMENT OF FINANCIAL CONDITION
December 31, 2005

Note 1 — Organization and Business

United States Oil Fund, LP (formerly New York Oil ETF, LP) (the “Fund”), was organized as a limited partnership under the laws of the state of Delaware on May 12, 2005 and changed its name on September 30, 2005. The Fund is a commodity pool that issues units that may be purchased and sold on the American Stock Exchange. The Fund will continue in perpetuity, unless terminated sooner upon the occurrence of one or more events as described in its First Amended and Restated Limited Partnership Agreement (the “Limited Partnership Agreement”). The investment objective of the Fund is for its net asset value to reflect the performance of the price of light, sweet crude oil, less the Fund’s expenses. The Fund will accomplish its objectives through investments in futures contracts for light, sweet crude oil, other types of crude oil, heating oil, gasoline, national gas and other petroleum-based fuels that are traded on the New York Mercantile Exchange and other U.S. and foreign exchanges (“Oil Futures Contracts”) and other oil interests such as cash-settled options on Oil Futures Contracts, forward contracts for oil, and over-the-counter transactions that are based on the price of oil. Victoria Bay Asset Management, LLC is the general partner of the Fund (the “General Partner”) and is also responsible for the management of the Fund. The Fund commenced operations on April 10, 2006. For the period ended June 30, 2006, all of the Fund’s organizational expenses have been funded by an affiliate of the General Partner. The Fund does not have any obligation or intention to reimburse such payments. The General Partner is a member of the National Futures Association (“NFA”) and is a commodity pool operator effective December 1, 2005. The Fund has a fiscal year ending on December 31.

The Fund issues limited partnership interests (“Units”) to authorized purchasers by offering creation baskets consisting of 100,000 Units (“Creation Baskets”) through a marketing agent. The purchase price for a Creation Basket is based upon the net asset value of a Fund Unit. In addition, authorized purchasers pay the Fund a $1,000 fee for the creation of each Creation Basket. The initial offering price of the initial creation basket was based on the closing price of the near month oil futures contracts as traded and reported on the New York Mercantile Exchange on the last business day prior to the effective date. Additionally, subsequent to the sale of the initial Creation Basket, Units can be purchased or sold on a nationally recognized securities exchange in smaller increments. Units purchased or sold on a nationally recognized securities exchange are not made at the net asset value of the Fund but rather at market prices quoted on the stock exchange.

On April 10, 2006, the Fund listed its Units on the American Stock Exchange under the ticker symbol “USO”. On that day, the Fund established its initial NAV by setting the price at $67.39 per Unit and issued 200,000 Units in exchange for $13,478,000. The Fund also commenced investment operations on that day by purchasing oil futures contracts traded on the New York Mercantile Exchange that are based on West Texas Intermediate light, sweet crude oil.

As of August 31, 2006, the Fund owned 6,349 light, sweet crude oil futures contracts, which have a market value as of the close of trading of $446,080,740. The Fund has cash deposits at the Fund’s custodian bank and margin with the Fund’s futures commission merchant in an aggregate amount of $446,881,345 as of August 31, 2006.

Note 2 — Summary of Significant Accounting Policies

Revenue Recognition

Commodity futures contracts, forward contracts, physical commodities, and related options are recorded on the trade date. All such transactions are recorded on the identified cost basis and marked to market daily. Unrealized gains or losses on open contracts are reflected in the statement of financial condition and the difference between original contract amount and market value (as determined by exchange settlement prices for futures contracts and related options and cash dealer prices at a predetermined time for forward contracts, physical commodities, and their related options) as of the last business day of the year or as of the last date of the financial statements. Changes in the unrealized gains or losses between periods are reflected in the statement of operations. As of August 31, 2006, the Fund has only traded commodity futures contracts. The Fund earns interest on its assets on deposit at the Broker at the 30-day Treasury bill rate less fifty basis points for deposits denominated in U.S. dollars.

UNITED STATES OIL FUND, LP
(formerly New York Oil ETF, LP)

NOTES TO STATEMENT OF FINANCIAL CONDITION
December 31, 2005

Note 2 — Summary of Significant Accounting Policies — (continued)

Brokerage Commissions

Brokerage commissions on all open commodity futures contracts are accrued on a full-turn basis.

General Partner Management Fee

Under the Limited Partnership Agreement, the General Partner is responsible for investing the assets of the Fund in accordance with the objectives and policies of the Fund. In addition, the General Partner will arrange for one of more third parties to provide administrative, custody, accounting, transfer agency and other necessary services to the Fund. For these services, the Fund is contractually obligated to pay the General Partner a fee, which is paid monthly, based on average daily net assets that are equal to .50% per annum on average net assets of $1,000,000,000 or less and .20% of average daily net assets that are greater than $1,000,000,000. The Fund will pay for all brokerage fees, taxes and other expenses.

Income Taxes

The Fund is not taxed on its income; instead the individual investors’ respective shares of the Fund’s taxable income are reported on the individual investors’ income tax returns.

Redemptions

Authorized persons may redeem Units from the Fund only in blocks of 100,000 Units called “Redemption Baskets”. The amount of the redemption proceeds for a Redemption Basket will be equal to the net asset value of the Fund Units in the Redemption Basket.

Partnership Capital and Allocation of Partnership Income and Losses

Profit or loss shall be allocated among the partners of the Fund in proportion to the number of Units each partner holds as of the close of each month. The General Partner may revise, alter or otherwise modify this method of allocation as described in the Limited Partnership Agreement.

Calculation of Net Asset Value

The Fund calculates net asset value on each trading day by taking the current market value of its total assets, subtracting any liabilities and dividing the amount by the total number of Units issued and outstanding. The Fund uses the New York Mercantile Exchange closing price on that day for contracts held on the New York Mercantile Exchange.

Cash Equivalents

Cash equivalents are highly liquid investments with original maturity of three months or less.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement, and the reported amounts of the revenue and expenses during the reporting period. Actual results could differ from those estimates.

UNITED STATES OIL FUND, LP
(formerly New York Oil ETF, LP)

NOTES TO STATEMENT OF FINANCIAL CONDITION
December 31, 2005

Note 3 — Contracts and Agreements

The Fund is party to a marketing agent agreement dated March 13, 2006 with ALPS Distributors Inc. (“ALPS”), a Colorado corporation, whereby ALPS provides certain marketing services for the Fund as outlined in the agreement. The fees of the marketing agent, which are borne by the General Partner, include a marketing fee of $425,000 per annum plus the following incentive fee: zero basis points on Fund assets from $0 - $500 million; 4 basis points on Fund assets from $500 million - $4 billion; and 3 basis points on Fund assets in excess of $4 billion.

The above fees do not include the following expenses, which are also borne by the General Partner: cost of placing advertisements in various periodicals; web construction and development; or the printing and production of various marketing materials.

The Fund is also party to a custodian agreement dated March 13, 2006 with Brown Brothers Harriman & Co. (“Brown Brothers”), whereby Brown Brothers holds investments on behalf of the Fund. The General Partner of the Fund pays the fees of the custodian, which shall be agreed to from time to time between the parties. In addition, the Fund is party to an administrative agency agreement dated March 13, 2006, also with Brown Brothers, whereby Brown Brothers acts as the administrative agent, transfer agent and registrar for the Fund. The General Partner also pays the fees of Brown Brothers for its services under this agreement and such fees will be determined by the parties from time to time.

Currently, the General Partner pays Brown Brothers for its services in the foregoing capacity a minimum amount of $300,000 annually and, once the Fund’s net assets are above $500 million, an asset charge, which is not reflected in either agreement, ranging between 0.035% and 0.06%, plus a $50,000 transfer agency fee, and in either case transaction charges of $7.00 to $15.00 per transaction.

The Fund invests primarily in oil futures contracts traded on the New York Mercantile Exchange (the “Exchange”). The Fund and the Exchange are discussing entering into and in the process of finalizing a License Agreement whereby the Fund will be granted a non-exclusive license to use certain of the Exchange’s settlement prices and service marks. Under the proposed License Agreement, the Exchange will receive an asset-based fee for the license, which will be paid by the Fund.

The Fund expressly disclaims any association with the Exchange or endorsement of the Fund by the Exchange and acknowledges that “NYMEX” and “New York Mercantile Exchange” are registered trademarks of such Exchange.

The Fund has entered into a brokerage agreement with ABN AMRO, Futures Commission Merchant (the “Broker”). The agreement provides that the Broker charge the Fund commissions of approximately $7 per round-turn trade plus applicable exchange and NFA fees for futures contracts and options on futures contracts.

Note 4 — Financial Instruments, Off-Balance Sheet Risks and Contingencies

The Fund engages in the speculative trading of U.S. futures contracts and options on U.S. futures contracts, (collectively “derivatives”). The Fund is exposed to both market risk, the risk arising from changes in the market value of the contracts; and credit risk, the risk of failure by another party to perform according to the terms of a contract.

All of the contracts currently traded by the Fund are exchange traded. The risks associated with exchange-traded contracts are generally perceived to be less than those associated with over-the-counter transactions since, in over-the-counter transactions, the Fund must rely solely on the credit of their respective individual counterparties. However, in the future, if the Fund were to enter into non-exchange traded contracts, it would be subject to the credit risk associated with counterparty non-performance. The credit risk from counterparty non-performance associated with such instruments is the net unrealized gain, if any. The Company also has credit risk since the sole counterparty to all domestic futures contracts is the exchange clearing corporation. In addition, the Fund bears the risk of financial failure by the clearing broker.

UNITED STATES OIL FUND, LP
(formerly New York Oil ETF, LP)

NOTES TO STATEMENT OF FINANCIAL CONDITION
December 31, 2005

Note 4 — Financial Instruments, Off-Balance Sheet Risks and Contingencies — (continued)

The purchase and sale of futures and options on futures contracts requires margin deposits with a Futures Commission Merchant (“FCM”). Additional deposits may be necessary for any loss on contract value. The Commodity Exchange Act (“The CEAct”) requires an FCM to segregate all customer transactions and assets from the FCM’s proprietary activities.

The Fund’s cash and other property such as U.S. Treasury Bills, deposited with an FCM are considered commingled with all other customer funds subject to the FCM’s segregation requirements. In the event of an FCM’s insolvency, recovery may be limited to a pro rata share of segregated funds available. It is possible that the recovered amount could be less than the total of cash and other property deposited.

For derivatives, risks arise from changes in the market value of the contracts. Theoretically, the Fund is exposed to a market risk equal to the value of futures contracts purchased and unlimited liability on such contracts sold short. As both buyer and seller of options, the Fund pays or receives a premium at the outset and then bears the risk of unfavorable changes in the price of the contract underlying the option.

The Fund’s policy is to continuously monitor its exposure to market and counterparty risk through the use of a variety of financial, position and credit exposure reporting controls and procedures. In addition, the Fund has a policy of reviewing the credit standing of each broker of counterparty with which it conducts business.

The financial instruments held by the Fund are reported in the statement of financial condition at market or fair value, or at carrying amounts that approximate fair value, because of their highly liquid nature and short-term maturity.

The Fund received a letter from Goldman, Sachs & Co. (“Goldman Sachs”) on March 17, 2006, providing the Fund notice under 35 U.S.C. Section 154(d) of two pending United States patent applications, Publication Nos. 2004/0225593A1 and 2006/0036533A1. The Fund is currently reviewing the Goldman Sachs published patent applications, and has engaged in discussions with Goldman Sachs regarding their pending applications and the Fund’s own pending patent application. At this time, due in part to the fact that the Goldman Sachs patent applications are pending and have not been issued as U.S. Patents, the Fund is unable to determine what the outcome of this matter will be.

VICTORIA BAY ASSET MANAGEMENT, LLC AND SUBSIDIARY
(formerly Standard Asset Management, LLC)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Member
Victoria Bay Asset Management, LLC
(formerly Standard Asset Management, LLC)

We have audited the accompanying consolidated statement of financial condition of Victoria Bay Asset Management, LLC (formerly Standard Asset Management, LLC) and subsidiary, (the “Company”) as of December 31, 2005, and the related consolidated statements of operations, changes in member’s capital and cash flows for the period from inception (June 23, 2005) through  December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Victoria Bay Asset Management, LLC and subsidiary as of December 31, 2005, and the consolidated results of their operations and their cash flows for the period from inception (June 23, 2005) through December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

/s/ SPICER JEFFRIES LLP

Greenwood Village, Colorado
September 21, 2006

VICTORIA BAY ASSET MANAGEMENT, LLC AND SUBSIDIARY
(formerly Standard Asset Management, LLC)

CONSOLIDATED STATEMENT OF FINANCIAL CONDITION
December 31, 2005

ASSETS
CASH	$392,816

LIABILITIES AND MEMBERS’ EQUITY
LIABILITIES:
Accounts payable	$2,912
(Minority interest: Limited Partner in United States Oil Fund, LP formerly New York Oil ETF, LP)	980

Total liabilities	3,892

MEMBERS’ EQUITY	388,924

Total liabilities and members’ equity	$392,816

The accompanying notes are an integral part of this statement.

VICTORIA BAY ASSET MANAGEMENT, LLC AND SUBSIDIARY
(formerly Standard Asset Management, LLC)

CONSOLIDATED STATEMENT OF OPERATIONS
For the Period From Inception (June 23, 2005) Through
December 31, 2005

EXPENSES:
Salaries and wages	$10,000
Payroll taxes	1,066
Other expenses	10
NET LOSS	$(11,076)

The accompanying notes are an integral part of this statement.

VICTORIA BAY ASSET MANAGEMENT, LLC
(formerly Standard Asset Management, LLC)

CONSOLIDATED STATEMENT OF CHANGES IN MEMBERS’ EQUITY
For the Period From Inception (June 23, 2005) Through
December 31, 2005

BALANCE, at inception	$—
Contributions	400,000
Net loss	(11,076)
BALANCE, December 31, 2005	$388,924

The accompanying notes are an integral part of this statement.

VICTORIA BAY ASSET MANAGEMENT, LLC
(formerly Standard Asset Management, LLC)

CONSOLIDATED STATEMENT OF CASH FLOWS
For the Period From Inception (June 23, 2005) Through
December 31, 2005

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(11,076)
Adjustment to reconcile net loss to net cash used in operating activities:
Increase in accounts payable	2,912

Net cash used in operating activities	(8,164)

CASH FLOWS FROM FINANCING ACTIVITIES:
Capital contributions by member	400,000
Capital contributions by minority interests	980

Net cash provided by financing activities	400,980

NET INCREASE IN CASH	392,816

CASH, at inception	—

CASH, end of year	$392,816

The accompanying notes are an integral part of this statement.

VICTORIA BAY ASSET MANAGEMENT, LLC AND SUBSIDIARY
(formerly Standard Asset Management, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Organization and Operation

Victoria Bay Asset Management, LLC (formerly Standard Asset Management, LLC) (the “Company”) was formed as a single-member limited liability company in the State of Delaware on May 10, 2005 and changed its name on June 10, 2005. The Company is the General Partner of United States Oil Fund, LP (formerly New York Oil ETF, LP), a limited partnership (“USOF”). The Company is registered as a commodity pool operator with the Commodity Futures Trading Commission (“CFTC”) and is a member of the National Futures Association (“NFA”). USOF is a commodity pool that issues units that may be purchased and sold on the American Stock Exchange under the ticker symbol “USO”. USOF began trading on April 10, 2006 by purchasing futures contracts for light, sweet crude oil that are traded on the New York Mercantile Exchange. The investment objective of USOF is for its net asset value to reflect the performance of the price of light, sweet crude oil, less USOF’s expenses. USOF will accomplish its objectives through investments in futures contracts for light, sweet crude oil, other types of crude oil, heating oil, gasoline, national gas and other petroleum-based fuels that are traded on the New York Mercantile Exchange and other U.S. and foreign exchanges (“Oil Futures Contracts”) and other oil interests such as cash-settled options on Oil Futures Contracts, forward contracts for oil, and over-the-counter transactions that are based on the price of oil.

The Company is a wholly owned subsidiary of Wainwright Holdings, Inc. (“Wainwright”), a Delaware corporation. Wainwright is a holding company that is controlled by the president of the Company and was USOF’s initial limited partner.

On September 11, 2006, the Company formed United States Natural Gas Fund, LP (“USNG”), another limited partnership that will be a commodity pool and intends to issue units to be traded on the American Stock Exchange. The investment objective of USNG is for the changes in percentage terms of the Unit’s net asset value to reflect the changes in percentage terms of the price of natural gas delivered to the Henry Hub, Louisiana as measured by the “Benchmark Futures Contract”, less USNG’s expenses. The Company is the General Partner (“General Partner”) of USNG and is also responsible for the management of the USNG. Wainwright is also the initial limited partner of USNG.

As the General Partner of USOF and USNG (collectively “Funds”), the Company is required to accept the credit risk of the Funds to their futures commission merchant, oversee the purchases and sale of the Fund’s Units by certain “authorized purchasers,” review the daily positions and margin requirements of the Funds, and manage the Fund’s investments.

At December 31, 2005, the Company has not generated any revenues and has been dependent upon the contributions from an affiliate of the Company. On April 10, 2006, USOF commenced operations, and the Company expects to generate sufficient revenue through management fees charged to USOF to meet its operational expenses.

Note 2 — Summary of Significant Accounting Policies

Principles of Consolidation

At December 31, 2005, the Company was the General Partner of USOF, and has included the accounts of USOF in the consolidated statement of financial condition. The Company has recorded a minority interest for the amount directly owned by the Limited Partner (representing the limited partner interest owned by Wainwright). All intercompany accounts and balances have been eliminated in consolidation.

Revenue Recognition

The Company recognizes revenue in the period earned under the terms of its management agreements with the Funds. These agreements provide for fees based upon a percentage of the daily average net asset value of the Funds.

VICTORIA BAY ASSET MANAGEMENT, LLC AND SUBSIDIARY
(formerly Standard Asset Management, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies – (continued)

In connection with the Funds trading activities, commodity futures contracts, forward contracts, physical commodities, and related options are recorded on the trade-date basis. All such transactions are recorded on the identified cost basis and marked to market daily. Unrealized gains and losses on open contracts are reflected in the statement of financial condition and represent the difference between original contract amount and market value (as determined by exchange settlement prices for futures contracts and related options and cash dealer prices at a predetermined time for forward contracts, physical commodities, and their related options) as of the last business day of the year or as of the last date of the financial statements. Changes in the unrealized gains or losses between periods are reflected in the statement of operations. The Funds earn interest on their assets on deposit at the Broker at the 30-day Treasury bill rate less fifty basis points for deposits denominated in U.S. dollars.

Brokerage Commissions

Brokerage commissions on all open commodity futures contracts are accrued on a full-turn basis.

General Partner Management Fee

Under the Funds’ Limited Partnership Agreements, the Company is responsible for investing the assets of the Funds in accordance with the objectives and policies of the Funds. In addition, the Company will arrange for one of more third parties to provide administrative, custody, accounting, transfer agency and other necessary services to the Funds. For these services, the Funds are contractually obligated to pay the Company a fee, which is paid monthly, based on the average daily net assets of USOF and USNG. USOF pays a fee equal to 0.50% per annum on average daily net assets of $1,000,000,000 or less and 0.20% of average daily net assets that are greater than $1,000,000,000. USNG pays a fee equal to 0.60% per annum on average daily net assets of $1,000,000,000 or less and 0.50% of average daily net assets that are greater than $1,000,000,000. The Funds will pay for all brokerage fees, taxes and other expenses.

Redemptions

Authorized persons may redeem Units from the Funds only in blocks of 100,000 Units called “Redemption Baskets”. The amount of the redemption proceeds for a Redemption Basket will be equal to the net asset value of the Funds Units in the Redemption Basket.

Partnership Capital and Allocation of Partnership Income and Losses

Profit or loss shall be allocated among the partners of the Funds in proportion to the number of Units each partner holds as of the close of each month. The General Partner may revise, alter or otherwise modify this method of allocation as described in each Limited Partnership Agreement.

Calculation of Net Asset Value

The Funds’ calculate their net asset value on each trading day by taking the current market value of their total assets, subtracting any liabilities and dividing the amount by the total number of their Units issued and outstanding. The Funds currently use the New York Mercantile Exchange closing price on that day for contracts held on the New York Mercantile Exchange.

Cash Equivalents

Cash equivalents are highly liquid investments with original maturity of three months or less.

VICTORIA BAY ASSET MANAGEMENT, LLC AND SUBSIDIARY
(formerly Standard Asset Management, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies – (continued)

Accounting Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Income taxes

No provision for federal income taxes has been made since, as a limited liability company, the Company is not subject to income taxes. The Company’s income or loss is reportable by its member on its tax return.

Note 3 — Capitalization

On June 23, 2005, Wainwright contributed $400,000 in connection with its interest in the Company. As of December 31, 2005, the Company and USOF have incurred offering and organization costs in the amount of $1,041,000, which are not included in the accompanying consolidated statements. An affiliate of Wainwright has an understanding to provide funding for these costs. The Company and USOF are not required to reimburse Wainwright or its affiliate for any such costs incurred. As of August 31, 2006, offering and organizational costs incurred by USOF amounted to $1,571,318. In addition, as of August 31, 2006, offering and organizational costs incurred by USNG amounted to $46,322.82. The costs incurred by USNG will be borne by the General Partner and will not be charged to USNG. USNG was capitalized with $1,000, of which the Company contributed $20 and Wainwright contributed $980.

Note 4 — Off-Balance Sheet Risks, Commitments and Contingencies

The Company is party to a marketing agent agreement dated March 13, 2006 with ALPS Distributors Inc., a Colorado corporation (“ALPS”), whereby ALPS provides certain marketing services for USOF as outlined in the agreement. The fees of the marketing agent, which are borne by the Company, include a marketing fee of $425,000 per annum plus the following incentive fee: zero basis points on USOF assets from $0 - $500 million; 4 basis points on USOF assets from $500 million - $4 billion; and 3 basis points on USOF assets in excess of $4 billion.

The above fees do not include the following expenses, which are also borne by the Company: cost of placing advertisements in various periodicals; web construction and development; or the printing and production of various marketing materials.

The Company is also party to a custodian agreement dated March 13, 2006 with Brown Brothers Harriman & Co. (“Brown Brothers”), whereby Brown Brothers holds investments on behalf of USOF. The Company as General Partner of the USOF pays the fees of the custodian, which shall be agreed to from time to time between the parties. In addition, the Company is party to an administrative agency agreement dated March 13, 2006, also with Brown Brothers, whereby Brown Brothers acts as the administrative agent, transfer agent and registrar for USOF. The Company also pays the fees of Brown Brothers for its services under this agreement and such fees will be determined by the parties from time to time. Currently, the Company pays Brown Brothers for its services in the foregoing capacity a minimum amount of $300,000 annually and, once the USOF’s net assets are above $500 million, an asset charge, which is not reflected in either agreement, ranging between 0.035% and 0.06%, plus a $50,000 transfer agency fee, and in either case transaction charges of $7.00 to $15.00 per transaction.

USOF has entered into a brokerage agreement with ABN AMRO, Futures Commission Merchant (the “FCM”). The agreement provides that the FCM charge the Fund commissions of approximately $7 per round-turn trade plus applicable exchange and NFA fees for futures contracts and options on futures contracts.

VICTORIA BAY ASSET MANAGEMENT, LLC AND SUBSIDIARY
(formerly Standard Asset Management, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Off-Balance Sheet Risks, Commitments and Contingencies – (continued)

USOF invested primarily in oil futures contracts traded on the New York Mercantile Exchange (the “Exchange”) during the period. USOF and the Exchange are discussing entering into and in the process of finalizing a License Agreement whereby USOF will be granted a non-exclusive license to use certain of the Exchange’s settlement prices and service marks. Under the proposed License Agreement, the Exchange will receive an asset-based fee for the license, which will be paid by USOF.

USOF expressly disclaims any association with the Exchange or endorsement of USOF by the Exchange and acknowledges that “NYMEX” and “New York Mercantile Exchange” are registered trademarks of such Exchange.

USOF received a letter from Goldman, Sachs & Co. (“Goldman Sachs”) on March 17, 2006, providing the USOF notice under 35 U.S.C. Section 154(d) of two pending United States patent applications, Publication Nos. 2004/0225593A1 and 2006/0036533A1. USOF is currently reviewing the Goldman Sachs published patent applications, and has engaged in discussions with Goldman Sachs regarding their pending applications and the Fund’s own pending patent application. At this time, due in part to the fact that the Goldman Sachs patent applications are pending and have not been issued as U.S. Patents, USOF is unable to determine what the outcome of this matter will be.

The Funds engage in the trading of U.S. futures contracts and options on U.S. contracts (collectively “derivatives”). The Funds are exposed to both market risk, the risk arising from changes in the market value of the contracts; and credit risk, the risk of failure by another party to perform according to the terms of a contract.

For derivatives, risks arise from changes in the market value of the contracts. Theoretically, the Funds are exposed to a market risk equal to the value of futures and forward contracts purchased and unlimited liability on such contracts sold short. As both a buyer and seller of options, the Funds pay or receive a premium at the outset and then bear the risk of unfavorable changes in the price of the contract underlying the option.

All of the contracts currently traded by USOF are exchange traded. The risks associated with exchange-traded contracts are generally perceived to be less than those associated with over-the-counter transactions since, in over-the-counter transactions, USOF must rely solely on the credit of their respective individual counterparties. However, in the future, if USOF were to enter into non-exchange traded contracts, it would be subject to the credit risk associated with counterparty non-performance. The credit risk from counterparty non-performance associated with such instruments is the net unrealized gain, if any. USOF also has credit risk since the sole counterparty to all domestic futures contracts is the exchange clearing corporation. In addition, USOF bears the risk of financial failure by the clearing broker.

The purchase and sale of futures and options on futures contracts requires margin deposits with a FCM. Additional deposits may be necessary for any loss on contract value. The Commodity Exchange Act (“The CEAct”) requires an FCM to segregate all customer transactions and assets from the FCM's proprietary activities.

A customer's cash and other property such as U.S. Treasury Bills, deposited with an FCM are considered commingled with all other customer funds subject to the FCM's segregation requirements. In the event of an FCM's insolvency, recovery may be limited to a pro rata share of segregated funds available. It is possible that the recovered amount could be less than the total of cash and other property deposited.

The Company’s policy is to continuously monitor its exposure to market and counterparty risk through the use of a variety of financial, position and credit exposure reporting and control procedures. In addition, the Company has a policy of reviewing the credit standing of each clearing broker or counter party with which it conducts business.

The financial instruments held by the Company and the Funds are reported in the statement of financial condition at market or fair value, or at carrying amounts that approximate fair value, because of their highly liquid nature and short-term maturity.

UNITED STATES OIL FUND, LP
Financial Statements included in the Form 10-Q
for the period ended June 30, 2006

UNITED STATES OIL FUND, LP

STATEMENTS OF FINANCIAL CONDITION

	June 30, 2006	December 31, 2005
	(unaudited)
Assets
Cash and cash equivalents	$225,662,061	$1,000
Deposits with broker as collateral for futures contracts	31,860,575	—
Receivable for units sold	13,886,048	—
Unrealized appreciation on futures contracts	7,457,480	—
Interest receivable	138,636	—
Other	5,000	—
Total assets	$279,009,800	$1,000

Liabilities and Partnership Capital
Payable for units redeemed	$13,580,866	$—
Investment management fee	98,023	—
Total liabilities	13,678,889	—

Partnership Capital
General Partner	—	20
Limited Partner	265,330,911	980

Total partnership capital	265,330,911	1,000

Total liabilities and partnership capital	$279,009,800	$1,000

Limited partnership units outstanding	3,800,000
Net asset value per unit	$69.82
Market value per unit	$69.77

See accompanying notes to condensed financial statements.

UNITED STATES OIL FUND, LP

SCHEDULE OF INVESTMENTS
As of June 30, 2006 (unaudited)

Open Futures Contracts as of June 30, 2006

	Number of Contracts	Unrealized Appreciation

United States
Crude Oil Future contracts, due August 2006	3,586	$7,457,480

See accompanying notes to condensed financial statements.

UNITED STATES OIL FUND, LP

STATEMENT OF OPERATIONS,
Period From April 10, 2006 (commencement of operations)
to June 30, 2006 (unaudited)

Net Realized and Unrealized Gain (Loss) from Investments
Net realized loss on futures transactions	$(11,408,150)
Net unrealized appreciation on futures transactions	7,457,480
Net realized and unrealized loss from futures transactions	(3,950,670)

Investment Income
Interest income	1,883,807
Other income	41,000
Total income	1,924,807

Expenses
Management fee	219,023
Commission expense	70,300
Total expenses	289,323

Net Investment Income	1,635,484

Net Loss	$(2,315,186)
Net Loss Per Weighted Average Limited Partnership Unit	$(0.79)
Weighted Average Limited Partnership Units Outstanding	2,928,049

See accompanying notes to condensed financial statements.

UNITED STATES OIL FUND, LP

STATEMENT OF CHANGES IN PARTNERSHIP CAPITAL,
Period From April 1, 2006 to June 30, 2006 (unaudited)

	General Partner	Limited Partners	Total

Balance at April 1, 2006	$20	$980	$1,000
Capital contributions (6,400,000 limited units issued)	—	446,045,676	446,045,676
Capital withdrawals (2,600,000 limited units redeemed)	(20)	(178,400,559)	(178,400,579)
Net loss for the period	—	(2,315,186)	(2,315,186)
Balance at June 30, 2006	$—	$265,330,911	$265,330,911

See accompanying notes to condensed financial statements.

UNITED STATES OIL FUND, LP

STATEMENT OF CASH FLOWS,
Period From April 1, 2006 to June 30, 2006 (unaudited)

Cash Flows from Operating Activities
Net Loss	$(2,315,186)
Unrealized appreciation on futures contracts	(7,457,480)
Adjustments to reconcile net loss to net cash used in operating and investing activities
Changes in:
Deposits with broker	(31,860,575)
Interest receivable and other assets	(143,636)
Investment advisory fee payable and other liabilities	98,023
Net cash used in operating and investing activities	(41,678,854)

Cash Flows from Financing Activities
Capital contributions by limited partners	432,159,628
Capital withdrawals	(164,819,713)
Net cash provided by financing activities	267,339,915
Net change in cash and cash equivalents	225,661,061
Cash beginning of period	1,000
Cash end of period	$225,662,061

Supplemental Disclosure of Non Cash Activities
Receivable for units sold	$13,886,048
Payable for units redeemed	$(13,580,866)

See accompanying notes to condensed financial statements.

UNITED STATES OIL FUND, LP

NOTES TO CONDENSED FINANCIAL STATEMENTS
June 30, 2006 (unaudited)

Note A — Basis of Presentation

Financial information included herein is unaudited, however, such information reflects all adjustments which are, in the opinion of management, necessary for the fair presentation of the financial statements for the interim period. The results for the interim period are not necessarily indicative of the results to be expected for a full year. The accompanying unaudited financial statements have been prepared in accordance with Rule 10-01 of Regulation S-X promulgated by the Securities and Exchange Commission and therefore does not include all information and footnote disclosure required under accounting principles generally accepted in the United States of America. The June 30, 2006 financial statements should be read in conjunction with the financial statements and notes included in the Fund’s audited financial statements in the Pre-Effective Amendment No. 7 to Form S-1, declared effective April 10, 2006, for the period ended December 31, 2005.

Note B — Organization

United States Oil Fund, LP (formerly New York Oil ETF, LP) (the “Fund”), was organized as a limited partnership under the laws of the state of Delaware on May 12, 2005 and changed its name on September 30, 2005. The Fund is a commodity pool that issues units that may be purchased and sold on the American Stock Exchange. The Fund will continue in perpetuity, unless terminated sooner upon the occurrence of one or more events as described in its First Amended and Restated Limited Partnership Agreement (the “Limited Partnership Agreement”). The investment objective of the Fund is for its net asset value to reflect the performance of the price of light sweet crude oil, less the Fund’s expenses. The Fund will accomplish its objectives through investments in futures contracts for light, sweet crude oil, other types of crude oil, heating oil, gasoline, national gas and other petroleum-based fuels that are traded on the New York Mercantile Exchange and other U.S. and foreign exchanges (“Oil Futures Contracts”) and other oil interests such as cash-settled options on Oil Futures Contracts, forward contracts for oil, and over-the-counter transactions that are based on the price of oil. Victoria Bay Asset Management, LLC is the general partner of the Fund (the “General Partner”) and is also responsible for the management of the Fund. The Fund commenced operations on April 10, 2006. For the period ended June 30, 2006, all of the Fund’s organizational expenses have been funded by an affiliate of the General Partner. The Fund does not have any obligation or intention to reimburse such payments. The General Partner is a member of the National Futures Association and is a commodity pool operator effective December 1, 2005. The Fund has a fiscal year ending on December 31.

The Fund issues limited partnership interests (“Units”) to authorized purchasers by offering creation baskets consisting of 100,000 Units (“Creation Baskets”) through a marketing agent. The purchase price for a Creation Basket is based upon the net asset value of a Fund Unit. In addition, authorized purchasers pay the Fund a $1,000 fee for the creation of each Creation Basket. The initial offering price of the initial creation basket was based on the closing price of the near month oil futures contracts as traded and reported on the New York Mercantile Exchange on the last business day prior to the effective date. Additionally, subsequent to the sale of the initial Creation Basket, Units can be purchased or sold on a nationally recognized securities exchange in smaller increments. Units purchased or sold on a nationally recognized securities exchange are not made at the net asset value of the Fund but rather at market prices quoted on the stock exchange.

On April 10, 2006, the Fund listed its Units on the American Stock Exchange under the ticker symbol “USO”. On that day, the Fund established its initial NAV by setting the price at $67.39 per Unit and issued 200,000 Units to the Initial Authorized Purchaser, KV Execution Services LLC, in exchange for $13,478,000. The Fund also commenced investment operations on that day by purchasing oil futures contracts traded on the New York Mercantile Exchange that are based on West Texas Intermediate light, sweet crude oil.

As of June 30, 2006, the Fund owned 3,586 light, sweet crude oil futures contracts, which have a market value as of the close of trading of $265,112,980. The Fund has cash deposits at the Fund’s custodian bank and margin with the Fund’s futures commission merchant in an aggregate amount of $257,522,636 as of June 30, 2006.

UNITED STATES OIL FUND, LP

NOTES TO CONDENSED FINANCIAL STATEMENTS
June 30, 2006 (unaudited)

Note C — Summary of Significant Accounting Policies

(1) Securities valuation:

Securities listed on a national securities exchange are valued at their last reported sales price on the final day of trading as of the date of the statement of financial condition. Any other securities not traded as described above are valued at their fair value as determined in good faith by the Board of Directors of the General Partner. The resulting unrealized gains and losses are included in the statement of operations.

(2) Cash equivalents

Cash equivalents are highly liquid investments with original maturity of three months or less.

(3) Securities transactions and investment income:

Securities transactions are recorded on a trade date basis. Realized gains and losses on sales of securities are determined using the first-in, first-out method and are included in the statement of operations.

(4) Futures contracts:

During the period in which the futures contract is open, changes in the contract value are recorded as an unrealized gain or loss by marking the contract to market to reflect the value of the contract at the end of trading on the reporting date. Futures contracts are valued at the settlement price established by the board of trade or exchange on which they are traded. The resulting unrealized gains or losses are included in the statement of financial condition and the statement of operations.

(5) Options:

Premiums paid for options contracts purchased are included in the statement of financial condition. Option contracts are valued at their last reported sales price on the final day of trading as of the date of the statement of financial condition. If the sales price is outside the range of the bid/ask price, the average of the bid/ask price is used. If no sale is reported then the average of the bid/ask price is used. When option contracts expire or are closed, realized gains or losses are recognized without regard to any unrealized gains or losses on the underlying securities.

(6) Swaps:

The Fund may enter into swap agreements. The swaps are marked-to-market on a daily basis. The Fund recognizes in the statement of financial condition the swap agreements at fair value and changes in fair values are reflected as gain or loss in the statement of operations. When a contract is closed, the Fund records in the statement of operations a realized gain or loss equal to the cash exchanged.

(7) Forward contracts:

The Fund may enter into forward contracts. Forward transactions are contracts or agreements for delayed delivery of specific currencies or commodities in which the seller agrees to make delivery at a specified future date of specified currencies or commodities. Risks associated with forward contracts include the inability of counterparties to meet the terms of their contracts and movements in fair values. Gains and losses on forward transactions are recorded based on changes in fair values and are included with net gain (loss) in the statement of operations.

(8) Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount

UNITED STATES OIL FUND, LP

NOTES TO CONDENSED FINANCIAL STATEMENTS
June 30, 2006 (unaudited)

Note C — Summary of Significant Accounting Policies – (continued)

of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement, and the reported amounts of the revenue and expenses for the period ended June 30, 2006. Actual results could differ from those estimates.

(9) Deposits with brokers

Upon entering into a futures contract, the Fund is required to make a deposit of initial margin with its broker in a segregated account. Margin requirements are satisfied by the deposit of U.S. Treasury bills and/or cash with such brokers. The Fund earns interest income on its assets deposited with the brokers.

Note D — Offering and Organization Costs

Costs incurred in connection with organizing the Fund and the initial offering costs of the Units were borne by an affiliate of the General Partner, and are not subject to reimbursement by the Fund. Such costs incurred through the completion of the offering by an affiliate of the General Partner amounted to approximately $1,571,318 and are not reflected in the accompanying statement of financial condition.

Note E — Management Fee

Under the Limited Partnership Agreement, the General Partner is responsible for investing the assets of the Fund in accordance with the objectives and policies of the Fund. In addition, the General Partner will arrange for one of more third parties to provide administrative, custody, accounting, transfer agency and other necessary services to the Fund. For these services, the Fund is contractually obligated to pay the General Partner a fee, which is paid monthly, based on average daily net assets that is equal to 0.50% per annum on average net assets of $1,000,000,000 or less and 0.20% of average daily net assets that are greater than $1,000,000,000. The Fund will pay for all brokerage fees, taxes and other expenses.

Note F – Income Taxes

The Fund is not taxed on its income. Instead the individual investors’ respective shares of the Fund’s taxable income are reported on the individual investors’ income tax returns.

Note G — Redemptions

Authorized persons may redeem Units from the Fund only in blocks of 100,000 Units called “Redemption Baskets”. The amount of the redemption proceeds for a Redemption Basket will be equal to the net asset value of the Fund Units in the Redemption Basket.

Note H — Partnership Capital and Allocation of Partnership Income and Losses

Profit or loss shall be allocated among the partners of the Fund in proportion to the number of Units each partner holds as of the close of each business day. The General Partner may revise, alter or otherwise modify this method of allocation as described in the Limited Partnership Agreement.

Note I — Calculation of Net Asset Value

The Fund calculates net asset value on each trading day by taking the current market value of its total assets, subtracting any liabilities and dividing the amount by the total number of Units issued and outstanding. The Fund uses the New York Mercantile Exchange closing price on that day for contracts held on the New York Mercantile Exchange, and calculates the value of all other Fund investments as of the close of the New York Stock Exchange on that day.

UNITED STATES OIL FUND, LP

NOTES TO CONDENSED FINANCIAL STATEMENTS
June 30, 2006 (unaudited)

Note J — Commitments and Contingencies

The Fund is party to a marketing agent agreement dated March 13, 2006 with ALPS Distributors Inc., a Colorado corporation (“ALPS”), whereby ALPS provides certain marketing services for the Fund as outlined in the agreement. The fees of the marketing agent, which are borne by the General Partner, include a marketing fee of $425,000 per annum plus the following incentive fee: zero basis points on Fund assets from $0-$500 million; 4 basis points on Fund assets from $500 million-$4 billion; and 3 basis points on Fund assets in excess of $4 billion.

The above fees do not include the following expenses, which are also borne by the General Partner: cost of placing advertisements in various periodicals; web construction and development; or the printing and production of various marketing materials.

The Fund is also party to a custodian agreement dated March 13, 2006 with Brown Brothers Harriman & Co. (“Brown Brothers”), whereby Brown Brothers holds investments on behalf of the Fund. The General Partner of the Fund pays the fees of the custodian, which shall be agreed to from time to time between the parties. In addition, the Fund is party to an administrative agency agreement dated March 13, 2006, also with Brown Brothers, whereby Brown Brothers acts as the administrative agent, transfer agent and registrar for the Fund. The General Partner also pays the fees of Brown Brothers for its services under this agreement and such fees will be determined by the parties from time to time. Currently, the General Partner pays Brown Brothers for its services in the foregoing capacity a minimum amount of $300,000 annually and, once the Fund’s net assets are above $500 million, an asset charge, which is not reflected in either agreement, ranging between 0.035% and 0.06%, plus a $50,000 transfer agency fee, and in either case transaction charges of $7.00 to $15.00 per transaction.

The Fund invested primarily in oil futures contracts traded on the New York Mercantile Exchange (the “Exchange”) during the period. The Fund and the Exchange are discussing entering into and in the process of finalizing a License Agreement whereby the Fund will be granted a non-exclusive license to use certain of the Exchange’s settlement prices and service marks. Under the proposed License Agreement, the Exchange will receive an asset-based fee for the license, which will be paid by the Fund.

The Fund expressly disclaims any association with the Exchange or endorsement of the Fund by the Exchange and acknowledges that “NYMEX” and “New York Mercantile Exchange” are registered trademarks of such Exchange.

The Fund received a letter from Goldman, Sachs & Co. (“Goldman Sachs”) on March 17, 2006, providing the Fund notice under 35 U.S.C. Section 154(d) of two pending United States patent applications, Publication Nos. 2004/0225593A1 and 2006/0036533A1. The Fund currently is reviewing the Goldman Sachs published patent applications, and has engaged in discussions with Goldman Sachs regarding their pending applications and the Fund’s own pending patent application. At this time, due in part to the fact that the Goldman Sachs patent applications are pending and have not been issued as U.S. Patents, the Fund is unable to determine what the outcome of this matter will be.

Note K — Loss per Limited Partnership Unit

The weighted average number of limited partnership Units outstanding was computed for purposes of disclosing net loss per weighted average limited partnership Unit. The weighted average limited partnership Units are equal to the number of units outstanding at period end, adjusted proportionately for Units redeemed based on their respective time outstanding during such period. There were no general partnership Units outstanding at June 30, 2006.

UNITED STATES OIL FUND, LP

NOTES TO CONDENSED FINANCIAL STATEMENTS
June 30, 2006 (unaudited)

Note L — Financial Highlights

The following table presents per unit performance data and other supplemental financial data for the period from April 10, 2006 (commencement of operations) to June 30, 2006 for the limited partners. This information has been derived from information presented in the financial statements.

Per Unit Performance
Net Asset Value, at April 10, 2006 (commencement of operations)	$67.39
Net investment income	0.56
Net realized and unrealized gain from investments (net of aggregate losses for the period attributable to redeemed limited partner units)	1.87
Net increase	2.43
Net asset value, at June 30, 2006	$69.82

Total Return (not annualized)	3.61%

Ratios to Average Net Assets
Total expenses(a)	0.66%
Net investment income(a)	3.73%

——————

(a) Annualized

Total returns are calculated based on the change in value during the period. An individual limited partner’s total return and ratio may vary from the above total returns and ratios based on the timing of contributions and withdrawals.

APPENDIX A

GLOSSARY OF DEFINED TERMS

In this Prospectus, each of the following terms have the meanings set forth after such term:

Administrator: Brown Brothers Harriman & Co.

Authorized Purchaser: One that purchases or redeems creation baskets or redemption baskets, respectively, from or to USOF.

Benchmark Oil Futures Contract: The Near Month Contract for WTI light, sweet crude oil traded on the New York Mercantile Exchange unless the Near Month Contract will expire within two weeks of the Valuation Day, in which case the Benchmark Oil Futures Contract is the Second to Nearest Out Month Contract for WTI light, sweet crude oil traded on the New York Mercantile Exchange.

Business Day: Any day other than a day when any of the American Stock Exchange, the New York Mercantile Exchange or the New York Stock Exchange is closed for regular trading.

CFTC: Commodities Futures Trading Commission, an independent agency with the mandate to regulate commodities futures and options in the United States.

Commodity Pool: An enterprise in which several individuals contribute funds in order to trade futures or future options collectively.

Commodity Pool Operator: Any person engaged in a business which is of the nature of an investment trust, syndicate, or similar for of enterprise, and who, in connection therewith, solicits, accepts, or receives from others, funds, securities, or property, either directly or through capital contributions, the sale of stock or other forms of securities, or otherwise, for the purpose of trading in any commodity for future delivery or commodity option on or subject to the rules of any contract market.

Creation Basket: A block of 100,000 units used by USOF to issue units.

Custodian: Brown Brothers Harriman & Co.

DTC: The Depository Trust Company. DTC will act as the securities depository for the units.

DTC Participant: An entity that has an account with DTC.

General Partner: Victoria Bay Asset Management, LLC, a Delaware limited liability company, which is registered as a Commodity Pool Operator, who controls the investments and other decisions of USOF.

Investor: Beneficial owner of the units.

Limited Liability Company (LLC): A type of business ownership combining several features of corporation and partnership structures.

LP Agreement: The Second Amended and Restated Limited Partnership Agreement dated October 15, 2006.

Margin: The amount of equity required for an investment in Oil Futures Contracts.

NASAA: North American Securities Administration Association, Inc.

NAV: Net Asset Value of USOF.

NFA: National Futures Association.

NSCC: National Securities Clearing Corporation.

Near Month Contract: The next contract traded on the New York Mercantile Exchange due to expire.

New York Mercantile Exchange: The primary exchange on which oil futures contracts are traded in the U.S. USOF expects to invest primarily in oil futures contracts, and particularly in oil futures contracts traded on the New York Mercantile Exchange. USOF expressly disclaims any association with the Exchange or endorsement of USOF

A-1

by the Exchange and acknowledges that “NYMEX” and “New York Mercantile Exchange” are registered trademarks of such Exchange.

Oil Futures Contracts: Futures contracts for WTI light, sweet crude oil, other types of crude oil, heating oil, gasoline, natural gas, and other petroleum-based fuels that are traded on the New York Mercantile Exchange or other U.S. and foreign exchanges.

Oil Interests: Oil Futures Contracts and Other Oil Interests.

Other Oil Interests: Oil-related investments other than Oil Futures Contracts such as cash-settled options on Oil Futures Contracts, forward contracts for oil, and over-the-counter transactions that are based on the price of oil, other petroleum based fuels, Oil Futures Contracts and indices based on the foregoing.

Option: The right, but not the obligation, to buy or sell a futures contract or forward contract at a specified price on or before a specified date.

Over-the-Counter Derivative: A financial contract, whose value is designed to track the return on stocks, bonds, currencies, commodities, or some other benchmark, that is traded over-the-counter or off organized exchanges.

Redemption Basket: A large block used by USOF to redeem units.

SEC: Securities and Exchange Commission.

Second to Nearest Out Month Contract: The first contract traded on the New York Mercantile Exchange due to expire after the Near Month Contract.

Secondary Market: The stock exchanges and the over-the-counter market. Securities are first issued as a primary offering to the public. When the securities are traded from that first holder to another, the issues trade in these secondary markets.

Spot Contract: A cash market transaction in which the buyer and seller agree to the immediate purchase and sale of a commodity, usually with a two-day settlement.

Swap Contract: An over-the-counter derivative that generally involves an exchange of a stream of payments between the contracting parties based on a notional amount and a specified index.

Tracking Error: Possibility that the daily NAV of USOF will not track the spot price of WTI light, sweet crude oil.

Treasuries: Obligations of the U.S. government with remaining maturities of 2 years or less.

USNG: United States Natural Gas Fund, LP.

USOF: United States Oil Fund, LP.

Valuation Day: Any day as of which USOF calculates its NAV.

WTI: West Texas Intermediate.

You: The owner of units.

A-2

APPENDIX B

UNITED STATES OIL FUND, LP
FORM OF SECOND AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP

This Second Amended and Restated Agreement of Limited Partnership (this “Agreement”), executed on October __, 2006, is entered into by and among Victoria Bay Asset Management, LLC, a Delaware limited liability company, as General Partner, Wainwright Holdings, Inc., a Delaware corporation, as the Organizational Limited Partner, and KV Execution Services, LLC, as a Limited Partner, together with any Persons who shall hereafter be admitted as Partners in accordance with this Agreement.

NOW THEREFORE, in consideration of the mutual promises and agreements herein made and intending to be legally bound, the Partners hereby agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

1.1 “Accounting Period” shall mean the following periods: The initial accounting period shall commence upon the commencement of operations of the Partnership. Each subsequent Accounting Period shall commence immediately after the close of the preceding Accounting Period. Each Accounting Period hereunder shall close on the earliest of (i) the last Business Day of a month, (ii) the effective date of dissolution of the Partnership, and
(iii) such other day or days in addition thereto or in substitution therefore as may from time to time be determined by the General Partner in its discretion either in any particular case or generally.

1.2 “Act” shall mean the Revised Uniform Limited Partnership Act of the State of Delaware, as amended from time to time.

1.3 “Additional Limited Partner” shall mean a Person admitted to the Partnership as a Limited Partner pursuant to this Agreement and who is shown as such on the books and records of the Partnership.

1.4 “Affiliate” shall mean, when used with reference to a specified Person, (i) any Person who directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the specified Person or (ii) any Person that is an officer of, partner in, or trustee of, or serves in a similar capacity with respect to, the specified Person or of which the specified Person is an officer, partner or trustee, or with respect to which the specified Person serves in a similar capacity.

1.5 “Assignee” shall mean a Record Holder that has not been admitted to the Partnership as a Substituted Limited Partner.

1.6 “Agreement” shall mean this Agreement of Limited Partnership, as originally executed and as amended, modified, supplemented or restated from time to time, as the context requires.

1.7 “Authorized Purchaser Agreement” means an agreement among the Partnership, the General Partner and a Participant as it may be amended or supplemented from time to time in accordance with its terms.

1.8 “Business Day” shall mean any day other than a day on which the American Stock Exchange, the New York Mercantile Exchange or the New York Stock Exchange is closed for regular trading.

1.9 “Beneficial Owner” shall mean the ultimate beneficial owner of Units held by a nominee which has furnished the identity of the Beneficial Owner in accordance with Section 6031(c) of the Code (or any other method acceptable to the General Partner in its sole discretion) and with Section 9.2.2 of this Agreement.

1.10 “Capital Account” shall mean an account established on the books and records of the Partnership for each Partner as set forth in this Agreement.

1.11 “Capital Contribution” shall mean the total amount of money or agreed-upon value of property contributed to the Partnership by all the Partners or any class of Partners or any one Partner, as the case may be (or the predecessor holders of the interests of such Partner or Partners).

1.12 “Capital Transaction” shall mean a sale of all or substantially all of the assets of the Partnership not in the ordinary course of business.

1.13 “Certificate” shall mean a certificate, substantially in the form of Exhibit B to this Agreement or in such other forms as may be adopted by the General Partner in its sole discretion, issued by the Partnership evidencing ownership of one or more Units.

1.14 “Close of Business” shall mean 5:00 PM (New York City time).

1.15 “Creation Basket” shall mean 100,000 Units, or such other number of Units as may be determined by the General Partner from time to time, purchased by a Participant.

1.16 “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.17 “Departing Partner” shall mean a former General Partner, from and after the effective date of any withdrawal or removal of such former General Partner.

1.18 “Depository” or “DTC” means The Depository Trust Company, New York, New York, or such other depository of Units as may be selected by the General Partner as specified herein.

1.19 “Depository Agreement” means the Letter of Representations from the General Partner to the Depository, dated as of February 3, 2006, as the same may be amended or supplemented from time to time.

1.20 “Distributable Cash” shall mean with respect to any period all cash revenues of the Partnership (not including (i) Capital Contributions, (ii) funds received by the Partnership in respect of indebtedness incurred by the Partnership, (iii) interest or other income earned on temporary investments of Partnership funds pending utilization, and (iv) proceeds from any Capital Transaction), less the sum of the following: (x) all amounts expended by the Partnership pursuant to this Agreement in such period and (y) such working capital or reserves or other amounts as the General Partner reasonably deems to be necessary or appropriate for the proper operation of the Partnership’s business or its winding up and liquidation. The General Partner in its sole discretion may from time to time declare other funds of the Partnership to be Distributable Cash.

1.21 “DTC Participants” shall have the meaning assigned to such term in Section 9.2.2.

1.22 “General Partner” shall mean Victoria Bay Asset Management, LLC, a Delaware limited liability company, or any Person who, at the time of reference thereto, serves as a general partner of the Partnership.

1.23 “Global Certificates” means the global certificate or certificates issued to the Depository as provided in the Depository Agreement, each of which shall be in substantially the form attached hereto as Exhibit B.

1.24 “Indirect Participants” shall have the meaning assigned to such term in Section 9.2.2.

1.25 “Initial Offering Period” means the period commencing with the initial effective date of the Prospectus and terminating no later than the ninetieth (90th) day following such date unless extended for up to an additional 90 days at the sole discretion of the General Partner.

1.26 “Limited Partner” shall mean the Organizational Limited Partner prior to its withdrawal from the Partnership and any other Person who is a limited partner (whether the Initial Limited Partner, a Limited Partner admitted pursuant to this Agreement or an assignee who is admitted as a Limited Partner) at the time of reference thereto, in such Person’s capacity as a limited partner of the Partnership.

1.27 “Management Fee” shall mean the management fee paid to the General Partner pursuant to this Agreement.

1.28 “Net Asset Value” or “NAV” shall mean the current market value of the Partnership’s total assets, less any liabilities, as reasonably determined by the General Partner or its designee.

1.29 “Opinion of Counsel” shall mean a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner) acceptable to the General Partner.

1.30 “Organizational Limited Partner” shall mean Wainwright Holdings, Inc., a Delaware corporation, in its capacity as the organizational limited partner of the Partnership pursuant to this Agreement.

1.31 “Outstanding” shall mean, with respect to the Units or other Partnership Securities, as the case may be, all Units or other Partnership Securities that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination.

1.32 “Participant” means a Person that is a DTC Participant and has entered into an Authorized Purchaser Agreement which, at the relevant time, is in full force and effect.

1.33 “Partner” shall mean the General Partner or any Limited Partner. “Partners” shall mean the General Partner and all Limited Partners (unless otherwise indicated).

1.34 “Partnership” shall mean the limited partnership hereby formed, as such limited partnership may from time to time be constituted.

1.35 “Partnership Securities” shall mean any additional Units, options, rights, warrants or appreciation rights relating thereto, or any other type of equity security that the Partnership may lawfully issue, any unsecured or secured debt obligations of the Partnership or debt obligations of the Partnership convertible into any class or series of equity securities of the Partnership.

1.36 “Person” shall mean any natural person, partnership, limited partnership, limited liability company, trust, estate, corporation, association, custodian, nominee or any other individual or entity in their own or any representative capacity.

1.37 “Profit or Loss” with respect to any Accounting Period shall mean the excess (if any) of:

(a) the Net Asset Value as of the Valuation Time on the Valuation Date, less

(b) the Net Asset Value as of the Valuation Time on the Valuation Date immediately preceding the commencement of such Accounting Period, adjusted as deemed appropriate by the General Partner to reflect any Capital Contributions, redemptions, withdrawals, distributions, or other events occurring or accounted for during such Accounting Period (including any allocation of Profit or Loss to a Redeeming Partner pursuant to Article 4.3.2 with respect to such Accounting Period).

If the amount determined pursuant to the preceding sentence is a positive number, such amount shall be the “Profit” for the Accounting Period and if such amount is a negative number, such amount shall be the “Loss” for the Accounting Period.

1.38 “Prospectus” shall mean the United States Oil Fund, LP Prospectus, dated October 18, 2006, as the same may have been amended or supplemented, used in connection with the offer and sale of interests in the Partnership.

1.39 “Record Date” shall mean the date established by the General Partner for determining (a) the identity of Limited Partners (or Assignees if applicable) entitled to notice of, or to vote at any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution.

1.40 “Record Holder” shall mean the Person in whose name such Unit is registered on the books of the Transfer Agent as of the open of business on a particular Business Day.

1.41 “Redeemable Units” shall mean any Units for which a redemption notice has been given.

1.42 “Redemption Basket” shall mean 100,000 Units, or such other number of Units as may be determined by the General Partner from time to time, redeemed by a Participant.

1.43 “Revolving Credit Facility” shall mean a revolving credit facility which the Partnership may enter into on behalf of the Partnership with one or more commercial banks or other lenders for liquidity or other purposes for the benefit of the Partnership.

1.44 “Substituted Limited Partner” shall mean a Person who is admitted as a Limited Partner to the Partnership pursuant to Article 11.2 in place of and with all the rights of a Limited Partner and who is shown as a Limited Partner on the books and records of the Partnership.

1.45 “Tax Certificate” shall mean an Internal Revenue Service Form W-9 (or the substantial equivalent thereof) in the case of a Limited Partner that is a U.S. person within the meaning of the Code, or an Internal Revenue Service Form W-8BEN or other applicable form in the case of a Limited Partner that is not a U.S. person.

1.46 “Transfer Agent” shall mean Brown Brothers Harriman & Co. or such bank, trust company or other Person (including, without limitation, the General Partner or one of its Affiliates) as shall be appointed from time to time by the Partnership to act as registrar and transfer agent for the Units or any applicable Partnership Securities.

1.47 “Transfer Application” shall mean an application and agreement for transfer of Units, which shall be substantially in the form attached hereto as Exhibit D.

1.48 “Unit” shall mean an interest of a Limited Partner or an assignee of the Partnership representing such fractional part of the interests of all Limited Partners and assignees as shall be determined by the General Partner pursuant to this Agreement.

1.49 “Unitholders” means the General Partner and all holders of Units, where no distinction is required by the context in which the term is used.

1.50 “Valuation Date” shall mean the last Business Day of any Accounting Period.

1.51 “Valuation Time” shall mean (i) Close of Business on a Valuation Date or (ii) such other time or day as the General Partner in its discretion may determine from time to time either in any particular case or generally.

ARTICLE 2

GENERAL PROVISIONS

2.1 The General Partner and the Organizational Limited Partner have previously formed the Partnership as a limited partnership pursuant to the Act and hereby amend and restate the original Agreement of Limited Partnership of the Partnership in its entirety. This amendment and restatement shall become effective on the date of this Agreement. The rights and liabilities of the Partners shall be as provided in the Act, except as herein otherwise expressly provided. The Partnership shall continue without interruption as a limited partnership pursuant to the provisions of the Act.

2.2 The name of the Partnership shall be United States Oil Fund, LP; however, the business of the Partnership may be conducted, upon compliance with all applicable laws, under any other name designated in writing by the General Partner to the Limited Partners.

2.3 The Partnership’s principal place of business shall be located at 1320 Harbor Bay Parkway, Suite 145, Alameda, California 94502 or such other place as the General Partner may designate from time to time. The Registered Agent for the Partnership is Corporation Service Company and the registered office is located at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle. The Partnership may maintain such other offices at such other places as the General Partner deems advisable.

2.4 The investment objective of the Partnership is for the Units’ net asset value to reflect the performance of the spot price of West Texas Intermediate light, sweet crude oil delivered to Cushing, Oklahoma (“WTI light, sweet crude oil”), less the Partnership’s expenses. The Partnership will invest in futures contracts for WTI light, sweet crude oil and other petroleum-based fuels that are traded on the New York Mercantile Exchange or other U.S. and foreign exchanges (collectively, “Oil Futures Contracts”) and other oil interests such as cash-settled options on Oil Futures Contracts, forward contracts for oil, and over-the-counter transactions that are based on the price of oil, other petroleum-based fuels, Oil Futures Contracts and indices based on the foregoing (collectively, “Other Oil Interests”‘). The Partnership seeks to achieve its investment objective by investing in a mix of Oil Futures Contracts and Other Oil Interests such that the Partnership’s NAV will closely track the price of an Oil Futures Contract (the “Benchmark Oil Futures Contract”) that the General Partner believes has historically exhibited a close price correlation with the spot price of WTI light, sweet crude oil.

2.5 The term of the Partnership shall be from the date of its formation in perpetuity, unless earlier terminated in accordance with the terms of this Agreement.

2.6 The General Partner shall execute, file and publish all such certificates, notices, statements or other instruments required by law for the formation or operation of a limited partnership in all jurisdictions where the Partnership may elect to do business. The General Partner shall not be required to deliver or mail to Limited Partners a copy of the certificate of limited partnership of the Partnership or any certificate of amendment thereto.

2.7 The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes, business, protection and benefit of the Partnership.

2.8 The business and affairs of the Partnership shall be managed by the General Partner in accordance with Article 7 hereof and by seven directors, four of whom may also be executive officers of the General Partner. The General Partner shall establish and maintain an audit committee for the Partnership (the “Audit Committee”) in compliance with, and granted the requisite authority and funding pursuant to, any applicable (1) federal securities laws and regulations, including the Sarbanes-Oxley Act of 2002, and (2) rules, policies and procedures of any national securities exchange on which the securities issued by the Partnership are listed and traded.

ARTICLE 3

PARTNERS AND CAPITAL CONTRIBUTIONS

3.1 General Partner.

3.1.1 The name of the General Partner is Victoria Bay Asset Management, LLC, which maintains its principal business office at 1320 Harbor Bay Parkway, Suite 145, Alameda, California 94502.

3.1.2 In consideration of management and administrative services rendered by the General Partner, the Partnership shall pay the Management Fee to the General Partner (or such other person or entity designated by the General Partner) including the payment of expenses in the ordinary course of business. The Management Fee shall be payable monthly. The initial Management Fee shall be set forth on Exhibit A attached hereto, as may be amended from time to time. The General Partner may, in its sole discretion, waive all or part of the Management Fee. The Partnership shall be responsible for extraordinary expenses (i.e., expenses not in the ordinary course of business, including the indemnification of any Person against liabilities and obligations to the extent permitted by law and required under this Agreement and the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation and the incurring of legal expense and the settlement of claims and litigation).

3.1.3 In connection with the formation of the Partnership under the Act, the General Partner acquired a 2% interest in the profits and losses of the Partnership, was admitted as the General Partner of the Partnership and later made an initial capital contribution to the Partnership in the amount of $20.00, and the Organizational Limited Partner acquired a ninety-eight percent (98%) interest in the profits and losses of the Partnership, was admitted as a Limited Partner of the Partnership and later made an initial capital contribution to the Partnership in the amount of $980.00. As of the date hereof, the interest of the Organizational Limited Partner shall be redeemed, the initial capital contribution of the Organizational Limited Partner shall be refunded, and the Organizational Limited Partner shall thereupon withdraw and cease to be a Limited Partner. Ninety-eight percent (98%) of any interest or other profit that may have resulted from the investment or other use of such initial capital contributions shall be allocated and distributed to the Organizational Limited Partner, and the balance thereof shall be allocated and distributed to the General Partner. As of the first date of the offering, the General Partner shall be issued an appropriate number of Units based on its initial capital contribution. The General Partner may but shall not be required to make Capital Contributions to the Partnership on or after the date hereof. If the General Partner does make a Capital Contribution to the Partnership on or after the date hereof, it shall be issued Units based on the same terms and conditions applicable to the purchase of a Creation Basket under Article 16 hereof.

3.1.4 The General Partner may not, without written approval of the specific act by all of the Limited Partners or by other written instrument executed and delivered by all of the Limited Partners subsequent to the date of this Agreement, take any action in contravention of this Agreement, including, without limitation, (i) any act that would make it impossible to carry on the ordinary business of the Partnership, except as otherwise provided in this Agreement; (ii) possess Partnership property, or assign any rights in specific Partnership property, for other than a

Partnership purpose; (iii) admit a Person as a Partner, except as otherwise provided in this Agreement; (iv) amend this Agreement in any manner, except as otherwise provided in this Agreement or under applicable law; or (v) transfer its interest as general partner of the Partnership, except as otherwise provided in this Agreement.

3.1.5 Except as otherwise provided herein, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the Partnership’s assets in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination with any other Person) or approve on behalf of the Partnership the sale, exchange or other disposition of all or substantially all of the assets of the Partnership, taken as a whole, without the approval of at least a majority of the Limited Partners; provided, however, that this provision shall not preclude or limit the General Partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the Partnership’s assets and shall not apply to any forced sale of any or all of the Partnership’s assets pursuant to the foreclosure of, or other realization upon, any such encumbrance.

3.1.6 Unless approved by a majority of the Limited Partners, the General Partner shall not take any action or refuse to take any reasonable action the effect of which, if taken or not taken, as the case may be, would be to cause the Partnership, to the extent it would materially and adversely affect the Limited Partners, to be taxable as a corporation for federal income tax purposes.

3.1.7 Notwithstanding any other provision of this Agreement, the General Partner is not authorized to institute or initiate on behalf of, or otherwise cause the Partnership to:

(a) make a general assignment for the benefit of creditors;

(b) file a voluntary bankruptcy petition; or

(c) file a petition seeking for the Partnership a reorganization, arrangement, composition, readjustment liquidation, dissolution or similar relief under any law.

3.2 Issuance of Units. Units in the Partnership will only be issued in a Creation Basket or whole number multiples thereof.

3.3 Initial Limited Partner. The name of the initial Limited Partner is KV Execution Services, LLC (the “Initial Limited Partner”). The business address of the Initial Limited Partner is 1041 Route 36, Suite 301, Atlantic Highlands, NJ 07716-2510, and the Capital Contribution of the Initial Limited Partner is $13,478,000. The Initial Limited Partner shall purchase the initial Creation Basket at an initial offering price per Unit equal to the closing price of near-month oil futures contracts for WTI light, sweet crude oil as listed on the New York Mercantile Exchange on the last business date prior to the effective date of the registration statement relating to the Prospectus.

3.4 Except as otherwise provided in this Agreement, no Partner shall have any right to demand or receive the return of his Capital Contribution to the Partnership. No Partner shall be entitled to interest on any Capital Contribution to the Partnership or on such Partner’s capital account.

ARTICLE 4

CAPITAL ACCOUNTS OF PARTNERS AND OPERATION THEREOF

4.1 Capital Accounts. There shall be established on the books and records of the Partnership for each Partner (or Beneficial Owner in the case of Units held by a nominee) a capital account (a “Capital Account”). It is intended that each Partner’s Capital Account shall be maintained at all times in a manner consistent with Section 704 of the Code and applicable Treasury regulations thereunder, and that the provisions hereof relating to the Capital Accounts shall be interpreted in a manner consistent therewith. For each Accounting Period, the Capital Account of each Member shall be:

(i) credited with the amount of any Capital Contributions made by such Partner during such Accounting Period;

(ii) credited with any allocation of Profit made to such Partner for such Accounting Period;

(iii) debited with any allocation of Loss made to such Partners for such Accounting Period; and

(iv) debited with the amount of cash paid to such Partner as an amount withdrawn or distributed to such Partner during such Accounting Period, or, in the case of any payment of a withdrawal or distribution in kind, the fair value of the property paid or distributed during such Accounting Period.

4.1.1 For any Accounting Period in which additional Units are issued or redeemed for cash or other property, the General Partner shall, in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), adjust the Capital Accounts of all Partners and the carrying value of each Partnership asset upward or downward to reflect any unrealized gain or unrealized loss attributable to each such Partnership asset, as if such unrealized gain or unrealized loss had been recognized on an actual sale of the asset and had been allocated to the Partners at such time pursuant to Article 4.2 of this Agreement in the same manner as any item of gain or loss actually recognized during such period would have been allocated.

4.1.2 To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

4.2 Allocation of Profit or Loss. Profit or Loss for an Accounting Period shall be allocated among the Partners in proportion to the number of Units each Partner holds as of the close of business on the last Business Day of such Accounting Period. The General Partner may revise, alter or otherwise modify this method of allocation to the extent it deems necessary to comply with the requirements of Section 704 or Section 706 of the Code and Treasury Regulations or administrative rulings thereunder.

4.3 Allocations for Tax Purposes

4.3.1 Except as otherwise provided in this Agreement, for each fiscal year of the Partnership, items of income, deduction, gain, loss, and credit recognized by the Partnership for federal income tax purposes shall be allocated among the Partners in a manner that equitably reflects the amounts credited or debited to each Partner’s Capital Account for each Accounting Period during such fiscal year. Allocations under this Article 4.3 shall be made by the General Partner in accordance with the principles of Sections 704(b) and 704(c) of the Code and in conformity with applicable Treasury Regulations promulgated thereunder (including, without limitation, Treasury Regulations Sections 1.704-1(b)(2)(iv)(f), 1.704-1(b)(4)(i), and 1.704-3(e)).

4.3.2 Notwithstanding anything else contained in this Article 4, if any Partner has a deficit Capital Account for any Accounting Period as a result of any adjustment of the type described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d) (6), then the Partnership’s income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate such deficit as quickly as possible. Any special allocation of items of income or gain pursuant to this Article 4.3.2 shall be taken into account in computing subsequent allocations pursuant to this Article 4 so that the cumulative net amount of all items allocated to each Partner shall, to the extent possible, be equal to the amount that would have been allocated to such Partner if there had never been any allocation pursuant to the first sentence of this Article 4.3.2.

4.3.3 Allocations that would otherwise be made to a Limited Partner under the provisions of this Article 4 shall instead be made to the Beneficial Owner of Units held by a nominee.

4.4 In applying the provisions of this Article 4, the General Partner is authorized to utilize such reasonable accounting conventions, valuation methods and assumptions as the General Partner shall determine to be appropriate and in compliance with the Code and applicable Treasury Regulations. The General Partner may amend the provisions of this Agreement to the extent it determines to be necessary to comply with the Code and Treasury Regulations.

ARTICLE 5

RECORDS AND ACCOUNTING; REPORTS

5.1 Records and Accounting. The Partnership will keep proper books of record and account of the Partnership at its office located in 1320 Harbor Bay Parkway, Suite 145, Alameda, California 94502 or such office, including that of an administrative agent, as it may subsequently designate upon notice to the Limited Partners. These books and records are open to inspection by any person who establishes to the Partnership’s satisfaction that such person is a Limited Partner upon reasonable advance notice at all reasonable times during the usual business hours of the Partnership.

5.2 Annual Reports. Within 90 days after the end of each fiscal year, the General Partner shall cause to be delivered to each Person who was a Partner at any time during the fiscal year, an annual report containing the following:

(i) financial statements of the Partnership, including, without limitation, a balance sheet as of the end of the Partnership’s fiscal year and statements of income, Partners’ equity and changes in financial position, for such fiscal year, which shall be prepared in accordance with generally accepted accounting principles consistently applied and shall be audited by a firm of independent certified public accountants registered with the Public Company Accounting Oversight Board,

(ii) a general description of the activities of the Partnership during the period covered by the report, and

(iii) a report of any material transactions between the Partnership and the General Partner or any of its Affiliates, including fees or compensation paid by the Partnership and the services performed by the General Partner or any such Affiliate or such fees or compensation.

5.3 Quarterly Reports. Within 45 days after the end of each quarter of each fiscal year, the General Partner shall cause to be delivered to each Person who was a Partner at any time during the quarter then ended, a quarterly report containing a balance sheet and statement of income for the period covered by the report, each of which may be unaudited but shall be certified by the General Partner as fairly presenting the financial position and results of operations of the partnership during the period covered by the report. The report shall also contain a description of any material event regarding the business of the Partnership during the period covered by the report.

5.4 Monthly Reports. Within 30 days after the after the end of each month, the General Partner shall cause to be delivered to each Person who was a Partner at any time during the month then ended, a monthly report containing an account statement, which will include a statement of income (loss) and a statement of changes in NAV, for the prescribed period. In addition, the account statement will disclose any material business dealings between the Partnership, General Partner, commodity trading advisor (if any), futures commission merchant, or the principals thereof that previously have not been disclosed in the Partnership’s Prospectus or any amendment thereto, other account statements or annual reports.

5.5 Tax Information. The General Partner shall use its best efforts to prepare and to transmit a U.S. federal income tax form K-1 for each Partner, Assignee, or Beneficial Owner or a report setting forth in sufficient detail such transactions effected by the Partnership during each fiscal year as shall enable each Partner, Assignee, or Beneficial Owner to prepare its U.S. federal income tax return, if any, within a reasonable period after the end of such fiscal year.

5.6 Tax Returns. The General Partner shall cause income tax returns of the Partnership to be prepared and timely filed with the appropriate authorities.

5.7 Tax Matters Partner. The General Partner is hereby designated as the Partnership’s “Tax Matters Partner,” as defined under Section 6231(a)(7) of the Code. The General Partner is specifically directed and authorized to take whatever steps the General Partner, in its discretion, deems necessary or desirable to perfect such designation, including filing any forms or documents with the U.S. Internal Revenue Service and taking such other action as may from time to time be required under U.S. Treasury regulations. Any Partner shall have the right to participate in any administrative proceedings relating to the determination of Partnership items at the Partnership level. Expenses of such administrative proceedings undertaken by the Tax Matters Partner shall be expenses of the Partnership. Each Partner who elects to participate in such proceedings shall be responsible for any expenses incurred by such Partner in connection with such participation. The cost of any resulting audits or adjustments of a Partner’s tax return shall be borne solely by the affected Partner. In the event of any audit, investigation, settlement or review, for which the General Partner is carrying out the responsibilities of Tax Matters Partner, the General Partner shall keep the Partners reasonably apprised of the status and course of such audit, investigation, settlement or review and shall forward copies of all written communications from or to any regulatory, investigative or judicial authority with regard thereto.

ARTICLE 6

FISCAL AFFAIRS

6.1 Fiscal Year. The fiscal year of the Partnership shall be the calendar year. The General Partner may select an alternate fiscal year.

6.2 Partnership Funds. Pending application or distribution, the funds of the Partnership shall be deposited in such bank account or accounts, or invested in such interest-bearing or non-interest bearing investment, including, without limitation, checking and savings accounts, certificates of deposit and time or demand deposits in commercial banks, U.S. government securities and securities guaranteed by U.S. government agencies as shall be designed by the General Partner. Such funds shall not be commingled with funds of any other Person. Withdrawals therefrom shall be made upon such signatures as the General Partner may designate.

6.3 Accounting Decisions. All decisions as to accounting principles, except as specifically provided to the contrary herein, shall be made by the General Partner.

6.4 Tax Elections. The General Partner shall, from time to time, make such tax elections as it deems necessary or desirable in its sole discretion to carry out the business of the Partnership or the purposes of this Agreement. Notwithstanding the foregoing, the General Partner shall make a timely election under Section 754 of the Code.

6.5 Partnership Interests. Title to the Partnership assets shall be deemed to be owned by the Partnership as an entity, and no Partner or Assignee, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner shall be held by the General Partner for the exclusive use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use its reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership as soon as reasonably practicable; provided, that prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner will use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the Partnership. All Partnership Assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets are held.

ARTICLE 7

RIGHTS AND DUTIES OF THE GENERAL PARTNER

7.1 Management Power. The General Partner shall have exclusive management and control of the business and affairs of the Partnership, and all decisions regarding the management and affairs of the Partnership shall be made by the General Partner. The General Partner shall have all the rights and powers of general partner as provided in the Act and as otherwise provided by law. Except as otherwise expressly provided in this Agreement, the General Partner is hereby granted the right, power and authority to do on behalf of the Partnership all things which, in its sole judgment, are necessary, proper or desirable to carry out the aforementioned duties and responsibilities, including but not limited to, the right, power and authority from time to time to do the following:

(a) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness and the incurring of any other obligations and the securing of same by mortgage, deed of trust or other lien or encumbrance;

(b) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

(c) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership, or the merger or other combination of the Partnership with or into another Person

(the matters described in this clause (c) being subject, however, to any prior approval that may be required of the Limited Partners);

(d) the use of the assets of the Partnership (including, without limitation, cash on hand) for any purpose consistent with the terms of this Agreement including, without limitation, the financing of the conduct of the operations of the Partnership, the lending of funds to other Persons, and the repayment of obligations of the Partnership;

(e) the negotiation, execution and performance of any contracts, conveyances or other instruments (including, without limitation, instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

(f) the distribution of Distributable Cash;

(g) the selection and dismissal of employees (including, without limitation, employees having titles such as “president,” “vice president,” “secretary” and “treasurer”), agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

(h) the maintenance of insurance for the benefit of the Partners and the Partnership (including, without limitation, the assets and operations of the Partnership);

(i) the formation of, or acquisition of an interest in, and the contribution of property to, any further limited or general partnerships, joint ventures or other relationships;

(j) the control of any matters affecting the rights and obligations of the Partnership, including, without limitation, the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation and the incurring of legal expense and the settlement of claims and litigation;

(k) the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(l) the entering into of listing agreements with the American Stock Exchange and any other securities exchange and the delisting of some or all of the Units from, or requesting that trading be suspended on, any such exchange; and

(m) the purchase, sale or other acquisition or disposition of Units.

7.2 The General Partner will use its best efforts to cause the Partnership to be formed, reformed, qualified or registered under assumed or fictitious name statutes or similar laws in any state in which the Partnership owns property or transacts business if such formation, reformation, qualification or registration is necessary in order to protect the limited liability of the Limited Partners or to permit the Partnership lawfully to own property or transact business.

7.3 Right of Public to Rely on Authority of a General Partner. No person shall be required to determine the General Partner’s authority to make any undertaking on behalf of the Partnership.

7.4 Obligation of the General Partner. The General Partner shall:

(a) devote to the Partnership and apply to the accomplishment of the Partnership purposes so much of its time and attention as is necessary or advisable to manage properly the affairs of the Partnership;

(b) maintain the Capital Account for each Partner; and

(c) cause the Partnership to enter into and carry out the obligations of the Partnership contained in the agreements with Affiliates of the General Partner as described in the Prospectus and cause the Partnership not to take any action in violation of such agreements.

7.5 Good Faith. The General Partner has a responsibility to the Limited Partners to exercise good faith and fairness in all dealings. In the event that a Limited Partner believes that the General Partner has violated its fiduciary duty to the Limited Partners, he may seek legal relief individually or on behalf of the Partnership under applicable laws, including under the Act and under securities and commodities laws, to recover damages from or require an accounting by the General Partner. Limited Partners should be aware that performance by the General Partner of its fiduciary duty is measured by the terms of this Agreement as well as applicable law. Limited Partners may also have the right, subject to applicable procedural and jurisdictional requirements, to bring class actions in federal court to enforce their rights under the federal securities laws and the rules and regulations promulgated thereunder by the Securities and Exchange Commission (“SEC”). Limited Partners who have suffered losses in connection with the purchase or sale of the Units may be able to recover such losses from the General Partner where the losses result from a violation by the General Partner of the federal securities laws. State securities laws may also provide certain remedies to limited partners. Limited partners are afforded certain rights to institute reparations proceedings under the Commodity Exchange Act for violations of the Commodity Exchange Act or of any rule, regulation or order of the Commodities Futures Trading Commission (“CFTC”) by the General Partner.

7.6 Indemnification

7.6.1 Notwithstanding any other provision of this Agreement, neither a General Partner nor any employee or other agent of the Partnership nor any officer, director, stockholder, partner, employee or agent of a General Partner (a “Protected Person”) shall be liable to any Partner or the Partnership for any mistake of judgment or for any action or inaction taken, nor for any losses due to any mistake of judgment or to any action or inaction or to the negligence, dishonesty or bad faith of any officer, director, stockholder, partner, employee or agent of the Partnership or any officer, director, stockholder, partner, employee or agent of such General Partner, provided that such officer, director, stockholder, partner, employee or agent of the Partner or officer, director, stockholder, partner, employee or agent of such General Partner was selected, engaged or retained by such General Partner with reasonable care, except with respect to any matter as to which such General Partner shall have been finally adjudicated in any action, suit or other proceeding not to have acted in good faith in the reasonable belief that such Protected Person’s actions was in the best interests of the Partnership and except that no Protected person shall be relieved of any liability to which such Protected Person would otherwise be subject by reason of willful misfeasance, gross negligence or reckless disregard of the duties involved in the conduct of the Protected Person’s office. A General Partner and its officers, directors, employees or partners may consult with counsel and accountants (except for the Partnership’s independent auditors) in respect of Partnership affairs and be fully protected and justified in any action or inaction which is taken in accordance with the advice or opinion of such counsel or accountants (except for the Partnership’s independent auditors), provided that they shall have been selected with reasonable care.

Notwithstanding any of the foregoing to the contrary, the provisions of this Article 7.6.1 and of Article 7.6.2 hereof shall not be construed so as to relieve (or attempt to relieve) a General Partner (or any officer, director, stockholder, partner, employee or agent of such General Partner) of any liability to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this Article 7.6.1 and of Article 7.6.2 hereof to the fullest extent permitted by law.

7.6.2 The Partnership shall, to the fullest extent permitted by law, but only out of Partnership assets, indemnify and hold harmless a General Partner and each officer, director, stockholder, partner, employee or agent thereof (including persons who serve at the Partnership’s request as directors, officers or trustees of another organization in which the Partnership has an interest as a Unitholder, creditor or otherwise) and their respective Legal Representatives and successors (hereinafter referred to as a “Covered Person” against all liabilities and expenses, including but not limited to amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees reasonably incurred by any Covered Person in connection with the defense or disposition of any action, suit or other proceedings, whether civil or criminal, before any court or administrative or legislative body, in which such Covered Person may be or may have been involved as a party or otherwise or with which such person may be or may have been threatened, while in office or thereafter, by reason of an alleged act or omission as a General Partner or director or officer thereof, or by reason of its being or having been such a General Partner, director or officer, except with respect to any matter as to which such Covered Person shall have been finally adjudicated in any such action, suit or other proceeding not to have acted in good faith in the reasonable believe that such Covered Person’s action was in the best interest of the Partnership, and except that no Covered Person shall be indemnified against any liability to the Partnership or Limited Partners to which such Covered Person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person’s office. Expenses, including counsel fees so incurred by any such Covered Person, may be paid from time to time by the Partnership in advance of the final disposition of any such action, suit or proceeding on the condition that the amounts so paid shall be repaid to the Partnership if it is ultimately determined that the indemnification of such expenses is not authorized hereunder.

As to any matter disposed of by a compromise payment by any such Covered Person, pursuant to a consent decree or otherwise, no such indemnification either for said payment or for any other expenses shall be provided unless such compromise shall be approved as in the best interests of the Partnership, after notice that it involved such indemnification by any disinterested person or persons to whom the questions may be referred by the General Partner, provided that there has been obtained an opinion in writing of independent legal counsel to the effect that such Covered Person appears to have acted in good faith in the reasonable belief that his or her action was in the best interests of the Partnership and that such indemnification would not protect such persons against any liability to the Partnership or its Limited Partners to which such person would otherwise by subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of office. Approval by any disinterested person or persons shall not prevent the recovery from persons as indemnification if such Covered Person is subsequently adjudicated by a court of competent jurisdiction not to have acted in good faith in the reasonable belief that such Covered Person’s action was in the best interests of the Partnership or to have been liable to the Partnership or its Limited Partners by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person’s office.

The right of indemnification hereby provided shall not be exclusive of or affect any other rights to which any such Covered Person may be entitled. As used in this Article 7.6.2, an “interested Covered Person” is one against whom the action, suit or other proceeding on the same or similar grounds is then or has been pending and a “disinterested person” is a person against whom none of such actions, suits or other proceedings or another action, suit or other proceeding on the same or similar grounds is then or has been pending. Nothing contained in this Article 7.6.2 shall affect any rights to indemnification to which personnel of a General Partner, other than directors and officers, and other persons may be entitled by contract or otherwise under law, nor the power of the Partnership to purchase and maintain liability insurance on behalf of any such person.

Nothing in this Article 7.6.2 shall be construed to subject any Covered Person to any liability to which he is not already liable under this Agreement or applicable law.

7.6.3 Each Limited Partner agrees that it will not hold any Affiliate or any officer, director, stockholder, partner, employee or agent of any Affiliate of the General Partner liable for any actions of such General Partner or any obligations arising under or in connection with this Agreement or the transactions contemplated hereby.

7.7 Resolutions of Conflicts of Interest; Standard of Care.

7.7.1 Unless otherwise expressly provided in this Agreement or any other agreement contemplated hereby, whenever a conflict of interest exists or arises between the General Partner on the one hand, and the Partnership or any Limited Partner, on the other hand, any resolution or course of action by the General Partner in respect of such conflict of interest shall be permitted and deemed approved by all Partners and shall not constitute a breach of this Agreement or of any agreement contemplated hereby or of a duty stated or implied by law or equity, if the resolution or course of action is, or by operation of this Agreement is deemed to be, fair and reasonable to the Partnership. If a dispute arises, it will be resolved through negotiations with the General Partner or by a court located in the State of Delaware. Any resolution of a dispute is deemed to be fair and reasonable to the Partnership if the resolution is:

•

approved by the Audit Committee, although no party is obligated to seek such approval and the General Partner may adopt a resolution or course of action that has not received such approval;

•

on terms no less favorable to the Limited Partners than those generally being provided to or available from unrelated third parties; or

•

fair to the Limited Partners, taking into account the totality of the relationships of the parties involved including other transactions that may be particularly favorable or advantageous to the Limited Partners.

7.7.2 Whenever this Agreement or any other agreement contemplated hereby provides that the General Partner is permitted or required to make a decision (i) in its discretion or under a grant of similar authority or latitude, the General Partner shall be entitled to the extent permitted by applicable law, to consider only such interest and factors as it desires and shall have no duty or obligation to give any consideration to any interest of or factors affecting the partnership or the Limited Partners, or (ii) in its good faith or under another express standard, the General Partner shall act under such express standard and except as required by applicable law, shall not be subject to any other different standards imposed by this Agreement, any other agreement contemplated hereby or applicable law.

7.8 Other Matters Concerning the General Partner.

7.8.1 The General Partner (including the Audit Committee) may rely and shall be protected in acting or refraining from acting upon any certificate, document or other instrument believed by it to be genuine and to have been signed or presented by the proper party or parties.

7.8.2 The General Partner (including the Audit Committee) may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors selected by it and any opinion or advice of any such person as to matters which the General Partner (including the Audit Committee) believes to be within such person’s professional or expert competence shall be full and complete authorization and protection with respect to any action taken or suffered or omitted by the General Partner (including the Audit Committee) hereunder in good faith and in accordance with such opinion or advice.

7.8.3 The General Partner (including the Audit Committee) may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner (including the Audit Committee) shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

7.9 Other Business Ventures. Any Partner, director, employee, Affiliate or other person holding a legal or beneficial interest in any entity which is a Partner, may engage in or possess an interest in other business ventures of every nature and description, independently or with others, whether such ventures are competitive with the Partnership or otherwise; and, neither the Partnership nor the Partners shall have any right by virtue of this Agreement in or to such independent ventures or to the income or profits derived there from.

7.10 Contracts with the General Partner or its Affiliates. The General Partner may, on behalf of the Partnership, enter into contracts with any Affiliate. The validity of any transaction, agreement or payment involving the partnership and any General Partner or any Affiliate of a General Partner otherwise permitted by the terms of this Agreement shall not be affected by reason of (i) the relationship between the Partnership and the Affiliate of the General Partner, or (ii) the approval of said transaction agreement or payment by officers or directors of the General Partner.

7.11 Additional General Partners. Additional general partners may be admitted with the consent of the General Partner.

ARTICLE 8

RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

8.1 No Participation in Management. No Limited Partner (other than a General Partner if it has acquired an interest of a Limited Partner) shall take part in the management of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership.

8.2 Limitation of Liability. Except as provided in the Act, the debts, obligations, and liabilities of the Partnership, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Partnership. A Limited Partner will not be liable for assessments in addition to its initial capital investment in any our capital securities representing limited partnership interests. However, a Limited Partner may be required to repay to the Partnership any amounts wrongfully returned or distributed to it under some circumstances.

8.3 Indemnification and Terms of Admission. Each Limited Partner shall indemnify and hold harmless the Partnership, the General Partner and every Limited Partner who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceedings, whether civil, criminal, administrative or investigative, by reason of or arising from any actual or alleged misrepresentation or misstatement of facts or omission to state facts made (or omitted to be made) by such Limited Partner in connection with any assignment, transfer, encumbrance or other disposition of all or any part of an interest, or the admission of a Limited Partner to the Partnership, against expenses for which the Partnership or such other Person has not otherwise been reimbursed (including attorneys’ fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by him in connection with such action, suit or proceeding.

8.4 Effective Date. The effective date of admission of a Limited Partner shall be the date designated by the General Partner in writing to such assignee or transferee, which shall not be later than the first day of the fiscal quarter of the Partnership next following the date upon which the General Partner has given its written consent to such substitution.

8.5 Death or Incapacity of Limited Partner. The death or legal incapacity of a Limited Partner shall not cause dissolution of the Partnership.

8.6 Rights of Limited Partner Relating to the Partnership.

(a) In addition to other rights provided by this Agreement or by applicable law, and except as otherwise limited under this Agreement, each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner’s interest as a Limited Partner in the Partnership, upon reasonable demand and at such Limited Partner’s own expense:

(i) to obtain true and full information regarding the status of the business and financial condition of the Partnership;

(ii) promptly after becoming available, to obtain a copy of the Partnership’s federal, state and local tax returns for each year;

(iii) to have furnished to him, upon notification to the General Partner, a current list of the name and last known business, residence or mailing address of each Partner;

(iv) to have furnished to him, upon notification to the General Partner, a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto;

(v) to obtain true and full information regarding the amount of cash contributed by and a description and statement of the value of any other Capital Contribution by each Partner and which each Partner has agreed to contribute in the future, and the date on which each became a Partner; and

(vi) to obtain such other information regarding the affairs of the Partnership as is just and reasonable.

(b) Notwithstanding any other provision of this Agreement, the General Partner may keep confidential from the Limited Partners and Assignees for such period of time as the General Partner deems reasonable, any information that the General Partner reasonably believes to be in the nature of trade secrets or other information, the disclosure of which the General Partner in good faith believes is not in the best interests of the Partnership or could damage the Partnership or that the Partnership is required by law or by agreements with third parties to keep confidential (other than agreements with Affiliates the primary purpose of which is to circumvent the obligations set forth in this Article 8.6).

ARTICLE 9

UNIT CERTIFICATES

9.1 Unit Certificates. Unit Certificates shall be executed on behalf of the Partnership by any officer of either the General Partner or the Partnership.

9.2 Registration Form, Registration of Transfer and Exchange.

9.2.1 The General Partner shall cause to be kept on behalf of the Partnership a register (the “Unit Register”) in which, subject to such reasonable regulations as it may prescribe, the General Partner will provide for the registration and the transfer of Units. The Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering and transferring Units as herein provided. The Partnership shall not recognize transfers of Certificates representing Units unless same are effected in the manner described in this Article 9.2. Upon surrender for registration of transfer of any Units evidenced by a Certificate, the General Partner on behalf of the Partnership will execute, and the Transfer Agent will countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number of Units as was evidenced by the Certificate so surrendered.

9.2.2 Book-Entry-Only System.

(a) Global Certificate Only. Certificates for Units will not be issued, other than the one or more Global Certificates issued to the Depository. So long as the Depository Agreement is in effect, Creation Baskets will be issued and redeemed and Units will be transferable solely through the book-entry systems of the Depository and the DTC Participants and their Indirect Participants as more fully described below.

(1) Global Certificate. The Partnership and the General Partner will enter into the Depository Agreement pursuant to which the Depository will act as securities depository for the Units. Units will be represented by the Global Certificate (which may consist of one or more certificates as required by the Depository), which will be registered, as the Depository shall direct, in the name of Cede & Co., as nominee for the Depository and deposited with, or on behalf of, the Depository. No other certificates evidencing Units will be issued. The Global Certificate shall be in the form attached hereto as Exhibit B and shall represent such Units as shall be specified therein, and may provide that it shall represent the aggregate amount of outstanding Units from time to time endorsed thereon and that the aggregate amount of outstanding Units represented thereby may from time to time be increased or decreased to reflect creations or redemptions of Baskets. Any endorsement of a Global Certificate to reflect the amount, or any increase or decrease in the amount, of outstanding Units represented thereby shall be made in such manner and upon instructions given by the General Partner on behalf of the Partnership as specified in the Depository Agreement.

(2) Legend. Any Global Certificate issued to the Depository or its nominee shall bear a legend substantially to the following effect: “Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to the Partnership or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is required by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.”

(3) The Depository. The Depository has advised the Partnership and the General Partner as follows: the Depository is a limited-purpose trust company organized under the laws of the State of New York, a member of the U.S. Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depository was created to hold securities of DTC Participants and to facilitate the clearance and settlement of securities transactions among the DTC Participants in such securities through electronic book-entry changes in accounts of the DTC Participants, thereby eliminating the need for physical movement of securities certificates. DTC Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own the Depository. Access to the Depository’s system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly (“Indirect Participants”). The Depository may determine to discontinue providing its service with respect to Creation Baskets and Units by giving notice to the General Partner pursuant to and in conformity with the provisions of the Depository Agreement and discharging its responsibilities with respect thereto under applicable law. Under such circumstances, the General Partner shall take action either to find a replacement for the Depository to perform its functions at a comparable cost and on terms acceptable to the General Partner or, if such a replacement is unavailable, to terminate the Partnership.

(4) Beneficial Owners. As provided in the Depository Agreement, upon the settlement date of any creation, transfer or redemption of Units, the Depository will credit or debit, on its book-entry registration and transfer system, the number of Units so created, transferred or redeemed to the accounts of the appropriate DTC Participants. The accounts to be credited and charged shall be designated by the General Partner on behalf of the Partnership and each Participant, in the case of a creation or redemption of Baskets. Ownership of beneficial interest in Units will be limited to DTC Participants, Indirect Participants and persons holding interests through DTC Participants and Indirect Participants. Owners of beneficial interests in Units (“Beneficial Owners”) will be shown on, and the transfer of beneficial ownership by Beneficial Owners will be effected only through, in the case of DTC Participants, records maintained by the

Depository and, in the case of Indirect Participants and Beneficial Owners holding through a DTC Participant or an Indirect Participant, through those records or the records of the relevant DTC Participants. Beneficial Owners are expected to receive from or through the broker or bank that maintains the account through which the Beneficial Owner has purchased Units a written confirmation relating to their purchase of Units.

(5) Reliance on Procedures. Except for those who have provided Transfer Applications to the General Partner, so long as Cede & Co., as nominee of the Depository, is the registered owner of Units, references herein to the registered or record owners of Units shall mean Cede & Co. and shall not mean the Beneficial Owners of Units. Beneficial Owners of Units will not be entitled to have Units registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form and will not be considered the record or registered holder of Units under this Agreement. Accordingly, to exercise any rights of a holder of Units under the Agreement, a Beneficial Owner must rely on the procedures of the Depository and, if such Beneficial Owner is not a DTC Participant, on the procedures of each DTC Participant or Indirect Participant through which such Beneficial Owner holds its interests. The Partnership and the General Partner understand that under existing industry practice, if the Partnership requests any action of a Beneficial Owner, or a Beneficial Owner desires to take any action that the Depository, as the record owner of all outstanding Units, is entitled to take, in the case of a Trustee request, the Depository will notify the DTC Participants regarding such request, such DTC Participants will in turn notify each Indirect Participant holding Units through it, with each successive Indirect Participant continuing to notify each person holding Units through it until the request has reached the Beneficial Owner, and in the case of a request or authorization to act being sought or given by a Beneficial Owner, such request or authorization is given by the Beneficial Owner and relayed back to the Partnership through each Indirect Participant and DTC Participant through which the Beneficial Owner’s interest in the Units is held.

 (6) Communication between the Partnership and the Beneficial Owners. As described above, the Partnership will recognize the Depository or its nominee as the owner of all Units for all purposes except as expressly set forth in this Agreement. Conveyance of all notices, statements and other communications to Beneficial Owners will be effected as follows: pursuant to the Depository Agreement, the Depository is required to make available to the Partnership upon request and for a fee to be charged to the Partnership a listing of the Unit holdings of each DTC Participant. The Partnership shall inquire of each such DTC Participant as to the number of Beneficial Owners holding Units, directly or indirectly, through such DTC Participant. The Partnership shall provide each such DTC Participant with sufficient copies of such notice, statement or other communication, in such form, number and at such place as such DTC Participant may reasonably request, in order that such notice, statement or communication may be transmitted by such DTC Participant, directly or indirectly, to such Beneficial Owners. In addition, the Partnership shall pay to each such DTC Participant an amount as reimbursement for the expenses attendant to such transmittal, all subject to applicable statutory and regulatory requirements.

(7) Distributions. Distributions on Units pursuant to this Agreement shall be made to the Depository or its nominee, Cede & Co., as the registered owner of all Units. The Partnership and the General Partner expect that the Depository or its nominee, upon receipt of any payment of distributions in respect of Units, shall credit immediately DTC Participants’ accounts with payments in amounts proportionate to their respective beneficial interests in Units as shown on the records of the Depository or its nominee. The Partnership and the General Partner also expect that payments by DTC Participants to Indirect Participants and Beneficial Owners held through such DTC Participants and Indirect Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in a “street name,” and will be the responsibility of such DTC Participants and Indirect Participants. Neither the Partnership nor the General Partner will have any responsibility or liability for any aspects of the records relating to or notices to Beneficial Owners, or payments made on account of beneficial ownership interests in Units, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depository and the DTC Participants or the relationship between such DTC Participants and the Indirect Participants and Beneficial Owners owning through such DTC Participants or Indirect Participants or between or among the Depository, any Beneficial Owner and any person by or through which such Beneficial Owner is considered to own Units.

(8) Limitation of Liability. The Global Certificate to be issued hereunder is executed and delivered solely on behalf of the Partnership by the General Partner, as General Partner, in the exercise of the powers and authority conferred and vested in it by this Agreement. The representations, undertakings and agreements made on the part of the Partnership in the Global Certificate are made and intended not as personal representations, undertakings and agreements by the General Partner, but are made and intended for the purpose of binding only the Partnership. Nothing in the Global Certificate shall be construed as creating any liability on the General Partner, individually or personally, to fulfill any representation, undertaking or agreement other than as provided in this Agreement.

(9) Successor Depository. If a successor to the Depository shall be employed as Depository hereunder, the Partnership and the General Partner shall establish procedures acceptable to such successor with respect to the matters addressed in this Section 9.2.2.

(10) Transfer of Units. Beneficial Owners that are not DTC Participants may transfer Units by instructing the DTC Participant or Indirect Participant holding the Units for such Beneficial Owner in accordance with standard securities industry practice. Beneficial Owners that are DTC Participants may transfer Units by instructing the Depository in accordance with the rules of the Depository and standard securities industry practice.

9.2.3 Except as otherwise provided in the Agreement, the Partnership shall not recognize any transfer of Units until the Certificates (if applicable), and a Transfer Application has been provided to the General Partner evidencing such Units are surrendered for registration of transfer and such Certificates are accompanied by a Transfer Application duly executed by the transferee (or the transferee’s attorney-in-fact duly authorized in writing). No charge shall be imposed by the Partnership for such transfer, provided, that, as a condition to the issuance of any new Certificate under this Article 9.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.

9.3 Mutilated, Destroyed, Lost or Stolen Certificates.

9.3.1 If any mutilated Certificate is surrendered to the Transfer Agent, the General Partner on behalf of the Partnership shall execute, and upon its request, the Transfer Agent shall countersign and deliver in exchange therefore, a new Certificate evidencing the same number of Units as the Certificate so surrendered.

9.3.2 The General Partner on behalf of the Partnership shall execute, and upon its request, the Transfer Agent shall countersign and deliver a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:

(a) makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

(b) requests the issuance of a new Certificate before the Partnership has received notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(c) if requested by the General Partner, delivers to the Partnership a bond or such other form of security or indemnity as may be required by the General Partner, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may direct, in its sole discretion, to indemnify the Partnership, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

(d) satisfies any other reasonable requirements imposed by the General Partner. If a Limited Partner or Assignee fails to notify the Partnership within a reasonable time after he has notice of the loss, destruction or theft of a Certificate, and a transfer of the Units represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner or Assignee shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.

9.3.3 As a condition to the issuance of any Certificate under this Article 9.3, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including, without limitation, the fees and expenses of the Transfer Agent) connected therewith.

9.4 Record Holder. The Partnership shall be entitled to recognize the Record Holder as the Limited Partner or Assignee with respect to any Units and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Units on the part of any other Person, whether or not the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any national securities exchange on which the Units are listed for trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Units, as between the Partnership on the one hand and such other Persons on the other hand such representative Person (a) shall be the Limited Partner or Assignee (as the case may be) of record and beneficially, (b) must execute and deliver a Transfer Application and (c) shall be bound by this Agreement and shall have the rights and obligations of a Limited Partner or Assignee (as the case may be) hereunder and as provided for herein.

9.5 The General Partner is hereby authorized to cause the Partnership to issue Partnership Securities, for any Partnership purpose, at any time or from time to time, to the Partners or to other Persons for such consideration and on such terms and conditions as shall be established by the General Partner in its sole discretion, all without the approval of any Limited Partners. The General Partner shall have sole discretion, subject to the requirements of the Act, in determining the consideration and terms and conditions with respect to any future issuance of Partnership Securities.

9.6 The General Partner shall do all things necessary to comply with the Act and is authorized and directed to do all things it deems to be necessary or advisable in connection with any future issuance of Partnership Securities, including, without limitation, compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any national securities exchange on which the Units or other Partnership Securities are listed for ruling.

ARTICLE 10

TRANSFER OF INTERESTS

10.1 Transfer.

10.1.1 The term “transfer,” when used in this Article 10 with respect to an interest, shall be deemed to refer to an appropriate transaction by which the General Partner assigns its interest as General Partner to another Person or by which the holder of a Unit assigns such Unit to another Person who is or becomes an Assignee and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise.

10.1.2 No interest shall be transferred in whole or in part, except in accordance with the terms and conditions set forth in this Article 10. Any transfer or purported transfer of an interest not made in accordance with this Article 10 shall be null and void.

10.2 Transfer of General Partner’s Interest.

10.2.1 Except as set forth in this Article 10.2.1, the General Partner may transfer all, but not less than all, of its interest as the general partner to a single transferee if, but only if, (i) at least a majority of the voting Units (excluding for this purpose Units held by the General Partner and its Affiliates) approve of such transfer and of the admission of such transferee as general partner, (ii) the transferee agrees to assume the rights and duties of the General Partner and be bound by the provisions of this Agreement and other applicable agreements, and (iii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner or of the Partnership or cause the Partnership to be taxable as a corporation or otherwise taxed as an entity for federal income tax purposes. The foregoing notwithstanding, the General Partner is expressly permitted to pledge its interest as General Partner to secure the obligations of the Partnership under a Revolving Credit Facility, as the same may be amended, supplemented, replaced, refinanced or restated from time to time, or any successor or subsequent loan agreement.

10.2.2 Neither Article 10.2.1 nor any other provision of this Agreement shall be construed to prevent (and all Partners do hereby consent to) (i) the transfer by the General Partner of all of its interest as a general partner to an Affiliate or (ii) the transfer by the General Partner of all its interest as a general partner upon its merger or consolidation with or other combination into any other Person or the transfer by it of all or substantially all of its assets to another Person if, in the case of a transfer described in either clause (i) or (ii) of this sentence, the rights and duties of the General Partner with respect to the interest so transferred are assumed by the transferee and the transferee agrees to be bound by the provisions of this Agreement; provided, that in either such case, such transferee furnishes to the Partnership an Opinion of Counsel that such merger, consolidation, combination, transfer or assumption will not result in a loss of limited liability of any Limited Partner or of the Partnership or cause the Partnership to be taxable as a corporation or otherwise taxed as an entity for federal income tax purpose. In the case of a transfer pursuant to this Article 10.2.2, the transferee or successor (as the case may be) shall be admitted to the Partnership as the General Partner immediately prior to the transfer of the interest, and the business of the Partnership shall continue without dissolution.

10.3 Transfer of Units.

10.3.1 Units may be transferred only in the manner described in Article 9.2. The transfer of any Units and the admission of any new Partner shall not constitute an amendment to this Agreement.

10.3.2 Until admitted as a Substituted Limited Partner pursuant to Article 11, the Record Holder of a Unit shall be an Assignee in respect of such Unit. Limited Partners may include custodians, nominees or any other individual or entity in its own or any representative capacity.

10.3.3 Each distribution in respect of Units shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holders thereof as of the Record Date set for the distribution. Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

10.3.4 A transferee who has completed and delivered a Transfer Application provided by the seller of the Units (or if purchased on an exchange directly from the Partnership), shall be deemed to have (i) requested admission as a Substituted Limited Partner, (ii) agreed to comply with and be bound by and to have executed this Agreement, (iii) represented and warranted that such transferee has the capacity and authority to enter into this Agreement, (iv) made the powers of attorney set forth in this Agreement, and (v) given the consents and made the waivers contained in this Agreement.

10.4 Restrictions on Transfers. Notwithstanding the other provisions of this Article 10, no transfer of any Unit or interest therein of any Limited Partner or Assignee shall be made if such transfer would (a) violate the then applicable federal or state securities laws or rules and regulations of the SEC, any state securities commission, the CFTC, or any other governmental authorities with jurisdiction over such transfer, (b) cause the Partnership to be taxable as a corporation or (c) affect the Partnership’s existence or qualification as a limited partnership under the Act. The General Partner may request each record holder to furnish certain information, including that holder’s nationality, citizenship or other related status. A transferee who is not a U.S. resident may not be eligible to become a record holder or a Limited Partner if such ownership would subject the Partnership to the risk of cancellation or forfeiture of any of its assets under any federal, state or local law or regulation. If the record holder fails to furnish the information or if the General Partner determines, on the basis of the information furnished by the holder in response to the request, that such holder is not qualified to become one of a Limited Partner, the General Partner may be substituted as a holder for the record holder, who will then be treated as a non-citizen assignee, and the Partnership will have the right to redeem those securities held by the record holder.

10.5 Tax Certificates.

10.5.1 All Limited Partners or Assignees (or, if the Limited Partner or Assignee is a nominee holding for the account of a Beneficial Owner, the Beneficial Owner) are required to provide the Partnership with a properly completed Tax Certificate.

10.5.2 If a Limited Partner or Assignee (or, if the Limited Partner or Assignee is a nominee holding for the account of a Beneficial Owner, the Beneficial Owner) fails to provide the Partnership with a properly completed Tax Certificate, the General Partner may request at any time and from time to time, that such Limited Partner or Assignee (or Beneficial Owner) shall, within 15 days after request (whether oral or written) therefore by the General Partner, furnish to the Partnership, a properly completed Tax Certificate. If a Limited Partner or Assignee fails to furnish to the General Partner within the aforementioned 15-day period such Tax Certificate, the Units owned by such Limited Partner or Assignee (or in the case of a Limited Partner or Assignee that holds Units on behalf of a

Beneficial Owner, the Units held on behalf of the Beneficial Owner) shall be subject to redemption in accordance with the provisions of Article 10.6.

10.6 Redemption of Units for Failure to Provide Tax Certification.

10.6.1 If at any time a Limited Partner or Assignee fails to furnish a properly completed Tax Certificate within the 15-day period specified in Article 10.5.2, The Partnership may redeem the Units of such Limited Partner or Assignee as follows:

(a) The General Partner shall not later than the tenth (10th) day before the date fixed for redemption, give notice of redemption to the Limited Partner or Assignee, at his last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed (the “Notice Date”). The notice shall specify the Redeemable Units, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon surrender of the Certification evidencing the Redeemable Units.

(b) The aggregate redemption price for Redeemable Units shall be an amount equal to the market price as of the Close of Business on the Business Day immediately prior to the date fixed for redemption of Units to be so redeemed multiplied by the number of Units included among the Redeemable Units. The redemption price shall be paid in the sole discretion of the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the Prime Rate and payable in three equal annual installments of principal together with accrued interest commencing one year after the redemption date.

(c) Upon surrender by or on behalf of the Limited Partner or Assignee, at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Units, duly endorsed in blank or accompanied by an assignment duly executed in blank, the Limited Partner or Assignee or his duly authorized representative shall be entitled to receive the payment therefore.

(d) In the event the Partnership is required to pay withholding tax or otherwise withhold any amount on behalf of, or with respect to, a Limited Partner or Assignee (or Beneficial Owner) who has failed to provide a properly completed Tax Certificate, such amounts paid or withheld by the Partnership shall be deemed to have been paid to such Limited Partner or Assignee (or Beneficial Owner) as part of the redemption price for the Redeemable Units and the Partnership shall reduce the amount of the payment made to such Limited Partner or Assignee (or Beneficial owner) in redemption of such Redeemable Units by any amounts so withheld.

10.6.2 After the Notice Date, Redeemable Units shall no longer constitute issued and Outstanding Units and no allocations or distributions shall be made with respect to such Redeemable Units. In addition, after the Notice Date, the Redeemable Units shall not be Transferable.

10.6.3 The provisions of this Article 10.6 shall also be applicable to Units held by a Limited Partner or Assignee as nominee of a Beneficial Owner.

ARTICLE 11

ADMISSION OF PARTNERS

11.1 Admission of Initial Limited Partners and Other Creation Basket Purchases. Upon the issuance by the Partnership of Units to Initial Limited Partners and any other purchases of a Creation Basket, the General Partner shall admit the Initial Limited Partner and such other purchasers of the Creation Basket to the Partnership as Limited Partners in respect of the Units purchased.

11.2 Admission of Substituted Limited Partners. By transfer of a Unit in accordance with Article 10, the transferor shall be deemed to have given the transferee the right to seek admission as a Substituted Limited Partner subject to the conditions of, and in the manner permitted under, this Agreement. A transferor of a Certificate shall, however, only have the authority to convey to a purchaser or other transferee who does not execute and deliver a Transfer Application (i) the right to negotiate such Certificate to a purchaser or other transferee and (ii) the right to transfer the right to request admission as a Substituted Limited Partner to such purchaser or other transferee in respect of the transferred Units. Each transferee of a Unit (including, without limitation, any nominee holder or an agent acquiring such Unit for the account of another Person) who executes and delivers a Transfer Application shall, by virtue of such execution and delivery, be an Assignee and be deemed to have applied to become a Substituted Limited Partner with respect to the Units so transferred to such Person. Such Assignee shall become a Substituted Limited Partner (i) at such time as the General Partner consents thereto, which consent may be given or withheld in the General Partner’s sole discretion, and (ii) when any such admission is shown on the books and records of the Partnership. If such consent is withheld such transferee shall be an Assignee. An Assignee shall have an interest in the Partnership equivalent to that of a Limited Partner with respect to allocations and distributions, including, without limitation, liquidating distributions, of the Partnership. With respect to voting rights attributable to Units that are held by Assignees, the General Partner shall be deemed to be the Limited Partner with respect thereto and shall, in exercising the voting rights in respect of such Units on any matter, vote such Units at the written direction of the Assignee who is the Record Holder of such Units. If no such written direction is received, such Units will not be voted. An Assignee shall have no other rights of a Limited Partner.

11.3 Admission of Successor General Partner. A successor General Partner approved pursuant to this Article 11.3 or the transferee of or successor to all of the General Partner’s interest pursuant to Article 10.2 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the General Partner pursuant to Article 12 or the transfer of the General Partner’s interest pursuant to Article 10.2; provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Article 10.2 has occurred. Any such successor shall carry on the business of the Partnership without dissolution. In each case, the admission shall be subject to the successor General Partner executing and delivering to the Partnership an acceptance of all of the terms and conditions of this Agreement and such other documents or instruments as may be requited to effect the admission.

11.4 Admission of Additional Limited Partners.

11.4.1 A Person (other than the General Partner, an Initial Limited Partner or a Substituted Limited Partner) who makes a Capital Contribution to the Partnership in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner (i) evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including, without limitation, the power of attorney granted in this Agreement, (ii) such other documents or instruments as may be required in the discretion of the General Partner to effect such Person’s admission as an Additional Limited Partner.

11.4.2 Notwithstanding anything to the contrary in this Article 11.4, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner, which consent may be given or withheld in the General Partner’s sole discretion. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded on the books and records of the Partnership, following the consent of the General Partner to such admission.

11.5 Amendment of Agreement and Certificate of Limited Partnership. To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Act to amend the records of the Partnership and if necessary, to prepare as soon as practical an amendment of this Agreement and if required by law, to prepare and file an amendment to the Certificate of Limited Partnership and may for this purpose, among others, exercise the power of attorney granted pursuant to Article 15.

ARTICLE 12

WITHDRAWAL OR REMOVAL OF PARTNERS

12.1 Withdrawal of the General Partner.

12.1.1 The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”):

(a) the General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

(b) the General Partner transfers all of its rights as general partner pursuant to this Agreement;

(c) the General Partner is removed;

(d) the General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition; (C) files a petition or answer seeking for itself a reorganization, arrangement, composition, readjustment liquidation, dissolution or similar relief under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A) – (C) of this sentence; or (E) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the General Partner or of all or any substantial part of its properties;

(e) a final and non-appealable judgment is entered by a court with appropriate jurisdiction ruling that the General Partner is bankrupt or insolvent or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the General Partner, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect; or

(f) a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation.

If an Event of Withdrawal specified in this Article 12.1.1(d), (e) or (f) occurs, the withdrawing General Partner shall give written notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Article 12.1 shall result in the withdrawal of the General Partner from the Partnership.

12.1.2 Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal will not constitute a breach of this Agreement under the following circumstances, (i) the General Partner voluntarily withdraws by giving at least 90 days’ advance notice to the Limited Partners, such withdrawal to take effect on the date specified in such notice; (ii) at any time that the General Partner ceases to be a General Partner pursuant to Article 12.1.1(b) or is removed pursuant to Article 12.2; or (iii), at any time that the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Voting Units. If the General Partner gives a notice of withdrawal pursuant to Article 12.1.1(a), holders of at least a majority of such Outstanding Units (excluding for purposes of such determination Units owned by the General Partner and its Affiliates) may, prior to the effective date of such withdrawal, elect a successor General Partner. If, prior to the effective date of the General Partner’s withdrawal, a successor is not selected by the Limited Partners as provided herein, the Partnership shall be dissolved in accordance with Article 13. If a successor General Partner is elected, such successor shall be admitted immediately prior to the effective time of the withdrawal or removal of the Departing Partner and shall continue the business of the Partnership without dissolution.

12.2 Removal of the General Partner. The General Partner may be removed with or without cause if such removal is approved by at least 66 2/3% of the Outstanding Voting Units (excluding for this purpose Units held by the General Partner and its Affiliates). Any such action by such Limited Partners for removal of the General Partner also must provide for the election of a new General Partner by the holders of a majority of the Outstanding Units (excluding for this purpose Units held by the General Partner and its Affiliates). Such removal shall be effective immediately following the admission of the successor General Partner pursuant to Article 11.

12.3 Withdrawal of a Limited Partner other than the Organizational Limited Partner. In addition to withdrawal of a Limited Partner due to its redemption of Units constituting a Redemption Basket under this Agreement, the General Partner may, at any time, in its sole discretion, require any Limited Partner to withdraw entirely from the Partnership or to withdraw a portion of his Partner capital account, by giving not less than fifteen (15) days’ advance written notice to the Limited Partner thus designated. In addition, the General Partner without notice may require at any time, or retroactively, withdrawal of all or any portion of the capital account of any Limited Partner: (i) that made a misrepresentation to the General Partner in connection with its purchase of Units; or (ii) whose ownership of Units would result in the violation of any law or regulations applicable to the Partnership or a Partner. The Limited Partner thus designated shall withdraw from the Partnership or withdraw that portion of his Partner capital account specified in such notice, as the case may be, as of the Close of Business on such date as determined by the General Partner. The Limited Partner thus designated shall be deemed to have withdrawn from the Partnership or to have made a partial withdrawal from his Partner capital account, as the case may be, without further action on the part of said Limited Partner and the provisions of Article 17.6 shall apply.

ARTICLE 13

TERMINATION AND DISTRIBUTION

13.1 Termination. The Partnership shall continue in effect from the date of its formation in perpetuity, unless sooner terminated upon the occurrence of any one or more of the following events:

13.1.1 The death, adjudication of incompetence, bankruptcy, dissolution, withdrawal, or removal of a General Partner who is the sole remaining General Partner, unless a majority in interest of the Limited Partners within 90 days after such event elects to continue the Partnership and appoints a Successor General Partner; or

13.1.2 The affirmative vote of a majority in interest of the Limited Partners; provided, however, that any such termination shall be subject to the conditions set forth in this Agreement.

13.2 Assumption of Agreements. No vote by the Limited Partners to terminate the Partnership pursuant to paragraph 13.1.2 shall be effective unless, prior to or concurrently with such vote, there shall have been established procedures for the assumption of the Partnership’s obligations arising under any agreement to which the Partnership is a party and which is still in force immediately prior to such vote regarding termination, and there shall have been an irrevocable appointment of an agent who shall be empowered to give and receive notices, reports and payments under such agreements, and hold and exercise such other powers as are necessary to permit all other parties to such agreements to deal with such agent as if the agent were the sole owner of the Partnership’s interest, which procedures are agreed to in writing by each to he other parties to such agreements.

13.3 Distribution

13.3.1 Upon termination of the Partnership, the affairs of the Partnership shall be wound up and all of its debts and liabilities discharged or otherwise provided for in the order of priority as provided by law. The fair market value of the remaining assets of the Partnership shall then be determined by the General Partner. Thereupon, the assets of the Partnership shall be distributed to the Partners in accordance pro rata in accordance with their Units. Each Partner shall receive his share of the assets in cash or in kind, and the proportion of such share that is received in cash may vary from Partner to Partner, all as the General Partner in its sole discretion may decide. If such distributions are insufficient to return to any Partner the full amount of his Capital Contributions, he shall have no recourse against any other Partner.

13.3.2 The winding up of the affairs of the Partnership and the distribution of its assets shall be conducted exclusively by the General Partner or its successor, which is hereby authorized to do all acts authorized by law for these purposes. Without limited the generality of the foregoing, the General Partner, in carrying out such winding up and distribution, shall have full power and authority to sell all or any of the Partnership’s assets or to distribute the same in kind to the Partners.

ARTICLE 14

MEETINGS

14.1 Meeting of Limited Partners. Upon the written request of 20% or more in interest of the Limited Partners, the General Partner may, but is not required to, call a meeting of the Limited Partners. Notice of such meeting shall be given within 30 days after, and the meeting shall be held within 60 days after, receipt of such request. The General Partner may also call a meeting not less than 20 and not more than 60 days prior to the meeting. Any such notice shall state briefly the purpose of the meeting, which shall be held at a reasonable time and place.

ARTICLE 15

POWER OF ATTORNEY

15.1 Appointment. Each Limited Partner and each Assignee hereby constitutes and appoints each of the General Partner and, if a liquidator shall have been selected, the liquidator severally (and any successor to either thereof by merger, transfer, assignment, election or otherwise) and each of their respective authorized officers and attorneys-in-fact with full power of substitution, as his true and lawful agent and attorney-in-fact with full power and authority in his name, place and stead to:

(a) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) all certificates, documents and other instruments (including, without limitation, this Agreement and the Certificate of Limited Partnership and all amendments or restatements thereof) that the General Partner or the liquidator deems necessary or appropriate to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property, (B) all certificates, documents and other instruments that the General Partner or the liquidator deems necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement, (C) all certificates, documents and other instruments (including, without limitation, conveyances and a certificate of cancellation) that the General Partner or the liquidator deems necessary or appropriate to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement, (D) all certificates, documents and other instruments relating to the admission, withdrawal, removal or substitution of any Partner or the Capital Contribution of any Partner, (E) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class or series of Units or other securities issued pursuant to Article 4.4 and (F) all certificates documents and other instruments (including, without limitation, agreements and a certificate of merger) relating to a merger or consolidation of the Partnership;

(b) execute, swear to, acknowledge, deliver, file and record all ballots, consents, approval waivers, certificates and other instruments necessary or appropriate, in the sole discretion of the General Partner or the liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement or is necessary or appropriate, in the sole discretion of the General Partner or the liquidator, to effectuate the terms or intent of this Agreement, provided, that when required by this Agreement that establishes a percentage of the Limited Partners or of the Limited Partners of any class or series required to take any action, the General Partner or the liquidator may exercise the power of attorney made in this Article 15 only after the necessary vote, consent or approval of the Limited Partners or of the Limited Partners of such class or series;

(c) sign, execute and file with the Department of Interior (including any bureau, office or other Unit thereof, whether in Washington, D.C., or in the field, or any officer or employee thereof), as well as with any other federal or state agencies, departments, bureaus, offices or authorities, any documents or instruments related to the Partnership or its business which the General Partner in its sole discretion determines should be filed, including, without limitation, all statements of interest and holdings on behalf of the Partnership or the Partners, and any other statements, notices or communications now or hereafter required or permitted to be filed under any law, rule or regulation of the United States or any state.

15.2 Survival. The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest and it shall survive and not be affected by the subsequent death, incompetence, disability, incapacity, dissolution, bankruptcy or termination of any Limited Partner or Assignee and the transfer of all or any portion of such Limited Partner’s or Assignee’s Partnership interest and shall extend to such Limited Partners or Assignee’s heirs, successors, assigns and personal representatives. Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the General Partner or the liquidator acting in good faith pursuant to such power of attorney; and each such Limited Partner or Assignee hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the General Partner or the liquidator taken in good faith under such power of attorney. Each Limited Partner or Assignee shall execute and deliver to the General Partner or the liquidator, within 15 days after receipt of the General Partner’s or the liquidator’s request therefore, such further designations, powers of attorney and other instruments as the General Partner or the liquidator deems necessary to effectuate this Agreement and the purposes of the Partnership.

ARTICLE 16

CREATION OF UNITS

16.1 General. The Partnership will create and redeem Units from time to time, but only in one or more Creation Baskets or Redemption Baskets (a block of 100,000 Units shall be referred to as a “Basket”). The creation and redemption of Baskets will only be made in exchange for delivery to the Partnership or the distribution by the Partnership of the amount of United States government securities with maturities of two years or less (“Treasuries”) and any cash represented by the Baskets being created or redeemed, the amount of which will be based on the combined NAV of the number of Units included in the Baskets being created or redeemed determined on the day the order to create or redeem Baskets is properly received.

16.2 Creation Procedures. On any Business Day, a Limited Partner, through an Participant, may place an order with the Partnership’s marketing agent to create one or more Baskets. Purchase orders must be placed by 12:00 PM New York time or the close of regular trading on the American Stock Exchange, whichever is earlier; except in the case of the Initial Limited Partner’s initial order to purchase one or more Creation Baskets on the first day the Baskets are to be offered and sold, when such orders shall be placed by 9:00 AM New York time on the day agreed to by the General Partner and the Initial Limited Partner. The day on which the marketing agent receives a valid purchase order is the purchase order date. By placing a purchase order, the Limited Partner agrees to deposit Treasuries with the Partnership, or a combination of Treasuries and cash. Prior to the delivery of Baskets for a purchase order, the Limited Partner must also have wired to the custodian the non-refundable creation transaction fee described in this Article.

16.3 Determination of required deposits. The total deposit required to create each Basket (“Creation Basket Deposit”) is an amount of Treasuries and cash with a value that is in the same proportion to the total assets of the Partnership (net of estimated accrued but unpaid fees, expenses and other liabilities) on the date the order to purchase is properly received as the number of Units to be created under the purchase order is in proportion to the total number of Units outstanding on the date the order is received. The General Partner determines, in its sole discretion or in consultation with the Administrator, the requirements for Treasuries that may be included in deposits to create Baskets (e.g., the issuer and the maximum permitted remaining maturity of a Treasury) and publishes, or its agent publishes on its behalf, such requirements at the beginning of each Business Day. The amount of cash deposit required is the difference between the aggregate market value of the Treasuries included in a Creation Basket Deposit as of 4:00 p.m. on the date the order to purchase properly was made and the total required deposit.

16.4 Delivery of required deposits. A Limited Partner who places a purchase order is responsible for transferring the Partnership’s account with the custodian the required amount of Treasuries and cash by the end of the third Business Day following the purchase order date. Upon receipt of the deposit amount, the marketing agent will direct DTC to credit the number of Baskets ordered to the Limited Partner’s DTC account on the third Business Day following the purchase order date. The expense and risk of delivery and ownership of Treasuries until such Treasuries have been received by the custodian on behalf of the Partnership shall be borne solely by the Limited Partner.

16.5 Rejection of purchase orders. The General Partner, or its marketing agent on its behalf, may reject a purchase order or a Creation Basket Deposit if: (1) it determines that the purchase order or the Creation Basket Deposit is not in proper form; (2) the General Partner believes that the purchase order or the Creation Basket Deposit would have adverse tax consequences to the Partnership or Limited Partners; (3) the acceptance or receipt of the Creation Basket Deposit would, in the opinion of counsel to the General Partner, be unlawful; or (4) circumstances outside the control of the General Partner, marketing agent or custodian make it, for all practical purposes, not feasible to process creations of Baskets. None of the General Partner, marketing agent or custodian will be liable for the rejection of any purchase order or Creation Basket Deposit.

16.6 Creation Transaction Fee. To compensate the Partnership for its expenses in connection with the creation of Baskets, a Limited Partner is required to pay a transaction fee to the Partnership of $1,000 per order to create Baskets. An order may include multiple Baskets. The transaction fee may be reduced, increased or otherwise changed by the General Partner. The General Partner shall notify DTC of any change in the transaction fee and will not implement any increase in the fee for the creation of Baskets until 30 days after the date of the notice.

ARTICLE 17

REDEMPTION OF UNITS

17.1 General. The procedures by which a Limited Partner can redeem, through an authorized Participant, one or more Baskets mirror the procedures for the creation of Baskets. On any Business Day, a Limited Partner may place an order with the marketing agent to redeem one or more Baskets. Redemption orders must be placed by 12:00 PM New York time or the close of regular trading on the American Stock Exchange, whichever is earlier. A redemption order so received is effective on the date it is received in satisfactory form by the marketing agent. The day on which the marketing agent receives a valid redemption order is the redemption order date. By placing a redemption order, a Limited Partner agrees to deliver the Baskets to be redeemed through DTC’s book-entry system to the Partnership not later than 3:00 p.m. New York time on the third Business Day following the effective date of the redemption order. Prior to the delivery of the redemption distribution for a redemption order, the Limited Partner must also have wired to the Partnership’s account at the custodian the non-refundable redemption transaction fee described in this Article.

17.2 Determination of Redemption Distribution. The redemption distribution from the Partnership consists of a transfer to the redeeming Limited Partner of an amount of Treasuries with a value that is in the same proportion to the total assets of the Partnership (net of estimated accrued but unpaid fees, expenses and other liabilities) on the date the order to redeem is properly received as the number of Units to be redeemed under the redemption order is in proportion to the total number of Units outstanding on the date the order is received. The General Partner, directly or through its agent, will determine the requirements for Treasuries and the amount of cash, including the maximum permitted remaining maturity of a Treasury, and the proportions of Treasuries and cash, that may be included in distributions to redeem Baskets. The marketing agent will publish such requirements as of 4:00 PM New York time on the redemption order date.

17.3 Delivery of Redemption Distribution. The redemption distribution due from the Partnership is delivered to the Limited Partner by 3:00 p.m. New York time on the third Business Day following the redemption order date if, by 3:00 p.m. New York time on such third Business Day, the Partnership’ s DTC account has been credited with the Baskets to be redeemed. If the Partnership’s DTC account has not been credited with all of the Baskets to be redeemed by such time, the redemption distribution is delivered to the extent of whole Baskets received. Any remainder of the redemption distribution is delivered by 3:00 p.m. New York time on the next Business Day to the extent of remaining whole Baskets received if the Partnership receives the fee applicable to the extension of the redemption distribution date which the General Partner may, from time to time, determine and the remaining Baskets to be redeemed are credited to the Partnership’s DTC account by 9:00 AM New York time on such next Business Day. Any further outstanding amount of the redemption order shall be cancelled. The custodian is also authorized to deliver the redemption distribution notwithstanding that the Baskets to be redeemed are not credited to the Partnership’s DTC account by 3:00 p.m. New York time on the third Business Day following the redemption order date if the Limited Partner has collateralized its obligation to deliver the Baskets through DTC’s book entry system on such terms as the General Partner may from time to time determine.

17.4 Suspension or Rejection of Redemption orders. The General Partner may, in its discretion, suspend the right of redemption, or postpone the redemption settlement date, (1) for any period during which any of the New York Mercantile Exchange, the American Stock Exchange or the New York Stock Exchange is closed other than customary weekend or holiday closings, or trading on the American Stock Exchange is suspended or restricted, (2) for any period during which an emergency exists as a result of which delivery, disposal or evaluation of Treasuries is not reasonably practicable, or (3) for such other period as the General Partner determines to be necessary for the protection of the Limited Partners. None of the General Partner, the marketing agent or the custodian will be liable to any person or in any way for any loss or damages that may result from any such suspension or postponement. The General Partner will reject a redemption order if the order is not in proper form or if the fulfillment of the order, in the opinion of its counsel, might be unlawful.

17.5 Redemption Transaction Fee. To compensate the Partnership for its expenses in connection with the redemption of Baskets, a Limited Partner is required to pay a transaction fee to the Partnership of $1,000 per order to redeem Baskets. An order may include multiple Baskets. The transaction fee may be reduced, increased or otherwise changed by the General Partner. The General Partner shall notify DTC of any change in the transaction fee and will not implement any increase in the fee for the redemption of Baskets until 30 days after the date of the notice.

17.6 Required Redemption. The General Partner may, at any time, in its sole discretion, require any Limited Partner to withdraw entirely from the Partnership or to withdraw a portion of his Partner capital account, by giving not less than fifteen (15) days’ advance written notice to the Limited Partner thus designated. In addition, the General Partner without notice may require at any time, or retroactively, withdrawal of all or any portion of the capital account of any Limited Partner: (i) that the General Partner determines is a benefit plan investor (within the meaning of the Department of Labor Regulation (s) 2510.3-101(f)(2)) in order for the assets of the Partnership not to be treated as plan assets under ERISA; (ii) that made a misrepresentation to the General Partner in connection with its purchase of Units; or (iii) whose ownership of Units would result in the violation of any law or regulations applicable to the Partnership or a Partner. The Limited Partner thus designated shall withdraw from the Partnership or withdraw that portion of his Partner capital account specified in such notice, as the case may be, as of the Close of Business on such date as determined by the General Partner. The Limited Partner thus designated shall be deemed to have withdrawn from the Partnership or to have made a partial withdrawal from his Partner capital account, as the case may be, without further action on the part of said Limited Partner.

ARTICLE 18

MISCELLANEOUS

18.1 Notices. Any notice, offer, consent or other communication required or permitted to be given or made hereunder shall be in writing and shall be deemed to have been sufficiently given or made when delivered personally to the party (or an officer of the party) to whom the same is directed, or (except in the event of a mail strike) five days after being mailed by first-class mail, postage prepaid, if to the Partnership or to a General Partner, or if to a Limited Partner, to the address set forth on Exhibit C hereof. Any Partner may change his address for the purpose of this Article by giving notice of such change to the Partnership, such change to become effective on the tenth day after such notice is given.

18.2 Waiver of Partition. Each Partner hereby irrevocably waives during the term of the Partnership any right that it or he may have to maintain any action for partition with respect to any Partnership property.

18.3 Governing Law, Successors, Severability. This Agreement shall be governed by the laws of the State of Delaware, as such laws are applied by Delaware courts to agreements entered into and to be performed in Delaware by and between residents of Delaware and shall, subject to the restrictions on transferability set forth herein, bind and inure to the benefit of the heirs, executors, personal representatives successors and assigns of the parties hereto. If any provision of this Agreement shall be held to be invalid, the remainder of this Agreement shall not be affected thereby.

18.4 Consent to Jurisdiction. The General Partner and the Limited Partners hereby (1) irrevocably submit to the non-exclusive jurisdiction of any Delaware state court or federal court sitting in Wilmington, Delaware in any action arising out of or relating to this Agreement, and (ii) consent to the service of process by mail. Nothing herein shall affect the right of any party to serve legal process in any manner permitted by law or affect its right to bring any action in any other court. Each party agrees that, in the event that any dispute arising from or relating to this Agreement becomes subject to any judicial proceeding, such party, to the fullest extent permitted by applicable law, waives any right it may otherwise have to (a) seek punitive or consequential damages, or (b) request a trial by jury.

18.5 Entire Agreement. This Agreement constitutes the entire agreement among the parties; it supercedes any prior agreement or understanding among them, oral or written, all of which are hereby canceled. This Agreement may not be modified or amended other than pursuant to Article 15.

18.6 Headings. The headings in this Agreement are inserted for convenience of reference only and shall not affect interpretation of this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural and pronouns stated in either the masculine or the neuter gender shall include the masculine, the feminine and the neuter.

18.7 No Waiver. The failure of any Partner to seek redress for violation, or to insist on strict performance, of any covenant or condition of this Agreement shall not prevent a subsequent act which would have constituted a violation from having the effect of an original violation.

18.8 Legends. If certificates for any interest or interests are issued evidencing a Limited Partner’s interest in the Partnerships, each such certificate shall bear such legends as may be required by applicable Federal and state laws, or as may be deemed necessary or appropriate by the General Partner to reflect restrictions upon transfer contemplated herein.

18.9 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

18.10 Relationship between the Agreement and the Act. Regardless of whether any provisions of this Agreement specifically refer to particular Default Rules, (a) if any provision of this Agreement conflicts with a Default Rule, the provision of this Agreement controls and the Default Rule is modified or negated accordingly, and (b) if it is necessary to construe a Default Rule as modified or negated in order to effectuate any provision of this Agreement, the Default Rule is modified or negated accordingly. For purposes of this Article 18.10, “Default Rule” shall mean a rule stated in the Act that applies except to the extent it is negated or modified through the provisions of a limited partnership’s Certificate or limited partnership agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first appearing above.

General Partner
Victoria Bay Asset Management, LLC

By:
Name
Title:

Organizational Limited Partner
Wainwright Holdings, Inc.

By:
Name
Title:

Initial Limited Partner
[ ]

By:
Name
Title:

EXHIBIT A

Assets	Management Fee

First $1,000,000,000	0.50% of NAV
After the first $1,000,000,000	0.20% of NAV

Fees and Expenses are calculated on a daily basis and paid on a monthly basis (accrued at 1/365 of applicable percentage of the NAV on that day).

Exhibit A-1

EXHIBIT B

FORM OF GLOBAL CERTIFICATE

Evidencing Units Representing Limited Partner Interests
in United States Oil Fund, LP

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE FUND OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUIRED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

This is to certify that Cede & Co. is the owner and registered holder of this Certificate evidencing the ownership of issued and outstanding Limited Partner Units (“Units”), each of which represents a fractional undivided unit of a beneficial interest in United States Oil Fund (the “Fund”), a Delaware limited partnership.

At any given time, this Certificate shall represent the limited units of beneficial interest in the Fund purchased by a particular authorized Participant on the date of this Certificate. The Limited Partnership Agreement provides for the deposit of cash with the Fund from time to time and the issuance by the Fund of additional Creation Baskets representing the undivided units of beneficial interest in the assets of the Fund. At the request of the registered holder, this Certificate may be exchanged for one or more Certificates issued to the registered holder in such denominations as the registered holder may request; provided, however, that in the aggregate, the Certificates issued to the registered holder hereof shall represent all Units outstanding at any given time.

Each authorized Participant hereby grants and conveys all of its rights, title and interest in and to the Fund to the extent of the undivided interest represented hereby to the registered holder of this Certificate subject to and in pursuance of the Limited Partnership Agreement, all the terms, conditions and covenants of which are incorporated herein as if fully set forth at length.

The registered holder of this Certificate is entitled at any time upon tender of this Certificate to the Fund, endorsed in blank or accompanied by all necessary instruments of assignment and transfer in proper form, at its principal office in the State of New York and, upon payment of any tax or other governmental charges, to receive at the time and in the manner provided in the Limited Partnership Agreement, such holder’s ratable portion of the assets of the Fund for each Redemption Basket tendered and evidenced by this Certificate.

The holder of this Certificate, by virtue of the purchase and acceptance hereof, assents to and shall be bound by the terms of the Limited Partnership Agreement, copies of which are on file and available for inspection at reasonable times during business hours at the principal office of the General Partner.

The Fund may deem and treat the person in whose name this Certificate is registered upon the books of the Fund as the owner hereof for all purposes and the Fund shall not be affected by any notice to the contrary.

The Limited Partnership Agreement and this Certificate are executed and delivered by Victoria Bay Asset Management, LLC as General Partner of the Fund, in the exercise of the powers and authority conferred and vested in it by the Limited Partnership Agreement. The representations, undertakings and agreements made on the part of the Fund in the Limited Partnership Agreement or this Certificate are made and intended not as personal representations, undertakings and agreements by the General Partner but are made and intended for the purpose of binding only the Fund. Nothing in the Limited Partnership Agreement or this Certificate shall be construed as creating any liability on the General Partner, individually or personally, to fulfill any representation, undertaking or agreement other than as provided in the Limited Partnership Agreement or this Certificate.

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF UNITED STATES OIL FUND, LP THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (a) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE

Exhibit B-1

COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (b) TERMINATE THE EXISTENCE OR QUALIFICATION OF UNITED STATES OIL FUND, LP UNDER THE LAWS OF THE STATE OF DELAWARE, OR (c) CAUSE UNITED STATES OIL FUND, LP TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). VICTORIA BAY ASSET MANAGEMENT, LLC, THE GENERAL PARTNER OF UNITED STATES OIL FUND, LP, MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF UNITED STATES OIL FUND, LP BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

This Certificate shall not become valid or binding for any purpose until properly executed by the General Partner. Terms not defined herein have the same meaning as in the Limited Partnership Agreement.

IN WITNESS WHEREOF, Victoria Bay Asset Management LLC, as General Partner of the Fund, has caused this Certificate to be executed in its name by the manual or facsimile signature of one of its Authorized Persons.

Victoria Bay Asset Management, LLC,
as General Partner

By:
Date:

Exhibit B-2

EXHIBIT C

ADDRESSES FOR NOTICE

Victoria Bay Asset Management, LLC
1320 Harbor Bay Parkway, Suite 145
Alameda, California 9450

with a copy to

Brown Brothers Harriman & Co.
40 Water Street
Boston, MA 02109
Attention: Manager, Fund Administration Department

Exhibit C-1

EXHIBIT D

APPLICATION FOR TRANSFER OF UNITS

Transferees of Units must execute and deliver this application to United States Oil Fund, LP, c/o Victoria Bay Asset Management, LLC, 1320 Harbor Bay Parkway, Suite 145, Alameda, California 94502, to be admitted as limited partners to United States Oil Fund, LP.

The undersigned (“Assignee”) hereby applies for transfer to the name of the Assignee of the Units evidenced hereby and hereby certifies to United States Oil Fund, LP (the “Partnership”) that the Assignee (including to the best of Assignee’s knowledge, any person for whom the Assignee will hold the Units) is an Eligible Holder.*

The Assignee (a) requests admission as a Limited Partner and agrees to comply with and be bound by, and hereby executes, the Amended and Restated Agreement of Limited Partnership of the Partnership, as amended, supplemented or restated to the date hereof (the “Partnership Agreement”), (b) represents and warrants that the Assignee has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (c) appoints the General Partner of the Partnership and, if a Liquidator shall be appointed, the Liquidator of the Partnership as the Assignee’s attorney-in-fact to execute, swear to, acknowledge and file any document, including, without limitation, the Partnership Agreement and any amendment thereto and the Certificate of Limited Partnership of the Partnership and any amendment thereto, necessary or appropriate for the Assignee’s admission as a Substituted Limited Partner and as a party to the Partnership Agreement, (d) gives the powers of attorney provided for in the Partnership Agreement, and (e) makes the waivers and gives the consents and approvals contained in the Partnership Agreement. Capitalized terms not defined herein have the meanings assigned to such terms in the Partnership Agreement.

Date

Social Security or other identifying number of Assignee	Signature of Assignee

Purchase Price including commissions, if any	Name and Address of Assignee

Type of Entity (check one):

☐ Individual	☐ Partnership	☐ Corporation
☐ Trust	☐ Other (specify)

If not an Individual (check one):

☐

the entity is subject to United States federal income taxation on the income generated by the Partnership;

☐

the entity is not subject to United States federal income taxation, but it is a pass-through entity and all of its beneficial owners are subject to United States federal income taxation on the income generated by the Partnership;

☐

the entity is not subject to United States federal income taxation and it is (a) not a pass-through entity or (b) a pass-through entity, but not all of its beneficial owners are subject to United States federal income taxation on the income generated by the Partnership. Important Note — by checking this box, the Assignee is contradicting its certification that it is an Eligible Holder.

——————

*

The Term “Eligible Holder” means (a) an individual or entity subject to United States federal income taxation on the income generated by the Partnership; or (b) an entity not subject to United States federal income taxation on the income generated by the Partnership, so long as all of the entity’s owners are subject to United States federal income taxation on the income generated by the Partnership. Individuals or entities are subject to taxation, in the context of defining an Eligible Holder, to the extent they are taxable on the items of income and gain allocated by the Partnership. Schedule I hereto contains a list of various types of investors that are categorized and identified as either “Eligible Holders” or “Non-Eligible Holders.”

Exhibit D-1

Nationality (check one):

☐ U.S. Citizen, Resident or Domestic Entity	☐ Non-resident Alien
☐ Foreign Corporation

If the U.S. Citizen, Resident or Domestic Entity box is checked, the following certification must be completed.

Under Section 1445(e) of the Internal Revenue Code of 1986, as amended (the “Code”), the Partnership must withhold tax with respect to certain transfers of property if a holder of an interest in the Partnership is a foreign person. To inform the Partnership that no withholding is required with respect to the undersigned interestholder’s interest in it, the undersigned hereby certifies the following (or, if applicable, certifies the following on behalf of the interestholder).

Complete Either A or B:

A. Individual Interestholder

1. I am not a non-resident alien for purposes of U.S. income taxation.

2. My U.S. taxpayer identification number (Social Security Number) is

3. My home address is

B. Partnership, Corporation or Other Interestholder

1. The interestholder is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and Treasury Regulations).

2. The interestholder’s U.S. employer identification number is

3. The interestholder’s office address and place of incorporation (if applicable) is

The interestholder agrees to notify the Partnership within sixty (60) days of the date the interestholder becomes a foreign person.

The interestholder understands that this certificate may be disclosed to the Internal Revenue Service by the Partnership and that any false statement contained herein could be punishable by fine, imprisonment or both.

Under penalties of perjury, I declare that I have examined this certification and, to the best of my knowledge and belief, it is true, correct and complete and, if applicable, I further declare that I have authority to sign this document on behalf of:

Name of Interestholder
Signature and Date
Title (if applicable)

Note: If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee holder or an agent of any of the foregoing, and is holding for the account of any other person, this application should be completed by an officer thereof or, in the case of a broker or dealer, by a registered representative who is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or, in the case of any other nominee holder, a person performing a similar function. If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee owner or an agent of any of the foregoing, the above certification as to any person for whom the Assignee will hold the Units shall be made to the best of the Assignee’s knowledge.

Exhibit D-2

APPENDIX C

Please see “Risk Factors — USOF has been the subject of wide media coverage, including articles and television coverage, some of which include statements that may have been made by the General Partner’s employees or officers. Such articles and coverage do not disclose many of the risks and related uncertainties disclosed in this prospectus. You should rely only on statements made in this prospectus in determining whether to purchase USOF units. Federal securities laws prohibit the public offering of securities except through a prospectus that satisfies the requirements of such laws”.”

MARKET WATCH INTERVIEW WITH JOHN HYLAND — PORTFOLIO MANAGER
FOR UNITED STATES OIL FUND
April 10, 2006

Steve Gelsi: This is Steve Gelsi with Market Watch. I am here at the American Stock Exchange with John Hyland. He is the Director of Portfolio Research for the United States Oil Fund which has begun trading today on the American Stock Exchange. John, thanks for joining us.

John Hyland: Glad to be here.

Steve Gelsi: So, this is the first US Oil exchange traded fund and the ticker is USO. Tell us how it all came about?

John Hyland: Well, starting a little over a year ago — we were looking at some opportunities. And, and it looked like there was going to be an opportunity to bring out some sort of an exchange traded security that would allow people to have exposure to crude oil in some fashion. And we ended up settling on that it — that it would be a vehicle that would take the — the — the investor’s money, pool it together, and then go out and buy primarily first month contracts on the West Texas Intermediate contracts.

Steve Gelsi: That’s a popular —

John Hyland: segment —

Steve Gelsi: That’s a popular futures — futures contract? Right? It’s traded —

John Hyland: That —

Steve Gelsi: On the —

John Hyland: That is actually the most popular crude oil futures contract in the world. It’s the most popular in North America. It’s the primary one in North America. It’s been traded for a number of years on the New York Mercantile Exchange (NYMEX). It’s also traded elsewhere. But it’s the primary benchmark that determines crude oil prices for North America.

Steve Gelsi: Now, what kind of retail interest did you see in this? I guess people were interested in getting investments in oil. We all read how the oil prices are going up. So this is a chance for retail investors to get into the game, right?

John Hyland: Well, it’s an opportunity for retail investors in the sense that they don’t have to have a futures account and a commodities broker to — to gain this exposure. However, we didn’t see a huge amount yet of — of preliminary interest only because the — this particular product was not widely, you know, marketed to retail investors prior to launch. It just because — because it’s technically a commodity based investment, there are some restrictions that you have. You just can’t really go out and blast advertisements to people.

So, we think the retail investors will find out about it, you know, this week and be looking and talking to their investment advisers about how this might fit into what they’re doing going forward.

Steve Gelsi: So, is there — is there an easy way to explain how — how if you buy, if a lot of people buy the USO, it may not actually affect the price of oil itself? How that works?

John Hyland: Well, you know, as people buy more shares of — of this fund, typically the investment firms will come to us, to United States Oil, and have us create more shares.

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Steve Gelsi: Right.

John Hyland: So the supply of shares can expand or contract as need be. Now we’re taking that money and going out and buying, you know, the first month or the second month contracts. So is our buying going to push up the price of oil? Well, you know, I think some people have looked at what happened with the Gold ETF and — and thought the same might happen here. The big difference is just the size of the, the absolute size of the crude oil market. It is so big, so much crude oil is traded in the United States and globally every day, that we would have to have a phenomenal amount of money to really, you know, be more, you know, and I hate to use this phrase, to be more than a drop in the bucket —

Steve Gelsi: Right.

John Hyland: Or a drop in the barrel. So, you may see a little bit of that, but we would think those concerns may be a little bit overstated.

Steve Gelsi: And the West Texas Intermediate Light Contract — is that US produced oil or are you — you’re buying an oil that is produced all over the world? Or is this specifically oil that’s from the US?

John Hyland: Well, the futures contract, because we’re not buying the oil itself, and — and we don’t actually hold the contract until expiration and take delivery. After all, what would we do with all that oil? So instead, we sell the contract and go to the next month.

But the West Texas Intermediate contract is based on about 6 primary types of crude oil. One of which is West Texas. The rest tend to come from other parts of Texas and Louisiana. So you are pretty much talking about it’s a domestic crude benchmark that sets a price for all other types of — of crudes that are sold in the United States.

Steve Gelsi: Now, in terms of investing in the price of oil or investing in — in — in the future — the expectation of the price of oil, there’s a lot of risk in that, it’s a volatile market, would you advise investors to be very cautious when approaching this sector?

John Hyland: Well, I think you always want to be cautious when going into any kind of new — new investment vehicle. Now, our particular approach differs from straight — straight investing in commodity futures which are typically done on a leverage basis.

We do not use leverage in this. If — if we have $100 million is put into the fund, we buy a $100 million worth of futures contracts. But that actually means we hold a lot of Treasury Bills because only a certain portion of that money is used for the margin. So we’re not actually using leverage in this.

We will see people use this in ways where they will use it to — to increase their exposure to price movements on crude oil. We will also see people use this, we think, in a way where they are hedging other exposures they already may have. Perhaps they have energy exposure with in their own businesses that they are trying to reduce their risk by hedging. Or perhaps they own already oil related equities. There’s about $2 trillion worth of oil related equity market cap.

And you could come up with scenarios where using crude oil to add or subtract oil exposure to your holding in a Chevron or an Exxon will change your risk profile and not always raise it. In fact, if you’re hedging properly, you may actually be lowering it.

So — but yes, we would tell people this is not something you should just jump in on. Particularly if you are just making a directional investment. You think oil’s going up or down, you’re going to go long, you go short, you really need to think that one through.

If you’re going hedge, use this in a hedge with something else, you really need to work through the possibilities of what happens, not only on oil but the other piece you’re trying to hedge itself, the oil company, or what have you, and see how that might work out going forward.

Steve Gelsi: Okay. John Hyland, thanks for joining us at the American Stock Exchange. Good luck with the USO — United States Oil Fund.

John Hyland: It’s my pleasure. Thank you very much.

Steve Gelsi: This is Steve Gelsi with Market Watch in New York.

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STATEMENT OF ADDITIONAL INFORMATION

UNITED STATES OIL FUND, LP

Before you decide whether to invest, you should read this entire Prospectus carefully and consider the risk factors beginning on page 11.

This Prospectus is in two parts: a disclosure document and a statement of additional information. These parts are bound together, and both parts contain important information.

This statement of additional information and accompanying disclosure document are both dated October 18, 2006.

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TABLE OF CONTENTS

Overview of the Petroleum Industry	SAI-3
Overview of Crude Oil	SAI-3
Crude Oil Regulation	SAI-5

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All or part of the following information was taken from the United States Government’s Energy Information Administration’s (EIA) website.

Overview of Petroleum Industry

Petroleum industry operations and profitability are influenced by many factors. Governmental policies, particularly in the areas of taxation, energy and the environment, have a significant impact on petroleum activities, regulating where and how companies conduct their operations and formulate their products and, in some cases, limiting their profits directly. Prices for crude oil and natural gas, petroleum products and petrochemicals are determined by supply and demand for these commodities. The members of the Organization of Petroleum Exporting Countries (OPEC) are typically the world’s swing producers of crude oil, and their production levels are a major factor in determining worldwide supply. Demand for crude oil and its products and for natural gas is largely driven by the conditions of local, national and worldwide economies, although weather patterns and taxation relative to other energy sources also play a significant part.

Overview of Crude Oil

Characteristics. The physical characteristics of crude oils differ. Crude oil with a similar mix of physical and chemical characteristics, usually produced from a given reservoir, field or sometimes even a region, constitutes a crude oil “stream.” Most simply, crude oils are classified by their density and sulfur content. Less dense (or “lighter”) crudes generally have a higher share of light hydrocarbons — higher value products — that can be recovered with simple distillation. The denser (“heavier”) crude oils produce a greater share of lower-valued products with simple distillation and require additional processing to produce the desired range of products. Some crude oils also have a higher sulfur content, an undesirable characteristic with respect to both processing and product quality. For pricing purposes, crude oils of similar quality are often compared to a single representative crude oil, a “benchmark,” of the quality class.

The quality of the crude oil dictates the level of processing and re-processing necessary to achieve the optimal mix of product output. Hence, price and price differentials between crude oils also reflect the relative ease of refining.

In addition to gravity and sulfur content, the type of hydrocarbon molecules and other natural characteristics may affect the cost of processing or restrict a crude oil’s suitability for specific uses. The presence of heavy metals, contaminants for the processing and for the finished product, is one example. The molecular structure of a crude oil also dictates whether a crude stream can be used for the manufacture of specialty products, such as lubricating oils or of petrochemical feedstocks.

Refiners therefore strive to run the optimal mix (or “slate”) of crudes through their refineries, depending on the refinery’s equipment, the desired output mix, and the relative price of available crudes. In recent years, refiners have confronted two opposite forces — consumers’ and government mandates that increasingly required light products of higher quality (the most difficult to produce) and crude oil supply that was increasingly heavier, with higher sulfur content (the most difficult to refine).

Drilling for Oil. To identify a prospective site for oil production, companies use a variety of techniques, including core sampling — physically removing and testing a cross section of the rock — and seismic testing, where the return vibrations from a man-made shockwave are measured and calibrated. Advances in technology have made huge improvements in seismic testing.

After these exploratory tests, companies must then drill to confirm the presence of oil or gas. A “dry hole” is an unsuccessful well, one where the drilling did not find oil or gas, or not enough to be economically worth producing. A successful well may contain either oil or gas, and often both, because the gas is dissolved in the oil. When gas is present in oil, it is extracted from the liquid at the surface in a process separate from oil production.

Historically, drilling a “wildcat” well — searching for oil in a field where it had not yet been discovered — had a low chance of success. Only one out of five wildcat wells found oil or gas. The rest were dry holes. Better information, especially from seismic technology, has improved the success rate to one out of three and, according to some, one in two. Reducing the money wasted on dry holes is one of the aspects of upstream activity that has allowed the industry to find and produce oil at the prices prevailing over much of the 1990’s.

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After a successful well identifies the presence of oil and/or gas, additional wells are drilled to test the production conditions and determine the boundaries of the reservoir. Finally, production, or “development,” wells are put in place, along with tanks, pipelines and gas processing plants, so the oil can be produced, moved to markets and sold. Once extracted, the crude oil must be refined into usable products, as discussed in the chapter on oil refining.

How Oil Is Produced. The naturally occurring pressure in the underground reservoir is an important determinant of whether the reservoir is economically viable or not. The pressure varies with the characteristics of the trap, the reservoir rock and the production history. Most oil, initially, is produced by “natural lift” production methods: the pressure underground is high enough to force the oil to the surface. Reservoirs in the Middle East tend to be long-lived on “natural lift,” that is, the reservoir pressure continues over time to be great enough to force the oil out. The underground pressure in older reservoirs, however, eventually dissipates, and oil no longer flows to the surface naturally. It must be pumped out by means of an “artificial lift” — a pump powered by gas or electricity. The majority of the oil reservoirs in the United States are produced using some kind of artificial lift.

Over time, these “primary” production methods become ineffective, and continued production requires the use of additional “secondary” production methods. One common method uses water to displace oil, using a method called “waterflood,” which forces the oil to the drilled shaft or “wellbore.”

Finally, producers may need to turn to “tertiary” or “enhanced” oil recovery methods. These techniques are often centered on increasing the oil’s flow characteristics through the use of steam, carbon dioxide and other gases or chemicals.

The Impact of Upstream Technology. Technology has enhanced the likelihood of finding oil. A primary benefit is the ability to eliminate poor prospects, thus considerably reducing wasted expenditures on dry holes. In addition, drilling and production technologies have made it possible to exploit reservoirs that would formerly have been too costly to put into production and to increase the recovery from existing reservoirs.

Price of Crude Oil. The price of crude oil is established by the supply and demand conditions in the global market overall, and more particularly, in the main refining centers: Singapore, Northwest Europe, and the U.S. Gulf Coast. The crude oil price forms a baseline for product prices. Products are manufactured and delivered to the main distribution centers, such as New York Harbor, or Chicago. Product supplies in these distribution centers would include output from area refineries, shipments from other regions (such as the Gulf Coast), and for some, product imports. Product prices in these distribution centers establish a regional baseline. Product is then re-distributed to ever more local markets, by barge, pipeline, and finally truck. The fact the oil markets are physically inter-connected, with supply for a region coming from another region, means that of necessity even local gasoline prices feel the impact of prices abroad.

Oil prices are a result of thousands of transactions taking place simultaneously around the world, at all levels of the distribution chain from crude oil producer to individual consumer. Oil markets are essentially a global auction — the highest bidder will win the supply. Like any auction, however, the bidder doesn’t want to pay too much. When markets are “strong” (when demand is high and/or supply is low), the bidder must be willing to pay a higher premium to capture the supply. When markets are “weak” (demand low and/or supply high), a bidder may choose not to outbid competitors, waiting instead for later, possibly lower priced, supplies. There are several different types of transactions that are common in oil markets. Contract arrangements in the oil market in fact cover most oil that changes hands. Oil is also sold in “spot transactions,” that is, cargo-by-cargo, transaction-by-transaction arrangements. In addition, oil is traded in futures markets. Futures markets are a mechanism designed to distribute risk among participants on different sides (such as buyers versus sellers) or with different expectations of the market, but not generally to supply physical volumes of oil. Both spot markets and futures markets provide critical price information for contract markets.

Prices in spot markets — cargo-by-cargo and transaction-by-transaction — send a clear signal about the supply/demand balance. Rising prices indicate that more supply is needed, and falling prices indicate that there is too much supply for the prevailing demand level. Furthermore, while most oil flows under contract, its price varies with spot markets. Futures markets also provide information about the physical supply/demand balance as well as the market’s expectations.

Seasonal swings are also an important underlying influence in the supply/demand balance, and hence in price fluctuations. Other things being equal, crude oil markets would tend to be stronger in the fourth quarter (the high

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demand quarter on a global basis, where demand is boosted both by cold weather and by stock building) and weaker in the late winter as global demand falls with warmer weather. As a practical matter, however, crude oil prices reflect more than just these seasonal factors; they are subject to a host of other influences. Likewise, product prices tend to be highest relative to crude as they move into their high demand season — late spring for gasoline, late autumn for heating oil. The seasonal pattern in actual product prices, again, may be less obvious, because so many other factors are at work.

The overall supply picture is of course also influenced by the level of inventories. When stocks in a given market are high, they represent incremental supply immediately available, so prices tend to be weak. The opposite is true in a low stock situation.

That price response, and the differences in regional price movements, are critical to the way the oil market redistributes products to re-balance after an upheaval. The price increase in one area calls forward additional supplies. These new supplies might come from other markets in the United States, or from incremental imports. They may also be augmented by increased output from refineries. The volume and source of the relief supplies are interwoven. The farther away the necessary relief supplies are, the higher and longer the likely price spike.

All other things being equal, cost differences are important factors in regional prices. For instance, state excise taxes, product quality, distance and ease of distribution are all important when comparing prices between regions, states and even within states. These factors will lead to higher prices (or lower) in a given area on a day-in, day-out basis.

Ultimately, oil prices can only be as high as the market will bear. They may be higher in areas with higher disposable income, where real estate values, wages and other measures of economic activity indicate that the market is more robust. If they rise higher than the market will bear, however, consumers will seek substitutes or downsize their cars and make other adjustments that reduce their consumption. If the local area offers unusually high profits, competitors will quickly enter the market, finally pushing prices down.

Oil Trade. There is more trade internationally in oil than in anything else. This is true whether one measures trade by how much of a good is moved (volume), by its value, or by the carrying capacity needed to move it. All measures are important and for different reasons. Volume provides insights about whether markets are over-or under-supplied and whether the infrastructure is adequate to accommodate the required flow. Value allows governments and economists to assess patterns of international trade and balance of trade and balance of payments. Carrying capacity allows the shipping industry to assess how many tankers are required and on what routes. Transportation and storage play a critical additional role here. They are not just the physical link between the importers and the exporters and, therefore, between producers and refiners, refiners and marketers, and marketers and consumers; their associated costs are a primary factor in determining the pattern of world trade.

Generally, crude oil flows to the markets that provide the highest value to the supplier. Everything else being equal, oil moves to the nearest market first, because that has the lowest transportation cost and therefore provides the supplier with the highest net revenue, or in oil market terminology, the highest netback. If this market cannot absorb all the oil, the balance moves to the next closest one, and the next and so on, incurring progressively higher transportation costs, until all the oil is placed.

Crude Oil Regulation

Regulation of Crude Oil Activities

The exploration, production and transportation of all types of hydrocarbon are subject to significant governmental regulations. Operations are affected from time to time in varying degrees by political developments and federal, state, and local laws and regulations. In particular, crude oil operations and economics are, or in the past have been, affected by industry specific price controls, taxes, conservation, safety, environmental, and other laws relating to the petroleum industry, by changes in such laws and by constantly changing administrative regulations.

State and Other Regulation

Many jurisdictions have statutory provisions regulating the exploration for and production of crude oil. These include provisions requiring permits for the drilling of wells and maintaining bonding requirements in order to drill or operate wells and provisions relating to the location of wells, the method of drilling and casing wells, the surface

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use and restoration of properties upon which wells are drilled and the plugging and abandoning of wells. Operations are also subject to various conservation laws and regulations. These include the regulation of the size of drilling and spacing units or proration units on an acreage basis and the density of wells which may be drilled and the unitization or pooling of crude oil and natural gas properties. In this regard, some states and provinces allow the forced pooling or integration of tracts to facilitate exploration while other states and provinces rely on voluntary pooling of lands and leases. In addition, state and provincial conservation laws establish maximum rates of production from crude oil.

State and regulation of gathering facilities generally includes various safety, environmental, and in some circumstances, non-discriminatory take or service requirements, but does not generally entail rate regulation. In the United States, natural gas gathering has received greater regulatory scrutiny at both the state and federal levels in the wake of the interstate pipeline restructuring under FERC. For example, the Texas Railroad Commission enacted a Natural Gas Transportation Standards and Code of Conduct to provide regulatory support for the State’s more active review of rates, services and practices associated with the gathering and transportation of natural gas by an entity that provides such services to others for a fee, in order to prohibit such entities from unduly discriminating in favor of their affiliates.

For those operations on U.S. federal or Indian oil and gas leases, such operations must comply with numerous regulatory restrictions, including various non-discrimination statutes, and certain of such operations must be conducted pursuant to certain on-site security regulations and other permits issued by various federal agencies. In addition, in the United States, the Minerals Management Service (“MMS”) prescribes or severely limits the types of costs that are deductible transportation costs for purposes of royalty valuation of production sold off the lease. In particular, MMS prohibits deduction of costs associated with marketer fees, cash out and other pipeline imbalance penalties, or long-term storage fees. Further, the MMS has been engaged in a process of promulgating new rules and procedures for determining the value of crude oil produced from federal lands for purposes of calculating royalties owed to the government. The crude oil and natural gas industry as a whole has resisted the proposed rules under an assumption that royalty burdens will substantially increase.

Environmental Matters

Operations are subject to numerous federal, state, provincial and local laws and regulations controlling the generation, use, storage, and discharge of materials into the environment or otherwise relating to the protection of the environment. These laws and regulations may require the acquisition of a permit or other authorization before construction or drilling commences; restrict the types, quantities, and concentrations of various substances that can be released into the environment in connection with drilling, production, and natural gas processing activities; suspend, limit or prohibit construction, drilling and other activities in certain lands lying within wilderness, wetlands, and other protected areas; require remedial measures to mitigate pollution from historical and on-going operations such as use of pits and plugging of abandoned wells; restrict injection of liquids into subsurface strata that may contaminate groundwater; and impose substantial liabilities for pollution resulting from the operations. Environmental permits required for the operations may be subject to revocation, modification, and renewal by issuing authorities. Governmental authorities have the power to enforce compliance with their regulations and permits, and violations are subject to injunction, civil fines, and even criminal penalties. Nevertheless, changes in existing environmental laws and regulations or interpretations thereof could have a significant impact on the crude oil and natural gas industry in general, and thus we are unable to predict the ultimate cost and effects of future changes in environmental laws and regulations.

In the United States, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), also known as “Superfund,” and comparable state statutes impose strict, joint, and several liability on certain classes of persons who are considered to have contributed to the release of a “hazardous substance” into the environment. These persons include the owner or operator of a disposal site or sites where a release occurred and companies that generated, disposed or arranged for the disposal of the hazardous substances released at the site. Under CERCLA such persons or companies may be retroactively liable for the costs of cleaning up the hazardous substances that have been released into the environment and for damages to natural resources, and it is common for neighboring land owners and other third parties to file claims for personal injury, property damage, and recovery of response costs allegedly caused by the hazardous substances released into the environment. The Resource Conservation and Recovery Act (“RCRA”) and comparable state statutes govern the disposal of “solid waste” and “hazardous waste” and authorize imposition of substantial civil and criminal penalties for failing to prevent surface and subsurface pollution, as well as to control the generation, transportation, treatment, storage and disposal of hazardous waste generated by crude oil and natural gas operations. Although CERCLA currently contains a

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“petroleum exclusion” from the definition of “hazardous substance,” state laws affecting the crude oil industry impose cleanup liability relating to petroleum and petroleum related products, including crude oil cleanups. In addition, although RCRA regulations currently classify certain oilfield wastes which are uniquely associated with field operations as “non-hazardous,” such exploration, development and production wastes could be reclassified by regulation as hazardous wastes thereby administratively making such wastes subject to more stringent handling and disposal requirements.

United States federal regulations also require certain owners and operators of facilities that store or otherwise handle crude oil, to prepare and implement spill prevention, control and countermeasure plans and spill response plans relating to possible discharge of crude oil into surface waters. The federal Oil Pollution Act (“OPA”) contains numerous requirements relating to prevention of, reporting of, and response to crude oil spills into waters of the United States. For facilities that may affect state waters, OPA requires an operator to demonstrate $10 million in financial responsibility. State laws mandate crude oil cleanup programs with respect to contaminated soil.

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